     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2000

                                                      REGISTRATION NO. 333-90975
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  PFIZER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   2834                                  13-5315170
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 573-2323
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MARGARET M. FORAN, ESQ.
                                  PFIZER INC.
                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 573-2323
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

    DENNIS J. BLOCK, ESQ.         GREGORY L. JOHNSON, ESQ.          LOU R. KLING, ESQ.           STEVEN A. COHEN, ESQ.
CADWALADER, WICKERSHAM & TAFT      WARNER-LAMBERT COMPANY         EILEEN T. NUGENT, ESQ.     WACHTELL, LIPTON, ROSEN & KATZ
       100 MAIDEN LANE                 201 TABOR ROAD             SKADDEN, ARPS, SLATE,           51 WEST 52ND STREET
   NEW YORK, NEW YORK 10038      MORRIS PLAINS, NEW JERSEY          MEAGHER & FLOM LLP          NEW YORK, NEW YORK 10019
        (212) 504-6000                     07950                   4 TIMES SQUARE PLAZA              (212) 403-2000
                                       (973) 385-2000            NEW YORK, NEW YORK 10036
                                                                      (212) 735-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Warner-Lambert Company as described in the Agreement and Plan of Merger dated as of February 6, 2000.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     Due to the fact that Pfizer's annual meeting is to be held on April 27, 2000 (with a record date of February 29, 2000) and that Warner-Lambert's special meeting is to be held on May 12, 2000 (with a record date of March 20, 2000) this document will be mailed to Pfizer shareholders on or about March 15, 2000 and to Warner-Lambert shareholders on or about March 27, 2000. Because of the difference in the dates of the Pfizer annual meeting and the Warner-Lambert special meeting, alternative pages for pages I-18 and I-20 have been inserted into this document which reflect, in the case of the document mailed to Pfizer shareholders, certain stock price information for shares of Pfizer and Warner-Lambert common stock as of March 8, 2000, the most recent practical date prior to mailing this document to Pfizer shareholders, and in the case of the document mailed to Warner-Lambert shareholders, certain stock price information for shares of Pfizer and Warner-Lambert common stock as of March 20, 2000, the most recent practical date prior to mailing this document to Warner-Lambert shareholders. In addition, since the mailing date to Pfizer shareholders is prior to March 20, 2000 (the record date for the Warner-Lambert special meeting) alternative pages for pages III-2 and III-3 have been inserted into this document which reflect, in the case of the document mailed to Pfizer shareholders, outstanding shares and share ownership of Warner-Lambert as of February 29, 2000 instead of March 20, 2000, and in the case of the document mailed to Warner-Lambert shareholders, outstanding shares and share ownership of Warner-Lambert as of March 20, 2000.


[PFIZER LOGO]                                                                    [WARNER LAMBERT LOGO]


                  MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT


     The boards of directors of Pfizer Inc. and Warner-Lambert Company have approved a merger designed to create the world's fastest-growing major pharmaceutical and consumer health care company. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually. The combined company will be named Pfizer Inc. and will be headquartered in New York, New York.


     If the merger is completed, Warner-Lambert shareholders will receive 2.75 shares of Pfizer common stock for each share of Warner-Lambert common stock plus cash for fractional shares. Pfizer shareholders will continue to own their existing Pfizer shares. We estimate that Pfizer may issue up to 2.6 billion shares to Warner-Lambert shareholders as a result of the merger. Upon completion of the merger, Pfizer's shareholders will own approximately 60% of the combined company on a fully diluted basis, and Warner-Lambert shareholders will own approximately 40% of the combined company. The shares of the combined company will be traded on the New York Stock Exchange under the symbol "PFE."



      We are asking the PFIZER shareholders to approve the issuance of the shares of Pfizer common stock to be issued in the merger. In addition, Pfizer is asking its shareholders, to vote on the election of directors, an amendment to Pfizer's certificate of incorporation and other Pfizer annual meeting matters. Pfizer's annual meeting will be held:



                                 April 27, 2000


                                   10:00 a.m.


                               Grand Hyatt Hotel


                             Empire State Ballroom


                        42nd Street and Lexington Avenue


                                  New York, NY



      We are asking the WARNER-LAMBERT shareholders to approve and adopt the merger agreement and the merger. Warner-Lambert's special meeting will be held:



                                  May 12, 2000


                                   3:00 p.m.


                                 Hotel du Pont


                            11th and Market Streets


                                 Wilmington, DE



     We cannot complete the merger unless the shareholders of Warner-Lambert approve and adopt the merger agreement and the merger and the shareholders of Pfizer approve the issuance of common stock in connection with the merger. Approval of the amendment of Pfizer's certificate of incorporation and other Pfizer annual meeting matters is not a condition of the merger.



     We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company.



/S/ William C. Steere, Jr.                                        /S/ Lodewijk J.R. de Vink
     WILLIAM C. STEERE, JR.                                       LODEWIJK J.R. DE VINK
     Chairman and                                                      Chairman, President and
     Chief Executive Officer                                           Chief Executive Officer
     Pfizer Inc.                                                       Warner-Lambert Company


      CONSIDER THE RISKS DESCRIBED ON PAGES I-20 THROUGH I-21 OF THIS DOCUMENT.



     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MARCH 10, 2000, AND IS FIRST BEING MAILED TO THE SHAREHOLDERS OF PFIZER ON OR ABOUT MARCH 15, 2000 AND TO THE SHAREHOLDERS OF WARNER-LAMBERT ON OR ABOUT MARCH 27, 2000.

    [NOTE: THIS PAGE IS FOR THE INSIDE FRONT COVER OF PFIZER BOOKLET ONLY.]


                        AS A PFIZER SHAREHOLDER THE MOST


                     IMPORTANT THING FOR YOU TO DO IS VOTE



HOW TO VOTE



Pfizer Shareholders of Record



     - By Telephone: Call 1-877-PRX-VOTE (1-877-779-8683)



     - By Internet: http://www.eproxyvote.com/PFE



     - By Mail: Mark, sign, date and mail your proxy card.



Other Pfizer Shareholders



     If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers.



        PLEASE VOTE YOUR PFIZER SHARES. IF YOU VOTE BY TELEPHONE OR THE


              INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

--------------------------------------------------------------------------------


                             PFIZER ANNUAL MEETING



The Pfizer Annual Meeting is open only to Pfizer shareholders bearing an admission card or other proof of ownership of Pfizer stock.



To obtain an admission card:



     Pfizer Shareholders of Record:     An admission card is attached to your
                                        proxy card.



     Other Pfizer Shareholders:          Call 1-212-733-3435

--------------------------------------------------------------------------------


                             SHAREHOLDER QUESTIONS



Questions about the Pfizer/Warner-Lambert merger:     Call 1-877-807-8895



Questions about your shareholder account:                 Call 1-800-PFE-9393

[NOTE: THIS PAGE IS FOR PFIZER BOOKLET ONLY]


                                 [PFIZER LOGO]
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF PFIZER INC.

     NOTICE IS HEREBY GIVEN that Pfizer Inc. will hold an annual meeting of its shareholders on April 27, 2000 at 10:00 a.m., local time, at the Grand Hyatt Hotel, Empire State Ballroom, 42nd Street and Lexington Avenue, New York, New York, for the following purposes:

     1. To consider and vote on a proposal to approve the issuance of shares of Pfizer common stock under an Agreement and Plan of Merger, dated as of February 6, 2000, among Pfizer, a wholly-owned subsidiary of Pfizer, and Warner-Lambert. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

     2. To consider and vote upon a proposal to amend Pfizer's certificate of incorporation to increase the maximum number of Pfizer directors from 18 to 24;
     3. To elect five members of Pfizer's board of directors for three-year terms;
     4. To approve KPMG LLP as our independent auditors for the 2000 fiscal year;

     5. To consider a shareholder proposal relating to charitable contributions; and


     6. To transact such other business as may properly come before the meeting and any adjournment or postponement.


     Holders of record of Pfizer common stock at the close of business on February 29, 2000, are entitled to receive this notice and to vote their shares at the annual meeting or any adjournment or postponement of that meeting. As of that date, there were 3,849,002,705 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

     A list of shareholders entitled to vote at the Pfizer annual meeting will be available at the annual meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 235 East 42nd Street, New York, New York. You should contact the Secretary of Pfizer if you wish to review this list of shareholders.

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, AN ADMISSION TICKET OR PROOF OF OWNERSHIP OF PFIZER STOCK MUST BE SHOWN AT THE DOOR. PLEASE CALL 212-733-3435 TO OBTAIN AN ADMISSION TICKET IF YOU HAVE NOT RECEIVED ONE WITH YOUR PROXY CARD.


     The Empire State Ballroom is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation will also be offered upon request. Please call us in advance at 212-733-3435 if you require either of these services or other special accommodations.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY'S PROPOSALS LISTED ABOVE AND VOTE AGAINST THE SHAREHOLDER PROPOSAL, ALL OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                            By Order of the Board of Directors

                                            /S/ C.L. Clemente
                                            C.L. CLEMENTE
                                            Secretary
March 15, 2000
Pfizer Inc.
235 East 42nd Street
New York, NY 10017

                                   IMPORTANT

     Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; use the toll-free telephone number shown on the proxy card (this call is free in the U.S.); or visit the web site noted on your proxy card to vote on the Internet. In this way, if you are unable to attend in person, your shares can still be voted at the Pfizer annual meeting. Remember, your vote is important, so please act today!

[NOTE: THIS PAGE IS FOR WARNER-LAMBERT BOOKLET ONLY]


                             [WARNER LAMBERT LOGO]

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

                             WARNER-LAMBERT COMPANY



     NOTICE IS HEREBY GIVEN that Warner-Lambert Company will hold a special meeting of its shareholders, on May 12, 2000 at 3:00 p.m., local time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for the following purposes:


     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 6, 2000, among Pfizer, a wholly-owned subsidiary of Pfizer, and Warner-Lambert, and the merger contemplated by that agreement. A copy of the merger agreement is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice; and

     2. To transact such other business as may properly come before the special meeting and any adjournment or postponement.


     Holders of record of Warner-Lambert common stock at the close of business on March 20, 2000 are entitled to receive this notice and to vote their shares at the Warner-Lambert special meeting or any adjournment or postponement of that
meeting. As of that date, there were             shares of common stock
outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.



     A list of the shareholders entitled to vote at the special meeting will be available at the special meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. at the offices of Skadden, Arps, Slate, Meagher and Flom, LLP, at One Rodney Square, Wilmington, Delaware. You should contact the Secretary of Warner-Lambert if you wish to review this list of shareholders.



     IF YOU PLAN TO ATTEND THE SPECIAL MEETING, AN ADMISSION TICKET OR PROOF OF OWNERSHIP OF WARNER-LAMBERT STOCK MUST BE SHOWN AT THE DOOR. IF YOU WISH TO OBTAIN AN ADMISSION TICKET, PLEASE MARK THE APPROPRIATE BOX PROVIDED ON THE PROXY CARD, OR, IF YOU DO NOT WISH TO SEND IN YOUR PROXY, YOU MAY ENCLOSE YOUR REQUEST FOR AN ADMISSION TICKET IN THE ENVELOPE PROVIDED TO YOU.



     The Hotel du Pont is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation will also be offered upon request. Please call us in advance at 1-877-269-1615 or write the Secretary at the address below if you require either of these services or other special accommodations.



     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                            By Order of the Board of Directors

                                            /s/ Rae Paltiel

                                            RAE G. PALTIEL
                                            Secretary


March 27, 2000

Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950

                                   IMPORTANT

     Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. In this way, if you are unable to attend in person, your shares can still be voted at the Warner-Lambert special meeting. Remember, your vote is important, so please act today!

                               TABLE OF CONTENTS


                                     PAGE
                                     -----
               CHAPTER ONE
                THE MERGER
QUESTIONS AND ANSWERS ABOUT THE
  MERGER...........................    I-1
SUMMARY............................    I-4
  The Companies....................    I-4
  Our Recommendations to
     Shareholders..................    I-4
  Shareholder Votes Required.......    I-4
  The Merger.......................    I-5
  What Warner-Lambert Shareholders
     Will Receive..................    I-5
  Ownership of Pfizer After the
     Merger........................    I-5
  Conditions to the Completion of
     the Merger....................    I-5
  Termination of Merger
     Agreement.....................    I-6
  Arrangements with Respect to
     Lipitor(R)....................   I-10
  Board of Directors of Pfizer
     After the Merger..............   I-11
  Regulatory Approvals.............   I-11
  Material Federal Income Tax
     Consequences of the Merger....   I-11
  Listing of Pfizer Common Stock...   I-12
  Appraisal Rights.................   I-12
  Interests of Officers and
     Directors in the Merger.......   I-12
  Accounting Treatment of the
     Merger........................   I-12
  Opinions of Financial Advisors...   I-12
  Other Pfizer Annual Meeting
     Matters.......................   I-12
  Selected Historical Financial
     Information...................   I-14
  Pfizer Historical Financial
     Information...................   I-14
  Warner-Lambert Historical
     Financial Information.........   I-14
  Unaudited Pro Forma Combined
     Selected Financial
     Information...................   I-15
  Comparative Per Share
     Information...................   I-16
  Comparative Per Share Market
     Price and Dividend
     Information...................   I-18

RISK FACTORS.......................   I-20

FORWARD-LOOKING STATEMENTS.........   I-22



                                     PAGE
                                     -----

THE PROPOSED MERGER................   I-24
  General..........................   I-24
  Pfizer Proposals.................   I-24
  Warner-Lambert Proposal..........   I-24
  Background of the Merger.........   I-24
  Our Reasons for the Merger.......   I-36
  Factors Considered by, and
     Recommendation of, the Board
     of Directors of Pfizer........   I-39
  Factors Considered by, and
     Recommendation of, the Board
     of Directors of
     Warner-Lambert................   I-42
  Accounting Treatment.............   I-47
  Material Federal Income Tax
     Consequences of the Merger....   I-48
  Regulatory Matters Relating to
     the Merger....................   I-49
  No Appraisal Rights..............   I-50
  Certain Litigation...............   I-50
  Federal Securities Laws
     Consequences; Stock Transfer
     Restriction Agreements........   I-51

THE COMPANIES......................   I-52
  Pfizer...........................   I-52
  Warner-Lambert...................   I-52

OPINIONS OF FINANCIAL ADVISORS.....   I-54
  Opinions of Pfizer's Financial
     Advisors......................   I-54
  Opinion of Lazard Freres.........   I-54
  Opinion of Merrill Lynch.........   I-60
  Opinions of Warner-Lambert's
     Financial Advisors............   I-67
  Opinion of Bear Stearns..........   I-67
  Opinion of Goldman Sachs.........   I-76

INTERESTS OF CERTAIN PERSONS IN THE
  MERGER...........................   I-81
  Warner-Lambert's Arrangements
     With Executive Officers.......   I-81
  Board of Directors...............   I-82
  Management Positions in the
     Combined Company..............   I-83
  Ownership of Common Stock; Stock
     Options.......................   I-83

                                     PAGE
                                     -----
  Indemnification; Directors' and
     Officers' Insurance...........   I-85

THE MERGER AGREEMENT...............   I-86
  General..........................   I-86
  Closing Matters..................   I-86
  Consideration to be Received in
     the Merger; Treatment of Stock
     Options.......................   I-86
  Exchange of Certificates in the
     Merger........................   I-87
  Fractional Shares................   I-87
  Listing of Pfizer Stock..........   I-88
  Board of Directors; Executive
     Officers; Company
     Headquarters..................   I-88
  Covenants........................   I-88
  Other Covenants and Agreements...   I-92
  Representations and Warranties...   I-93
  Conditions.......................   I-94
  Termination of Merger
     Agreement.....................   I-95
  Arrangements with Respect to
     Lipitor(R)....................  I-100
  Amendments, Extensions and
     Waivers.......................  I-101
BOARD OF DIRECTORS AND MANAGEMENT
  OF PFIZER FOLLOWING THE MERGER...  I-102
  Directors........................  I-102
  Committees of the Board of
     Directors.....................  I-102
  Officers.........................  I-103
  Chief Executive Officer and
     Chairman......................  I-103
  Other Senior Management..........  I-103
  Executive Compensation...........  I-104
               CHAPTER TWO
         SELECTED FINANCIAL DATA
CONSOLIDATED SELECTED FINANCIAL
  DATA OF PFIZER INC. AND
  SUBSIDIARIES -- Historical.......   II-2
CONSOLIDATED SELECTED FINANCIAL
  DATA OF WARNER-LAMBERT
  COMPANY -- Historical............   II-3



                                     PAGE
                                     -----
UNAUDITED PRO FORMA COMBINED
  SELECTED FINANCIAL DATA OF PFIZER
  AND WARNER-LAMBERT...............   II-4
COMPARATIVE PER SHARE DATA OF
  PFIZER AND WARNER-LAMBERT........   II-5
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS....   II-7
UNAUDITED PRO FORMA CONDENSED
  COMBINED BALANCE SHEET --
  December 31, 1999................   II-8
UNAUDITED PRO FORMA CONDENSED
  COMBINED STATEMENT OF INCOME --
  December 31, 1999................   II-9
UNAUDITED PRO FORMA CONDENSED
  COMBINED STATEMENT OF INCOME --
  December 31, 1998................  II-10
UNAUDITED PRO FORMA CONDENSED
  COMBINED STATEMENT OF INCOME --
  December 31, 1997................  II-11
NOTES TO UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL
  STATEMENTS.......................  II-12
UNAUDITED FINANCIAL PROJECTIONS....  II-14
              CHAPTER THREE
      INFORMATION ABOUT THE MEETINGS
                AND VOTING
  Matters Relating to the
     Meetings......................  III-1
  Vote Necessary to Approve Pfizer
     and Warner-Lambert
     Proposals.....................  III-3
  Proxies..........................  III-4
  How to Vote by Proxy.............  III-5
  Proxies for Participants in
     Pfizer Inc. Savings and
     Investment Plan or Pfizer Inc.
     Shareholder Investment
     Program.......................  III-6

                                     PAGE
                                     -----
  Proxies for Participants in
     Warner-Lambert Savings and
     Stock Plans...................  III-6
  Other Business; Adjournments.....  III-8
  Multiple Copies of Pfizer Annual
     Report to Shareholders........  III-8
  Electronic Access to Pfizer Proxy
     Materials and Annual Report...  III-8
  Pfizer Shareholder Account
     Maintenance...................  III-9
               CHAPTER FOUR
        CERTAIN LEGAL INFORMATION
COMPARISON OF PFIZER/
  WARNER-LAMBERT SHAREHOLDER
  RIGHTS...........................   IV-1
  Summary of Material Differences
     Between Current Rights of
     Warner-Lambert Shareholders
     and Rights Those Shareholders
     Will Have as Pfizer
     Shareholders Following the
     Merger........................   IV-1
DESCRIPTION OF PFIZER CAPITAL
  STOCK............................   IV-3
  Authorized Capital Stock.........   IV-3
  Pfizer Common Stock..............   IV-3
  Pfizer Preferred Stock...........   IV-3
  Transfer Agent and Registrar.....   IV-4
  Stock Exchange Listing; Delisting
     and Deregistration of
     Warner-Lambert Common Stock...   IV-4
LEGAL MATTERS......................   IV-4
EXPERTS............................   IV-4
               CHAPTER FIVE
       OTHER PFIZER ANNUAL MEETING
                PROPOSALS
GOVERNANCE OF PFIZER...............    V-1
OUR CORPORATE GOVERNANCE
  PRINCIPLES.......................    V-1
  Role and Composition of the Board
     Of Directors..................    V-1
  Functioning of the Board.........    V-2
  Functioning of Committees........    V-3
  Periodic Review..................    V-3
  Pfizer's Board of Directors and
     Committee Membership..........    V-3



                                     PAGE
                                     -----
  Pfizer's Audit Committee.........    V-4
  Audit Committee Report...........    V-5
  Pfizer's Corporate Governance
     Committee.....................    V-5
  Pfizer's Executive Compensation
     Committee.....................    V-6
  Pfizer's Executive Committee.....    V-6
  Compensation of Pfizer's Non-
     Employee Directors............    V-7
  Fees and Benefit Plans for
     Pfizer's Non-Employee
     Directors.....................    V-7
  Related Transactions.............    V-8
  Indemnification..................    V-8
SECURITIES OWNERSHIP OF PFIZER'S
  OFFICERS AND DIRECTORS...........    V-9
ITEM 3 -- ELECTION OF DIRECTORS....   V-10
ITEM 4 -- APPROVAL OF AUDITORS.....   V-15
ITEM 5 -- SHAREHOLDER PROPOSAL
  RELATING TO CHARITABLE
  CONTRIBUTIONS....................   V-15
EXECUTIVE COMPENSATION OF PFIZER...   V-17
  Total Options Exercised in 1999
     and Year-End Values...........   V-18
  Option Grants in 1999............   V-18
  Long-Term Incentive Plan Awards
     in 1999.......................   V-19
  Executive Compensation Committee
     Report........................   V-19
  Overview of Compensation
     Philosophy and Program........   V-19
  Evaluation of Executive
     Performance...................   V-20
  Total Compensation...............   V-21
  Salaries.........................   V-21
  Executive Annual Incentive
     Awards........................   V-21
  Long-Term Incentive
     Compensation..................   V-22
  Stock Options....................   V-22
  Performance-Contingent Share
     Awards........................   V-22
  Restricted Stock Awards..........   V-23
  Tax Policy on Deductibility of
     Compensation..................   V-23

                                     PAGE
                                     -----
  Stock Ownership Program..........   V-23
  Glossary.........................   V-24
  The Executive Compensation
     Committee.....................   V-24
  Pfizer Performance Graph.........   V-25
EMPLOYEE BENEFIT AND LONG-TERM
  COMPENSATION PLANS OF PFIZER.....   V-25
  Retirement Annuity Plan..........   V-25
  Pension Plan Table...............   V-26
  Performance-Contingent Share
     Award Program.................   V-27
  Executive Annual Incentive
     Plan..........................   V-27
  Savings and Investment Plan......   V-27
  Stock and Incentive Plan.........   V-28
  Severance Agreements.............   V-28
  Section 16(a) Beneficial
     Ownership Reporting
     Compliance....................   V-29
               CHAPTER SIX
        ADDITIONAL INFORMATION FOR
               SHAREHOLDERS
FUTURE SHAREHOLDER PROPOSALS.......   VI-1
  Pfizer...........................   VI-1
  Warner-Lambert...................   VI-2
WHERE YOU CAN FIND MORE
  INFORMATION......................   VI-2



ANNEXES
  Annex A  Agreement and Plan of Merger
  Annex B  Opinion of Lazard Freres &
           Co. LLC
  Annex C  Opinion of Merrill Lynch,
           Pierce, Fenner & Smith
           Incorporated
  Annex D  Opinion of Bear, Stearns &
           Co. Inc.
  Annex E  Opinion of Goldman, Sachs &
           Co.
  Annex F  Pfizer Audit Committee
           Charter

                                                       CHAPTER ONE -- THE MERGER

                                  CHAPTER ONE

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The boards of directors of Pfizer and Warner-Lambert believe that this merger will create the world's fastest-growing major pharmaceutical and consumer health care company, with the scientific depth, global marketing strength and financial resources to take greater advantage of new opportunities and to bring innovative new products to market faster.

Q: WHAT WILL BE THE STRENGTHS OF THE COMBINED COMPANY?

A: We expect the combined company to benefit from:

   - a diversified pipeline;

   - leading products in various therapeutic areas;

   - complementary technologies and research and development capabilities;

   - a strong management team; and

   - significant cost savings.

Q: WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A: The combined company will be named Pfizer Inc.

Q: WILL THE WARNER-LAMBERT NAME BE ELIMINATED?

A: No. It will continue as an important divisional name preserved and perpetuated by the combined company.

Q: WHAT WILL WARNER-LAMBERT SHAREHOLDERS RECEIVE FOR THEIR WARNER-LAMBERT
   SHARES?

A: Warner-Lambert shareholders will receive 2.75 shares of Pfizer common stock for each of their shares of Warner-Lambert common stock. Pfizer will not issue fractional shares in the merger. As a result, the total number of shares of Pfizer common stock that each Warner-Lambert shareholder will receive in the merger will be rounded down to the nearest whole number, and each Warner-Lambert shareholder will receive a cash payment for the value of the remaining fraction of a share of Pfizer common stock that he or she would otherwise receive, if any.


   Example: If you currently own 150 shares of Warner-Lambert common stock, then after the merger you will be entitled to receive 412 shares of Pfizer common stock and a check for the market value of one-half of a share of Pfizer common stock at the close of business on the date the merger becomes effective.


Q: WILL PFIZER SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Pfizer shareholders will continue to hold the Pfizer shares they currently own.

Q: WHO WILL MANAGE THE COMBINED COMPANY?


A: William C. Steere, Jr., currently Chairman and Chief Executive Officer of
   Pfizer, will be Chairman and Chief Executive Officer of the combined company. Dr. Henry McKinnell, currently President and Chief Operating Officer of Pfizer, will be President and Chief Operating Officer of the combined company. Dr. Peter B. Corr and Mr. S. Morgan Morton, currently executive officers of Warner-Lambert, will have senior vice president positions in the combined company and will join Pfizer's Corporate Management Committee. Pfizer and Warner-Lambert have also agreed that one additional executive officer of Warner-Lambert will have a senior management position in the combined company and will join Pfizer's Corporate Management

                                                       CHAPTER ONE -- THE MERGER


   Committee. Eight independent directors currently serving on Warner-Lambert's board of directors will be invited to join Pfizer's board of directors if Pfizer's shareholders approve an amendment to Pfizer's certificate of incorporation to increase the maximum size of the Pfizer board of directors. If the Pfizer shareholders do not approve the amendment to Pfizer's certificate of incorporation, the Pfizer board of directors will be expanded to 18 members, and the Pfizer board of directors will appoint three current outside directors on the Warner-Lambert board of directors to fill those newly-created vacancies. As further vacancies occur on Pfizer's board of directors, the Pfizer board of directors will use its best efforts to appoint individuals who are currently outside directors of Warner-Lambert to fill the next three vacancies on Pfizer's board of directors. The employees of the combined company will work together to create a single new business entity.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working to complete the merger by the end of the second quarter of 2000. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time. We hope to complete the merger as soon as reasonably practicable, but in any event, have agreed that the merger will not be completed before May 26, 2000.


Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?


A: Warner-Lambert shareholders who exchange their shares of Warner-Lambert common stock for shares of Pfizer common stock pursuant to the merger will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of Pfizer common stock. The merger will not have any tax consequences for Pfizer shareholders. To review the tax consequences to shareholders in greater detail, see "Material Federal Income Tax Consequences of the Merger."


Q: WHAT WILL WARNER-LAMBERT SHAREHOLDERS' TAX BASIS BE IN THE PFIZER COMMON
   STOCK THEY RECEIVE IN THE MERGER?

A: Each Warner-Lambert shareholder's tax basis in his or her shares of Pfizer common stock received in the merger will equal the shareholder's current tax basis in his or her Warner-Lambert common stock reduced by the amount of basis allocable to fractional shares for which the shareholder receives a cash payment, if any.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's shareholder meeting. You can do this in one of three ways:

   - timely delivery of a valid, later-dated proxy, including in the case of Pfizer shareholders, a proxy given by telephone or Internet;

   - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

   - voting by ballot at either the Pfizer annual meeting or the Warner-Lambert special meeting.

    If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q: WHEN AND WHERE ARE THE SHAREHOLDER MEETINGS?


A: The Pfizer shareholder meeting will take place on April 27, 2000 at the Grand
   Hyatt Hotel, Empire State Ballroom, 42nd Street and Lexington Avenue, New York, New York at 10:00 a.m. The Warner-Lambert special meeting will take place on May 12, 2000 at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 3:00 p.m.

                                                       CHAPTER ONE -- THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, mail your signed proxy card in the enclosed return envelope, or Pfizer shareholders may vote by telephone or the Internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on either the approval of the merger by Warner-Lambert shareholders or approval of the share issuance by Pfizer shareholders. If you are a Pfizer shareholder and do not give voting instructions to your broker, your broker may not vote your shares on the share issuance proposal without instructions from you, and you will not be counted as voting for purposes of the Pfizer share issuance proposal unless you appear in person at the Pfizer meeting with a legal, valid proxy from the record holder. If you are a Warner-Lambert shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear at the meeting to vote in person. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send Warner-Lambert shareholders written instructions for exchanging their stock certificates. Pfizer shareholders will keep their existing stock certificates.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Although dividends are subject to future approval and declaration by Pfizer's and Warner-Lambert's respective boards of directors, each of Pfizer and Warner-Lambert currently plan to continue to pay regular quarterly dividends on their common stock until completion of the merger. The dividend policy of the combined company will be determined by its board of directors following the merger.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?


A: Pfizer shareholders may call toll-free 1-877-807-8895.



   Warner-Lambert shareholders may call toll-free 1-877-269-1615.


Q: WHAT HAPPENED TO THE PROPOSED WARNER-LAMBERT MERGER WITH AMERICAN HOME
   PRODUCTS CORPORATION?


A: The merger agreement between American Home Products Corporation and Warner-
   Lambert was terminated in accordance with its terms. Upon receiving notice from Warner-Lambert that the Warner-Lambert board of directors had determined that the proposed transaction with Pfizer was a superior proposal and had effected a change in its recommendation with respect to the merger with AHP, AHP terminated the merger agreement with Warner-Lambert. In accordance with the terms of such merger agreement, the only consideration paid to AHP by Warner-Lambert was a $1.8 billion cash termination fee provided by their merger agreement.

                                                       CHAPTER ONE -- THE MERGER

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information."

THE COMPANIES

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
(212) 573-2323
Internet address: www.pfizer.com

     Pfizer is a research-based global pharmaceutical company that discovers, develops, manufactures and markets innovative medicines for humans and animals. The company reported revenues of $16.2 billion for 1999 and revenues of $13.5 billion for 1998. The company's Norvasc(R), Zoloft(R), Zithromax(R), Viagra(R) and Diflucan(R) products, as well as the co-promoted, co-marketed and licensed products Lipitor(R) and Celebrex(R), each had worldwide third-party sales exceeding $1 billion in 1999. Pfizer employs approximately 51,000 people worldwide, and spent $2.8 billion on research and development in 1999.

Warner-Lambert Company
201 Tabor Road
Morris Plains, New Jersey 07950
(973) 385-2000
Internet address: www.warnerlambert.com

     Warner-Lambert develops, manufactures and markets a diversified line of health care and consumer products. Its principal industry segments are: pharmaceutical products, consisting principally of pharmaceuticals, biologicals and empty hard-gelatin capsules; consumer health care products, consisting principally of over-the-counter health care, shaving and pet care products; and confectionery products, consisting principally of chewing gums and breath mints. Warner-Lambert markets its pharmaceutical products throughout most of the world under the Parke-Davis name. Warner-Lambert reported revenues of $12.9 billion for 1999 and revenues of $10.7 billion for 1998. The company's Lipitor(R), Neurontin(R), and Accupril(R) products had worldwide sales of $3.7 billion, $913 million and $514 million, respectively, in 1999. Warner-Lambert employs approximately 44,000 people worldwide and spent approximately $1.3 billion on research and development in 1999.

OUR RECOMMENDATIONS TO SHAREHOLDERS

TO PFIZER SHAREHOLDERS:

     Pfizer's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the share issuance proposal in connection with the merger.


     Pfizer's board of directors also recommends that you vote FOR the Pfizer certificate of incorporation amendment to increase the maximum size of the board of directors from 18 to 24, FOR the election of five directors and FOR the proposal to approve KPMG LLP as our independent auditors, and AGAINST the shareholder proposal.


TO WARNER-LAMBERT SHAREHOLDERS:

     Warner-Lambert's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

SHAREHOLDER VOTES REQUIRED

FOR PFIZER SHAREHOLDERS:


     Approval of the share issuance proposal requires the affirmative vote of at least a majority of the votes cast by the holders of Pfizer common stock. Approval of the amendment to Pfizer's certificate of incorporation

                                                       CHAPTER ONE -- THE MERGER


requires the affirmative vote of at least 80% of the outstanding shares of Pfizer common stock. A plurality of votes cast is required to elect directors. Approval of KPMG LLP as independent auditors and the shareholder proposal require the affirmative vote of at least a majority of the votes cast.


     NONE OF THE PFIZER PROPOSALS ARE CONDITIONED ON APPROVAL OF ANY OTHER PFIZER PROPOSAL.

FOR WARNER-LAMBERT SHAREHOLDERS:

     Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Warner-Lambert common stock.

THE MERGER


     Under the terms of the proposed merger, a wholly-owned subsidiary of Pfizer, formed for the purpose of the merger, will merge with and into Warner-Lambert. As a result, Warner-Lambert will become a wholly-owned subsidiary of Pfizer.


     The merger agreement is attached as Annex A to this joint proxy statement/ prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, see "The Merger Agreement."

WHAT WARNER-LAMBERT SHAREHOLDERS WILL RECEIVE

     As a result of the merger, Warner-Lambert shareholders will be entitled to receive 2.75 shares of Pfizer common stock for each share of Warner-Lambert common stock. Pfizer will not issue any fractional shares in the merger. As a result, the total number of shares of Pfizer common stock that each Warner-Lambert shareholder will receive in the merger will be rounded down to the nearest whole number, and each Warner-Lambert shareholder will receive a cash payment for the remaining fraction of a share of Pfizer common stock that he or she would otherwise receive, if any. See "The Merger Agreement -- Exchange of Certificates in the Merger."

OWNERSHIP OF PFIZER AFTER THE MERGER


     Pfizer may issue up to 2.6 billion shares of Pfizer common stock to Warner-Lambert shareholders in the merger. The shares of Pfizer common stock to be issued to Warner-Lambert shareholders in the merger will represent approximately 40% of the outstanding Pfizer common stock after the merger. This information is based on the number of Pfizer and Warner-Lambert shares outstanding on January 31, 2000, on a fully diluted basis.


CONDITIONS TO THE COMPLETION OF THE MERGER


     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:


     - approval and adoption of the merger agreement and the merger by the Warner-Lambert shareholders and approval of the share issuance by the Pfizer shareholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approval of the merger by the European Commission and receipt of other material regulatory approvals;


     - absence of any law or court order prohibiting the merger or which would have a material adverse effect on the combined company;


     - receipt of opinions of counsel to Pfizer and Warner-Lambert that the merger will qualify as a tax-free reorganization;

     - material accuracy, as of closing, of the representations and warranties made by the other party;

                                                       CHAPTER ONE -- THE MERGER


     - receipt of letters from the independent public accountants of Pfizer, dated approximately as of the effective date of this joint proxy statement/prospectus and as of the closing date of the merger, that accounting for the merger as a pooling-of-interests is appropriate;



     - receipt of letters from the independent public accountants of Warner-Lambert, dated approximately as of the effective date of this joint proxy statement/ prospectus and the closing date of the merger that no condition exists that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling-of-interests; and



     - no event or circumstance having occurred relating to any governmental review or inquiry concerning certain products or business practices which is likely to have a material adverse effect on Warner-Lambert or its prospects.


TERMINATION OF MERGER AGREEMENT

     Right to Terminate. Pfizer and Warner-Lambert can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if any of the following occurs:

     - the merger has not been completed by December 31, 2000 for reasons other than relating to regulatory approval, and, in such event, no later than March 31, 2001;


     - a governmental authority or a court order permanently prohibits the completion of the merger or refuses to grant any material regulatory approval;


     - either Pfizer's or Warner-Lambert's shareholders do not give the required approvals necessary to complete the merger; or

     - this joint proxy statement/prospectus is not mailed to shareholders on or before September 30, 2000.

     Pfizer may terminate the merger agreement if any of the following occurs:

     - Warner-Lambert's board of directors either fails to recommend the merger to its shareholders, changes its recommendation, or fails to call the Warner-Lambert special meeting to vote on the merger;

     - Pfizer's board of directors authorizes Pfizer to accept a superior proposal, which Warner-Lambert was given an opportunity to match; or

     - Warner-Lambert breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

     Warner-Lambert may terminate the merger agreement if any of the following occurs:

     - Pfizer's board of directors either fails to recommend to its shareholders the share issuance proposal or the amendment to Pfizer's certificate of incorporation, changes its recommendation, or fails to call the Pfizer shareholders' meeting to vote on the share issuance proposal and the amendment to Pfizer's certificate of incorporation;

     - Warner-Lambert's board of directors authorizes Warner-Lambert to accept a superior proposal, which Pfizer was given an opportunity to match; or

     - Pfizer breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

                                                       CHAPTER ONE -- THE MERGER

     Termination Fees Payable by Warner-Lambert. Warner-Lambert has agreed to pay Pfizer a termination fee of $500 million if a superior proposal is outstanding with respect to Warner-Lambert and the merger agreement is terminated under one of the following circumstances:

(1) either Pfizer or Warner-Lambert terminates the merger agreement because Warner-Lambert's shareholders have failed to approve and adopt the merger agreement and the merger, unless:

     - at the time of the vote, a material adverse effect with respect to Pfizer has occurred;

     - at the time of the vote, the board of directors of Pfizer has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer;

     - Pfizer's shareholders have failed to approve the share issuance at the Pfizer annual meeting; or

     - at the time of termination, Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants;

(2) Pfizer terminates the merger agreement because Warner-Lambert's board of directors has changed its recommendation of the merger agreement and the merger by reason of a superior proposal, unless:

     - at the time of the change in recommendation, a material adverse effect with respect to Pfizer has occurred;

     - at the time of the change in recommendation, the board of directors of Pfizer has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer;

     - Pfizer's shareholders have failed to approve the share issuance at the Pfizer annual meeting; or

     - at the time of termination, Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants;

(3) Warner-Lambert terminates the merger agreement because Warner-Lambert's board of directors has authorized Warner-Lambert to enter into a written agreement for a superior proposal and the five business day period after Warner-Lambert provided notice to Pfizer of such proposal has expired, unless at the time of termination:


     - Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants.


     Repayment of Termination Fees by Pfizer. If Pfizer receives the $500 million termination fee from Warner-Lambert under the circumstances described above and within twelve months after the termination of the merger agreement enters into an agreement with a third party for a business combination, Pfizer must repay Warner-Lambert the termination fee, unless:


(1) Warner-Lambert terminates the merger agreement because its board of directors

                                                       CHAPTER ONE -- THE MERGER


    has authorized Warner-Lambert to enter into a written agreement for a superior proposal, and the five business day period after Warner-Lambert provided notice to Pfizer of such proposal has expired;



(2) Pfizer terminates the merger agreement because the Warner-Lambert board of directors fails to recommend, or has changed its recommendation of, the merger agreement and the merger following the making of a business combination proposal with respect to Warner-Lambert that was outstanding at the time of the failure to make the recommendation or the change in the recommendation;



(3) either Warner-Lambert or Pfizer terminates the merger agreement because Warner-Lambert's shareholders fail to approve the merger agreement and the merger, and at the time of the Warner-Lambert shareholder vote there was outstanding a business combination proposal with respect to Warner-Lambert; or


(4) at the time of termination, Warner-Lambert was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger relating to Warner-Lambert's representations, warranties or covenants being satisfied.

     Termination Fees Payable by Pfizer. Pfizer has agreed to pay Warner-Lambert a termination fee of $1.8 billion if the merger agreement is terminated under one of the following circumstances:


(1) Warner-Lambert terminates the merger agreement because the merger has not been consummated by December 31, 2000 due to Pfizer's failure to satisfy a closing condition concerning the accuracy of its representations and warranties, or the performance of its covenants and obligations;


(2) either Warner-Lambert or Pfizer terminates the merger agreement because Pfizer's shareholders fail to approve the share issuance proposal, unless:

     - at the time of the shareholder vote, a material adverse effect with respect to Warner-Lambert has occurred;

     - at the time of the shareholder vote, the board of directors of Warner-Lambert has changed its recommendation of the merger agreement following the making of a business combination proposal for Warner-Lambert;

     - Warner-Lambert's shareholders have failed to approve the merger agreement and the merger at the Warner-Lambert special meeting; or

     - at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants.

(3) Warner-Lambert terminates the merger agreement because Pfizer's board of directors has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation by reason of a superior proposal, unless:

     - at the time of the change of the recommendation, a material adverse effect with respect to Warner-Lambert has occurred;

     - at the time of the change of the recommendation, the board of directors of Warner-Lambert has changed its recommendation of the merger agreement following the making of a business combination proposal for Warner-Lambert;

     - Warner-Lambert's shareholders have failed to approve the merger agreement

                                                       CHAPTER ONE -- THE MERGER

       and the merger at the Warner-Lambert special meeting; or

     - at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants.


(4) Warner-Lambert terminates the merger agreement because Pfizer was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger being satisfied relating to Pfizer's representations, warranties or covenants;



(5) Pfizer terminates the merger agreement because Pfizer's board of directors has authorized Pfizer to enter into a written agreement for a superior proposal, and the five business day period after Pfizer provided notice to Warner-Lambert of such proposal has expired;



(6) the merger agreement is terminated because the merger cannot be accounted for as a pooling-of-interests for reasons other than failure by Pfizer or Warner-Lambert to use its reasonable best efforts not to prevent it from being accounted for as such; or


(7) the merger agreement is terminated under any of the circumstances described above under "Termination of Merger Agreement -- Right to Terminate" other than:

     - those circumstances which would result in Warner-Lambert paying to Pfizer the termination fee of $500 million;


     - if Pfizer terminates the merger agreement because the merger has not been completed by December 31, 2000 and at the time of the termination Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement or a governmental review or inquiry concerning certain products or business practices of Warner-Lambert that is likely to have a material adverse effect has occurred; and



     - if Pfizer terminates the merger agreement because Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would result in the failure of a closing condition to the merger relating to Warner-Lambert's representations, warranties or covenants being satisfied.


     Repayment of Termination Fees by Warner-Lambert. If Warner-Lambert receives the $1.8 billion termination fee from Pfizer under the circumstances described above and within twelve months after the termination of the merger agreement enters into an agreement with a third party for a business combination, Warner-Lambert must repay Pfizer the termination fee, unless:

(1) Pfizer terminated the merger agreement because its board of directors authorized Pfizer to enter into a written agreement for a superior proposal, and the five business day period after Pfizer provided notice to Warner-Lambert of such proposal has expired;

(2) Warner-Lambert terminated the merger agreement because the Pfizer board of directors failed to recommend, or changed its recommendation of, the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer that was outstanding at the time of the failure to make the recommendation or the change in the recommendation;

(3) either Pfizer or Warner-Lambert terminated the merger agreement because Pfizer's shareholders failed to approve the share issuance proposal, and at the time of the Pfizer shareholder vote there was

                                                       CHAPTER ONE -- THE MERGER

    outstanding a business combination proposal with respect to Pfizer; or

(4) at the time of termination, Pfizer was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger relating to Pfizer's representations, warranties or covenants being satisfied.

ARRANGEMENTS WITH RESPECT TO LIPITOR(R)

     In addition to the termination fees described above, in the event the merger agreement is terminated under certain circumstances, the parties have made special arrangements with respect to their co-promotion and co-marketing of Warner-Lambert's cholesterol-lowering drug Lipitor(R).


If Pfizer does not breach its representations, warranties, covenants or obligations under the merger agreement and the merger agreement is terminated under one of the following circumstances:



(1) Pfizer terminates the merger agreement because the merger has not been completed by December 31, 2000 due to Warner-Lambert's failure to satisfy a closing condition concerning the accuracy and performance of its representations, warranties and covenants under the merger agreement, or a governmental inquiry has been made concerning certain products or business practices of Warner-Lambert which is likely to result in a material adverse effect on Warner-Lambert or its prospects, but all other conditions to the merger have been satisfied;


(2) Pfizer terminates the merger agreement because Warner-Lambert was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger being satisfied relating to Warner-Lambert's representations, warranties or covenants;

(3) either Pfizer or Warner-Lambert terminates the merger agreement because Warner-Lambert's shareholders fail to approve and adopt the merger agreement and the merger, or Pfizer terminates the merger agreement because Warner-Lambert's board has changed its recommendation of the merger agreement by reason of a superior proposal, unless at the time of the shareholder vote or the change in the recommendation, as applicable:

     - a material adverse effect with respect to Pfizer has occurred;

     - the board of directors of Pfizer has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer; or

     - Pfizer's shareholders have failed to approve the share issuance at the Pfizer annual meeting; or


(4) Warner-Lambert terminates the merger agreement because Warner-Lambert's board of directors has authorized Warner-Lambert to enter into a written agreement for a superior proposal, and the five business day period after Warner-Lambert provided notice to Pfizer of such proposal has expired, then Warner-Lambert will be required to amend the agreements between Pfizer and Warner-Lambert with respect to their co-promotion, co-marketing and licensing of Lipitor(R) in order to eliminate Warner-Lambert's right to terminate those agreements in the year 2002, or following a change of control. In those circumstances, Warner-Lambert and Pfizer will also enter into a letter agreement relating to the co-development, co-promotion and co-marketing of a Lipitor(R)/ Norvasc(R) combination drug.

                                                       CHAPTER ONE -- THE MERGER


If the merger agreement is terminated under any of the circumstances described in:



- items (1) through (3) above under the heading "-- Termination of Merger Agreement -- Termination Fees Payable by Pfizer", or



- items (4) and (5) above under the heading "-- Termination of Merger Agreement -- Termination Fees Payable by Pfizer" unless at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants, then Warner-Lambert will not be obligated to amend the Lipitor(R) agreements or enter into a letter agreement relating to the co-development, co-promotion and co-marketing of a Lipitor(R)/ Norvasc(R) combination drug.



If the merger agreement is terminated under any of the circumstances described in items (6) or (7) above under the heading "-- Termination of Merger Agreement -- Termination Fees Payable by Pfizer", then Pfizer shall have the option to cause the Lipitor(R) amendments and the Lipitor(R)/Norvasc(R) letter agreement to become effective by payment to Warner-Lambert of $1.333 billion.


BOARD OF DIRECTORS OF PFIZER AFTER THE MERGER


     If Pfizer's shareholders approve the amendment to Pfizer's certificate of incorporation, which would increase the maximum size of Pfizer's board of directors from 18 to 24, immediately following the completion of the merger, Pfizer's board of directors will consist of up to 23 members, up to eight of whom now serve as outside directors on the Warner-Lambert board of directors and 15 of whom now serve on Pfizer's board of directors.


     If Pfizer's shareholders do not approve the amendment to the certificate of incorporation, Pfizer's board of directors will consist of 18 members, 15 of whom are currently serving on Pfizer's board of directors and three of whom will be selected by Pfizer from the outside directors on Warner-Lambert's board of directors. As vacancies occur on Pfizer's board of directors, Pfizer will use its best efforts to appoint individuals who are now outside directors on Warner-Lambert's board of directors to fill the next three vacancies on Pfizer's board of directors. In addition, as the first committee chair becomes available on Pfizer's board of directors after the completion of the merger, Pfizer's board of directors will appoint an individual who currently serves on Warner-Lambert's board of directors to fill the vacancy.

REGULATORY APPROVALS


     Completion of the merger will not occur until receipt of certain regulatory approvals required for the transaction. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that certain materials and information must be furnished to and reviewed by the Antitrust Division of the Justice Department or the Federal Trade Commission. Pfizer and Warner-Lambert filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on March 8, 2000.



     Pfizer and Warner-Lambert each conduct business in member states of the European Union, and the merger therefore also requires the review of the European Commission. Pfizer and Warner-Lambert intend to seek approval of the European Commission for the merger shortly.


     See "The Proposed Merger -- Regulatory Matters Relating to the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     A Warner-Lambert shareholder's receipt of Pfizer common stock in the merger generally will be tax-free for United States federal

                                                       CHAPTER ONE -- THE MERGER

income tax purposes, except for taxes which may result from any receipt of cash instead of fractional shares of Pfizer common stock.

LISTING OF PFIZER COMMON STOCK

     The shares of Pfizer common stock to be issued in the merger will be listed on the New York Stock Exchange under the ticker symbol "PFE."

APPRAISAL RIGHTS

     The holders of Pfizer and Warner-Lambert common stock do not have any dissenters' appraisal rights under Delaware law in connection with the merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     When Warner-Lambert shareholders consider their board of directors' recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, Warner-Lambert shareholders should be aware that a number of Warner-Lambert officers and directors may have interests in the merger that may be different from, or in addition to, their interests.


     See "Interests of Certain Persons in the Merger."


ACCOUNTING TREATMENT OF THE MERGER

     Pfizer and Warner-Lambert expect the merger to qualify as a pooling-of-interests for accounting and financial reporting purposes. This means that Pfizer and Warner-Lambert will be treated for accounting and financial reporting purposes as if they had always been combined.

OPINIONS OF FINANCIAL ADVISORS


     In connection with the merger, the Pfizer board of directors received the opinions of Lazard Freres & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Pfizer's financial advisors, and the Warner-Lambert board of directors received the opinions of Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., Warner-Lambert's financial advisors. The Pfizer board of directors received written opinions from each of Lazard Freres and Merrill Lynch as to the fairness, from a financial point of view, to Pfizer of the exchange ratio as of February 6, 2000, and the Warner-Lambert board of directors received a written opinion from each of Bear Stearns and Goldman Sachs that, as of February 6, 2000, the exchange ratio was fair to Warner-Lambert shareholders from a financial point of view. These opinions, which are attached as Annex B, Annex C, Annex D and Annex E, respectively, set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read these opinions in their entirety. THESE OPINIONS ARE DIRECTED TO THE BOARD OF DIRECTORS OF THE RESPECTIVE COMPANIES AND ARE NOT RECOMMENDATIONS TO SHAREHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINIONS SPEAK ONLY AS OF THEIR RESPECTIVE DATES AND THE FINANCIAL ADVISORS OF PFIZER AND WARNER-LAMBERT ARE UNDER NO OBLIGATION TO CONFIRM THEIR OPINIONS AS OF A LATER DATE. FURTHER, THE PFIZER AND WARNER-LAMBERT BOARDS OF DIRECTORS MAY NOT NECESSARILY REQUEST THAT THEIR FINANCIAL ADVISORS CONFIRM THEIR OPINIONS AS OF A LATER DATE.


OTHER PFIZER ANNUAL MEETING MATTERS

     At the Pfizer annual meeting, Pfizer is also asking its shareholders to:


     - amend Pfizer's certificate of incorporation to increase the maximum size of Pfizer's board of directors from 18 to 24;


     - elect directors to the Pfizer board of directors;


     - approve the appointment of Pfizer's independent accountants;



     - vote on a Pfizer shareholder proposal, which Pfizer's board of directors recommends shareholders vote AGAINST; and

                                                       CHAPTER ONE -- THE MERGER

     - conduct other business if properly presented.

     Approval by Pfizer shareholders of these other annual meeting proposals is not a condition to completion of the merger. Approval of the share issuance for the merger is not a condition to approval of these annual meeting proposals.


     The Pfizer board of directors recommends that you vote FOR the amendment to Pfizer's certificate of incorporation, FOR the election of directors and FOR the approval of the appointment of Pfizer's independent accountants, and that you vote AGAINST the Pfizer shareholder proposal.

                                                       CHAPTER ONE -- THE MERGER

SELECTED HISTORICAL FINANCIAL INFORMATION


     We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the Pfizer information from the audited financial statements of Pfizer as of and for each of the years ended December 31, 1995 through 1999. We derived the Warner-Lambert information from the audited statements of income for the years ended December 31, 1996 through 1999, audited balance sheets as of December 31, 1999, 1998 and 1997, and unaudited financial statements as of and for all other periods presented, all of which were restated to reflect the consummation of the acquisition of Agouron Pharmaceuticals, Inc. in May 1999, which was accounted for under the pooling-of-interests method of accounting. The information is only a summary and should be read in conjunction with the historical financial statements of Pfizer and Warner-Lambert and related notes contained in the annual reports and other information that has been filed with the SEC. See "Where You Can Find More Information" for information on where you can obtain copies of this other information.


PFIZER HISTORICAL FINANCIAL INFORMATION(1)

                                                           AS OF AND FOR THE
                                                        YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------
                                            1999        1998       1997       1996      1995
                                           -------     ------     ------     ------    ------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenues...........................  $16,204     13,544     11,055      9,864     8,684
Net income...............................    3,179      3,351      2,213      1,929     1,573
Basic earnings per share.................     0.84       0.88       0.59       0.52      0.43
Diluted earnings per share...............     0.82       0.85       0.57       0.50      0.42
Total assets.............................   20,574     18,302     14,991     14,251    12,339
Long-term debt...........................      525        527        725        681       828
Shareholders' equity.....................    8,887      8,810      7,933      6,954     5,506

WARNER-LAMBERT HISTORICAL FINANCIAL INFORMATION(2)(3)

                                                           AS OF AND FOR THE
                                                        YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------
                                            1999        1998       1997       1996      1995
                                           -------     ------     ------     ------    ------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales................................  $12,929     10,744      8,408      7,231     7,040
Net income...............................    1,733      1,273        862        747       724
Basic earnings per share.................     2.03       1.50       1.03       0.89      0.88
Diluted earnings per share...............     1.96       1.45       0.99       0.88      0.87
Total assets.............................   11,442      9,520      8,352      7,339     6,216
Long-term debt...........................    1,250      1,267      1,836      1,721       635
Shareholders' equity.....................    5,098      3,880      3,051      2,709     2,332

-------------------------
(1) Pfizer's per share data reflect the 3-for-1 stock split which occurred in June 1999.

(2) Warner-Lambert's financial statements have been restated for the acquisition of Agouron Pharmaceuticals, Inc. in May 1999, which was accounted for as a pooling-of-interests. All restated amounts in 1995 and the balance sheet amounts in 1996 have been derived from unaudited financial statements.

(3) Warner-Lambert's per share data reflect the 3-for-1 stock split which occurred in May 1998.

                                                       CHAPTER ONE -- THE MERGER

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


     We intend that the merger will be accounted for under the pooling-of-interests method of accounting, which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Proposed Merger -- Accounting Treatment."



     The following unaudited pro forma combined selected financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in Chapter Two of this joint proxy statement/ prospectus.



     We have presented below unaudited pro forma selected combined financial information that reflects the pooling-of-interests method of accounting and that is intended to provide you with a better picture of what our businesses might have looked like had they always been combined, i.e., giving effect to the merger between Pfizer and Warner-Lambert as if it had occurred on January 1, 1997 for the income statements, and as of December 31, 1999 for the balance sheet. As a result of various factors, including any synergies which may have resulted, you should not rely on the unaudited pro forma selected combined financial information as being indicative of the historical results that would have occurred or the results that may be achieved after the merger.



                                                                 AS OF AND FOR THE
                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1999         1998        1997
                                                          -------      ------      ------
                                                               (IN MILLIONS, EXCEPT
                                                                  PER SHARE DATE)
Total revenues..........................................  $27,601      23,414      19,125
Income from continuing operations.......................    4,959       3,221       2,880
Income from continuing operations per share:
  Basic.................................................     0.81        0.53        0.47
  Diluted...............................................     0.79        0.51        0.46
Cash dividends per share(1)
Shareholders' equity per share..........................     1.98
Total assets............................................   31,379
Long-term debt..........................................    3,575


---------------
(1) Pfizer's current quarterly dividend is $0.09 ($0.36 per share annualized) and is subject to future approval and declaration by Pfizer's board of directors. Warner-Lambert's current quarterly dividend is $0.24 ($0.96 per share annualized) and is subject to future approval and declaration by Warner-Lambert's board of directors. The dividend policy of the combined company after the merger will be determined by its board of directors following the merger.

                                                       CHAPTER ONE -- THE MERGER

COMPARATIVE PER SHARE INFORMATION


     The following table sets forth selected historical per share information of Pfizer and Warner-Lambert and unaudited combined per share information after giving effect to the merger between Pfizer and Warner-Lambert, under the pooling-of-interests method of accounting, as if it had occurred on January 1, 1997 for the income statements, and as of December 31, 1999 for the balance sheet, assuming that 2.75 shares of Pfizer common stock had been issued in exchange for each outstanding share of Warner-Lambert common stock. You should read this information in conjunction with the selected historical audited and unaudited financial information, included elsewhere in this document, and the historical audited financial statements of Pfizer and Warner-Lambert and related notes that are incorporated in this document by reference. The pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this document. Unaudited Pro Forma Warner-Lambert Per Share Equivalents are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by 2.75. The historical per share information is derived from audited financial statements as of and for each of the years in the three-year period ended December 31, 1999. Warner-Lambert financial information has been restated to reflect the consummation of the acquisition by Warner-Lambert of Agouron Pharmaceuticals, Inc., in May 1999 that was accounted for as a pooling-of-interests.



     The unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of Pfizer and Warner-Lambert would have been had the merger occurred on January 1, 1997 or to project Pfizer's and Warner-Lambert's financial position or results of operations for any future date or period.

                                                       CHAPTER ONE -- THE MERGER

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                            -------------------------
                                                            1999      1998      1997
                                                            -----     -----     -----
UNAUDITED PRO FORMA COMBINED
Per common share data:
  Income from continuing operations:
     Basic................................................  $0.81      0.53      0.47
     Diluted..............................................   0.79      0.51      0.46
  Cash dividends(1)
  Shareholders' equity....................................   1.98

PFIZER -- HISTORICAL(2)
Per common share data:
  Income from continuing operations:
     Basic................................................   0.85      0.51      0.55
     Diluted..............................................   0.82      0.49      0.53
  Cash dividends..........................................   0.30 2/3  0.25 1/3  0.22 2/3
  Shareholders' equity....................................   2.36      2.33      2.10

WARNER-LAMBERT -- HISTORICAL(3)
  Basic earnings per share................................   2.03      1.50      1.03
  Diluted earnings per share..............................   1.96      1.45      0.99
  Cash dividends per share................................   0.80      0.64      0.50 2/3
  Shareholders' equity per share..........................   5.91      4.57      3.61

UNAUDITED PRO FORMA WARNER-LAMBERT PER SHARE
  EQUIVALENTS(4)
Per common share data:
  Income from continuing operations:
     Basic................................................   2.23      1.46      1.29
     Diluted..............................................   2.17      1.40      1.27
  Cash dividends(1)
  Shareholders' equity....................................   5.45

-------------------------
(1) Pfizer's current quarterly dividend is $0.09 ($0.36 per share annualized) and is subject to future approval and declaration by Pfizer's board of directors. Warner-Lambert's current quarterly dividend is $0.24 ($0.96 per share annualized) and is subject to future approval and declaration by Warner-Lambert's board of directors. The dividend policy of the combined company after the merger will be determined by its board of directors following the merger.

(2) Amounts reflect Pfizer's 3-for-1 stock split in June 1999.

(3) Amounts reflect Warner-Lambert's 3-for-1 stock split in May 1998.

(4) Amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio for voting common shares in the merger (2.75 shares of Pfizer voting common stock for each share of Warner-Lambert voting common stock).

                                                       CHAPTER ONE -- THE MERGER


[NOTE: THIS PAGE IS FOR PFIZER BOOKLET ONLY]

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     Pfizer common stock and Warner-Lambert common stock are each listed on the New York Stock Exchange. Pfizer's and Warner-Lambert's ticker symbols are "PFE" and "WLA," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Pfizer and Warner-Lambert common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividends per share of Pfizer and Warner-Lambert common stock.



                                                                                          WARNER-LAMBERT
                                             PFIZER COMMON STOCK*                         COMMON STOCK**
                                     -------------------------------------     -------------------------------------
                                       HIGH           LOW        DIVIDENDS       HIGH           LOW        DIVIDENDS
                                     ---------     ---------     ---------     ---------     ---------     ---------
1997
  First Quarter....................     $16 1/2       $13 7/16     $0.05 2/3     $ 31 5/64      $23 11/64    $0.12 2/3
  Second Quarter...................     $20 33/64     $13 53/64    $0.05 2/3     $ 41 53/64     $27 7/8      $0.12 2/3
  Third Quarter....................     $21 37/64     $17 1/64     $0.05 2/3     $ 49 5/64      $41 7/16     $0.12 2/3
  Fourth Quarter...................     $26 43/64     $19 13/16    $0.05 2/3     $ 50 7/8       $36 11/64    $0.12 2/3
1998
  First Quarter....................     $32 1/2       $23 11/16    $0.06 1/3     $ 56 7/8       $39 3/8      $0.16
  Second Quarter...................     $40 37/64     $32 1/8      $0.06 1/3     $ 71 9/16      $55          $0.16
  Third Quarter....................     $40 13/64     $30 43/64    $0.06 1/3     $ 85 15/16     $64 3/4      $0.16
  Fourth Quarter...................     $42 63/64     $28 43/64    $0.06 1/3     $ 82           $60 1/8      $0.16
1999
  First Quarter....................     $48 11/64     $36 33/64    $0.07 1/3     $ 77           $63 1/2      $0.20
  Second Quarter...................     $50 3/64      $31 35/64    $0.07 1/3     $ 72 5/8       $61          $0.20
  Third Quarter....................     $40 11/16     $32          $0.08         $ 73 1/2       $60 13/16    $0.20
  Fourth Quarter...................     $42 1/4       $32 3/16     $0.08         $ 93 15/16     $66 1/2      $0.20
2000
  First Quarter (through March 8,
     2000).........................     $37 15/16     $30          $0.09         $100 3/16      $78 1/2      $0.24


-------------------------
*   Adjusted for a 3-for-l stock split in June 1999.
**  Adjusted for a 3-for-1 stock split in May 1998.


     On November 3, 1999, the last full trading day before Pfizer publicly announced its initial merger proposal to Warner-Lambert, the last reported closing prices per share of Pfizer and Warner-Lambert stock were $38 9/16 and $83 13/16, respectively. On February 4, 2000, the last full trading day before Pfizer and Warner-Lambert publicly announced the execution of the merger agreement, Pfizer common stock closed at $35 3/4 and Warner-Lambert common stock closed at $94 9/16. On March 8, 2000, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to Pfizer's shareholders, Pfizer common stock closed at $32 7/16 and Warner-Lambert common stock closed at $85 13/16. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                                                       CHAPTER ONE -- THE MERGER


[NOTE: THIS PAGE IS FOR WARNER-LAMBERT BOOKLET ONLY]

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     Pfizer common stock and Warner-Lambert common stock are each listed on the New York Stock Exchange. Pfizer's and Warner-Lambert's ticker symbols are "PFE" and "WLA," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Pfizer and Warner-Lambert common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividends per share of Pfizer and Warner-Lambert common stock.



                                                                                          WARNER-LAMBERT
                                             PFIZER COMMON STOCK*                         COMMON STOCK**
                                     -------------------------------------     -------------------------------------
                                       HIGH           LOW        DIVIDENDS       HIGH           LOW        DIVIDENDS
                                     ---------     ---------     ---------     ---------     ---------     ---------
1997
  First Quarter....................     $16 1/2       $13 7/16     $0.05 2/3      $31 5/64      $23 11/64    $0.12 2/3
  Second Quarter...................     $20 33/64     $13 53/64    $0.05 2/3      $41 53/64     $27 7/8      $0.12 2/3
  Third Quarter....................     $21 37/64     $17 1/64     $0.05 2/3      $49 5/64      $41 7/16     $0.12 2/3
  Fourth Quarter...................     $26 43/64     $19 13/16    $0.05 2/3      $50 7/8       $36 11/64    $0.12 2/3
1998
  First Quarter....................     $32 1/2       $23 11/16    $0.06 1/3      $56 7/8       $39 3/8      $0.16
  Second Quarter...................     $40 37/64     $32 1/8      $0.06 1/3      $71 9/16      $55          $0.16
  Third Quarter....................     $40 13/64     $30 43/64    $0.06 1/3      $85 15/16     $64 3/4      $0.16
  Fourth Quarter...................     $42 63/64     $28 43/64    $0.06 1/3      $82           $60 1/8      $0.16
1999
  First Quarter....................     $48 11/64     $36 33/64    $0.07 1/3      $77           $63 1/2      $0.20
  Second Quarter...................     $50 3/64      $31 35/64    $0.07 1/3      $72 5/8       $61          $0.20
  Third Quarter....................     $40 11/16     $32          $0.08          $73 1/2       $60 13/16    $0.20
  Fourth Quarter...................     $42 1/4       $32 3/16     $0.08          $93 15/16     $66 1/2      $0.20
2000
  First Quarter (through March 20,
     2000).........................     $             $            $0.09          $             $            $0.24


-------------------------
*   Adjusted for a 3-for-l stock split in June 1999.
**  Adjusted for a 3-for-1 stock split in May 1998.


     On November 3, 1999, the last full trading day before Pfizer publicly announced its initial merger proposal to Warner-Lambert, the last reported closing prices per share of Pfizer and Warner-Lambert stock were $38 9/16 and $83 13/16, respectively. On February 4, 2000, the last full trading day before Pfizer and Warner-Lambert publicly announced the execution of the merger agreement, Pfizer common stock closed at $35 3/4 and Warner-Lambert common stock closed at $94 9/16. On March 20, 2000, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to Warner-Lambert
shareholders, Pfizer common stock closed at $          and Warner-Lambert common
stock closed at $          . Shareholders are urged to obtain current market
quotations prior to making any decision with respect to the merger.

                                      I-18A

                                                       CHAPTER ONE -- THE MERGER

     Although dividends are subject to future approval and declaration by Pfizer's and Warner-Lambert's respective boards of directors, Pfizer and Warner-Lambert each currently plan to continue to pay regular quarterly dividends on their common stock until closing of the merger. The dividend policy of the combined company will be determined by its board of directors following the merger.

                                                       CHAPTER ONE -- THE MERGER


[NOTE: THIS PAGE IS FOR PFIZER BOOKLET ONLY]

                                  RISK FACTORS

     PFIZER AND WARNER-LAMBERT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THOSE FACTORS DISCUSSED IN THE DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH WE HAVE INCORPORATED INTO THIS DOCUMENT AND THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, BEFORE VOTING ON THE MERGER PROPOSALS.


THE VALUE OF PFIZER SHARES RECEIVED WILL FLUCTUATE



     The number of shares of Pfizer common stock issued in the merger for each share of Warner-Lambert common stock is fixed. However, the market prices of Pfizer common stock and Warner-Lambert common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the shareholder meetings of Pfizer and Warner-Lambert. For example, during the 12 month period ending on March 8, 2000, the most recent practical date prior to the mailing of this joint proxy statement/ prospectus, Pfizer common stock traded within a range from a low of $30 to a high of $50 3/64 and ended that period at $32 7/16, and Warner-Lambert common stock traded within a range from a low of $60 13/16 to a high of $100 3/16 and ended that period at $85 13/16. See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.


     These variations may be the result of various factors including:

     - changes in the business, operations or prospects of Pfizer, Warner-Lambert or the combined company;

     - governmental and/or litigation developments and/or regulatory considerations;

     - market assessments as to whether and when the merger will be consummated;

     - the timing of the merger;

     - governmental action affecting the pharmaceutical industry generally; and

     - general market and economic conditions.

     The merger may not be completed until a significant period of time has passed after the Pfizer and Warner-Lambert shareholder meetings. At the time of their respective shareholder meetings, Pfizer and Warner-Lambert shareholders will not know the exact value of the Pfizer common stock that will be issued in connection with the merger.

     Shareholders of Pfizer and Warner-Lambert are urged to obtain current market quotations for Pfizer and Warner-Lambert common stock.


WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE


     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

     - the necessity of coordinating geographically separated organizations; and

     - integrating personnel with diverse business backgrounds.


     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.



     Among the factors considered by the Pfizer and the Warner-Lambert boards of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

                                                       CHAPTER ONE -- THE MERGER


[NOTE: THIS PAGE IS FOR WARNER-LAMBERT BOOKLET ONLY]

                                  RISK FACTORS

     PFIZER AND WARNER-LAMBERT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THOSE FACTORS DISCUSSED IN THE DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH WE HAVE INCORPORATED INTO THIS DOCUMENT AND THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, BEFORE VOTING ON THE MERGER PROPOSALS.


THE VALUE OF PFIZER SHARES RECEIVED WILL FLUCTUATE



     The number of shares of Pfizer common stock issued in the merger for each share of Warner-Lambert common stock is fixed. However, the market prices of Pfizer common stock and Warner-Lambert common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the shareholder meetings of Pfizer and Warner-Lambert. For example, during the 12 month period ending on March 20, 2000, the most recent practical date prior to the mailing of this joint proxy statement/prospectus, Pfizer common stock traded in a range from a low of $ to a high of $ and ended that period at $ , and Warner-Lambert common stock traded in a range from a low of $ to a high of $ and ended that period at $ . See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.


     These variations may be the result of various factors including:

     - changes in the business, operations or prospects of Pfizer, Warner-Lambert or the combined company;

     - governmental and/or litigation developments and/or regulatory considerations;

     - market assessments as to whether and when the merger will be consummated;

     - the timing of the merger;

     - governmental action affecting the pharmaceutical industry generally; and

     - general market and economic conditions.

     The merger may not be completed until a significant period of time has passed after the Pfizer and Warner-Lambert shareholder meetings. At the time of their respective shareholder meetings, Pfizer and Warner-Lambert shareholders will not know the exact value of the Pfizer common stock that will be issued in connection with the merger.

     Shareholders of Pfizer and Warner-Lambert are urged to obtain current market quotations for Pfizer and Warner-Lambert common stock.


WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE


     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

     - the necessity of coordinating geographically separated organizations; and

     - integrating personnel with diverse business backgrounds.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

     Among the factors considered by the Pfizer and the Warner-Lambert boards of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

                                      I-20A

                                                       CHAPTER ONE -- THE MERGER


WE WILL INCUR SIGNIFICANT EXPENSES AND RESTRUCTURING CHARGES IN CONNECTION WITH THE MERGER TRANSACTION



     In addition to the $1.8 billion termination fee paid by Warner-Lambert to AHP pursuant to the terms of its merger agreement with AHP, Pfizer and Warner-Lambert expect to incur pre-tax charges to operations, currently estimated to be between $1.7 and $2.2 billion, to reflect costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. The majority of these costs will be recorded after the consummation of the merger. This estimate includes anticipated one-time pre-tax charges of approximately $200 million for transaction and merger-related costs and between $1.5 and $2.0 billion of restructuring charges and other related costs. These amounts are preliminary estimates and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Pfizer and Warner-Lambert. Although Pfizer and Warner-Lambert expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all. See "Unaudited Pro Forma Condensed Combined Financial Statements" for more detail on the charges we expect to incur in connection with the merger.



THE MERGER MAY CAUSE DILUTION TO HISTORICAL PFIZER EARNINGS



     The merger and the transactions contemplated by the merger agreement may have a dilutive effect on historical earnings per share of Pfizer due to the additional Pfizer shares that will be issued in the merger. On a historical basis for Pfizer, diluted earnings per share were $0.82 for the year ended December 31, 1999, as compared to $0.79 on a pro forma basis for the combined company. The pro forma figure does not include costs associated with or benefits anticipated from the merger, such as synergies and related cost savings, transaction costs, merger-related costs, restructuring charges or the $1.8 billion termination fee payment by Warner-Lambert to AHP. See "Unaudited Pro Forma Condensed Combined Financial Statements" for additional pro forma financial information for the combined company after the merger.



OBTAINING REQUIRED APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY OR PREVENT COMPLETION OF THE MERGER


     Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission. Pfizer and Warner-Lambert intend to vigorously pursue all required approvals. The requirement for these approvals could delay the completion of the merger for a significant period of time after Pfizer and Warner-Lambert shareholders have approved the proposals relating to the merger at their respective shareholder meetings. See "The Merger Agreement -- Conditions" for a discussion of the conditions to the completion of the merger and "The Proposed
Merger -- Regulatory Matters Relating to the Merger" for a description of the regulatory approvals necessary in connection with the merger. No assurance can be given, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing thereof.

                                                       CHAPTER ONE -- THE MERGER

                           FORWARD-LOOKING STATEMENTS


     We have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Pfizer, Warner-Lambert and the combined company. Forward-looking statements include the information in this document, specifically, regarding:


     - projections
     - efficiencies/cost avoidance
     - cost savings
     - revenue synergies
     - income and margins
     - earnings per share
     - growth
     - economies of scale
     - combined operations
     - the economy
     - future economic performance
     - conditions to, and the timetable for, completing the merger
     - future acquisitions
     - management's plans
     - business portfolios
     - merger and integration-related expenses
     - product launches

     These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

     Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in "Risk Factors" above and elsewhere in this document, and in the documents which are incorporated by reference in this document, could affect the future results of Pfizer and Warner-Lambert, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

COMPETITIVE FACTORS

     - the impact of competitive products, including generic competition;

     - the timing of the introduction of new products;

     - the financial resources of competitors;

     - the ability to respond to price pressures imposed by managed care groups, institutions and government agencies;

     - the ability to respond to technological advances attained by competitors and patents granted to competitors; and

     - the ability to manufacture products competitively and cost effectively.

OPERATING FACTORS

     - changes in the market reaction to Pfizer's and Warner-Lambert's significant pharmaceutical products;

     - the ability to identify new viable chemical compounds and technologies and commercialize innovative and competitive products worldwide;

     - the ability to successfully complete clinical trials and obtain and maintain regulatory approval for new products in the United States and other countries;

     - the effect of other regulatory developments;

     - the ability to gain consumer acceptance for our new products and technologies;

     - the ability to secure and defend intellectual property rights and, when appropriate, license required technology;

     - the ability to generate cash flows or obtain financing to fund growth;

                                                       CHAPTER ONE -- THE MERGER

     - the ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures; and

     - the ability to respond to unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, litigation, withdrawals or declining sales.

ECONOMIC AND INDUSTRY CONDITIONS

     - the effect of economic conditions, inflation and interest rates;

     - the effect of changes in currency exchange rates and political and economic conditions worldwide; and

     - the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters.

                                                       CHAPTER ONE -- THE MERGER

                              THE PROPOSED MERGER

GENERAL

     Pfizer's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Pfizer common stock for use at the Pfizer annual meeting. Warner-Lambert's board of directors is also using this document to solicit proxies from the holders of Warner-Lambert common stock for use at the Warner-Lambert special meeting.

PFIZER PROPOSALS

     At the Pfizer annual meeting, holders of Pfizer common stock are being asked to vote on:

     - the approval of the issuance of Pfizer common stock in connection with the merger;

     - an amendment to Pfizer's certificate of incorporation which would increase the size of Pfizer's board of directors to a maximum of 24 persons;

     - the election of five directors to the Pfizer board of directors;


     - the approval of KPMG LLP as Pfizer's independent auditor for the 2000 fiscal year; and



     - a shareholder proposal which Pfizer does not support.


     THE MERGER WILL NOT BE COMPLETED UNLESS PFIZER'S SHAREHOLDERS APPROVE THE ISSUANCE OF SHARES OF PFIZER COMMON STOCK IN THE MERGER. HOWEVER, APPROVAL OF ANY OTHER MATTER TO BE VOTED UPON AT THE PFIZER ANNUAL MEETING IS NOT A CONDITION TO COMPLETION OF THE MERGER.

WARNER-LAMBERT PROPOSAL

     At the Warner-Lambert special meeting, holders of Warner-Lambert common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

     THE MERGER WILL NOT BE COMPLETED UNLESS WARNER-LAMBERT'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

BACKGROUND OF THE MERGER

     In 1996, Pfizer and Warner-Lambert entered into a series of agreements to co-promote, co-market and license the cholesterol-reducing drug Lipitor(R), which was discovered and developed by Warner-Lambert. Under the terms of the Lipitor(R) marketing agreements, Pfizer was granted the right to promote and market Lipitor(R) in collaboration with Warner-Lambert in the United States and certain foreign countries and to license the product exclusively or semi-exclusively in certain other foreign countries in exchange for one-time payments and other considerations. In countries where Pfizer and Warner-Lambert co-promote Lipitor(R), Pfizer receives a payment based on a percentage of sales and shares in the promotional and marketing costs. In countries where Pfizer licenses the product, Pfizer purchases the product from Warner-Lambert. This combined Lipitor(R) marketing effort has been extremely successful as worldwide sales for this drug were approximately $3.7 billion in 1999.

     Prior to entering into the Lipitor(R) marketing agreements, Pfizer and Warner-Lambert entered into a confidentiality agreement with a standstill provision, which, among other things, limited Pfizer's ability to make a merger proposal to Warner-Lambert.

     In June 1998, Warner-Lambert's management, with the assistance of McKinsey & Company, began reviewing the growth possibilities available to Warner-Lambert to assist the Warner-Lambert board of directors in deciding on Warner-Lambert's strategic path for future growth.

     In November 1998, the Warner-Lambert board, with the assistance of management and outside advisors, began a review of Warner-

                                                       CHAPTER ONE -- THE MERGER

Lambert's growth possibilities. This review grew out of the Warner-Lambert board's belief that it needed to maintain an ongoing proactive effort to address future value enhancement for the benefit of Warner-Lambert's shareholders. Following the November 1998 Warner-Lambert board meeting, Warner-Lambert management, with McKinsey & Company's assistance, continued to evaluate Warner-Lambert's long-term position in the pharmaceutical and consumer health care industries in order to develop the company's strategic plan. This process resulted in the decisions reached at the June 27, 1999 board meeting described below.

     Prior to the June 1999 Warner-Lambert board meeting, John R. Stafford, Chairman of the Board, President and Chief Executive Officer of AHP, telephoned Lodewijk J.R. de Vink, Chairman of the Board, President and Chief Executive Officer of Warner-Lambert. During the course of the telephone conversation, Mr. Stafford expressed his interest in exploring the possibility of a business combination between the two companies. Mr. de Vink deferred any discussions until after the June board meeting.

     On June 27, 1999, the Warner-Lambert board of directors met to review and discuss, among other things, Warner-Lambert's strategic path. The Warner-Lambert board concluded that the company's strong capabilities and growth prospects could be better enhanced for shareholders if Warner-Lambert engaged in a strategic merger with a company with complementary products and pipeline.

     As part of that June board meeting, the Warner-Lambert board of directors considered an analysis of industry participants. Based on a comparative assessment of a number of criteria, the board determined that AHP was the best choice to implement the company's strategy. The Warner-Lambert board concluded that a transaction with AHP would enhance Warner-Lambert's growth potential based on Warner-Lambert's successful growth strategy and would insure that Warner-Lambert stockholders would have a large participation in that value creation. The Warner-Lambert board discussed the contacts from Mr. Stafford and the possibility of exploring a transaction with AHP. At the conclusion of the meeting, the Warner-Lambert board authorized Mr. de Vink to explore with AHP whether a business combination could be developed involving the two companies.

     Messrs. de Vink and Stafford met on several occasions between July 7th and July 21st to discuss the concept of a strategic business combination of Warner-Lambert and AHP. In connection with these discussions, Warner-Lambert and AHP signed a mutual confidentiality and standstill agreement on July 27, 1999 restricting the disclosure of confidential information and the purchase of the other company's common stock.

     Messrs. de Vink and Stafford met again on July 28, 1999 to further discuss a number of aspects of a possible business combination of Warner-Lambert and AHP, including the strategic benefits of such a transaction, the potential areas for cost savings and senior management positions in a combined company. During these July discussions, Mr. Stafford discussed with Mr. de Vink that any such transaction should include both termination fees and stock option agreements. On July 29, 1999, the Warner-Lambert board of directors met and Mr. de Vink reported on his conversations with Mr. Stafford. At the conclusion of the meeting, the Warner-Lambert board of directors authorized Mr. de Vink to pursue further discussions with AHP. These discussions continued throughout August 1999.

     On August 16, 1999, Mr. de Vink reported to the Warner-Lambert board of directors on the status of discussions with AHP, recent events affecting AHP and its stock price and his plans to meet with Mr. Stafford later that evening to discuss further developing a proposal for a merger of equals of Warner-Lambert and AHP. On the evening of August 16, 1999, Messrs. de Vink and Stafford met again to talk about a possible transaction, at which time they discussed, among other things, a recent Texas jury verdict against AHP relating to certain diet drugs AHP had produced in the past, the effect of recent events on AHP's stock price and other

                                                       CHAPTER ONE -- THE MERGER

matters relating to a potential business combination.

     Because of the uncertainties surrounding AHP's stock price, the parties were not able to reach agreement on the basis for proceeding further. Accordingly, on August 31, 1999, Messrs. de Vink and Stafford agreed that they would suspend discussions of a merger between the two companies for 30 days while AHP pursued a settlement of the diet drug litigation and that during this period neither party would talk to other potential merger candidates.

     On September 3, 1999, and again on September 28, 1999, the Warner-Lambert board of directors discussed the status of discussions with AHP and of the AHP diet drug litigation. The Warner-Lambert board of directors reviewed the strategic benefits of a business combination of Warner-Lambert and AHP and discussed the impact of recent events on discussions with AHP and the potential for accomplishing a business combination with AHP.

     On October 7, 1999, AHP announced that it had entered into a memorandum of understanding regarding a comprehensive national settlement relating to its diet drug litigation. Following this announcement, strategic business combination discussions between Warner-Lambert and AHP were revived.

     On the evening of October 11, 1999, Messrs. de Vink and Stafford met again to discuss the potential merger of Warner-Lambert and AHP. At this time, they reviewed the recent memorandum of understanding to settle AHP's diet drug class action litigation, including its potential effect on AHP, and the strategic benefits and synergies that could result from combining the two companies. At the meeting, Messrs. de Vink and Stafford also discussed the potential basis for establishing an acceptable exchange ratio and management and employee issues concerning the combined company.

     On October 12, 1999, members of senior management of Warner-Lambert and AHP met to discuss possible transaction structures, further due diligence that Warner-Lambert and AHP expected to conduct, potential terms of a merger transaction and a possible timetable for the transaction. Warner-Lambert's special outside counsel and AHP's special outside counsel were also present at the meeting. At the meeting, counsel to AHP indicated that as had been previously stated by Mr. Stafford and in light of the fact that AHP had had two prior potential transactions not close, AHP was unwilling to engage in a transaction without the reciprocal termination fee provisions and stock option agreements which were being discussed by the parties.

     At a meeting of the board of directors of Warner-Lambert held on October 14, 1999, Mr. de Vink informed the board of directors of the recent conversations with AHP and indicated that meetings with AHP's management were to be held later in the week. Mr. de Vink informed the Warner-Lambert board of directors that management intended, subject to the board of directors' concurrence, to continue negotiations with AHP and, assuming these negotiations were successful, to reconvene a meeting of the board of directors in the near future.

     From mid-October through November 3, 1999, representatives of Warner-Lambert and AHP and their counsel and other advisors continued to conduct reciprocal legal, business, accounting and financial due diligence and engaged in discussions and negotiations regarding the proposed merger agreement and related documents.

     In October 1999, Pfizer became aware of rumors concerning a possible business combination involving Warner-Lambert and an unknown entity. Given Pfizer's existing strategic relationship with Warner-Lambert, and Pfizer's interest in expanding its relationship with Warner-Lambert, Pfizer inquired into these rumors. On October 25, 1999, William C. Steere, Jr., Chairman of the Board and Chief Executive Officer of Pfizer, sent a letter to Mr. de Vink, expressing Pfizer's interest in a potential business combination between Pfizer and Warner-Lambert. Mr. Steere's October 25th

                                                       CHAPTER ONE -- THE MERGER

letter did not elaborate on what was intended by a business combination and did not include any economic terms.

     After receiving the letter from Pfizer, Mr. de Vink called a Warner-Lambert board of directors meeting for the morning of October 27, 1999. The Warner-Lambert board of directors discussed the October 25th letter from Pfizer and its implications for the proposed transaction with AHP. Mr. de Vink recommended, and the Warner-Lambert board of directors concurred, that he should meet with Mr. Steere and also advise Mr. Stafford of the letter and the proposed meeting. Mr. de Vink telephoned Mr. Steere that day, discussed the letter and the two agreed to meet at Pfizer's offices in New York.

     At the meeting, Messrs. de Vink and Steere discussed the October 25, 1999 letter and certain other matters each of the two participants considered relevant to Pfizer's letter.


     On the morning of October 28, 1999, the Warner-Lambert board of directors met to discuss Pfizer's October 25th letter, the subsequent meeting between Messrs. de Vink and Steere and the implications for the proposed AHP transaction. The Warner-Lambert board of directors also discussed the terms of the proposed merger with AHP, and the strategic rationale for the merger. For a number of reasons, including in the Warner-Lambert board's view the lack of specificity from Pfizer with respect to any potential transaction, the Warner-Lambert board of directors concluded that it would not be in the best interests of Warner-Lambert's shareholders to pursue a transaction with Pfizer. Following the meeting, Mr. de Vink called Mr. Steere during which conversation Mr. de Vink informed Mr. Steere of the Warner-Lambert board's conclusion that it did not wish to abandon Warner-Lambert's strategic path to instead pursue a course involving an acquisition of Warner-Lambert by Pfizer.


     On October 30, 1999, Messrs. de Vink and Stafford met, together with Messrs. Larini and Blount, Warner-Lambert's and AHP's chief financial officers, and Messrs. Johnson and Hoynes, Warner-Lambert's and AHP's general counsels, to discuss a number of the remaining issues between Warner-Lambert and AHP.


     On October 31, 1999, the Warner-Lambert board of directors met to consider the proposed business combination with AHP and to review the terms and conditions of the proposed merger agreement and related issues, including the status of the AHP diet drug litigation. Mr. de Vink reported on his October 28th conversation with Mr. Steere. Warner-Lambert management once again reviewed in detail the objectives and strategic benefits of a merger with AHP and reported on the business, financial and legal due diligence they had conducted on AHP. Skadden, Arps, Slate, Meagher & Flom LLP, special outside counsel to Warner-Lambert, reviewed the fiduciary duties of the Warner-Lambert directors, as well as the principal terms and conditions of the proposed merger agreement and related documents, including the circumstances relating to the payment of termination fees, the ability to provide information to, and negotiate with, third parties concerning competing proposals; provisions relating to AHP's diet drug litigation and liabilities and the stock option agreements. Special outside counsel retained by Warner-Lambert for the purposes of conducting a due diligence examination of AHP's diet drug litigation and the terms of its proposed settlement also made a detailed presentation as to such matters. At the meeting, detailed discussion was held concerning, among other things, the foregoing matters as well as the effect the proposed stock options might have on the use of pooling-of-interests accounting for third parties. The Warner-Lambert board concluded that the merger of equals with AHP was a highly desirable business opportunity for Warner-Lambert and instructed management to finalize merger negotiations with AHP and complete the necessary transaction documents, with a view to having a board meeting or meetings later during the week to review the results of additional due diligence and consider and vote on a definitive transaction.


     On November 1, 1999, Messrs. Stafford and de Vink agreed in principle on an exchange

                                                       CHAPTER ONE -- THE MERGER

ratio of 1.4919 AHP shares for each Warner-Lambert share, subject to approval by the boards of directors of AHP and Warner-Lambert. From November 1 through November 3, 1999, AHP, Warner-Lambert and their counsel continued to negotiate and finalize the terms of the merger agreement and related documents. During this period, Mr. Stafford and counsel to AHP reiterated on several occasions the position that AHP was unwilling to engage in the transaction with Warner-Lambert without the reciprocal termination fee provisions and stock option agreements which had been discussed by the parties since July of 1999.

     On Tuesday, November 2, 1999, Dr. Anthony H. Wild, the President of Warner-Lambert's pharmaceutical sector, met with Dr. Henry A. McKinnell, Pfizer's President and Chief Operating Officer to discuss the existing marketing agreement involving Lipitor(R) and that each company wished to expand the strategic relationship into other areas. During this meeting, Dr. McKinnell and Dr. Wild also had a conversation concerning the market rumors surrounding Warner-Lambert and a potential business combination.

     During the evening of November 2, reporters from The Wall Street Journal contacted both AHP and Warner-Lambert to inquire about a potential business combination of the two companies. As a result, the two companies decided to accelerate final consideration of the proposed AHP/Warner-Lambert merger, and meetings of the Warner-Lambert and AHP boards of directors were scheduled for the evening of November 3.

     On the morning of November 3, 1999, an article appeared in The Wall Street Journal and stories appeared in other media sources discussing a potential merger of AHP and Warner-Lambert.

     Following the November 3, 1999 article in The Wall Street Journal that reported that Warner-Lambert was about to enter into a merger agreement with AHP, Mr. Steere again wrote to Mr. de Vink. Mr. Steere expressed his disappointment that Warner-Lambert had apparently chosen to enter into a merger with AHP, reiterated Pfizer's view of the advantages of a transaction between Pfizer and Warner-Lambert and invited and encouraged Warner-Lambert to discuss such a proposal.

     Also on November 3, 1999, two Pfizer directors, M. Anthony Burns and Dana
G. Mead, separately approached two Warner-Lambert directors, William R. Howell and Robert N. Burt, to discuss the strategic plans of Warner-Lambert. Both Mr. Burns and Mr. Mead expressed Pfizer's interests in exploring a business combination between Pfizer and Warner-Lambert.

     Later in the day on November 3, 1999, a special meeting of the board of directors of Warner-Lambert was held, at which all of Warner-Lambert's directors were present in person or by phone. At this meeting, Warner-Lambert's legal advisors updated the Warner-Lambert board of directors on the final terms of the merger and stock option agreements and again reviewed with the board its fiduciary duties. Bear Stearns, Warner-Lambert's financial advisor, delivered its fairness opinion. At the November 3rd meeting, the Warner-Lambert board again focused on Pfizer's expressions of interest (including the conversations that had occurred with Messrs. Burns and Mead) and Mr. Steere's letters. The Warner-Lambert board discussed that AHP had stated it would not continue discussions with Warner-Lambert or remain willing to agree to a business combination with Warner-Lambert if Warner-Lambert commenced negotiations with Pfizer. Accordingly, the Warner-Lambert board determined that it would be putting the AHP transaction at risk if it were to pursue what it believed to be an indefinite expression of interest from Pfizer. The board also focused on the fact that AHP had not changed its position -- which it had taken since the outset of discussions in July -- that its willingness to enter into a transaction with Warner-Lambert was conditioned on including in the terms of the transaction the termination fee and execution of mutual stock option agreements, and the board's belief that such provisions were not unusual in transactions of this type. The board

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                                                       CHAPTER ONE -- THE MERGER

considered the potential accounting impact that the mutual stock option agreements might have on third parties if the stock option agreements were to become exercisable. The board also considered the fact that all of the provisions in the proposed transaction documents with AHP which placed some constraint on third party interest were mutual -- that is, for example, AHP had granted Warner-Lambert a reciprocal stock option agreement on AHP shares and had itself agreed to a termination fee. Following these presentations and further discussion, the Warner-Lambert board of directors unanimously approved the merger and related agreements and decided to recommend that the Warner-Lambert shareholders approve and adopt the merger and the merger agreement with AHP.


     On November 3, 1999, following the approvals of AHP's and Warner-Lambert's respective boards of directors, the parties executed the merger agreement and the related documents. Prior to the commencement of trading on November 4, 1999, Warner-Lambert and AHP issued a joint press release announcing the execution of the merger agreement. Following such announcement, Warner-Lambert common stock traded as high as $85.00 and AHP stock traded as high as $58.00 before trading was halted pending the announcement by Pfizer referred to below.



     Upon the announcement on November 4, 1999, of the merger agreement between AHP and Warner-Lambert, Pfizer concluded that the standstill agreement had been terminated. Mr. Steere immediately sent a letter to Mr. de Vink including a merger proposal between Pfizer and Warner-Lambert and encouraging Warner-Lambert to immediately consider the proposal. Pfizer offered Warner-Lambert shareholders 2.5 shares of Pfizer common stock for each share of Warner-Lambert common stock in a tax-free transaction. Pfizer's offer was conditioned on the elimination of the termination fee provision and cancellation of the stock option agreement granted to AHP, which had been reported in the press as being part of the overall merger agreement between Warner-Lambert and AHP. In addition, Mr. Steere highlighted many of what Pfizer considered the financial and operational advantages of a combination between Pfizer and Warner-Lambert.


     In addition, on November 4, 1999, Pfizer announced that it had commenced a legal action in the Delaware Court of Chancery against Warner-Lambert, Warner-Lambert's directors and AHP seeking to enjoin payment of the termination fee and invalidate the stock option agreement granted to AHP. The lawsuit claimed, among other things, that the termination fee, reciprocal stock option agreements and a provision prohibiting Warner-Lambert's directors from amending or redeeming the Warner-Lambert shareholder rights plan for any transaction other than the AHP merger were invalid and that Warner-Lambert's directors breached their fiduciary duties to their shareholders by entering into the merger agreement with AHP, which contained these provisions. The legal action also alleged that AHP aided and abetted that breach of fiduciary duties.

     On November 4, 1999, the Warner-Lambert board of directors met to consider Pfizer's proposal and the litigation commenced by Pfizer. Under the merger agreement between AHP and Warner-Lambert, each party retained the right to deal with acquisition proposals made to it by third parties if its board, in good faith, believed such proposal was, or was reasonably likely to result in, a "superior proposal" -- that is, a proposal that (1) was better for its stockholders from a financial point of view than the Warner-Lambert/AHP combination and (2) was reasonably capable of being completed -- then such party was permitted to enter into discussions and negotiations with respect to such proposal. Because Pfizer had conditioned its proposal on the elimination of contractual provisions in Warner-Lambert's agreement with AHP, Warner-Lambert's board determined that it was unable to conclude that Pfizer's conditional proposal was reasonably likely to be completed. Accordingly, based on the facts then existing, the Warner-Lambert board concluded on November 4, 1999 that the Pfizer proposal did not meet the capability of completion test discussed above, and that it was

                                                       CHAPTER ONE -- THE MERGER

not in a position at that time to take any action with respect to the Pfizer proposal.

     On November 5, 1999, Warner-Lambert issued a press-release to that effect and reaffirmed its commitment to its announced business combination with AHP. On November 9, 1999, Mr. de Vink sent a letter to Pfizer's board of directors stating that Warner-Lambert remained committed to the AHP transaction. On November 12, 1999, Mr. Steere sent a letter, in response to Mr. de Vink's November 9th letter, to Mr. de Vink and the Warner-Lambert board of directors, stating that it was still Pfizer's view that a strategic combination of Pfizer and Warner-Lambert was a unique opportunity to merge the two fastest-growing companies in the pharmaceutical industry and that Pfizer was committed to completing a merger with Warner-Lambert.

     In early November, Warner-Lambert, with the assistance of McKinsey & Company and its financial and legal advisors, once again began to review the strategic alternatives available to Warner-Lambert in light of the unsolicited proposal by Pfizer.

     On November 15, 1999, Pfizer filed a Registration Statement on Form S-4 with the SEC to register the shares of Pfizer common stock to be issued to Warner-Lambert shareholders in the proposed Pfizer merger. On that same day, Warner-Lambert issued a press release announcing that it was reviewing all of its strategic options concerning its relationship with Pfizer and the status of the Lipitor(R) marketing agreements and that it was seeking to make public the terms of the Lipitor(R) marketing agreements between Warner-Lambert and Pfizer. Pfizer agreed with Warner-Lambert's request to make public the terms of the Lipitor(R) marketing agreements, and, on the following day, Warner-Lambert made public all of those agreements.

     On November 23, 1999, Pfizer filed a second lawsuit in the Delaware Court of Chancery against Warner-Lambert and AHP, alleging that certain actions taken by Warner-Lambert in entering into the merger agreement with AHP constituted a breach of the standstill provision in the 1996 confidentiality agreement and that the merger agreement with AHP should be voided. On November 29, 1999, Warner-Lambert filed an answer and counterclaim to Pfizer's complaint filed on November 23, 1999, in which Warner-Lambert claimed that Pfizer breached the standstill provision in the 1996 confidentiality agreement and that Pfizer used confidential information in breach of the confidentiality agreement in making its bid for Warner-Lambert and accordingly sought a declaratory judgment that Warner-Lambert was entitled to terminate the Lipitor(R) agreements.

     On November 30, in response to Warner-Lambert's filing of its counterclaim against Pfizer, AHP informed Warner-Lambert that it was "prepared to work with Warner-Lambert to provide a mechanism, consistent with the AHP/Warner-Lambert merger agreement, for fairly allocating to Warner-Lambert's shareholders additional value ultimately created by the recovery of the marketing rights to Lipitor(R)."

     On December 2, 1999, the board of directors of Warner-Lambert sent a letter to its shareholders detailing the events and deliberations that led to Warner-Lambert's execution of the merger agreement with AHP. The board reiterated its commitment to maximizing shareholder value and expressed, in detail, the reasons for its belief that Pfizer's proposal was not a superior proposal as described above.

     On December 16, 1999, Pfizer filed preliminary materials with the SEC for a consent solicitation of Warner-Lambert's shareholders to remove Warner-Lambert's board of directors and replace it with seven independent nominees. Also on that same day, Pfizer delivered to Warner-Lambert a draft of a merger agreement for Pfizer's proposed transaction with Warner-Lambert, accompanied by a letter from Mr. Steere to Mr. de Vink which reiterated Pfizer's belief that the competitive advantage of combining Pfizer and Warner-Lambert was compelling and highlighted the difference in the market valuation of Pfizer's proposal as compared with the AHP transaction.

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                                                       CHAPTER ONE -- THE MERGER

     On December 17, 1999, Warner-Lambert filed a motion in Delaware Court of Chancery for a preliminary injunction to bar Pfizer from proceeding with its consent solicitation until the decision on Warner-Lambert's counterclaims concerning Lipitor(R). Warner-Lambert claimed that Pfizer's consent solicitation was prohibited by the standstill provisions of the 1996 confidentiality agreement. The objective of the preliminary injunction was to ensure that Pfizer did not solicit or use consents for the Warner-Lambert shareholders until the outcome of Warner-Lambert's Lipitor(R) claims were known. At the time the motion was made, the trial of the Lipitor(R) claims was scheduled to start on April 10, 2000. On December 20, 1999, Pfizer filed a reply to the Warner-Lambert's answer and counterclaim filed on November 29, 1999 in the suits related to the Lipitor(R) marketing agreements.

     On December 20, 1999, Warner-Lambert and AHP filed with the SEC a joint proxy statement/prospectus on Form S-4 with respect to the proposed merger between Warner-Lambert and AHP. On December 21, 1999, Warner-Lambert filed preliminary consent solicitation revocation materials with the SEC in opposition to Pfizer's intended consent solicitation of Warner-Lambert's shareholders. Warner-Lambert planned to solicit the revocations of any consents Pfizer may have received in connection with Pfizer's attempt to replace Warner-Lambert's board of directors.

     On December 21, 1999, a jury awarded $150 million to five persons in diet-drug related litigation brought against AHP in Mississippi. Later that evening, AHP announced that it had reached a settlement of that claim and of substantially all of the other diet drug cases pending in Mississippi for an undisclosed amount. On December 22, 1999, the first full trading day following the announcement of the Mississippi settlement, AHP's stock price traded as low as $39.8125 on The New York Stock Exchange.

     On December 22, 1999, the Delaware Court of Chancery modified the litigation schedule between Warner-Lambert, AHP and Pfizer. The court scheduled a hearing for January 10, 2000, on Warner-Lambert's motion for a preliminary injunction against Pfizer's consent solicitation based on the standstill provision. The court scheduled a one-week trial to commence on February 14, 2000 on Warner-Lambert's claims that Pfizer had violated the Lipitor(R) agreements, and Pfizer's claims against Warner-Lambert under those agreements. As part of its ruling, the court rescheduled its hearing on Pfizer's challenges to the Warner-Lambert/AHP merger agreement to March 15 from the previously scheduled January 31, 2000 date.

     On December 23, 1999, Pfizer sent a letter to the Delaware Court of Chancery stating that Pfizer would take no action on its preliminary consent solicitation to remove the Warner-Lambert board of directors until the Lipitor(R) issues were resolved at trial. On December 29, 1999, Warner-Lambert advised the Delaware Court of Chancery that since Pfizer had voluntarily agreed to postpone its consent solicitation until after the Lipitor(R) trial, there was no reason to hold the January 10, 2000 hearing.

     Throughout December 1999, Warner-Lambert's management, with the assistance of its outside advisors, continued to explore strategic options for Warner-Lambert. Among the alternatives discussed were: continuing to pursue the negotiated transaction with AHP; pursuing a modified transaction with AHP; pursuing a transaction with AHP and a third party; disengaging itself from AHP and seeking an alternative transaction with Pfizer or another third party; and pursuing a series of small acquisitions during the pendency of the AHP transaction, with AHP's permission.

     In late December 1999, Warner-Lambert's financial advisors learned that Procter & Gamble Company had expressed an interest in exploring a business combination transaction involving both Warner-Lambert and AHP. Accordingly, on January 5, 2000, Messrs. de Vink and Stafford met with Mr. Durk Jager, Chairman, President and Chief Executive Officer of Procter & Gamble, and other members of Procter & Gamble's top

                                                       CHAPTER ONE -- THE MERGER

management to discuss a potential business combination among the three companies. Mr. Jager expressed interest in such a transaction, but stated that his financial personnel and outside advisors would need to further study such a business combination to determine whether it might be a feasible strategy for Procter & Gamble and its shareholders. Shortly thereafter the parties executed mutual confidentiality agreements governing the exchange of confidential information to take place in connection with their discussions.

     On January 6, 2000, in discussions between Warner-Lambert and AHP, AHP indicated a willingness to consider amending its merger agreement with Warner-Lambert to increase the exchange ratio, conditioned on Pfizer withdrawing its proposal in return for Warner-Lambert not pursuing its Lipitor(R) agreements claims against Pfizer. The proposed exchange ratio would be designed to deliver for each share of Warner-Lambert common stock AHP common stock with a value of $74.925, based on an average trading price of AHP common stock over a specified period, but in no event would such exchange ratio be greater than 1.8739 or lower than 1.6. On that date, the Warner-Lambert board of directors met to consider, among other things, the proposed merger with AHP (including its proposal on that day) and Pfizer's proposal; recent developments in the company's litigation with Pfizer relating to the AHP transaction and to the Lipitor(R) agreements; and management's ongoing analysis of the strategic paths available to Warner-Lambert. On January 5, 2000, Warner-Lambert shares had closed at $80.5625 per share, Pfizer's at $31.1875 per share, and AHP's at $41.625 per share. The Warner-Lambert board determined not to pursue that AHP proposal under the existing circumstances. The board authorized management to continue to assess Warner-Lambert's situation and explore alternative transactions and partners within the terms of its agreement with AHP. Mr. de Vink also informed the board of directors that he and Mr. Stafford had met with Mr. Jager and other members of Procter & Gamble's top management and that Procter & Gamble had expressed interest in exploring a business combination transaction involving both Warner-Lambert and AHP. The board authorized Mr. de Vink to further pursue this opportunity with Mr. Stafford in compliance with the terms of the merger agreement that Warner-Lambert had signed with AHP.

     Over the course of the next three weeks, representatives of Procter & Gamble and their advisors participated in numerous telephone calls and meetings with representatives of Warner-Lambert and AHP and their respective advisors to conduct legal, business, accounting and financial due diligence on the companies in contemplation of the proposed business combination transaction among the three parties. Inside and outside legal counsel for the three companies also discussed on several occasions possible transaction structures and the non-financial terms of a possible acquisition agreement.

     During the time period from the execution of the Warner-Lambert/AHP merger agreement through January 12, 2000, AHP common stock had traded on the New York Stock Exchange at a low of $36.50 on December 27, 1999, compared to its trading high of $58.00 on November 4, 1999 following announcement of the execution of the merger agreement between Warner-Lambert and AHP. On January 12, 2000, the closing price for AHP common stock on the NYSE was $42.1875, and the closing price for Pfizer common stock was $35.1250.

     On January 13, 2000, the board of directors of Warner-Lambert met to discuss the status of the proposed merger with AHP, the ongoing Pfizer situation, and reports from management concerning its exploration of alternative strategies for Warner-Lambert. The board again considered the outstanding proposal from Pfizer in light of the then-current circumstances, including the significant disparity in value that the financial markets had placed on 2.5 shares of Pfizer common stock compared to 1.4919 shares of AHP common stock, and whether those circumstances might allow the board to conclude that there was a reasonable likelihood that Pfizer's proposal could result in a "superior proposal" within the terms of the

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

                                                       CHAPTER ONE -- THE MERGER

AHP merger agreement -- that is, could result in a proposal that was both financially superior to the AHP transaction and reasonably capable of being completed. Warner-Lambert's financial advisors gave a presentation on the financial aspects of Pfizer's proposal. The board also carefully considered whether recent events might cause the board to reach a different conclusion than it had previously reached, and to determine that there was a reasonable likelihood that Pfizer's proposal could result in a financially superior transaction reasonably capable of completion.

     At its January 13th board meeting, the board, after lengthy discussions, concluded that circumstances -- including the increasing market value spread between the AHP and Pfizer transactions, the approaching trial dates on the validity of the termination fee and the stock option agreements, the pending trial relating to the Lipitor(R) agreements, and certain statements which the press reported Pfizer having made at various times with respect to the necessity for pooling-of-interests accounting had changed since the board had made its earlier determinations. The board also noted that, as a result of the significant value disparity between the two transactions, it was becoming increasingly less likely that the Warner-Lambert shareholders would vote to approve the AHP transaction. In light of the foregoing factors, the board considered the following: its view of the likelihood of AHP agreeing with Warner-Lambert to mutually cancel the reciprocal stock option agreements for no consideration, thereby permitting Pfizer to pursue a pooling-of-interests transaction with Warner-Lambert; the possibility of the Delaware court declaring the stock option agreements, and possibly the termination fees, unenforceable; and its view of the possibility of Pfizer waiving one or both of the conditions to its proposal.

     Accordingly, after much deliberation, the board concluded that there was a reasonable likelihood that the Pfizer proposal could result in a transaction, reasonably capable of being completed, that was better financially for Warner-Lambert shareholders than the AHP transaction -- and therefore could lead to a "superior proposal" within the framework of Warner-Lambert's merger agreement with AHP. At the conclusion of the January 13th board meeting, the board of directors authorized Warner-Lambert representatives to enter into discussions with Pfizer to explore a potential business combination.

     On January 13, 2000, Warner-Lambert issued a press release to the effect that it was exploring its strategic alternatives including meeting with Pfizer and stating that in light of changing circumstances its board of directors had authorized management to enter into discussions with Pfizer to explore a potential business combination. On that same day, Warner-Lambert and Pfizer reached a threshold discussions agreement to preserve their respective rights in the pending litigation between the parties as they discussed a business combination. Thereafter, representatives of Pfizer and Warner-Lambert began discussions.

     Between January 13 and 17, Messrs. de Vink and Steere met on three occasions to discuss a potential business combination between Pfizer and Warner-Lambert. During those meetings, although Messrs. Steere and de Vink found that they did not disagree on many of the governance and related issues in connection with the integration of the companies, they did not agree upon valuation and certain other matters related to a transaction.

     On January 17, 2000, Mr. Steere sent letters to Mr. de Vink and the Warner-Lambert board of directors outlining Pfizer's position in the negotiations and urged Warner-Lambert to accept Pfizer's offer on the terms outlined in the letter, which included an increase in Pfizer's exchange ratio to
2.525 Pfizer shares for each Warner-Lambert share. Mr. Steere also stated that any eventual transaction between Pfizer and Warner-Lambert must be accounted for as pooling-of-interests to benefit the shareholders of both companies.

     On January 18, 2000, Mr. de Vink sent Mr. Steere a letter expressing, among other things, concern that Pfizer's revised offer was not in the best interests of Warner-Lambert and its shareholders. Also on January 18, Mr. Steere

                                                       CHAPTER ONE -- THE MERGER

sent a reply letter to Mr. de Vink expressing his views on the concerns conveyed by Mr. de Vink in his correspondence.

     On January 19, 2000, the Warner-Lambert board of directors met to discuss the ongoing events surrounding Warner-Lambert and to receive an update on the status of the discussions with Procter & Gamble. The board directed Warner-Lambert management to continue to pursue such discussions while continuing to engage in discussions with Pfizer.

     On January 19, 2000, news reports concerning a possible business combination among Procter & Gamble, Warner-Lambert and AHP began to surface. On January 21, 2000, news reports stated that Procter & Gamble's board had met to discuss a possible business combination with Warner-Lambert and AHP. Representatives from Procter & Gamble did not comment on the rumors.

     As the discussions between Pfizer and Warner-Lambert continued, on January 23, 2000, Mr. Steere sent a letter to Mr. de Vink to express his concern that there was still no progress on one of the main issues in the discussions -- Pfizer's potential difficulty accounting for the potential merger with Warner-Lambert as a pooling-of-interests unless the stock option agreements, exchanged with AHP as part of the Warner-Lambert/AHP transaction, were cancelled.

     On January 24, 2000, Mr. de Vink sent a letter to Mr. Steere, emphasizing that Warner-Lambert was continuing to examine the strategic alternatives that would provide the best value alternative for its shareholders, and stating that Warner-Lambert was unable to control the actions of AHP with respect to the stock option agreements which Warner-Lambert had exchanged as part of their merger agreement.

     On January 24, 2000, Procter & Gamble issued a press release announcing that it had terminated merger talks with both Warner-Lambert and AHP. Following the announcement by Procter & Gamble, on January 24, 2000, Warner-Lambert issued a press release stating that it was continuing to explore strategic alternatives, including discussions with Pfizer, in order to achieve the greatest value for its shareholders. Also on January 24, 2000, AHP agreed to waive certain provisions of its merger agreement with Warner-Lambert in order to permit Warner-Lambert to discuss potential business combinations with third parties.

     Following the waiver by AHP of the applicable provisions contained in the Warner-Lambert/AHP merger agreement, Warner-Lambert management and outside advisors contacted a number of proposed strategic partners to determine whether any such party had an interest in pursuing a business combination transaction with Warner-Lambert that would be more favorable for Warner-Lambert shareholders than the transaction proposed by Pfizer. None of the parties contacted expressed any such interest.

     On January 25, 2000, the board of directors of Warner-Lambert met to discuss, among other things, Warner-Lambert's strategic alternatives in light of Procter & Gamble's recent announcement and the status of negotiations with Pfizer.

     On January 25, 2000, AHP waived additional provisions of its merger agreement with Warner-Lambert by permitting Warner-Lambert to exchange confidential information with Pfizer without Pfizer first being required to agree to standstill provisions comparable to those contained in a confidentiality agreement between Warner-Lambert and AHP. Pfizer and Warner-Lambert thereafter executed a confidentiality agreement and exchanged financial, business and legal information about their companies.

     Throughout the week of January 24, 2000, representatives of Pfizer met with representatives of Warner-Lambert to discuss the possibility that the companies could resolve the issues relating to Pfizer's offer. The discussions focused on such issues as valuation; regulatory issues; the contribution to the strategic vision of the combined company by the directors and officers of both companies; possible governance structures which would afford senior executives

                                                       CHAPTER ONE -- THE MERGER

of both companies the opportunity to participate in the realization of this strategic vision; employee issues; the name and principal office location of the combined company; non-solicitation; termination provisions and other related agreements.

     During the period between January 31 and February 5, Pfizer and Warner-Lambert continued to discuss a number of matters in connection with the proposed transaction, including the completion of satisfactory due diligence, the need to terminate the merger agreement between Warner-Lambert and AHP and cancel the stock option agreement granted to AHP in a manner that would not allow the stock option agreement to become exercisable and to enable Pfizer and Warner-Lambert to account for any transaction as a pooling-of-interests, outstanding issues concerning employee benefit matters, empowerment of a transition committee to coordinate the integration of the two companies and a satisfactory contract concerning provision related to certain products. During this period, representatives of the parties discussed the exchange ratio, and Pfizer stated its willingness to agree to a 2.75 per share exchange ratio.

     On February 3, 2000, the Warner-Lambert board met again to receive an update regarding, and to discuss the status of negotiations with, Pfizer. Also on February 3, Messrs. de Vink, Steere and Stafford met to discuss Pfizer's continued desire to enter into a merger with Warner-Lambert, AHP's rights under its merger agreement with Warner-Lambert, and possible resolutions for the situation.

     On February 4, 2000, Mr. Stafford indicated that AHP would be willing to permit the stock option agreements exchanged in connection with the merger agreement to be mutually cancelled without consideration. This removed what Pfizer and Warner-Lambert believed to be the final obstacle to Pfizer's ability to account for a transaction with Warner-Lambert as a pooling-of-interests transaction.

     At a February 6 special meeting to consider the merger, the Pfizer board of directors reviewed with senior management, Lazard Freres and Merrill Lynch, its financial advisors, and Cadwalader, Wickersham & Taft, its legal advisor, the terms and conditions of the proposed merger. In connection with this review, both Lazard Freres and Merrill Lynch delivered oral opinions (subsequently confirmed in writing) as to the fairness, from a financial point of view, of the exchange ratio to Pfizer. In addition, the Pfizer board of directors considered the issues presented by management and by the financial and legal advisors, including the factors discussed under "Our Reasons for the Merger" and "Factors Considered by, and Recommendation of, the Board of Directors of Pfizer." After discussion and due consideration, the Pfizer board of directors unanimously approved the merger agreement between Pfizer and Warner-Lambert and authorized management to execute and deliver all necessary agreements.

     On the evening of February 6, 2000, at a meeting of Warner-Lambert's board of directors, the Warner-Lambert board of directors, following presentations by senior management, outside counsel and financial advisors, authorized Warner-Lambert to enter into an agreement providing for the mutual cancellation of the stock option agreements between Warner-Lambert and AHP in a manner that did not allow the stock options to be exercisable and with no consideration paid for their cancellation. Following further discussion between representatives of AHP and Warner-Lambert, Warner-Lambert and AHP executed and delivered the mutual cancellation of the stock option agreements.

     Thereafter, Warner-Lambert reconvened its board of directors, with all but one of Warner-Lambert's directors being present. The Warner-Lambert board of directors then considered and approved a merger transaction with Pfizer. Prior to such approval, the Warner-Lambert board of directors received fairness opinions from Bear Stearns and Goldman Sachs in connection with approval of the merger agreement with Pfizer, and considered the matters described under "Our Reasons for the Merger" and "Factors Considered by, and Recommendations of, the Board of Directors of Warner-Lambert."

                                                       CHAPTER ONE -- THE MERGER

Shortly following conclusion of such meeting, Warner-Lambert delivered to AHP a notice that the Warner-Lambert board of directors had concluded that the Pfizer transaction was a "superior proposal" and had changed its recommendation of the AHP merger. Then, AHP delivered notice to Warner-Lambert of termination of their merger agreement. Over the next several hours, Pfizer and Warner-Lambert completed negotiations of a merger agreement between the parties and then executed and delivered a definitive merger agreement.

     Before the opening of trading on February 7, 2000, Warner-Lambert and Pfizer issued a joint press release announcing the execution of the merger agreement and the termination of Warner-Lambert's merger agreement with AHP. Also on February 7, 2000, Warner-Lambert paid to AHP $1.8 billion pursuant to the termination provisions of the Warner-Lambert/AHP merger agreement.

OUR REASONS FOR THE MERGER


     While each of Pfizer and Warner-Lambert has excellent growth potential and prospects for its immediate and long-term future as a stand-alone entity, we both believe that a combination of the two companies will create a leading global pharmaceutical and consumer health care company with greater diversity, breadth and financial resources that will have the opportunity to enhance shareholder value in ways that are unlikely to be achieved by Pfizer or Warner-Lambert alone. Specifically, the combined company would be uniquely positioned to realize:


     - enhanced revenue potential;

     - significant cost savings;


     - the benefits of combining Pfizer's and Warner-Lambert's operations;



     - the benefits of its leadership position in major therapeutic categories; and


     - the benefits of a strong management team drawn from both companies.


     Enhanced Revenue Potential. The merger will combine the two fastest-growing major research-based firms in the pharmaceutical industry, which will allow for significant growth potential, improved financial returns and accelerated earnings growth. The combined company would be a substantially larger enterprise with a broader and more diversified product line than either Pfizer or Warner-Lambert on a stand-alone basis, with estimated combined revenues in excess of $31 billion in 2000. The management of both companies believes that the financial performance of the combined company will reflect its industry leadership position with anticipated results on a pro forma basis giving effect to the substantial anticipated cost savings as set forth below:



                                                                WARNER-
                                                      PFIZER    LAMBERT    COMBINED
                                                      ------    -------    --------
Return on Equity (2000).............................    40%       38%         47%
Return on Assets (2000).............................    19%       19%         22%
EPS Growth (1999-2002)..............................    20%       20%         25%



     Note: These returns exclude the impact of one-time unusual charges such as Warner-Lambert's $1.8 billion termination fee to AHP, both Pfizer's and Warner-Lambert's transaction fees and merger-related costs (estimated at $200 million) and the restructuring charges and other related costs for the combined company (estimated to be between $1.5 billion and $2.0 billion). The Combined Return on Equity and the Combined Return on Assets gives full effect to the substantial anticipated cost savings of $1.6 billion before tax. The Combined EPS Growth assumes that the $1.6 billion of cost savings are phased in over this time period.

                            ------------------------

                                                       CHAPTER ONE -- THE MERGER

     As competition intensifies in the industries in which Pfizer and Warner-Lambert participate, we believe that a combined company will benefit from an enhanced potential for revenue growth in the following areas and for the following reasons:


     - Pharmaceuticals. The combined company expects to have nearly $24 billion in prescription pharmaceutical sales in 2000. Together the two companies had seven products that they own or co-promote with sales of more than $1 billion in 1999, namely Lipitor(R), Viagra(R), Celebrex(R), Norvasc(R), Zoloft(R), Zithromax(R) and Diflucan(R). In addition, in 1999, the two companies, together, had thirteen products with sales in excess of $500 million each, including Neurontin(R), Rezulin(R) and Accupril(R), and twelve of those products had an annual growth of 10% or more in 1999, more than double its closest industry competitor. Warner-Lambert monitors and evaluates data relating to Rezulin(R) and, together with the FDA, continues to assess the risk/benefit profile of Rezulin(R). While Warner-Lambert remains convinced of the favorable risk/ benefit profile of the drug, it cannot predict what action, if any, the FDA may take with respect to it. Such action may include further labeling changes, additional monitoring, warnings to patients or limitations in the patient population. The FDA also has the power to order the removal of Rezulin(R) from the market.



       We believe that the combined company's enhanced market presence and sales penetration in key products, coupled with its increased research and development capabilities which may lead to the development of new pharmaceutical products and its enhanced capabilities to successfully bring such products to market, will lead to enhanced potential for revenue growth. Most of the major products of both Pfizer and Warner-Lambert will continue to have patent protection well into this decade. The earnings per share growth of both Pfizer and Warner-Lambert has been at the top of the major pharmaceutical companies. Pfizer's and Warner-Lambert's selling, information and administrative expense ratio is among the highest for major pharmaceutical companies and provides the opportunity to support the combined growth of products of both the Pfizer and Warner-Lambert pipelines of new products, as well as organic and geographic growth of present products.



     - New Products and Broad and Diversified Product Line. The combination of Pfizer's pipeline of new products with Warner-Lambert's pipeline of new products would provide the combined company with the potential for sustainable revenue growth for the future. On October 1, 1999, the FDA approved Tikosyn(R), Pfizer's newest cardiovascular drug for atrial fibrillation, a cardiac condition. Tikosyn(R) is the first new oral anti-arrhythmic for atrial fibrillation to be approved in the past ten years. In addition, on October 27, Pfizer received an approvable letter from the FDA for Relpax(R), a new treatment for migraine headaches. Pfizer has also developed a new treatment for psychotic disorders called Zeldox(R). The FDA did not approve the original new drug application of Zeldox(R); however, additional studies have been conducted and the amended new drug application is planned to be filed with the FDA during the first half of this year. This drug is effective in treating a broad spectrum of symptoms of psychosis. Vfend(R) is being developed to complement the clinical profile of Diflucan(R), the number one selling antifungal agent on the market. Vfend(R) will provide new treatment options for patients who suffer from serious fungal infections. This drug will also find important use in patients who are at high risk as a result of leukemia or bone marrow transplants. Importantly, Vfend(R) should be safe and effective for use in

                                                       CHAPTER ONE -- THE MERGER

       children. Valdecoxib(R), the second-generation COX-2 inhibitor that Pfizer is co-developing with G.D. Searle, is being evaluated in osteoarthritis, rheumatoid arthritis and pain. This drug has already reached phase III clinical trials. Also in phase III development is an inhaled insulin drug to treat diabetes which is being co-developed with Aventis SA. Warner-Lambert is developing pregabalin as the possible next-generation successor to Warner-Lambert's widely-prescribed anti-convulsant treatment Neurontin(R). While Neurontin(R) and pregabalin appear similar in their mechanism of action, studies indicate that pregabalin may be five to ten times more potent than Neurontin(R) and may be useful for a wider range of disorders. On a combined basis, there are currently 138 additional development programs, whose candidates include a number of especially interesting compounds, which, pending successful development, could be expected to deliver several new drugs to the market by 2003-2005.

       - Increased Scale.  Scale has importance in many areas, including:

          - financial strength;

          - research and development of new products;


          - an increased presence in major international markets;


          - a reduction in the need to partner with third parties for major product launches;

          - an increased ability to attract better licensing partners;

          - improved marketing, sales support penetration and higher market shares in certain key products; and

          - distribution capabilities, as well as enhancement of existing competencies.

     We believe the increased scale of the combined company, and the benefits in the areas mentioned above, will result in an enhanced potential for revenue growth.

     While we expect that we will be able to realize enhanced revenues, no assurance can be given that we will actually be able to do so.


     Significant Cost Savings. The combined company is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of redundant facilities and functions which would exist in the combined company in the United States, as well as in multiple organizations and systems in over thirty foreign countries and the benefits of leveraging our combined annual external purchases of over $10 billion. Pfizer estimates that savings from reductions in cost of goods sold will be realized by optimization of global manufacturing, involving over 100 manufacturing sites of the two companies around the world. Savings from sales, general and administrative expenses are expected to be realized by the combination of two worldwide headquarters and multiple staff support functions in over thirty countries. In addition to the competitive advantage gained by the size of the research and development budget, the combination of the research and development programs will permit the combined company to utilize the best science, research, and procedures of each program. Pfizer's research and development expenditures have been growing by a compound annual growth rate of 21% over the last 3 years. Based on our review of and assumptions about the operations and infrastructure of the two companies, we expect that the combined company will realize annual cost savings of approximately $1.6 billion by 2002. We expect to achieve such cost savings as follows:



     - $200 million in 2000 (from an anticipated merger closing at mid-year, to year-end);



     - $1 billion in 2001; and



     - $1.6 billion in 2002.

                                                       CHAPTER ONE -- THE MERGER

     The estimated cost savings reflect the realization of cost reduction opportunities and efficiencies through the ability to consolidate separate stand-alone operations into a single entity. While we expect that we will be able to realize these cost savings, no assurance can be given that we will actually be able to do so.

     Combination of Operational Factors. We expect the merger to provide for significant opportunities in sales and marketing and in research and development, including new opportunities for innovation in supporting existing products and bringing new products to market. With the enhanced marketing and manufacturing platform provided by the merger, the combined company would be poised for substantial future growth. The research and development resources of the combined company are expected to sustain the company into the foreseeable future with a research and development budget of approximately $4.7 billion in 2000. Warner-Lambert has a leading position in the over-the-counter drug business with substantial experience in converting prescription products to over-the-counter products. Pfizer's and Warner-Lambert's over-the-counter businesses are complementary and are expected to be an excellent platform for converting prescription products to over-the-counter for the combined company. While we expect that the combination of our complementary technology platforms will result in new opportunities for innovation in supporting existing products and bringing new products to market, no assurance can be given that we will be able to do so.

     Leadership in Major Therapeutic Categories. The combined company will have major products in the following major therapeutic categories:

     - Cardiovascular, with such products as Norvasc(R), Accupril(R) and Cardura(R);

     - Lipid Lowering, with the product Lipitor(R);

     - Diabetes, with such products as Glucotrol XL(R) and Rezulin(R);

     - Central Nervous System, with such products as Zoloft(R), Aricept(R), Neurontin(R) and Dilantin(R);

     - Infectious Disease, with such products as Zithromax(R), Diflucan(R), Viracept(R) and Unasyn(R); and

     - Men's and Women's Health, with such products as Viagra(R), Loestrin(R), Estrostep(R) and femhrt(R).

     Strong Management Team. A strong management team drawn from both companies will manage the combined company. Mr. William C. Steere, Jr., currently Chairman of the Board and Chief Executive Officer of Pfizer, will be Chairman of the Board and Chief Executive Officer of the combined company and Dr. Henry A. McKinnell, currently President and Chief Operating Officer of Pfizer, will be President and Chief Operating Officer of the combined company. Members of the remaining senior management of the combined company will include the current Pfizer management team and three Warner-Lambert senior executives, who will be invited to join the combined company's Corporate Management Committee. Our immediate task, beginning prior to the completion of the merger, is to plan the integration of our businesses and then successfully and quickly complete the integration.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF PFIZER

     At its meeting on February 6, 2000, Pfizer's board of directors unanimously:

     - determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Pfizer and its shareholders;

     - directed that the proposed transaction be submitted for consideration by the Pfizer shareholders;

     - recommended that the Pfizer shareholders vote FOR the approval of the share issuance proposal; and

                                                       CHAPTER ONE -- THE MERGER

     - recommended that the Pfizer shareholders vote FOR the approval of an amendment of the certificate of incorporation to increase the maximum size of Pfizer's board of directors to 24 persons.

     In the course of reaching its decision to adopt the merger agreement, Pfizer's board of directors consulted with Pfizer's management, as well as its legal counsel and its financial advisors, and considered the following material factors:

     (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Pfizer and Warner-Lambert as separate entities and on a combined basis, including:

          - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

          - the recent and historical stock price performance of Pfizer common stock and Warner-Lambert common stock; and

          - the percentage of the combined company Pfizer's shareholders would own following the merger.

     (2) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the global pharmaceutical market, and the fact that the strategic combination of Pfizer's and Warner-Lambert's businesses would create one of the world's largest pharmaceutical and consumer health care products companies;

     (3) the strategic nature of the transaction, which combines Pfizer's and Warner-Lambert's complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

     (4) the potential benefits to be derived from a combination of the two companies as described under "--Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

     (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the pharmaceutical and consumer health care industries;

     (6) the nature and timing of new products of both companies in their respective pipelines, the complementary nature of both companies pipelines and the effect of combining such pipelines on the growth and results of operations of the combined company;

     (7) the nature of existing products to be sold by the combined company and the fact that the customer base to be served will be broader and more diverse;

     (8)  the broader and more diverse product line of the combined company;

     (9) the merger will present the opportunity for the shareholders of Pfizer to participate in a larger company with a more diversified product line and, as shareholders of the combined company, benefit from future growth of the combined company;

     (10) the exchange ratio will enable Pfizer shareholders to own approximately 60% of the outstanding stock of the combined company;

     (11) the opinion of Lazard Freres to the effect that, as of the date of the opinion and subject to the matters set out in its opinion, which is described

                                                       CHAPTER ONE -- THE MERGER

          below, under "Opinions of Financial Advisors -- Opinion of Lazard Freres," the exchange ratio was fair from a financial point of view to Pfizer;


     (12) the opinion of Merrill Lynch to the effect that, as of the date of the opinion and subject to the matters set out in its opinion, which is described below, under "Opinions of Financial Advisors -- Opinion of Merrill Lynch" the exchange ratio was fair from a financial point of view to Pfizer;


     (13) the intended accounting of the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

     (14) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

     (15) the name of the combined company will remain "Pfizer Inc.";

     (16) the terms of the merger agreement regarding third party proposals, including the potential payment to Warner-Lambert of a termination fee, and that the merger is conditioned on the ability of Pfizer and Warner-Lambert to account for the transaction as a pooling-of-interests and if the merger agreement is terminated because the merger cannot be accounted for as a pooling-of-interests, then Pfizer would owe Warner-Lambert a termination fee under the merger agreement;

     (17) the merger agreement provides that the five-year and change-of-control termination rights of Warner-Lambert in the Lipitor(R)Agreements are to be eliminated and for the Norvasc(R)/Lipitor(R) co-development/co-promotion agreement to be concluded if the merger agreement is terminated under certain circumstances;

     (18) the headquarters of the combined company will be in New York, New York and Pfizer shall maintain the headquarters for the Consumer Division in Morris Plains, New Jersey;

     (19) the payment by Warner-Lambert to AHP of a termination fee associated with the termination of their merger agreement;

     (20) the mutual cancellation of the AHP and Warner-Lambert stock option agreements without the stock options becoming exercisable and without the payment of any consideration;

     (21) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

     (22) the importance of future leadership in ensuring achievement of shareholder value opportunities resulting from the merger and Pfizer's board of directors' confidence in the abilities of Mr. Steere and other members of the senior management team of Pfizer, based on the board of directors' familiarity with their record at Pfizer, and the facts that:

          - Mr. Steere will be the Chairman of the Board and Chief Executive Officer of the combined company reporting to the Pfizer board of directors upon completion of the merger; and


          - Dr. McKinnell will be President and Chief Operating Officer of the combined company;

                                                       CHAPTER ONE -- THE MERGER

     (23) the terms of the merger agreement, including composition of the board of directors, the management structure of the combined company, led by an integrated senior management team, and a transition planning team, co-chaired by Dr. McKinnell and Dr. Anthony H. Wild, which will report directly to Mr. Steere;

     (24) the highly successful ongoing relationship between Pfizer and Warner-Lambert in co-marketing, co-promoting and licensing Lipitor(R);

     (25) the challenges of combining the businesses of two major corporations and the risks of diverting management resources for an extended period of time;

     (26) the board of directors continuing belief in the shareholder value opportunity represented by the strategic path the board had previously chosen and the unique implementation opportunity presented by the definitive transaction terms with Warner-Lambert; and

     (27) the opportunity for Pfizer shareholders to vote on the proposed merger with Warner-Lambert.

     In view of the variety of factors and the amount of information considered, Pfizer's board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Pfizer's board of directors may have given different weights to different factors.

     Pfizer's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

     - the factors described in (16), which figured negatively as a drawback, but which the Pfizer board of directors felt was outweighed by the other benefits of the transaction, including the factors discussed in (17); and

     - the factor described in (25), which figured negatively as a risk, although one which the Pfizer board of directors felt could be managed successfully, particularly in light of the factor described in (22) and in the management arrangements that had already been agreed to between the parties.

     For additional information concerning the matters discussed, and the conclusions reached, at various meetings of Pfizer's board of directors held between November 4, 1999 and February 6, 2000, see "Background of the Merger."


     THE PFIZER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PFIZER AND ITS SHAREHOLDERS. THE PFIZER BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK ISSUANCE PROPOSAL AND FOR THE APPROVAL OF THE AMENDMENT OF THE PFIZER CERTIFICATE OF INCORPORATION.


FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF WARNER-LAMBERT

     At its meeting on February 6, 2000, the Warner-Lambert board of directors:

     - determined that the merger agreement and the merger with Pfizer are advisable and fair to, and in the best interests of, Warner-Lambert and its shareholders;

     - approved the merger agreement with Pfizer;

                                                       CHAPTER ONE -- THE MERGER

     - directed that the proposed transaction be submitted for consideration by the Warner-Lambert shareholders; and

     - recommended that the Warner-Lambert shareholders vote FOR approval and adoption of the merger and the merger agreement.

     In the course of reaching its decision to approve the merger agreement, the Warner-Lambert board of directors consulted with Warner-Lambert's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

     (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Warner-Lambert and Pfizer as separate entities and on a combined basis, including:

          - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

          - the recent and historical stock price performance of Warner-Lambert common stock and Pfizer common stock; and

          - the expectation that the merger would create the fastest-growing major pharmaceutical company in the world;

     (2) the increasing importance of market position, significant scale and financial resources to a company's ability to compete effectively in the changing global pharmaceutical market, and the fact that the strategic combination of Warner-Lambert's and Pfizer's businesses would create one of the world's largest pharmaceutical and consumer health care products companies, with complementary technology and a large research and development budget;

     (3) the strategic nature of the transaction, which combines Pfizer's and Warner-Lambert's complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

     (4) the potential benefits to be derived from a combination of the two companies as described under "Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

     (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the pharmaceutical and consumer health care industries;

     (6) the nature and timing of new products of both companies in their respective pipelines and the effect of combining such pipelines on the growth and results of operations of the combined company;

     (7) the nature of existing products to be sold by the combined company and the fact that the customer base to be served would be broader and more diverse;

     (8) the enormous success of the existing collaboration between Warner-Lambert and Pfizer in their co-promotion of Lipitor(R), and the opportunity presented by the merger to expand that collaboration and maximize the Lipitor(R) franchise;

     (9) the opportunity for the shareholders of Warner-Lambert to participate in a larger company with a more diversified product line and, as shareholders of the combined company to benefit from future growth of the combined company;

                                                       CHAPTER ONE -- THE MERGER

     (10) the fact that the exchange ratio (based on Pfizer's trading price at the close of business on February 4, 2000, the last trading day before the execution of the merger agreement was announced) represented a premium of:

          - 25.3% over Warner-Lambert's closing price on November 2, 1999, the last trading day before press reports of merger discussions between Warner-Lambert and AHP first appeared; and

          - 17.5% over Warner-Lambert's market price on November 4, 1999, immediately before trading was halted pending the announcement of Pfizer's acquisition proposal.

     (11) the fact that the exchange ratio would enable Warner-Lambert shareholders to own approximately 40% of the outstanding stock of the combined company;

     (12) the analyses and presentations prepared by Bear Stearns and Goldman Sachs, and the written opinions of those firms to the effect that, as of February 6, 2000, and subject to the matters set out in their opinions, the exchange ratio was fair from a financial point of view to Warner-Lambert's shareholders, which are described below, under "Opinions of Financial Advisors -- Opinion of Bear Stearns" and
          "-- Opinion of Goldman Sachs";

     (13) the fact that, if the Pfizer shareholders approve the amendment to Pfizer's certificate of incorporation, eight of Warner-Lambert's directors would be invited to join the board of the combined company, and that, even absent such approval, three of Warner-Lambert's directors would be invited to join the board of the combined company, with a commitment by Pfizer to use its reasonable best efforts to appoint three additional Warner-Lambert directors to the board as vacancies occur;

     (14) the intended accounting for the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

     (15) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Warner-Lambert shareholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company's common stock;

     (16) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

     (17) the terms of the merger agreement regarding third party proposals, including Warner-Lambert's ability to terminate the merger agreement in order to accept a superior proposal;

     (18) the provisions of the merger agreement which provide for a termination fee of $500 million to be paid to Pfizer under certain circumstances, that the five year and change of control termination rights of Warner-Lambert in the Lipitor(R) Agreements are eliminated under certain circumstances (subject to a $1.333 billion payment by Pfizer to Warner-Lambert under certain circumstances) and for the Norvasc(R)/ Lipitor(R) co-development/co-promotion agreement to be concluded;

                                                       CHAPTER ONE -- THE MERGER


     (19) the $1.8 billion termination fee payable to AHP under the terms of the Warner-Lambert/AHP merger agreement (which has since been paid), which became payable upon termination of the AHP merger agreement;



     (20) the provisions of the merger agreement which provide for termination fees of $1.8 billion to be paid to Warner-Lambert by Pfizer under certain circumstances;


     (21) the fact that Warner-Lambert was then party to an existing merger agreement with AHP, providing for a merger-of-equals between the two companies; and in this regard the board considered the following factors:

          - the fact that the market value of Pfizer's proposal at the close of business on February 4, 2000, the last trading day before the announcement of the execution of the merger agreement with Pfizer, was $98.31 per share, compared to $67.88 per share of common stock, the value which would have been received by Warner-Lambert shareholders in the AHP transaction, based on the closing price of AHP common stock on that same date, and the fact that the value of the Pfizer proposal on February 4th was also greater than the value of the AHP transaction on November 4, 1999, before the announcement of the Pfizer proposal;

          - the fact that, since the announcement of the Pfizer proposal on November 4, 1999, the value as of February 4, 2000 to be received by Warner-Lambert shareholders in a proposed transaction with AHP had decreased from $83.55 to $67.88 per share; however, the board believed that such decrease resulted, in part, from the market's perception that a transaction with AHP would not be consummated;

          - the board's belief, based on the factors described immediately above and on the presentation of Warner-Lambert's financial advisors, that the Pfizer transaction was more favorable to Warner-Lambert's shareholders from a financial point of view than the AHP merger;

          - the board's belief that there was a significant risk that Warner-Lambert's shareholders would not approve the AHP transaction in light of the disparity in market prices discussed above;

          - the fact that entering into an agreement with Pfizer would require dismissal of the Lipitor(R) litigation (unless Pfizer materially breaches the merger agreement), and elimination (unless Pfizer materially breaches the merger agreement) of the possibility that Warner-Lambert could recapture significant value for its shareholders if it were successful in such litigation; however, the board also considered the fact that there was substantial uncertainty as to the outcome of such litigation if it were pursued;

          - the uncertainty created by the unresolved nature of the competing transactions with Pfizer and AHP -- including the pending litigation -- and the potential detrimental effect such uncertainty might have on Warner-Lambert and its business if it continued indefinitely;

     (22) the fact that, notwithstanding that three months had passed since Pfizer first announced its proposal to acquire Warner-Lambert, and that Warner-Lambert had contacted a number of third parties to determine their interest in engaging in a business combination transaction with

                                                       CHAPTER ONE -- THE MERGER

          Warner-Lambert, no third party had expressed interest in pursuing a business combination with Warner-Lambert and that Procter &
          Gamble -- which had expressed interest in a three-party transaction involving both Warner-Lambert and AHP -- eventually determined not to pursue the transaction;

     (23) the ability to successfully integrate the operations of the two companies, and the risks associated with the integration;

     (24) the fact that pursuit of a transaction with Pfizer was a departure from the board's previously-chosen strategic path for Warner-Lambert, which did not include Warner-Lambert being acquired by a significantly larger company, a transaction which would likely result in:

          - Warner-Lambert shareholders having a diminished share of Warner-Lambert's growth potential;

          - Warner-Lambert management and employees potentially having a diminished role in the achievement of the objectives of the combined company;

     (25) the likely impact of the merger with Pfizer on Warner-Lambert's employees;


     (26) the fact that the combined company would be headed by Mr. Steere, as the Chief Executive Officer and Chairman of the Board, that Dr. McKinnell would be the President and Chief Operating Officer of the combined company, that it was not anticipated that Mr. de Vink would remain with the combined company and the expectation that Dr. Wild would probably not hold a position in the combined company comparable to his current role as the head of the pharmaceutical sector at Warner-Lambert;


     (27) the fact that three senior management positions at the combined company would be filled by current members of Warner-Lambert senior management;

     (28) the fact that a transition planning team would be co-chaired by Dr. McKinnell and Dr. Wild;


     (29) the fact that the combined company would be named Pfizer Inc.;


     (30) the fact that the Warner-Lambert name would be preserved as a divisional name in the combined company, and the Parke-Davis name will be preserved as a trade name;


     (31) the fact that the headquarters for the Consumer Division of the combined company would be in Morris Plains, New Jersey; and



     (32) the interests that certain executive officers and directors of Warner-Lambert may have with respect to the merger in addition to their interests as shareholders of Warner-Lambert generally. See "Interests of Certain Persons in the Merger."


     In view of the variety of factors and the amount of information considered, Warner-Lambert's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Warner-Lambert's board of directors may have given different weights to different factors.

     Warner-Lambert's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively,

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                                                       CHAPTER ONE -- THE MERGER

as advantages or opportunities, with the following exceptions:

     - the factors described in clause (18) and (19) above, which figured negatively as drawbacks, but ones which the Warner-Lambert board felt were outweighed by the other benefits of the transaction, including, in particular, the factor discussed in clause (20) above;

     - some of the factors described in clause (21) above, which figured negatively as a drawback, but which the Warner-Lambert board felt were outweighed by the benefits of the transaction, particularly by the factor described in clause (10) above, and by the countervailing considerations discussed within clause (21);

     - the factor described in clause (23) above, which figured negatively as a risk, although one which the Warner-Lambert board felt could be managed successfully, particularly in light of the factors described in clauses
       (27) and (28) above;

     - the factor described in clause (24) above, which figured negatively as a drawback, but one which the board felt was outweighed by the first four factors described under clause (21) above and by the other benefits of the transaction, including the exchange ratio;

     - the factor described in clause (25) above, which the board believed would be negative but not uniformly so, and which the board believed was outweighed by the other benefits of the transaction, including the factors discussed in clauses (10) and (11) above, the impact of the factors discussed in clauses (27) and (28) above, and by the severance and other protections which Warner-Lambert has in place for its employees and by the "best in class" approach favored by Pfizer;

     - the factors described in clauses (26) and (29) above, which figured negatively as drawbacks, but which the Warner-Lambert board felt were outweighed by the other benefits of the transaction, including, to some degree, the factors discussed in clauses (13), (27), (28), (30) and (31) above; and

     - the factor described in clause (32) above, which the Warner-Lambert board of directors considered to be neutral in its evaluation.


     For additional information concerning the matters discussed above, and the conclusions reached, at various meetings of Warner-Lambert's board held between June 1998 and February 6, 2000, see "Background of the Merger."



     THE WARNER-LAMBERT BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF WARNER-LAMBERT AND ITS SHAREHOLDERS. THE WARNER-LAMBERT BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


ACCOUNTING TREATMENT

     The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of Pfizer and Warner-Lambert will be carried forward by the combined company at their historical recorded amounts. It is a condition to the merger that:

     - Pfizer receive letters from KPMG LLP, New York, New York, independent accountants for Pfizer, dated approximately as of the date on which this joint

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                                                       CHAPTER ONE -- THE MERGER


       proxy statement/prospectus is declared effective by the SEC and on the date on which the transactions contemplated by the merger agreement are closed, stating that Pfizer's accounting for the merger as a pooling-of-interests is appropriate if the merger is closed and consummated in accordance with the merger agreement; and


     - Warner-Lambert receive letters from PricewaterhouseCoopers LLP, Florham Park, New Jersey, independent accountants for Warner-Lambert, dated approximately as of the date on which this joint proxy statement/prospectus is declared effective by the SEC and the date on which the transactions contemplated by the merger agreement are closed, regarding their concurrence with Warner-Lambert's conclusion that no condition exists that would preclude Warner-Lambert from being a party to a business combination to be accounted for as a pooling-of-interests.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is based on the opinions of Cadwalader, Wickersham & Taft, counsel to Pfizer, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Warner-Lambert, as to the material United States federal income tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a shareholder of Warner-Lambert in light of that shareholder's particular circumstances or to a shareholder subject to special rules, such as:

     - a shareholder that is not a citizen or resident of the United States;

     - a financial institution or insurance company;

     - a tax-exempt organization;

     - a dealer or broker in securities;

     - a shareholder that holds its Warner-Lambert common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

     - a shareholder that acquired its Warner-Lambert common stock pursuant to the exercise of options or otherwise as compensation.

     It is a condition to the obligation of each of Pfizer and Warner-Lambert to complete the merger that each receive an opinion from its counsel, dated as of the closing date of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Pfizer, Warner-Lambert and the Pfizer merger subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     In rendering these opinions, counsel will rely on representations and covenants made by Pfizer, Warner-Lambert and others, including those contained in certificates of officers of Pfizer and Warner-Lambert. These opinions will also rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in the manner contemplated by the merger agreement. If any of those representations, covenants or assumptions is inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. Pfizer and Warner-Lambert do not intend to obtain a ruling from the IRS on the tax consequences of the merger.

     For federal income tax purposes:

     - A holder of Warner-Lambert common stock will not recognize any gain or loss upon the exchange of that shareholder's shares of Warner-Lambert common

                                      I-48
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                                                       CHAPTER ONE -- THE MERGER

       stock for shares of Pfizer common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of Pfizer common stock;


     - To the extent that a holder of Warner-Lambert common stock receives cash instead of a fractional share of Pfizer common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder's shares of Warner-Lambert common stock allocable to that fractional share of Pfizer common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the share of Warner-Lambert common stock exchanged for the fractional share of Pfizer common stock is more than one year at the effective time of the merger;


     - A holder of Warner-Lambert common stock will have a tax basis in the Pfizer common stock received in the merger equal to (1) the tax basis of the Warner-Lambert common stock surrendered by that holder in the merger, less (2) any tax basis of the Warner-Lambert common stock surrendered that is allocable to a fractional share of Pfizer common stock for which cash is received;

     - The holding period for shares of Pfizer common stock received in exchange for shares of Warner-Lambert common stock in the merger will include the holding period for the shares of Warner-Lambert common stock surrendered in the merger; and

     - There will be no federal income tax consequences to a holder of Pfizer common stock as a result of the merger.

     This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE EACH SHAREHOLDER OF WARNER-LAMBERT TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THAT SHAREHOLDER OF THE MERGER.

REGULATORY MATTERS RELATING TO THE MERGER


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and the required waiting period has expired or terminated. Pfizer and Warner-Lambert filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the FTC and the DOJ on March 8, 2000. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions.



     Both Pfizer and Warner-Lambert conduct business in member states of the European Union. European Union Council Regulation No. 4064/89 and accompanying regulations require notification of and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Pfizer and Warner-Lambert intend to seek approval of the European Commission for the merger shortly. Expiration or termination of the


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

                                                       CHAPTER ONE -- THE MERGER


waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and gaining approval under the European Commission merger regulation are conditions to completing the merger.


     Pfizer and Warner-Lambert each conducts business in foreign countries that are not members of the European Union. The merger may require the review and approval of regulatory bodies in some of these countries.

NO APPRAISAL RIGHTS

     Holders of Warner-Lambert common stock do not have dissenters' appraisal rights under Delaware law that would give them the right to obtain the payment of cash in exchange for their Warner-Lambert common stock as a result of the merger. Holders of Pfizer common stock are also not entitled to dissenters' appraisal rights under Delaware law in connection with the merger.

CERTAIN LITIGATION


     On November 4, 1999, Warner-Lambert announced its intention to merge with AHP pursuant to a merger agreement among Warner-Lambert, AHP and a subsidiary of AHP. The Warner-Lambert/AHP merger agreement was terminated in accordance with its terms on February 6, 2000. In connection with the termination provisions of that agreement, the only consideration that Warner-Lambert paid to AHP was a termination fee of $1.8 billion. See "Background of the Merger" for a more complete discussion of Warner-Lambert's execution of its merger agreement with AHP and the events leading to its termination.



     On or about November 4, 1999, Pfizer commenced an action in the Court of Chancery, County of New Castle, State of Delaware, against Warner-Lambert, the Warner-Lambert directors and AHP, seeking to enjoin payment of the termination fee and invalidate the stock option agreement granted to AHP pursuant to the merger agreement between AHP and Warner-Lambert. The lawsuit claimed, among other things, that the termination fee, reciprocal stock option agreements and a provision prohibiting Warner-Lambert's directors from amending or redeeming the Warner-Lambert shareholder rights plan for any transaction other than the AHP merger were invalid and that Warner-Lambert's directors breached their fiduciary duties to their shareholders by entering into the merger agreement with AHP, which contained these provisions. The legal action also alleged that AHP aided and abetted that breach of fiduciary duties. Pursuant to a settlement agreement between Warner-Lambert and Pfizer dated February 6, 2000, Pfizer's claims were dismissed without prejudice, and Pfizer and Warner-Lambert (including on behalf of the Warner-Lambert directors) executed releases of each other (and certain other related parties) with respect to the subject matter of this litigation, and other matters; such releases to become effective at the time the merger is completed or the merger agreement is terminated, except if the merger agreement has been materially breached by Pfizer. Pursuant to a settlement agreement dated February 6, 2000, Pfizer and AHP released each other (and certain other related parties) with respect to claims arising out of the merger agreement between AHP and Warner-Lambert, and, pursuant to this settlement agreement, the Pfizer litigation arising out of the AHP merger was dismissed with prejudice with respect to AHP shortly after February 6, 2000.


     Following the announcement of the proposed Warner-Lambert/AHP merger, approximately 40 lawsuits purporting to be class or derivative actions were filed in the Court of Chancery of the State of Delaware; these actions were subsequently consolidated by order of the Chancery Court. In addition, one lawsuit purporting to be a class action has been filed in the Superior Court of New Jersey, Morris County. Two lawsuits, one purporting to be a class action and the other a derivative action, have been filed in the United States District Court for the District of New Jersey. The consolidated Delaware action and the New Jersey actions name as defendants Warner-Lambert, some of its officers and directors and AHP. Generally, these actions allege that the

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                                                       CHAPTER ONE -- THE MERGER

members of Warner-Lambert's board of directors breached their fiduciary duties by entering into the merger agreement with AHP, and in particular, the provisions providing for termination fees payable to AHP under certain circumstances and for the reciprocal stock option agreements and the no shop provision of the AHP merger agreement. The actions seek, as relief, among other things, an order requiring Warner-Lambert to enter into discussions with bona fide bidders for Warner-Lambert and an order invalidating provisions of the AHP merger agreement. These actions also assert claims against AHP for aiding and abetting the purported breaches of fiduciary duty by Warner-Lambert's directors and officers. Warner-Lambert, its officers and board of directors believe that these actions are without merit and intend to vigorously defend against them. Following the termination of the AHP merger agreement, Warner-Lambert has begun to seek disposition of these claims.

     On November 23, 1999, Pfizer commenced an action in the Court of Chancery, New Castle County, State of Delaware, against Warner-Lambert relating to the contracts between Pfizer and Warner-Lambert relating to the Lipitor(R) marketing agreements. Pfizer alleged that certain actions taken by Warner-Lambert in entering into the merger agreement with AHP constituted a breach of the standstill provision in the 1996 confidentiality agreement and that the merger agreement with AHP should be voided. Pfizer's action also sought a declaratory judgement that Pfizer was in compliance with its contractual obligations under the Lipitor(R) agreements, and specifically that Pfizer's conduct in proposing a merger with Warner-Lambert had not breached any of Pfizer's standstill obligations. On November 29, 1999, Warner-Lambert filed a counterclaim against Pfizer in this action, alleging that Pfizer's conduct had breached its standstill obligations and that Pfizer had misused confidential information it obtained from Warner-Lambert in the course of its Lipitor(R) relationship. As relief, Warner-Lambert sought a declaration that its contractual obligations to Pfizer with respect to the co-promotion of Lipitor(R) were at an end, and that Warner-Lambert was entitled to reclaim the future value attributable to the promotion of Lipitor(R). Pursuant to a settlement agreement between Warner-Lambert and Pfizer entered into as of February 6, 2000, the Lipitor(R)-related claims asserted by Pfizer and Warner-Lambert were each dismissed without prejudice, and Pfizer and Warner-Lambert executed releases of each other and certain related parties with respect to the subject matter of the Lipitor(R) litigation, and other matters; such releases to become effective at the time the merger is completed or the merger agreement is terminated, except if the merger agreement has been materially breached by Pfizer.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the Pfizer common stock to be received by the shareholders of Warner-Lambert upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.


     All shares of Pfizer common stock received by Warner-Lambert shareholders in the merger will be freely transferable, except that shares of Pfizer common stock received by persons who are deemed to be "affiliates" of Warner-Lambert under the Securities Act of 1933, as amended, at the time of the Warner-Lambert special meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Warner-Lambert for such purposes generally include individuals or entities that control, are controlled by or are under common control with Warner-Lambert, as the case may be, and include directors and certain executive officers of Warner-Lambert. The merger agreement requires that Warner-Lambert use all reasonable efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Pfizer common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.


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                                                       CHAPTER ONE -- THE MERGER

                                 THE COMPANIES

PFIZER

     Pfizer is a research based, global pharmaceutical company. It discovers, develops, manufactures and markets innovative medicines for humans and animals. It operates in two business segments: pharmaceutical and animal health.


     Pharmaceutical. The pharmaceutical business segment includes the Pfizer Pharmaceutical Group and the Consumer Health Care Group. Principal products of the Pfizer Pharmaceutical Group include cardiovascular products Norvasc(R), Procardia XL(R) and Cardura(R), the co-promoted lipid-lowering agent Lipitor(R), infectious disease products Zithromax(R) and Diflucan(R), central nervous system disorder products Zoloft(R) and Aricept(R), co-promoted with Eisai Co., Ltd., Viagra(R) for erectile dysfunction, Glucotrol XL(R) for diabetes, Zyrtec(R) for allergies and Celebrex(R) for arthritis symptom relief, co-promoted with G.D. Searle. Principal products of the Consumer Health Care Group include non-prescription over-the-counter medications, therapeutic skin care products and personal care products. These products include Visine(R) for eye care, BenGay(R) topical analgesics, Cortizone(R) hydrocortisone skin cream, RID(R) anti-lice products, Unisom(R) sleep aids, Desitin(R) ointments, Plax(R) pre-brushing dental rinse and Barbasol(R) shave creams and gels.



     Animal Health. Pfizer's Animal Health Group develops, manufactures and sells products for the prevention and treatment of diseases in livestock, poultry and companion animals. Animal health products include Revolution(R), an antiparasitic for cats and dogs, Rimadyl(R), an anti-arthritic for dogs, and for livestock, Dectomax(R), an antiparasitic and RespiSure(R)/Stellamune(R), vaccines.


WARNER-LAMBERT


     Warner-Lambert develops, manufactures and markets a widely diversified line of pharmaceutical, health care and consumer products. Its principal industry segments are pharmaceutical products, consumer health care products, and confectionery products, consisting principally of chewing gums and breath mints.



     Pharmaceutical Products. Warner-Lambert markets its pharmaceutical products throughout most of the world under the Parke-Davis name. Its products address a broad spectrum of medical needs and include the lipid regulators Lipitor(R) and Lopid(R); cardiovascular products such as Accupril(R) and Nitrostat(R); pain relievers such as Valoron-N(R); the anticonvulsants Neurontin(R), Dilantin(R) and Cerebyx(R); Rezulin(R) for type-2 diabetes; the oral contraceptives Estrostep(R) and Loestrin(R); and Viracept(R) for HIV infection.


     Warner-Lambert's pharmaceutical products segment also includes Capsugel(R), the world's largest producer of two-piece hard gelatin capsules for use in prescription and over-the-counter medication.


     Consumer Health Care Products. Warner-Lambert's consumer health care products segment produces and markets over-the-counter health care products, shaving products and pet care products. Its extensive line of over-the-counter pharmaceutical and health care products include Lubriderm(R) dermatological products; Neosporin(R) and Polysporin(R) topical antibiotic ointments; cold and sinus preparations such as Sudafed(R), Sinutab(R) and Actifed(R); Benadryl(R) cold and allergy products; Benylin(R) cough syrup; Myadec(R) vitamins; Nix(R) headlice treatments; Listerine(R) mouthwashes and Efferdent(R) denture cleaning products; Anusol(R) and Tucks(R) hemorrhoidal products; Zantac 75(R) heartburn treatment; Rolaids(R) antacids; Quanterra(R) herbal supplements; and e.p.t.(R) home pregnancy tests. Zantac 75(R) is a registered trademark of Glaxo Wellcome plc.



     Warner-Lambert markets its shaving products under Schick(R) and Wilkinson Sword(R) and other trademarks. The consumer health care products segment also manufactures and sells products for fish, reptiles and other small pets


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                                                       CHAPTER ONE -- THE MERGER

under the TETRA(R), Second Nature(R) and Whisper(R) trademarks.

     Confectionery Products. Warner-Lambert's confectionery products segment manufactures, markets and sells chewing gums under such trademarks as Trident(R), Dentyne(R), Cinn*A*Burst(R), Mint*A*Burst(R), Clorets(R) and Chiclets(R); bubble gums under the Bubblicious(R) and Bubbaloo(R) trademarks; breath mints under the Certs(R) and Clorets(R) trademarks; and cough tablets and throat lozenges under the Halls(R) trademarks.

     Recent Acquisition by Warner-Lambert. On May 17, 1999, Warner-Lambert acquired Agouron Pharmaceuticals, Inc., a California corporation. Under the terms of that merger agreement, each share of Agouron common stock was converted into 0.8934 shares of Warner-Lambert common stock. The value of the Warner-Lambert shares issued at the time of the consummation of the acquisition was approximately $2.1 billion. The Agouron transaction was accounted for using the pooling-of-interests method of accounting.

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                                                       CHAPTER ONE -- THE MERGER

                         OPINIONS OF FINANCIAL ADVISORS

OPINIONS OF PFIZER'S FINANCIAL ADVISORS


     Lazard Freres & Co., LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Pfizer's financial advisors, have rendered separate written opinions, each dated February 6, 2000, to the Pfizer board of directors as to the fairness, from a financial point of view, to Pfizer of the exchange ratio in the merger. The full text of the written opinions of Lazard Freres and Merrill Lynch are attached to this document as Annexes B and C. We encourage you to read the opinions carefully and in their entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by each of Lazard Freres and Merrill Lynch in providing their opinions. THE OPINIONS OF LAZARD FRERES AND MERRILL LYNCH ARE DIRECTED TO THE PFIZER BOARD OF DIRECTORS AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.


OPINION OF LAZARD FRERES

     At a meeting of Pfizer's board of directors held on February 6, 2000, at which the Pfizer board of directors considered the merger and approved the merger agreement and the merger, Lazard Freres rendered its oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the matters reviewed with Pfizer's board of directors, the exchange ratio was fair from a financial point of view to Pfizer.

     The full text of the Lazard Freres opinion is attached hereto as Annex B and is incorporated herein by reference. The description of the Lazard Freres opinion set forth herein is qualified in its entirety by reference to the full text of the Lazard Freres opinion set forth in Annex B. Pfizer's shareholders are urged to read the Lazard Freres opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Lazard Freres in connection therewith. The Lazard Freres opinion is necessarily based upon the economic, monetary, market and other conditions as they were in effect on, and the information made available as of, the date of the Lazard Freres opinion. The Lazard Freres opinion is directed to Pfizer's board of directors and addresses only the fairness from a financial point of view of the exchange ratio to Pfizer. It does not address the merits of the underlying decision by Pfizer to engage in the merger and does not constitute a recommendation to any Pfizer shareholder as to how such shareholder should vote on any matter relating to the merger at any meeting of Pfizer's shareholders held for the purpose of considering the merger.

     In the course of performing its review and analyses for rendering its opinion. Lazard Freres:

     - reviewed the financial terms and conditions of the merger agreement (and the agreements attached as Exhibits 5.15(a)-(c) thereto);

     - analyzed certain historical publicly available business and financial information relating to Pfizer and Warner-Lambert;

     - reviewed various financial forecasts and other data provided to Lazard Freres by Pfizer and Warner-Lambert relating to their respective businesses;

     - reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Pfizer to be realized by the combined entities in connection with the merger;

     - reviewed public information with respect to certain other companies in lines of business Lazard Freres believes to be generally comparable to those of Pfizer and Warner-Lambert;

     - reviewed the financial terms of certain comparable business combinations involving companies in lines of business

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

                                                       CHAPTER ONE -- THE MERGER


       Lazard Freres believes to be generally comparable to those of Pfizer and Warner-Lambert;


     - reviewed the historical trading prices and trading volumes of Pfizer's common stock and Warner-Lambert's common stock; and

     - conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

     Lazard Freres relied upon the accuracy and completeness of the financial and other information provided by Pfizer and Warner-Lambert and reviewed by Lazard Freres for purposes of the Lazard Freres opinion. Lazard Freres did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Pfizer or Warner-Lambert or concerning the solvency of, or any issues relating to solvency concerning either of, Pfizer or Warner-Lambert. With respect to financial forecasts, including the synergistic savings and benefits projected to be realized following the merger and the timing thereof, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of management of Pfizer and Warner-Lambert as to the future financial performance of Pfizer and Warner-Lambert, respectively. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based.

     In rendering their opinion, Lazard Freres assumed that the merger will be completed on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions by Pfizer, that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on Pfizer or Warner-Lambert and that the synergistic savings and benefits of the merger projected by the management of Pfizer will be substantially realized both in scope and timing. In addition, Lazard Freres assumed (i) that the merger will be accounted for as a tax-free pooling-of-interests transaction and that the number of outstanding shares of common stock of Warner-Lambert on a fully diluted basis will not be materially different than as represented in the merger agreement, (ii) that Warner-Lambert will pay a termination fee of $1.8 billion to AHP pursuant to the terms of a merger agreement by and between Warner-Lambert and AHP and (iii) that the other representations and warranties of Warner-Lambert and Pfizer contained in the merger agreement are true and complete.

     In connection with rendering the Lazard Freres opinion, Lazard Freres performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Lazard Freres believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard Freres opinion.

     In performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pfizer. The analyses performed by Lazard Freres are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Lazard Freres did not assign any specific weight to any of the analyses described below and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions summarized below, no public company utilized as a comparison is identical to Pfizer or Warner-Lambert, and no transaction is

                                                       CHAPTER ONE -- THE MERGER

identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of Pfizer or Warner-Lambert and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the Lazard Freres opinion was just one of many factors taken into consideration by Pfizer's board of directors. Consequently, Lazard Freres' analysis should not be viewed as determinative of the decision of Pfizer's board of directors or Pfizer's management with respect to the fairness of the exchange ratio set forth in the merger agreement.

     The following is a summary of the material financial analyses used by Lazard Freres in connection with providing the Lazard Freres opinion to the Pfizer board of directors:


     Comparable Public Companies Analysis. Lazard Freres performed a comparable public companies analysis to assist the Pfizer board of directors in valuing Warner-Lambert based on various financial multiples of selected comparable public companies in the pharmaceutical industry. In performing this analysis, Lazard Freres reviewed certain financial information relating to Warner-Lambert and compared such information to corresponding financial information, ratios and public market multiples for six other pharmaceutical companies Lazard Freres deemed to be comparable to Warner-Lambert. The companies included in this analysis were:


     - Bristol-Myers Squibb
     - Eli Lilly
     - Glaxo Wellcome
     - Merck
     - Schering Plough
     - SmithKline Beecham

     Using publicly available information, Lazard Freres calculated the following multiples for the aforementioned comparable companies:

                                                  LOW     MEAN    MEDIAN    HIGH
                                                  ----    ----    ------    ----
Enterprise Value as a multiple of:
  2000E revenues................................  4.99x   5.95x    6.14x    6.62x
  2000E EBITDA..................................  17.1    18.0     17.8     19.8
Equity Value as a multiple of:
  2000E net income..............................  24.8    27.2     27.6     28.5

                            ------------------------

     Using the multiples calculated in the comparable companies analysis, Lazard Freres derived a range of implied equity values per share of Warner-Lambert common stock of $67.87 to $83.09.

     In addition, Lazard Freres compared the price/earnings ratios for the comparable companies to each company's growth rate. Expressed as a multiple of each company's growth rate, the mean and the median ratio for the comparable companies was approximately 2.0x. Based on this analysis, and using publicly available estimates of Warner-Lambert's growth rate, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock of $86.54 to $89.93.


     Exchange Ratio Analysis. Lazard Freres examined the historical daily exchange ratios of Pfizer common stock to Warner-Lambert common stock to assist the Pfizer board of directors in valuing Warner-Lambert based on the relative historical value of Pfizer's closing share price to Warner-Lambert's closing share price for the three year, one year, six month,

                                                       CHAPTER ONE -- THE MERGER

three month and one month periods ended November 3, 1999. This analysis resulted in a range of exchange ratios of 1.39x to 2.68x with a mean of 1.96x and a median of 1.92x. Based on this analysis, and using the closing price of Warner-Lambert common stock on February 3, 2000, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock of $49.54 to $95.57.


     Selected Precedent Transactions Analysis. Lazard Freres performed a selected precedent transactions analysis to assist the Pfizer board of directors in valuing Warner-Lambert based on transaction values expressed as multiples of various financial measures in selected transactions. Using publicly available information, Lazard Freres reviewed and analyzed certain financial and operating data relating to the following selected transactions in the pharmaceutical industry:

     - Glaxo Wellcome/SmithKline Beecham
     - Zeneca Group/Astra
     - Sanofi/Synthelabo

     Lazard Freres compared, among other things, the transaction value of the selected precedent transactions as a multiple of LTM EBITDA and equity value as a multiple of LTM net income:


                                                  LOW     MEAN    MEDIAN    HIGH
                                                  ----    ----    ------    ----
Transaction Value as a multiple of:
  LTM EBITDA....................................  15.5x   21.1x    21.2x    26.5x
Equity Value as a multiple of:
  LTM net income................................  25.8    38.3     37.1     52.0
     This analysis resulted in a range of implied equity values per share for
Warner-Lambert common stock of $48.68 to $101.90.


                            ------------------------


     Discounted Cash Flow Analysis. Lazard Freres performed a discounted cash flow analysis to assist the Pfizer board of directors in valuing Warner-Lambert based on the present value of expected future cash flows of Warner-Lambert. The discounted cash flow analysis was based upon a range of terminal multiples of EBITDA of 20.0x to 24.0x and a range of discount rates from 11 percent to 15 percent. In the analysis, Lazard Freres used forecasts for Warner-Lambert with varying amounts of synergies:


     - forecasts without synergies; and

     - forecasts with synergies.

     Using this analysis, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock as follows:

                                                              IMPLIED EQUITY VALUE
CASE                                                               PER SHARE
----                                                          --------------------
Forecasts without synergies.................................     $78.65-$107.07
Forecasts with synergies....................................     $90.16-$141.06

                            ------------------------


     Contribution Analysis. Lazard Freres performed a contribution analysis to assist the Pfizer board of directors in valuing Warner-Lambert based on the relative contribution of each company to the combined pro forma entity. Lazard Freres calculated the relative contribution by both Pfizer and Warner-Lambert to the combined company with respect to equity market value and enterprise value assuming both primary and fully diluted shares,

                                                       CHAPTER ONE -- THE MERGER

and projected financial data including revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes and net income (EBIT). In this analysis, Lazard Freres adjusted the Pfizer revenues to exclude the Lipitor(R) alliance revenues, and adjusted both enterprise value and net income for Warner-Lambert to account for the $1.8 billion break-up fee to be paid by Warner-Lambert to AHP. The relative contribution analysis does not account for projected cost savings resulting from the combination.

     The results of the contribution analysis indicated that Warner-Lambert would contribute to the combined entity as follows:

     - 38.7% and 39.2% of the combined company's equity value based on primary and fully diluted shares respectively and closing prices for Pfizer and Warner-Lambert stock as of February 3, 2000; and

     - 39.3% and 39.8% of the combined company's enterprise value based on primary and fully diluted shares respectively and closing prices for Pfizer and Warner-Lambert stock as of February 3, 2000.

     The following table illustrates the relative contribution of both Pfizer and Warner-Lambert to the combined company:

                                                            YEARS ENDING 12/31
                                                          -----------------------
                                                          1999E    2000E    2001E
                                                          -----    -----    -----
REVENUES
  Pfizer................................................  53.4%    53.1%    54.4%
  Warner-Lambert........................................  46.6%    46.9%    45.6%
EBITDA
  Pfizer................................................  64.3%    63.8%    64.6%
  Warner-Lambert........................................  35.7%    36.2%    35.4%
EBIT
  Pfizer................................................  64.8%    64.2%    64.9%
  Warner-Lambert........................................  35.2%    35.8%    35.1%
NET INCOME
  Pfizer................................................  66.1%    65.4%    65.5%
  Warner-Lambert........................................  33.9%    34.6%    34.5%

                            ------------------------


     Pro Forma Merger Analysis. Lazard Freres performed a pro forma merger analysis to assist the Pfizer board of directors in determining the financial impact of the merger on Pfizer. Using earnings estimates provided by Pfizer and Warner-Lambert management for 2000, 2001, and 2002, Lazard Freres compared the fully diluted earnings per share of Pfizer on a stand-alone basis to the fully diluted earnings per share of the pro forma combined company. Lazard Freres performed this analysis based on the exchange ratio of 2.75 and assumed that the combination of Pfizer and Warner-Lambert would yield pre-tax cost savings of $1.6 billion to be phased-in over three years. This analysis indicated that in 2000, the merger would be dilutive, and in 2001 and 2002 would be accretive to stand-alone earnings per share of Pfizer common stock.



     Precedent Transaction Premiums Analysis. Lazard Freres performed a precedent transaction premiums analysis to assist the Pfizer board of directors in valuing Warner-Lambert based upon the premiums paid in selected transac-

                                                       CHAPTER ONE -- THE MERGER

tions. In conducting its analysis, Lazard Freres analyzed the premiums paid in the following types of transactions:

     - selected comparable precedent pharmaceutical transactions;

     - precedent transactions over $20 billion;

     - selected precedent pharmaceutical transactions over $1 billion; and

     - selected precedent hostile/unsolicited transactions over $5 billion.

     Selected Comparable Precedent Pharmaceutical Transactions. Lazard Freres calculated a range of premiums paid in the following selected transactions in the pharmaceutical industry:

     - Glaxo Wellcome/SmithKline Beecham
     - Zeneca Group/Astra
     - Sanofi/Synthelabo

     The range of premiums over the target's closing stock one week prior to the announcement of the transaction was 8.4% to 27.5%. Using the closing price for Warner-Lambert common stock on October 26, 1999, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock of $82.08 to $96.58.

     Precedent Transactions Over $20 Billion. Lazard Freres calculated a range of premiums paid in the following precedent transactions with transaction values over $20 billion:

     - Mannesmann/Orange
     - Clear Channel Communications/AMFM
     - AT&T/MediaOne Group
     - BP Amoco/ARCO
     - Olivetti & Co./Telecom Italia
     - Lucent Technologies/Ascend Communications
     - Exxon/Mobil
     - AT&T/Tele-Communications
     - Berkshire Hathaway/General Re
     - Daimler-Benz/Chrysler

     The range of median and mean premiums paid over the target's closing stock price one week and one month prior to the announcement of the transaction was 35.5% to 48.8%. Using the closing prices for Warner-Lambert common stock on October 26, 1999 and October 4, 1999, Lazard Freres derived a range implied equity values per share for Warner-Lambert common stock of $100.97 to $103.63.

     Selected Precedent Pharmaceutical Transactions Over $1 Billion. Lazard Freres calculated a range of premiums paid in the following transactions and proposed transactions in the pharmaceutical industry with transaction values over $1 billion:

- Glaxo Wellcome/SmithKline Beecham
- Monsanto/Pharmacia & Upjohn
- AHP/Warner-Lambert
- Shire Pharmaceutical/Roberts Pharmaceuticals
- Rhone-Poulenc/Hoechst
- Zeneca Group/Astra
- Sanofi/Synthelabo
- Amersham International/Nycomed
- Hoechst/Roussel Uclaf
- Sandoz/Ciba-Geigy
- Pharmacia/Upjohn
- Hoechst /Marion Merrell Dow
- Glaxo/Wellcome
- AHP/American Cyanamid
- Roche Holdings/Syntex
- Hoechst Celanese/Copley Pharmaceuticals
- Rhone-Poulenc/Rorer Group

     The range of median and mean premiums paid or offered over the target's closing stock price one week and one month prior to the announcement of the transaction or proposed transaction was 33.8% to 45.5%. Using the closing prices for Warner-Lambert common stock on October 26, 1999 and October 4, 1999, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock of $96.32 to $105.50.

     Selected Precedent Hostile/Unsolicited Transactions Over $5
Billion. Lazard Freres calculated a range of premiums paid or offered in the following selected precedent hostile or unsolicited transactions and proposed transac-

                                                       CHAPTER ONE -- THE MERGER

tions with transaction values over $5 billion since January 1, 1995:

- Royal Bank of Scotland Group/National Westminster Bank
- Vodafone AirTouch/Mannesmann
- Bank of Scotland/National Westminster Bank
- Assicurazioni Generali/INA
- Alcoa/Reynolds Metals
- Total/Elf Aquitaine
- NiSource/Columbia Energy Group
- AT&T/MediaOne Group
- BNP/Paribas
- Olivetti & Co./Telecom Italia
- Granada Group/Forte
- Wells Fargo/First Interstate Bankcorp
- Glaxo/Wellcome

     The range of median and mean premiums paid over the target's closing stock price one week and one month prior to the announcement of the hostile or unsolicited bid was 33.4% to 35.8%. Using the closing price for Warner-Lambert common stock on October 26, 1999 and October 4, 1999, Lazard Freres derived a range of implied equity values per share for Warner-Lambert common stock of $92.04 to $102.89.

     Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as financial advisor to the Pfizer board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with Pfizer.

     In addition to the financial advisory services referred to above, Lazard Freres has from time to time provided investment banking and related services to Pfizer for which Lazard Freres has received customary fees. In the ordinary course of its business, Lazard Freres or its affiliates may actively trade the securities of Pfizer or Warner-Lambert for their own account and for the accounts of their customers and, accordingly, at any time may hold a long or short position in such securities.

     Pfizer and Lazard Freres have entered into a letter agreement, dated as of November 4, 1999, relating to the services to be provided by Lazard Freres in connection with the merger and the transactions related to it, under which Pfizer has agreed to pay Lazard Freres the following fees in the context of the merger:

     (i) a retainer fee of $2,000,000 payable upon the engagement of Lazard Freres;

     (ii) a fee of $4,500,000 payable upon the execution of the merger agreement; and

     (iii) a fee of $15,500,000 payable upon consummation of the merger.

     Pfizer agreed to reimburse Lazard Freres for certain out-of-pocket expenses incurred in connection with the engagement. In addition, Pfizer agreed to indemnify Lazard Freres against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement.


OPINION OF MERRILL LYNCH


     Pfizer retained Merrill Lynch to act as its financial advisor in connection with the proposed merger. On February 6, 2000, Merrill Lynch delivered to the Pfizer board of directors an oral opinion, subsequently confirmed by delivery of a written opinion dated February 6, 2000, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Pfizer.

     The full text of Merrill Lynch's opinion, dated February 6, 2000, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex C to this document and is incorporated into this document by reference. The summary of Merrill Lynch's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Pfizer shareholders are

                                                       CHAPTER ONE -- THE MERGER

urged to read the opinion carefully in its entirety.

     Merrill Lynch's opinion was delivered to the Pfizer board of directors for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio to Pfizer, does not address any other aspect of the merger, including the merits of the underlying decision by Pfizer to engage in the merger, and does not constitute a recommendation to any Pfizer shareholder as to how the shareholder should vote as to any matter relating to the merger.

     In preparing its opinion to the Pfizer board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the Pfizer board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Warner-Lambert or Pfizer. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the Pfizer board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the Pfizer board of directors or Pfizer's management with respect to the fairness of the exchange ratio set forth in the merger agreement.

     In arriving at its opinion, Merrill Lynch, among other things, did the following:

     (1) reviewed publicly available business and financial information relating to Warner-Lambert and Pfizer that Merrill Lynch deemed to be relevant;

     (2) reviewed information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of Warner-Lambert and Pfizer, as well as the amount and timing of potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger;

     (3) conducted discussions with members of senior management and representatives of Warner-Lambert and Pfizer concerning the matters described in clauses (1) and (2) above, as well as their businesses and prospects both before and after giving effect to the merger and potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger;

                                                       CHAPTER ONE -- THE MERGER

     (4) reviewed the market prices and valuation multiples for Warner-Lambert's common stock and Pfizer's common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

     (5) reviewed the results of operations of Warner-Lambert and Pfizer and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

     (6) compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

     (7) participated in discussions and negotiations among representatives of Warner-Lambert and Pfizer and their respective financial and legal advisors;

     (8)  reviewed the potential pro forma impact of the merger;


     (9)  reviewed a draft of the merger agreement, dated February 3, 2000; and


     (10) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.


     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch or publicly available, and has not assumed any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Warner-Lambert or Pfizer. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Warner-Lambert or Pfizer. With respect to the financial forecast information and the information concerning potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger furnished to or discussed with Merrill Lynch by Warner-Lambert or Pfizer, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Warner-Lambert or Pfizer as to the expected future financial performance of Warner-Lambert or Pfizer, as the case may be, and the potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger. Merrill Lynch further assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by them.


     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which the Pfizer common stock will trade subsequent to the merger. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the exchange ratio, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Warner-Lambert and Pfizer and approved by the Pfizer board of directors. No other limitation was imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.


     The following is a summary of the material analyses performed by Merrill Lynch in connec-

                                                       CHAPTER ONE -- THE MERGER

tion with its opinion to the Pfizer board of directors dated February 6, 2000. SOME OF THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO UNDERSTAND FULLY MERRILL LYNCH'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF THE SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF MERRILL LYNCH'S FINANCIAL ANALYSES.

     Selected Companies Analysis. Merrill Lynch compared financial, operating and stock market data of Warner-Lambert and Pfizer to corresponding data of the following publicly traded pharmaceutical companies:

     - American Home Products Corporation
     - Astra/Zeneca PLC
     - Bristol-Myers Squibb Company
     - Eli Lilly and Company
     - Glaxo Wellcome PLC
     - Johnson & Johnson
     - Merck & Co., Inc.
     - Novartis AG
     - Roche Holding Ltd.
     - Schering-Plough Corporation
     - SmithKline Beecham plc
     - Pfizer Inc., in the analysis of Warner-Lambert
     - Warner-Lambert Company, in the analysis of Pfizer

     Merrill Lynch reviewed, among other things, price per share as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar year 2000. All multiples were based on closing stock prices on February 3, 2000, except data for Warner-Lambert, which was based on the closing stock price as of November 2, 1999, which is the day prior to an article appearing in The Wall Street Journal and other media sources discussing a potential merger of AHP and Warner-Lambert. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for Warner-Lambert and Pfizer was based on estimates of the managements of Warner-Lambert or Pfizer, as the case may be. Merrill Lynch then applied a range of selected multiples for the selected companies to corresponding data of Warner-Lambert and Pfizer. This analysis indicated an implied equity reference range for Warner-Lambert of approximately $74.75 to $90.50 per share and an implied equity reference range for Pfizer of approximately $34.25 to $41.50 per share.

     None of the selected companies is identical to Warner-Lambert or Pfizer. Accordingly, an analysis of the results of the Selected Companies Analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of Warner-Lambert, Pfizer and the selected companies.

     Discounted Cash Flow Analysis.


     Warner-Lambert. Merrill Lynch estimated the present value of the stand-alone, unlevered, after-tax, free cash flows that Warner-Lambert could produce over the calendar years 2000 through 2004. Ranges of terminal values were derived using multiples of estimated calendar year 2005 net income of 28.0x to 32.0x and multiples of estimated calendar year 2004 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of 23.0x to 25.0x. The free cash flows and terminal values were then discounted to present value using discount rates of 12% to 14%. Using terminal value ranges based upon estimated calendar year 2005 net income, this analysis indicated an implied equity reference range for Warner-Lambert of approximately $84.50 to $103.50 per share. Using terminal value ranges based upon estimated calendar year 2004 EBITDA, this analysis indicated an implied equity reference range for Warner-Lambert of approximately $87.50 to $102.50 per share.


     Pfizer. Merrill Lynch estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Pfizer could

                                                       CHAPTER ONE -- THE MERGER

produce over the calendar years 2000 through 2004. Ranges of terminal values were derived using multiples of estimated calendar year 2005 net income of 28.0x to 32.0x and multiples of estimated calendar year 2004 EBITDA of 22.0x to 26.0x. The free cash flows and terminal values were then discounted to present value using discount rates of 12% to 14%. Using terminal value ranges based upon estimated calendar year 2005 net income, this analysis indicated an implied equity reference range for Pfizer of approximately $40.50 to $49.75 per share. Using terminal value ranges based upon estimated calendar year 2004 EBITDA, this analysis indicated an implied equity reference range for Pfizer of approximately $40.25 to $51.00 per share.

     Relative Discounted Cash Flow Analysis. Merrill Lynch compared the implied per share equity reference ranges for Warner-Lambert and Pfizer described above in order to derive an implied exchange ratio reference range for Warner-Lambert and Pfizer under two scenarios, both before and after taking into account potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger. This analysis indicated the following implied exchange ratio ranges:


                                                        IMPLIED EXCHANGE RATIOS
                                                  -----------------------------------
                                                     NET INCOME           EBITDA
                                                  ----------------   ----------------
Without cost savings and related expenses.......  1.694x to 2.549x   1.718x to 2.551x
With cost savings and related expenses..........  2.012x to 2.938x   2.028x to 2.944x

                            ------------------------


     Selected Merger and Acquisition Analysis. Using publicly available information, Merrill Lynch analyzed the premiums to the targets one-week average closing stock price paid or proposed to be paid in the following transactions:



                     ACQUIROR                                      TARGET
                     --------                                      ------
  -  Aegon N.V.                                   - TransAmerica Corporation
  -  America Online, Inc.                         - Time Warner Inc.
  -  American International Group, Inc.           - SunAmerica, Inc.
  -  AT&T Corp.                                   - Tele-Communications, Inc.
  -  AT&T Corp.                                   - MediaOne Group, Inc.
  -  BANK ONE Corporation                         - First Chicago NBD Corporation
  -  Banque Nationale de Paris                    - Paribas SA
  -  BP Amoco p.l.c.                              - Atlantic Richfield Company
  -  British Petroleum Company                    - Amoco Company
  -  Carrefour SA                                 - Promodes SA
  -  Clear Channel Communications, Inc.           - AMFM Inc.
  -  Daimler-Benz AG                              - Chrysler Corporation
  -  El Paso Energy Corporation                   - The Coastal Corporation
  -  Exxon Corporation                            - Mobil Corporation
  -  Firstar Corporation                          - Mercantile Bancorporation Inc.
  -  Fleet Financial Group Inc.                   - BankBoston Corporation
  -  Fortis AG                                    - Generale de Banque SA
  -  Global Crossing Ltd.                         - Frontier Corporation
  -  JDS Uniphase Corporation                     - E-Tek Dynamics, Inc.
  -  Lucent Technologies Inc.                     - Ascend Communications, Inc.
  -  Mannesmann AG                                - Orange plc

                                                       CHAPTER ONE -- THE MERGER


                     ACQUIROR                                      TARGET
                     --------                                      ------
  -  MCI Worldcom, Inc.                           - Sprint Corporation
  -  Olivetti S.p.A.                              - Telecom Italia S.p.A.
  -  Repsol SA                                    - YPF SA
  -  Sanofi SA                                    - Synthelabo SA
  -  Scottish Power plc                           - PacifiCorp
  -  The Dow Chemical Company                     - Union Carbide Corporation
  -  TOTAL FINA S.A.                              - Elf Aquitaine
  -  Tyco International Ltd.                      - AMP Incorporated
  -  Universal Studios, Inc.                      - PolyGram N.V.
  -  Vodafone AirTouch Plc                        - Mannesmann AG
  -  Vodafone Group Plc                           - AirTouch Communications
  -  Wal-Mart Stores (UK) Ltd.                    - ASDA Group Ltd.
  -  Washington Mutual, Inc.                      - H.F. Ahmanson & Company


                            ------------------------

     Merrill Lynch reviewed, among other things, the percentage premium paid or proposed to be paid by the acquiror relative to the target's average price per share for the one-week period prior to the public announcement of the proposed transaction. Merrill Lynch then applied a range of premiums for the selected transactions of 35% to 50% to the average price per share of Warner-Lambert for the one-week period ending November 2, 1999. This analysis indicated an implied equity reference range for Warner-Lambert of approximately $104.75 to $112.50 per share.

     No company or transaction used in the Selected Merger and Acquisition Analysis is identical to Warner-Lambert, Pfizer or the proposed merger. Accordingly, an analysis of the results of the Selected Merger and Acquisition Analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and Warner-Lambert.

     Relative Contribution Analysis. Using estimated financial data for Warner-Lambert and Pfizer, Merrill Lynch analyzed the relative contributions of Warner-Lambert and Pfizer to the combined company's projected net income and EBITDA for fiscal years 2000 through 2002, both before and after taking into account potential cost savings anticipated by the management of Pfizer to result from the merger. This analysis indicated the following:





                 WITHOUT COST SAVINGS                                 WITH COST SAVINGS
-------------------------------------------------------    ---------------------------------------
                               PFIZER    WARNER-LAMBERT    PFIZER    WARNER-LAMBERT   COST SAVINGS
                               ------    --------------    ------    --------------   ------------
                                                                                      (AFTER-TAX)
NET INCOME
  2000.....................     65.4%         34.6%         63.9%         33.9%            2.3%
  2001.....................     65.5%         34.5%         59.7%         31.5%            8.9%
  2002.....................     66.2%         33.8%         58.5%         29.9%           11.6%
                                                                                      (PRE-TAX)
EBITDA
  2000.....................     63.8%         36.2%         62.5%         35.5%            2.0%
  2001.....................     64.6%         35.4%         59.5%         32.6%            7.9%
  2002.....................     65.9%         34.1%         58.9%         30.5%           10.5%


                            ------------------------

                                                       CHAPTER ONE -- THE MERGER

     Based on the exchange ratio of 2.750x in the merger, current Pfizer shareholders would own approximately 60.8% and current shareholders of Warner-Lambert would own approximately 39.2% of the combined company's equity value following the merger. The results described above indicated the following implied exchange ratio ranges for the merger:

                                                      IMPLIED EXCHANGE RATIOS
                                                ------------------------------------
                                                   NET INCOME            EBITDA
                                                ----------------    ----------------
Without cost savings..........................  2.186x to 2.265x    2.188x to 2.402x
With cost savings.............................  2.413x to 3.019x    2.536x to 2.943x

                            ------------------------


     Pro Forma Merger Analysis. Merrill Lynch analyzed the potential pro forma effect of the merger on Pfizer's estimated earnings per share in fiscal years 2000, 2001 and 2002, based on estimates of EPS and net income provided by the managements of Warner-Lambert and Pfizer and publicly available research analysts' estimates. Based on the exchange ratio of 2.750x in the merger, this analysis indicated that, after taking into account potential cost savings and related expenses anticipated by the management of Pfizer to result from the merger, the proposed merger would be dilutive to Pfizer's earnings per share in fiscal year 2000 and accretive to Pfizer's earnings per share in fiscal years 2001 and 2002. The actual results achieved by the combined company may vary from projected results and the variations may be material.



     Other Factors. In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data, including the following:


     - the trading characteristics of Warner-Lambert and Pfizer;

     - historical market prices for Warner-Lambert common stock and Pfizer common stock;

     - the relative exchange ratio of Warner-Lambert and Pfizer over the period from February 4, 1997 to February 3, 2000; and

     - publicly available research analysts' estimates of the twelve-month price per share targets for Warner-Lambert common stock and Pfizer common stock, which were then discounted to present value on both a stand-alone and relative basis.


     Miscellaneous. Pursuant to the terms of Merrill Lynch's engagement, Pfizer has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger the following fees, payable in cash:


     - a fee of $2.0 million payable upon the engagement of Merrill Lynch;

     - a fee of $4.5 million payable upon the execution of the merger agreement; and

     - a fee of $15.5 million payable upon the closing of the merger.

     Pfizer also has agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services, including the fees and expenses for legal counsel, and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

     Pfizer retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch and its affiliates have in the past provided financing services to Pfizer and

                                                       CHAPTER ONE -- THE MERGER

Warner-Lambert and may continue to do so and have received, and may receive, compensation for the rendering of such services. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of Warner-Lambert and Pfizer for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF WARNER-LAMBERT'S FINANCIAL ADVISORS


     Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., Warner-Lambert's financial advisors, have rendered separate written opinions, each dated February 6, 2000, to the Warner-Lambert board of directors as to the fairness, from a financial point of view, to holders of Warner-Lambert common stock of the exchange ratio in the merger. The full text of the written opinions of Bear Stearns and Goldman Sachs are attached to this document as Annexes D and E. We encourage you to read the opinions carefully and in their entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by each of Bear Stearns and Goldman Sachs in providing their opinions. THE OPINIONS OF BEAR STEARNS AND GOLDMAN SACHS ARE DIRECTED TO THE WARNER-LAMBERT BOARD OF DIRECTORS AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.


OPINION OF BEAR STEARNS

     Warner-Lambert engaged Bear, Stearns & Co. Inc. as its financial advisor based on Bear Stearns' experience and expertise in similar transactions. Bear Stearns is an internationally recognized investment banking firm. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the February 6, 2000 meeting of the Warner-Lambert Board of Directors, Bear Stearns delivered its written opinion to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the shareholders of Warner-Lambert.

     The full text of Bear Stearns' written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the Bear Stearns opinion set forth below is qualified in its entirety by reference to the full text of such opinion. WARNER-LAMBERT SHAREHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION IN ITS ENTIRETY. In reading the discussion of the Bear Stearns opinion set forth below, Warner-Lambert shareholders should be aware that such opinion:

     - was provided to the Warner-Lambert board of directors for its benefit and use in connection with its consideration as to whether the exchange ratio was fair, from a financial point of view, to the shareholders of Warner-Lambert;

     - did not constitute a recommendation to the board of directors of Warner-Lambert in connection with the merger;

     - did not constitute a recommendation to any holders of Warner-Lambert common stock as to how to vote in connection with the merger;

     - did not address Warner-Lambert's underlying business decision to pursue the merger; and

     - did not express any opinion as to the price or range of prices at which the shares of common stock of Warner-Lambert and Pfizer would trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of common stock of Pfizer may trade subsequent to the consummation of the merger.

                                                       CHAPTER ONE -- THE MERGER

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to the shareholders of Warner-Lambert, the exchange ratio itself was determined by Warner-Lambert and Pfizer through arms-length negotiations. Bear Stearns provided advice to Warner-Lambert during the course of such negotiations. Warner-Lambert did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

     - reviewed the merger agreement between Warner-Lambert and Pfizer;

     - reviewed each of Warner-Lambert's and Pfizer's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 through 1998, and their respective 1999 Quarterly Reports on Form 10-Q and preliminary financial statements for the period ended December 31, 1999;

     - reviewed certain operating and financial information provided to Bear Stearns by the senior managements of Warner-Lambert and Pfizer relating to Warner-Lambert's and Pfizer's respective businesses and prospects, including financial projections of Warner-Lambert and Pfizer for the fiscal years ending December 31, 1999 through 2002 and certain other forward-looking information;

     - reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, jointly prepared and provided to Bear Stearns by the senior managements of Warner-Lambert and Pfizer;

     - met with certain members of the senior managements of Warner-Lambert and Pfizer and Pfizer's advisors to discuss:

          - the current landscape and competitive dynamics related to the markets in which Warner-Lambert and Pfizer operate;

          - each company's operations, historical financial statements, prospects and financial condition;

          - each company's views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the merger;

          - the financial projections of Warner-Lambert and Pfizer, and the estimated combination benefits; and

          - other assumptions and judgments underlying certain estimates which Bear Stearns deemed relevant to its analysis;

     - reviewed the historical prices, valuation parameters and trading volumes of the common shares of Warner-Lambert and Pfizer;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Warner-Lambert and Pfizer or otherwise relevant to its analysis, as appropriate;

     - reviewed the terms, to the extent publicly available, of recent merger and acquisition transactions of companies which Bear Stearns deemed generally comparable to the merger or otherwise relevant to its analysis; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial projections and estimated combination benefits, provided to Bear Stearns by Warner-Lambert and Pfizer. With respect to the financial projections and estimated combination benefits, Bear Stearns

                                                       CHAPTER ONE -- THE MERGER

assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Warner-Lambert and Pfizer as to the expected future performance of Warner-Lambert and Pfizer, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the financial projections and estimated combination benefits provided to it, and Bear Stearns further relied upon the assurances of the senior managements of Warner-Lambert and Pfizer that they are unaware of any facts that would make the information, financial projections and estimated benefits provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Warner-Lambert and Pfizer, nor was it furnished with any such appraisals. Bear Stearns assumed that the merger will:

     - qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     - be accounted for as a pooling-of-interests in accordance with U.S. generally accepted accounting principles; and

     - be consummated without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Warner-Lambert or Pfizer.

     Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the opinion.

     The following is a brief summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion.

     In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Warner-Lambert and Pfizer. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Pro Forma Merger Analysis. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on holders of Warner-Lambert and Pfizer common stock based on the following:

     - the exchange ratio;

     - the financial projections;

     - an assumption for analytic purposes that the combination of Warner-Lambert and Pfizer would realize estimated pre-tax cost savings of $200 million, $1 billion and $1.6 billion in 2000, 2001 and 2002, respectively (tax-effected at a 35% tax rate), an assumption for analytic purposes that Warner-Lambert would pay a cash fee of $1.8 billion to American Home Products as part of the termination of the merger agreement between Warner-Lambert and American Home Products and that this fee would be funded with debt at an interest rate of 5.5% (tax-effected at 35%) and an assumption for analytic purposes that there would be no financial statement impact of potential restructuring costs or other one-time costs associated with the merger; and

     - pooling-of-interests accounting treatment for the merger.

                                                       CHAPTER ONE -- THE MERGER

     The following table shows the percentage accretion(dilution) to projected earnings per share ("EPS") for Warner-Lambert and Pfizer, both with and without factoring in the estimated cost savings:

                                                1999PF    2000E    2001E    2002E
                                                ------    -----    -----    -----
With Estimated Cost Savings:
  Warner-Lambert..............................   13.7%    11.4%    20.1%    26.5%
  Pfizer......................................   (7.0%)   (4.6%)    1.3%     3.0%
Without Estimated Cost Savings:
  Warner-Lambert..............................   13.7%     9.1%    10.4%    13.1%
  Pfizer......................................   (7.0%)   (6.5%)   (6.9%)   (7.9%)

                            ------------------------

     Unaffected Warner-Lambert Stock Price Analysis. Because of the public announcements of the merger between Warner-Lambert and AHP and the subsequent transaction proposal by Pfizer, Warner-Lambert's stock price at the time the merger between Warner-Lambert and Pfizer was announced was not deemed to be a true indication of the level where Warner-Lambert's stock would have traded on a stand-alone basis. Therefore, Bear Stearns estimated an unaffected Warner-Lambert stock price to be used in many of the financial analyses performed. The unaffected stock price was estimated based on Warner-Lambert's closing stock price on November 2, 1999, the day before press reports of merger discussions between Warner-Lambert and American Home Products, adjusted for:

     - the equally weighted average change in stock price from November 2, 1999 to February 4, 2000 (one trading day before the announcement of the merger between Warner-Lambert and Pfizer) for an index of U.S. pharmaceutical companies composed of Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc. and Schering-Plough Corporation; and

     - an illustrative stock price increase of $3.75, based on the approximate $0.15 increase in the consensus Wall Street research estimates for 2000 EPS for Warner-Lambert between November 2, 1999 and February 4, 2000 multiplied by an assumed P/E multiple of 25.0x.

     As of February 4, 2000, Warner-Lambert's unaffected stock price was estimated at $75.42. Bear Stearns used several other analyses to estimate the unaffected stock price for Warner-Lambert, all of which generally supported such price.

     Illustrative Shareholder Value Analysis. Bear Stearns analyzed various hypothetical pro forma impacts of the merger on the value of a share of Warner-Lambert common stock, using a range of potential P/E multiples applied to the projected 2001 EPS (assuming pre-tax cost savings of $1 billion in 2001 tax-effected at 35%) of the pro forma combined company. Bear Stearns used illustrative 2001E P/E multiples of 26.0x (the estimated unaffected multiple for Warner-Lambert as of February 4, 2000), 28.6x (the market multiple for Pfizer as of February 4, 2000) and 27.7x (the blended market multiple for Warner-Lambert and Pfizer as of February 4, 2000, calculated as the income-weighted average of the estimated unaffected stand-alone market multiple of Warner-Lambert and the stand-alone market multiple of Pfizer).

                                                       CHAPTER ONE -- THE MERGER

     The following table shows the calculated hypothetical pro forma value of a share of Warner-Lambert common stock across the range of illustrative P/E multiples and the percentage difference of each value versus $94.56, the actual closing stock price of Warner-Lambert as of February 4, 2000 and $75.42, the estimated unaffected closing stock price of Warner-Lambert as of February 4, 2000:

                                                                    % CHANGE      % CHANGE
                                   ILLUSTRATIVE    HYPOTHETICAL    VS. 2/4/00    VS. 2/4/00
                                      2001E         VALUE PER        ACTUAL      UNAFFECTED
                                       P/E            SHARE          PRICE         PRICE
                                   ------------    ------------    ----------    ----------
2001E Multiple Used:
  Pfizer Stand-Alone.............     28.6x           $99.57           5.3%         32.0%
  Blended........................     27.7x           $96.42           2.0%         27.8%
Warner-Lambert
Unaffected Stand-Alone...........     26.0x           $90.55          (4.2)%        20.1%

                            ------------------------

     Bear Stearns also analyzed the hypothetical value of a share of Warner-Lambert common stock by estimating:

     - Warner-Lambert's share of the combined stand-alone market value of Pfizer and Warner-Lambert, on an estimated unaffected basis, given the exchange ratio for the merger;

     - Warner-Lambert's share of the illustrative value of the peak estimated cost savings of $1.6 billion, tax-effected at 35% and capitalized at an illustrative P/E multiple of 17.5x; and

     - the potential value of the combined company if its P/E multiple expanded to Pfizer's stand-alone P/E multiple.

     Bear Stearns estimated that the implied value per share of Warner-Lambert common stock would be $101.44, an increase of 34.5% versus the estimated unaffected price of $75.42.

     In performing its analyses, Bear Stearns was not expressing any opinion as to the price or range of prices at which the common stock of the combined company may trade subsequent to the consummation of the merger. The prices at which the common stock of the combined company ultimately trades in the stock market will be determined by a variety of quantitative and qualitative factors -- for example, the P/E multiple at which the common stock of the combined company is actually valued by potential investors, which may be significantly more or less favorable than the illustrative range of P/E multiples used by Bear Stearns for its analytical purposes and the level of combination benefits ultimately anticipated by the stock market -- none of which can be predicted with certainty.

     Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of Warner-Lambert and Pfizer to the combined company with respect to equity market capitalization, using estimated fully diluted shares outstanding, and various historical and projected financial performance statistics including revenues, earnings before interest and taxes and net income excluding any unusual and non-recurring items for the years 1999 through 2002. In this analysis, Bear Stearns did not take into account any combination benefits or the payment of the termination fee to American Home Products.

     The results of this analysis indicated that Warner-Lambert would contribute:

     - 37.7% of the combined company's equity market capitalization based on the closing prices for Warner-Lambert common stock and Pfizer common stock as of February 4, 2000;

     - 37.1% of the combined company's equity market capitalization based on the respective average of such closing prices for the twenty trading days ended February 4, 2000; and

     - 32.7% of the combined company's equity market capitalization based on the estimated unaffected closing price for Warner-Lambert common stock as of February 4, 2000 and the closing price for Pfizer common stock as of February 4, 2000.

                                                       CHAPTER ONE -- THE MERGER

     The following table shows the relative contribution of each of Warner-Lambert and Pfizer to the combined company across various financial performance statistics:

                                                 1999E    2000E    2001E    2002E
                                                 -----    -----    -----    -----
Revenues:
  Warner-Lambert...............................  44.4%    44.3%    42.9%    41.8%
  Pfizer.......................................  55.6%    55.7%    57.1%    58.2%
EBIT:
  Warner-Lambert...............................  35.4%    36.0%    35.3%    34.1%
  Pfizer.......................................  64.6%    64.0%    64.7%    65.9%
Net Income:
  Warner-Lambert...............................  33.9%    35.2%    35.0%    34.2%
  Pfizer.......................................  66.1%    64.8%    65.0%    65.8%

                            ------------------------

     By way of comparison, Bear Stearns observed that the exchange ratio would result in the shareholders of Warner-Lambert receiving a collective ownership position in the combined company following the merger of 38.9% based on estimated fully diluted shares outstanding.


     Historical Stock Price Performance and Implied Market Exchange
Ratios. Bear Stearns reviewed the historical closing stock prices of Warner-Lambert common stock and Pfizer common stock and the implied market exchange ratios determined by dividing the price per share of Warner-Lambert common stock by the price per share of Pfizer common stock over various periods of time between November 2, 1996 and November 2, 1999. This time period was chosen in order to exclude the impact of the announced merger between Warner-Lambert and American Home Products and the transaction proposal by Pfizer. The following table shows the market exchange ratio as of November 2, 1999 as well as the average, high, and low market exchange ratios for various periods leading up to November 2, 1999 (these figures compare to the negotiated exchange ratio of 2.75):



                                                           MARKET EXCHANGE RATIO
                                                         -------------------------
TIME PERIOD                                              AVERAGE    HIGH      LOW
-----------                                              -------    -----    -----
As of 11/2/99..........................................   2.057        NA       NA
One Week...............................................   2.011     2.078    1.937
Two Weeks..............................................   1.955     2.078    1.832
Three Weeks............................................   1.927     2.078    1.832
Four Weeks.............................................   1.903     2.078    1.790
Five Weeks.............................................   1.890     2.078    1.790
Six Weeks..............................................   1.876     2.078    1.761
Seven Weeks............................................   1.860     2.078    1.750
Eight Weeks............................................   1.843     2.078    1.705
12 Weeks...............................................   1.830     2.078    1.705
26 Weeks...............................................   1.848     2.078    1.705
One Year...............................................   1.776     2.078    1.391
Two Years..............................................   1.849     2.426    1.391
Three Years............................................   1.902     2.539    1.391

                                                       CHAPTER ONE -- THE MERGER

     Bear Stearns noted that during the period from November 4, 1999 (the announcement of the original transaction proposal by Pfizer which called for an exchange ratio of 2.5) through February 4, 2000 (the last trading day before the announcement of the merger), the market exchange ratio was generally within a range between 2.40 and 2.65.

     Illustrative Valuation Analysis of Combination Benefits. Bear Stearns performed an illustrative valuation of the estimated combination benefits based on the hypothetical capitalized value of estimated incremental net income assuming:

     - a range of 2001E P/E multiples of 26.0x (the estimated unaffected multiple for Warner-Lambert as of February 4, 2000), 28.6x (the market multiple for Pfizer as of February 4, 2000), 27.7x (the blended market multiple for Warner-Lambert and Pfizer as of February 4, 2000, calculated as the income-weighted average of the estimated unaffected stand-alone market multiple of Warner-Lambert and the stand-alone market multiple of Pfizer) and 17.5x (an illustrative estimate of a conservative multiple by which the market could capitalize the estimated combination benefits);

     - annual pre-tax estimated combination benefits of $1.2 billion to $2.0 billion (excluding one-time costs to achieve such combination benefits); and

     - a tax rate of 35%.

     The following table shows the calculated hypothetical capitalized values of the estimated combination benefits resulting from this analysis:

                                                   ANNUAL PRE-TAX PROJECTED BENEFITS
                                              --------------------------------------------
                                              $1.2 BILLION    $1.6 BILLION    $2.0 BILLION
                                              ------------    ------------    ------------
2001E P/E Multiple Used:
  Pfizer (28.6x)............................     $22.3B          $29.7B          $37.2B
  Blended (27.7x)...........................     $21.6B          $28.8B          $36.0B
  Warner-Lambert (26.0x)....................     $20.3B          $27.0B          $33.8B
  Illustrative (17.5x)......................     $13.7B          $18.2B          $22.8B

                            ------------------------

     Bear Stearns also analyzed the discounted cash flow valuation of the estimated cost savings assuming:

     - $200 million, $1 billion and $1.6 billion of estimated pre-tax cost savings in 2000, 2001 and 2002, respectively;

     - one-time pre-tax restructuring costs of $1.2 billion to achieve the estimated cost savings in each of 2000 and 2001;

     - a tax rate of 35%;

     - a range of illustrative discount rates between 10.5% and 13.0%; and

     - an assumption that the estimated cost savings grows at a compounded annual rate of 3% after 2002.

     Based on this analysis, the estimated cost savings were valued within a range of $7.3 billion to $10.4 billion.

     Relative Performance/Valuation Analysis. Bear Stearns compared the projected financial performance and P/E multiples as of February 4, 2000 of Warner-Lambert and Pfizer to 14 major publicly-traded pharmaceutical and/or life science companies which it deemed generally comparable to Warner-Lambert and Pfizer. Such comparable companies consisted of Abbott Laboratories, American Home Products Corporation, AstraZeneca Group, Bristol-Myers Squibb Company, Eli Lilly and Company, Glaxo Wellcome plc, Johnson & Johnson, Merck & Co., Inc., Monsanto Company, Novartis AG, Pharmacia & Upjohn, Inc., Roche Holding AG, Schering-Plough Corpora-

                                                       CHAPTER ONE -- THE MERGER

tion and SmithKline Beecham plc. Bear Stearns utilized the revenue and earnings forecasts for the comparable companies from publicly available data from First Call and selected Wall Street equity research reports. Bear Stearns noted that the projected revenue and earnings growth rates for Warner-Lambert and Pfizer generally fell within the high end of the projected growth rates of the comparable companies. Bear Stearns also noted that both Warner-Lambert's estimated unaffected P/E multiples and Pfizer's market P/E multiples were among the highest of the P/E multiples of the comparable companies.

     Bear Stearns also compared the financial performance of the combined company (including the estimated cost savings) and its pro forma P/E multiples (based on the income-weighted average of the estimated unaffected stand-alone P/E multiples of Warner-Lambert and the stand-alone P/E multiples of Pfizer) to those of the comparable companies. Bear Stearns noted that the combined company would have a projected revenue growth rate that fell within the high end of the revenue growth rates of the comparable companies and an earnings growth rate that was higher than those of any of the comparable companies. Bear Stearns also noted that the combined company P/E multiples (based on stock prices as of February 4, 2000) were among the highest of the P/E multiples of the comparable companies.

     Analysis of Precedent Pharmaceutical Industry Transactions. Bear Stearns compared the valuation multiples implied by the exchange ratio for the merger to those of 14 major announced or completed transactions within the pharmaceutical industry which it deemed generally comparable to the merger. These transactions included:

     - Glaxo Wellcome plc/SmithKline Beecham plc
     - Monsanto Company/Pharmacia & Upjohn, Inc.
     - Zeneca plc/Astra AB
     - Sanofi/Synthelabo
     - Rhone-Poulenc SA/Hoechst AG
     - Rhone- Poulenc SA/Rhone Poulenc Rorer
     - Hoechst AG/Roussel-Uclaf
     - Sandoz Ltd./Ciba Geigy Ltd.
     - Pharmacia AB/Upjohn Co.
     - Rhone-Poulenc Rorer/Fisons plc
     - Hoechst AG/Marion Merrell Dow
     - Glaxo Holdings plc/Wellcome
     - American Home Products Corporation/ American Cyanamid Company
     - Roche Holdings AG/Syntex Corp.

     Bear Stearns noted that all of the transaction multiples analyzed for the merger of Warner-Lambert and Pfizer were higher than the highest of the corresponding multiples for precedent transactions.

     Bear Stearns noted that none of the precedent transactions were identical to the merger of Warner-Lambert and Pfizer and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry and individual company dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the transaction multiples in the merger as compared to the multiples for the precedent transactions.

     Discounted Cash Flow Analysis. Bear Stearns performed discounted cash flow analyses based on the financial projections for Warner-Lambert and Pfizer and the estimated cost savings in the merger assuming:

     - a range of illustrative discount rates between 10.5% and 13.0%; and

     - a range of illustrative terminal trailing P/E multiples from 24.0x to 32.0x (which implied perpetual growth rates of unlevered net income of 6.1% to 9.6% across the range of illustrative discount rates used).

     Discounted cash flow valuations were calculated for both Warner-Lambert and Pfizer on a stand-alone basis, the combined company without including any estimated cost savings and the combined company including estimated cost savings.

                                                       CHAPTER ONE -- THE MERGER

     The following table shows the range of per share values for each of these cases:

                                                                      RANGE
                                                              ----------------------
                                                               LOW            HIGH
                                                              ------         -------
Warner-Lambert:
  Stand-Alone...............................................  $65.16     -   $ 90.44
  Combined Company (Without Estimated Cost Savings).........  $73.41     -   $102.69
  Combined Company (With Estimated Cost Savings)............  $81.50     -   $114.14
Pfizer:
  Stand-Alone...............................................  $28.66     -   $ 40.27
  Combined Company (Without Estimated Cost Savings).........  $26.69     -   $ 37.34
  Combined Company (With Estimated Cost Savings)............  $29.64     -   $ 41.50

                            ------------------------

     In performing its analyses, Bear Stearns was not expressing any opinion as to the price or range of prices at which the common stock of the combined company may trade subsequent to the consummation of the merger. The prices at which the common stock of the combined company ultimately trades in the stock market will be determined by a variety of quantitative and qualitative factors (for example, the range of terminal P/E multiples at which the common stock of the combined company is actually valued by potential investors, which may be significantly more or less favorable than those used for the discounted cash flow analysis performed by Bear Stearns for its analytical purposes and the level of estimated combination benefits ultimately anticipated by the stock market), none of which can be predicted with certainty.

     Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both Warner-Lambert and Pfizer and pro forma balance sheet data for the combined company, analyzing selected Wall Street equity research reports on, and earnings and other estimates for, each of Warner-Lambert and Pfizer and various of their business segments, reviewing the relative stock price performance of Warner-Lambert and Pfizer versus various stock market indices, comparing the coverage universe of the research analysts who monitor each of Warner-Lambert and Pfizer, reviewing and comparing certain financial data and valuation parameters for each of Warner-Lambert and Pfizer and various of their business segments and reviewing available information regarding the institutional holdings of Warner-Lambert common stock and Pfizer common stock.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of its analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as

                                                       CHAPTER ONE -- THE MERGER

part of Bear Stearns' analyses of the fairness, from a financial point of view, of the exchange ratio to the shareholders of Warner-Lambert.


     Pursuant to the terms of its engagement letter with Bear Stearns, Warner-Lambert has agreed to pay Bear Stearns a total fee of $38 million, $6.25 million of which has already been paid. The balance of the total fee will become payable upon consummation of the merger between Warner-Lambert and Pfizer. In addition, Warner-Lambert has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement, including reasonable fees and disbursements of its legal counsel. Warner-Lambert has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.


     Bear Stearns has been previously engaged by Warner-Lambert to provide certain investment banking and financial advisory services in connection with actual and prospective merger, acquisition and divestiture transactions as well as certain capital raising transactions, for which it received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Warner-Lambert and/or Pfizer for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF GOLDMAN SACHS


     On February 6, 2000, Goldman, Sachs & Co. delivered its written opinion to the Warner-Lambert board of directors that, as of that date, and based upon and subject to the considerations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Warner-Lambert common stock.


     The full text of the written opinion of Goldman Sachs, dated February 6, 2000, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex E to this document. The following summary describes the material assumptions made and material matters considered in, and the material limitations on, the review undertaken by Goldman Sachs in providing its opinion; however, it does not purport to be a complete description of the opinion. Accordingly, the following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. Warner-Lambert shareholders are urged to, and should, read the opinion carefully and in its entirety.

     In connection with its opinion, Goldman Sachs reviewed and analyzed, among other things:

     - the merger agreement;

     - Annual Reports to Shareholders and Annual Reports on Form 10-K of Warner-Lambert and Pfizer for the five years ended December 31, 1998;

     - recent interim reports to shareholders and Quarterly Reports on Form 10-Q of Warner-Lambert and Pfizer;

     - certain other communications from Warner-Lambert and Pfizer to their respective shareholders;

     - internal financial analyses and forecasts for Warner-Lambert and Pfizer prepared by their respective managements; and

     - cost savings and operating synergies projected by the managements of Warner-Lambert and Pfizer to result from the merger.

     Goldman Sachs also held discussions with members of the senior managements of Warner-Lambert and Pfizer regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for Warner-Lambert common stock and Pfizer common stock;

     - compared financial and stock market information deemed by Goldman Sachs to be relevant for Warner-Lambert and

                                                       CHAPTER ONE -- THE MERGER

       Pfizer with similar information for other companies deemed by Goldman Sachs to be relevant whose securities are publicly traded;

     - reviewed the financial terms of recent business combinations deemed by Goldman Sachs to be relevant in the pharmaceutical industry specifically and in other industries generally; and

     - performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed this accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Warner-Lambert's board of directors, that the internal financial forecasts prepared by the managements of Warner-Lambert and Pfizer, including the cost savings and operating synergies estimated to result from the merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Warner-Lambert and Pfizer. Goldman Sachs also assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Warner-Lambert or Pfizer or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs was provided for the information and assistance of the Warner-Lambert board of directors in connection with its consideration of the merger and is not a recommendation as to how any holder of shares of Warner-Lambert common stock should vote.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Warner-Lambert board of directors on February 6, 2000. Although the summary does not purport to be a complete description of the analyses performed or factors considered by Goldman Sachs, it summarizes the material analyses performed and factors considered by Goldman Sachs in providing its opinion to the Warner-Lambert board of directors.

     Historical Exchange Ratio Analysis. Goldman Sachs calculated the implied exchange ratios of Pfizer common stock to Warner-Lambert common stock based on the average daily closing share prices of Pfizer common stock and Warner-Lambert common stock for the one week, one month, two month, three month, six month and one year periods ended November 2, 1999 and on November 2, 1999. November 2, 1999 was chosen as a reference date because it was the last trading day prior to public reports that Warner-Lambert and American Home Products Corporation were discussing a potential business combination transaction. The analysis indicated:

     - that the implied exchange ratio for each of those periods was 2.0159, 1.8937, 1.8396, 1.8377, 1.8461 and 1.7745, respectively, and on November
       2, 1999 the implied exchange ratio was 2.0574;

     - when compared with the implied exchange ratios for each of these periods, the 2.75 exchange ratio in the Merger Agreement represented a premium of 36.4%, 45.2%, 49.5%, 49.6%, 49.0% and 55.0%, respectively, and a premium on November 2, 1999 of 33.7%.

     Implied Premium Analysis. Goldman Sachs compared the merger consideration to be received by Warner-Lambert shareholders based on the exchange ratio of
2.75 and the market price of Pfizer common stock of $35.75 on February 4, 2000, the last trading day prior to the announcement of the execution of the merger agreement, to the market price of Warner-Lambert common stock of $78.44 on November 2, 1999 and to the one-month average market price for Warner-Lambert common stock prior to November 2, 1999, which was $73.71. The analysis indicated that the consideration per share of Warner-Lambert common stock to be received by Warner-Lambert shareholders pursuant to the merger agreement represented a premium of 25.3% and 33.4%, respectively.

                                                       CHAPTER ONE -- THE MERGER


     Contribution Analysis. Goldman Sachs analyzed the relative income statement contribution of Warner-Lambert and Pfizer to the pro forma combined company resulting from the merger, before taking into account any of the possible benefits that may be realized following the merger, for years 1999, 2000, 2001 and 2002, taking into account estimates of revenues, earnings before interest and taxes ("EBIT") and net income. The estimates were based on Warner-Lambert's management and Pfizer's management projections, respectively. The results of these analyses are as follows:


                                                    CONTRIBUTION OF WARNER-LAMBERT
                                                  TO THE PRO FORMA COMBINED COMPANY
                                                 ------------------------------------
                                                 1999E     2000E     2001E     2002E
                                                 ------    ------    ------    ------
Revenues.......................................   44.3%     44.3%     42.9%     41.8%
EBIT...........................................   35.4%     36.0%     35.3%     34.1%
Net Income.....................................   33.9%     35.2%     35.0%     34.2%

                            ------------------------

     The contribution of Warner-Lambert to the pro forma combined company, based on market capitalization of Warner-Lambert and Pfizer, using the market prices of Warner-Lambert and Pfizer on November 2, 1999, was 31.3%.

     Goldman Sachs compared all of the above results with the expected percentage of ownership of Warner-Lambert shareholders in the merged company of approximately 38.8%.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Warner-Lambert to corresponding financial information, ratios and public market multiples for certain U.K., Continental European and American comparable companies.

     The selected companies were chosen because they are publicly traded companies that for purposes of analysis may be considered similar to Warner-Lambert.


     Goldman Sachs calculated and compared various price/earnings multiples. The multiples of Warner-Lambert were calculated using a price of $98.31 per share, the implied price of Warner-Lambert common stock on February 4, 2000 based on the closing price of Pfizer common stock on that day times the exchange ratio of
2.75. The multiples for each of the selected companies were based on the most recent publicly available information and using I/B/E/S International Inc. earnings estimates for calendar years 2000 and 2001. The results of these analyses are as follows:


                                                                                      WARNER-LAMBERT
                                                                                      (USING IMPLIED
                              U.S. COMPANIES          U.K. AND EUROPEAN COMPANIES     MARKET PRICE)
                        --------------------------    ----------------------------    --------------
                        2000E RANGE    2001E RANGE    2000E RANGE     2001E RANGE     2000E    2001E
                        -----------    -----------    ------------    ------------    -----    -----
P/E ratio.............  19.3x-59.8x    17.0x-49.7x    16.2x-36.1x     14.3x-30.0x     40.1x    33.9x
Median................    25.5x          22.4x           24.5x           21.3x
Mean..................    27.6x          23.9x           24.1x           21.1x

                            ------------------------

                                                       CHAPTER ONE -- THE MERGER

     Goldman Sachs also analyzed the performance of the stock prices of the following nine publicly-traded companies in the pharmaceutical industry during the period between November 2, 1999 and February 4, 2000:

     - Eli Lilly and Company

     - Monsanto Company

     - Merck & Co. Inc.

     - American Home Products Corporation

     - Pharmacia & Upjohn Inc.

     - Johnson & Johnson

     - Schering Plough Corporation

     - Abbott Laboratories

     - Bristol-Myers Squibb Company

     Based on this analysis, Goldman Sachs concluded that a market capitalization weighted composite of these nine companies decreased by 8.7% during the period from November 2, 1999 to February 4, 2000.

     Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the merger. Using earnings estimates provided by Warner-Lambert and Pfizer management, Goldman Sachs compared the earnings per share of Warner-Lambert common stock on a stand-alone basis and Pfizer common stock on a stand-alone basis, to the earnings per share of the common stock of the pro forma combined company. Goldman Sachs performed this analysis based on the exchange ratio of 2.75 and the operating synergies projected by the management of Warner-Lambert and Pfizer to result from the merger.

     This analysis indicated that:

     - in 2000, the merger would be dilutive by 4.6% -- that is, would represent a reduction -- to 2000 earnings per share of Pfizer common stock on a stand-alone basis;

     - in 2001, the merger would be accretive by 1.5% -- that is, would represent an addition -- to 2001 earnings per share of Pfizer common stock on a stand-alone basis; and

     - in 2002, the merger would be accretive by 3.3% to 2002 earnings per share of Pfizer common stock on a stand-alone basis.

     Using the same earnings estimates described above, Goldman Sachs also compared the present value of the projected future stock price of the pro forma merged company, using price/earnings multiples ranging from 30.0x to 42.0x and discount rates of 11%, 13% and 15%, to the present value of the projected future stock price of Warner-Lambert on a stand-alone basis. In each case, the present value of the pro forma merged company was greater than that of Warner-Lambert on a stand-alone basis.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Warner-Lambert or Pfizer or the merger. In performing its analysis, Goldman Sachs made many assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of Warner-Lambert and Pfizer.

     Goldman Sachs prepared each of the analyses described above solely for purposes of providing its opinion to the Warner-Lambert board of directors. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Warner-Lambert, Pfizer, Goldman Sachs nor any other person assumes responsibility if future

                                                       CHAPTER ONE -- THE MERGER

results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Warner-Lambert board was one of many factors taken into consideration by the Warner-Lambert board in making its determination to approve the merger agreement and the merger.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Warner-Lambert selected Goldman Sachs to render its opinion because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Warner-Lambert having provided certain investment banking services to Warner-Lambert from time to time, including having acted as co-managing underwriter of its public offering of $250 million aggregate principal amount of 5.75% Notes due 2003 and its public offering of $250 million aggregate principal amount of 6.00% Notes due 2008 in January 1998, having acted as financial advisor in its acquisition of Agouron Pharmaceuticals, Inc. announced in January 1999, and having acted as its financial advisor in connection with, and having participated in some of the negotiations leading to, the merger. Goldman Sachs may provide certain investment banking services to Pfizer and its subsidiaries in the future.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Warner-Lambert or Pfizer for its own account and for the accounts of customers.

     Pursuant to the terms of its engagement letter with Goldman Sachs, Warner-Lambert has agreed to pay Goldman Sachs a fee of $20 million upon consummation of the merger. Warner-Lambert has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

                                                       CHAPTER ONE -- THE MERGER

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of Warner-Lambert's board of directors with respect to the merger, shareholders should be aware that some officers of Warner-Lambert, including some officers who are also directors, have some interests in the merger that may be different from, or in addition to, the interests of shareholders of Warner-Lambert. The board of directors of Warner-Lambert was aware of these interests and considered them, among other matters, in making their recommendation.


     See Chapter Five, entitled "Other Pfizer Annual Meeting Proposals," for a discussion of the compensation, including unvested options, none of which vest upon completion of the merger, and security ownership of the executive officers and directors of Pfizer.


WARNER-LAMBERT'S ARRANGEMENTS WITH EXECUTIVE OFFICERS


     Executive Severance Plan. Messrs. de Vink, Larini, Wild, Corr, Lazo and other key executives are participants in Warner-Lambert's Executive Severance Plan, which provides certain benefits in the event of a change in control of Warner-Lambert. Shareholder approval of the merger will constitute a "change in control" under the Executive Severance Plan.


     Under the terms of the Executive Severance Plan, if, after a change in control, an executive's employment terminates for any reason other than death or for cause by Warner-Lambert during the three-year period following a change in control, the executive will receive severance benefits of 36 months of salary and bonus, and a pro-rata bonus for the year of termination, calculated through the date of termination. The executive must be provided with six months notice of such termination of employment. The executive will also be eligible to receive 36 months of welfare benefit continuation (including age credit), certain outplacement services, and will receive credit for 36 additional months of service under Warner-Lambert's pension plan and savings and stock plan. The Executive Severance Plan also provides special payments to participants to reimburse them, if necessary, for any federal excise tax or similar state or local tax that may be imposed on payments following a change in control.

     The approximate value of the cash payments due under the plan to each executive upon a qualifying termination of employment following a change in control, not including any payments that may be made with respect to any excise tax, would be as follows:

WARNER-LAMBERT NAMED OFFICER                                    AMOUNT
----------------------------                                  -----------
Lodewijk J. R. de Vink......................................  $ 7,709,350
Ernest J. Larini............................................  $ 3,503,650
Anthony H. Wild.............................................  $ 3,462,000
Peter B. Corr...............................................  $ 2,855,800
J. Frank Lazo...............................................  $ 2,852,650
All other Warner-Lambert executive officers as a group (12
  persons)..................................................  $23,621,263

                            ------------------------

                                                       CHAPTER ONE -- THE MERGER


     Equity-Based Awards. Pursuant to the terms of Warner-Lambert's equity-based compensation plans, all unvested options to purchase Warner-Lambert stock held by Warner-Lambert's executive officers and directors will become vested and exercisable upon completion of the merger, and restrictions will lapse on that date with respect to shares of restricted stock issued under those plans. The number of unvested options and shares of restricted stock held by executive officers and directors of Warner-Lambert as of February 29, 2000 that will become vested in this manner is as follows:



                                                                            NUMBER OF
                                             NUMBER OF                      SHARES OF
                                             UNVESTED     WEIGHTED AVG.     RESTRICTED
WARNER-LAMBERT NAMED OFFICER                  OPTIONS     EXERCISE PRICE      STOCK
----------------------------                 ---------    --------------    ----------
Lodewijk J. R. de Vink.....................    870,975       $68.8339             --
Ernest J. Larini...........................    270,414       $60.4231             --
Anthony H. Wild............................    336,714       $64.2282             --
Peter B. Corr..............................    244,075       $80.3635         20,000
J. Frank Lazo..............................    196,275       $54.5245             --
All other Warner-Lambert executive officers
  as a group (12 persons)..................  1,536,084       $60.5883         17,610
Warner-Lambert outside directors as a
  group....................................         --             --        108,000


                            ------------------------


     Excess Savings Plan. Upon a change in control, each participant in Warner-Lambert's Excess Savings Plan will become fully vested in such participant's account and will receive full payment of such account upon termination of employment. The unvested balance in such plan for each executive officer as of February 29, 2000 is as follows:



WARNER-LAMBERT NAMED OFFICER                                  UNVESTED BALANCE
----------------------------                                  ----------------
Peter B. Corr...............................................      $ 7,203
All other Warner-Lambert executive officers as a group (1
  person)...................................................      $13,145


                            ------------------------

BOARD OF DIRECTORS


     Pfizer's board of directors currently has 15 members and the company's certificate of incorporation currently states that the maximum number of directors is 18. Pursuant to the merger agreement, Pfizer shall use its best efforts to amend the certificate of incorporation of Pfizer to increase the number of Pfizer's board of directors to not less than ten and no more than twenty-four. If the Pfizer shareholders approve the amendment to the certificate of incorporation, Pfizer's board of directors, after completion of the merger, will consist of up to 23 members, fifteen from the current Pfizer board of directors and up to eight individuals appointed by Pfizer who currently serve as outside directors on the Warner-Lambert board of directors. If the amendment is not approved, Pfizer's board of directors will consist of 18 members, 15 from the current Pfizer board of directors and three who are currently outside directors on the Warner-Lambert board of directors. However, as further vacancies occur on the Pfizer board of directors, Pfizer will then use its best efforts to appoint individuals who are currently outside directors of Warner-Lambert to fill the next three vacancies on Pfizer's board of directors. In addition, as the first committee chair becomes available on Pfizer's board of directors after the completion of the merger, Pfizer will appoint an individual who currently serves on Warner-Lambert's board of directors to such a vacancy.

                                                       CHAPTER ONE -- THE MERGER

MANAGEMENT POSITIONS IN THE COMBINED COMPANY


     Pfizer has agreed that three senior management positions in the combined company will be filled by current Warner-Lambert officers, who will also join the combined company's Corporate Management Committee. S. Morgan Morton, currently a Senior Vice President of Warner-Lambert and President of its Consumer Healthcare Sector, will be elected a Senior Vice President of the combined company and President of the Warner-Lambert Consumer Division. Peter B. Corr, currently a Vice President of Warner-Lambert and President of Warner-Lambert/Parke-Davis, Pharmaceutical Research and Development, will be elected a Senior Vice President of the combined company and assume a senior management position within Pfizer's research operations. Messrs. Morton and Corr will each join the Corporate Management Committee of the combined company. Pfizer and Warner-Lambert are jointly determining a third executive officer of Warner-Lambert to serve in a senior management position in the combined company and to join Pfizer's Corporate Management Committee.


OWNERSHIP OF COMMON STOCK; STOCK OPTIONS


  Security Ownership of Pfizer Executive Officers and Directors



     As of February 29, 2000, directors and executive officers of Pfizer beneficially owned an aggregate of 20,136,280 shares of Pfizer common stock, including options to purchase 9,728,765 shares of Pfizer common stock exercisable within 60 days. For more detailed information about the security ownership of the directors and executive officers of Pfizer, see "Chapter Five -- Other Pfizer Annual Meeting Proposals."

                                                       CHAPTER ONE -- THE MERGER


  Security Ownership of Warner-Lambert Executive Officers and Directors



     The following table sets forth information, as of February 29, 2000, regarding beneficial ownership of Warner-Lambert common stock, as well as the estimated beneficial ownership of Pfizer common stock following completion of the merger (based on beneficial ownership as of February 29, 2000), by each current Warner-Lambert director, certain executive officers of Warner-Lambert and all directors and executive officers of Warner-Lambert as a group. However, it is expected that some or all of the directors and executive officers of Warner-Lambert are likely to, prior to completion of the merger, dispose of shares of Warner-Lambert common stock, and possibly a significant portion of such shares, beneficially owned by them, subject to restrictions imposed on such individuals by applicable law and, in the case of affiliates of Warner-Lambert, restrictions imposed by pooling-of-interests accounting requirements.



                                                             NUMBER OF SHARES OF   NUMBER OF SHARES OF
                                                               WARNER-LAMBERT         PFIZER COMMON
                                                                   COMMON            STOCK AFTER THE
NAME                                                             STOCK(1)(2)            MERGER(4)
----                                                         -------------------   -------------------
Robert N. Burt.............................................          24,643                67,768
Donald C. Clark............................................         135,323               372,138
Peter B. Corr..............................................          34,370(3)            765,724
Lodewijk J.R. de Vink......................................       2,280,404(3)          8,666,292
John A. Georges............................................          84,750               233,063
William H. Gray III........................................          26,516                72,919
William R. Howell..........................................          23,280                64,020
Ernest J. Larini...........................................         961,964(3)          3,389,040
J. Frank Lazo..............................................       1,201,960(3)          3,845,146
LaSalle D. Leffall, Jr.....................................          51,715               142,216
George A. Lorch............................................          16,217                44,597
Alex J. Mandl..............................................          23,568                64,812
Michael I. Sovern..........................................          19,196                52,789
Anthony H. Wild............................................         470,127(3)          2,218,813
All executive officers and directors as a group (26).......      10,921,537(3)         39,534,207


---------------

(1) As of February 29, 2000, no individual named in the table owned more than 1%, and all executive officers and directors as a group owned approximately 1.3%, of the outstanding shares of Warner-Lambert common stock.



(2) Each of the above persons has (or will have upon the exercise of options exercisable within sixty days) sole voting and investment power with respect to all shares shown as beneficially owned by such person, except for an aggregate of 108,000 shares granted to the non-employee directors named above, pursuant to the Restricted Stock Plan for Directors of Warner-Lambert Company. Each director has the power to direct the vote of such shares. The shareholdings listed above also include shares of common stock equivalents held pursuant to Warner-Lambert's deferred compensation arrangements for non-employee directors, as follows: Mr. Burt 5,682, Mr. Clark 107,494, Mr. Georges 56,030, Mr. Gray 14,311, Mr. Howell 10,080, Dr. Leffall 36,510, Mr. Lorch 3,617, Mr. Mandl 11,568 and Mr. Sovern 7,196. The shareholdings listed above also include shares of common stock and common stock equivalents held pursuant to Warner-Lambert's benefit plan as follows: Mr. de Vink 2,579, Mr. Larini 17,187, Dr. Wild 247, Mr. Lazo 3,335 and Dr. Corr 45.



(3) Includes shares subject to options or rights granted pursuant to Warner-Lambert's stock plans exercisable within sixty days of February 29, 2000, as follows: by Mr. de Vink 2,277,825, Mr. Larini 939,386, Dr. Wild 460,586, Mr. Lazo 1,198,625, Dr. Corr 14,325 and all executive officers and directors as a group 10,223,163.



(4) Reflects the conversion of Warner-Lambert common stock and options to acquire Warner-Lambert common stock into Pfizer common stock and options to acquire Pfizer common stock, respectively, based on the exchange ratio of
    2.75. This also reflects that upon completion of the merger, all unvested options to acquire Warner-Lambert common stock held by such individuals (or group) which are disclosed under the column "Number of Unvested

                                                       CHAPTER ONE -- THE MERGER


    Options" in "Interests of Certain Persons -- Equity-Based Awards," will vest and be converted into exercisable options to acquire Pfizer common stock, as adjusted to reflect the exchange ratio of 2.75, and all restrictions on restricted common stock of Warner-Lambert held by such individuals will lapse and such shares of Warner-Lambert common stock will be converted into shares of Pfizer common stock pursuant to the exchange ratio of 2.75. The post-merger beneficial ownership of Pfizer common stock reflected above includes shares of Pfizer common stock subject to options which will be exercisable immediately following completion of the merger.


                           -------------------------

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Pfizer is obligated, for six years after the merger, to maintain in effect Warner-Lambert's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger.

     Pfizer is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of Warner-Lambert or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees of Warner-Lambert or any of its subsidiaries or taken at the request of Warner-Lambert or any of its subsidiaries at any time on or prior to the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. Pfizer will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

                                                       CHAPTER ONE -- THE MERGER

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All shareholders of Pfizer and Warner-Lambert are urged to read the merger agreement carefully and in its entirety.

GENERAL

     Under the merger agreement, a wholly-owned subsidiary of Pfizer will merge with and into Warner-Lambert, with Warner-Lambert continuing as the surviving corporation. The combined entity will be named "Pfizer Inc." Following the merger, Pfizer will be led by an integrated management team drawn from Pfizer and Warner-Lambert.

CLOSING MATTERS


     Closing. Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. The parties have subsequently agreed that the closing will not occur before May 26, 2000. See
"-- Conditions" below for a more complete description of the conditions that must be satisfied prior to closing.



     Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Pfizer and Warner-Lambert will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed or at such later time as Pfizer and Warner-Lambert agree and specify in the certificate of merger.


CONSIDERATION TO BE RECEIVED IN THE MERGER; TREATMENT OF STOCK OPTIONS

     The merger agreement provides that, at the effective time of the merger:

     - each share of Warner-Lambert stock issued and outstanding immediately prior to the effective time of the merger, together with the associated rights issued under the Warner-Lambert shareholder rights plan, will be converted into 2.75 shares of Pfizer common stock and associated rights;

     - each outstanding and unexercised option or right to purchase shares of Warner-Lambert common stock granted under the Warner-Lambert stock plans will be assumed by Pfizer and converted into an option or a right to purchase shares of Pfizer common stock under the same terms and conditions as were applicable to the options as granted under the Warner-Lambert stock plans, taking into account provisions providing for full vesting under those stock plans. The number of shares of Pfizer common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio;

     - each restricted share of Warner-Lambert stock granted under the Warner-Lambert stock plans that are outstanding immediately prior to the effective time of the merger will become fully vested and free of restrictions, and will be converted into shares of Pfizer common stock at the exchange ratio; and

     - all Warner-Lambert stock credits in accounts governed by the Warner-Lambert 1996 Stock Plan will be converted into a number of Pfizer stock credits at the exchange ratio, but will otherwise continue to be subject to the same terms and conditions as were appli-

                                                       CHAPTER ONE -- THE MERGER

       cable to the stock credits under the Warner-Lambert 1996 Stock Plan.

     In addition, any shares of Warner-Lambert common stock owned by Pfizer, held by Warner-Lambert as treasury stock or owned by any of their respective subsidiaries will be automatically canceled, and will not be exchanged for any shares of Pfizer common stock or other consideration.


     Each share of Pfizer common stock will remain outstanding following the merger and will continue to represent one share of common stock of the combined company.


     As soon as practicable after the effective time of the merger, Pfizer will deliver notices to the holders of Warner-Lambert stock options. Those notices will set forth each holder's rights under the Warner-Lambert stock plans, including that, in connection with the merger and pursuant to the terms of the Warner-Lambert stock plans, the agreements evidencing the grants of the Warner-Lambert stock options will continue in effect on the same terms and conditions, taking into account provisions providing for full vesting of those options. To the extent permitted by law, Pfizer will comply with the terms of the Warner-Lambert stock plans and will take reasonable steps to ensure that the stock options which qualified as incentive stock options prior to the completion of the merger continue to qualify as incentive stock options of Pfizer after the merger.

     For a further discussion of the treatment of Warner-Lambert stock options and other employee benefit plans under the merger agreement, see "-- Covenants -- Employee Matters" and "Interests of Certain Persons in the Merger."

EXCHANGE OF CERTIFICATES IN THE MERGER

     Before the closing of the merger, Pfizer will appoint an exchange agent to handle the exchange of Warner-Lambert stock certificates for stock of Pfizer and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Warner-Lambert stock certificates for stock of Pfizer, to each former Warner-Lambert shareholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Warner-Lambert stock certificates. You should not return certificates with the enclosed proxy card.

     Warner-Lambert shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Pfizer common stock into which the shares of Warner-Lambert common stock were converted in the merger.

     After the merger, each certificate that previously represented shares of Warner-Lambert stock will only represent the right to receive the shares of Pfizer common stock into which those shares of Warner-Lambert common stock have been converted.

     Pfizer will not pay dividends to holders of any Warner-Lambert stock certificates until the Warner-Lambert stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, Pfizer will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those Warner Lambert shares have been converted.

     After the effective time of the merger, Warner-Lambert will not register any transfers of the shares of Warner-Lambert common stock.

     Pfizer shareholders do not need to exchange their stock certificates.

FRACTIONAL SHARES

     No fractional shares of Pfizer common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of Pfizer common stock an amount in cash determined by multiplying the fractional share interest by the closing price for a share of Pfizer stock on the NYSE Composite Transaction Tape on the date of the effective time of the merger or, if such date is not a

                                                       CHAPTER ONE -- THE MERGER

business day, on the business day immediately following the date on which the effective time of the merger occurs.

LISTING OF PFIZER STOCK

     Pfizer has agreed to use its reasonable best efforts to cause the shares of Pfizer common stock to be issued in the merger and the shares of Pfizer common stock to be reserved for issuance upon exercise of the Warner-Lambert stock options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger. Pfizer's symbol "PFE" will be used for such shares, assuming the listing application is approved. Approval for listing on the NYSE of the shares of Pfizer common stock issuable to the Warner-Lambert shareholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Pfizer and Warner-Lambert to complete the merger.

BOARD OF DIRECTORS; EXECUTIVE OFFICERS; COMPANY HEADQUARTERS


     Pfizer Board Of Directors. At the effective time of the merger, the board of directors of Pfizer will consist of either 18 or up to 23 members as follows:


     - If the Pfizer shareholders approve the amendment to Pfizer's certificate of incorporation to increase the maximum size of the Pfizer board of directors to 24, the board of directors of Pfizer will be expanded to consist of 23 members and Pfizer will use its reasonable best efforts to appoint the eight current outside directors on the Warner-Lambert board of directors to the newly created vacancies on Pfizer's board of directors.

     - If the Pfizer shareholders do not approve the amendment to Pfizer's certificate of incorporation, the Pfizer board of directors will be expanded to 18 members, and Pfizer will appoint three current outside directors on the Warner-Lambert board of directors to fill those newly-created vacancies. As further vacancies occur on Pfizer's board of directors, Pfizer will use its best efforts to appoint individuals who are currently outside directors of Warner-Lambert to fill the next three vacancies on Pfizer's board of directors. In addition, as the first committee chair becomes available on Pfizer's board of directors, the Pfizer board of directors will appoint a current member of Warner-Lambert's board of directors to that position.

     Executive Officers. William C. Steere, Jr., Pfizer's current Chairman and Chief Executive Officer, will continue to be Chairman and Chief Executive Officer of Pfizer after the merger. Henry A. McKinnell, Pfizer's President and Chief Operating Officer, will continue to be President and Chief Operating Officer of Pfizer after the merger. The parties have separately agreed that three senior management positions at Pfizer will be filled by current Warner-Lambert officers, who will also be invited to join the Pfizer Corporate Management Committee.

     Pfizer Headquarters. After the completion of the merger, the headquarters of the combined company will be located in New York, New York, Pfizer's current headquarters. In addition, Pfizer shall maintain the headquarters of the Consumer Division and other appropriate functions in Morris Plains, New Jersey, the current location of Warner-Lambert's headquarters.

COVENANTS

     We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

     No Solicitation. We have each agreed that we, and any of our subsidiaries, officers or directors, will not, and will use reasonable best

                                                       CHAPTER ONE -- THE MERGER

efforts to ensure that our respective employees, agents or representatives do not:

     - initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party "acquisition proposal" of the type described below;

     - have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

     - engage in negotiations concerning an acquisition proposal;

     - knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

     - accept an acquisition proposal.

     However, each of us is permitted, as is contemplated under the federal securities laws, to take and disclose to our shareholders our position with respect to any acquisition proposal.

     In addition, each of Pfizer and Warner-Lambert is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

     - its meeting of shareholders to vote on the merger proposals shall not have occurred;

     - its board of directors concludes in good faith that there is a reasonable likelihood that the acquisition proposal could result in a "superior proposal" of the type described below;

     - prior to providing any information or data to any person in connection with an acquisition proposal, the proposing party first signs a confidentiality agreement with terms, at least as stringent as the confidentiality provisions contained in the merger agreement; and

     - it keeps the other party informed of the status and terms of the acquisition proposal and any discussions or negotiations relating to the acquisition proposal.

     An "acquisition proposal" for Pfizer or Warner-Lambert, as applicable, is any proposal or offer with respect to:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party;

     - any purchase or sale of the consolidated assets of the party and its subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of that party; or

     - any purchase or sale of, or tender offer or exchange offer for, 10% or more of the equity securities of such party.

     A "superior proposal" for Pfizer or Warner-Lambert, as applicable, is a written proposal made by a person other than either such party for:

     - a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pfizer or Warner-Lambert, as the case may be, as a result of which either:

        - such party's shareholders before the transaction, by virtue of their ownership of such party's shares, in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity of the surviving entity; or

        - the individuals comprising the board of directors of such party before the transaction do not constitute a majority of the board of directors of the ultimate parent entity;

     - a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of either Pfizer or Warner-Lambert, as

                                                       CHAPTER ONE -- THE MERGER

       the case may be, and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or

     - the acquisition, directly or indirectly, by a person of beneficial ownership of 40% or more of the common stock of either Pfizer or Warner-Lambert, as the case may be, whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the completion of which such party's shareholders would in the aggregate beneficially own greater than 60% of the voting securities of such person;

which in any case is otherwise on terms which the board of directors of such party in good faith concludes:

     - is reasonably capable of being completed; and

     - in the case of a proposal for Warner-Lambert, after consultation with its financial advisors and outside counsel, and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal would, if consummated, result in a transaction that is more favorable to the Warner-Lambert shareholders, from a financial point of view than the merger between Pfizer and Warner-Lambert.


     Board of Directors' Covenant to Recommend. We have agreed that our respective boards of directors will recommend the approval of the merger to their respective shareholders. However, each board is permitted not to make or to withdraw or to modify or to qualify in a manner adverse to the other company this recommendation, including by endorsing an alternative transaction to the merger between Pfizer and Warner-Lambert, before its meeting if either:


     - it determines in good faith that a "material adverse effect" has occurred with respect to the other party, and there would be a substantial probability that the board would be breaching its fiduciary duties to its shareholders if it did not change its recommendation; or

     - it has received an unsolicited acquisition proposal that its board concludes in good faith is a superior proposal.

     Even if the board of either company changes, withholds or modifies its recommendation of the merger, that company is still required to present the merger and related proposals to its shareholders for consideration at its meeting, unless the merger agreement is otherwise terminated. See
"-- Termination of Merger Agreement" for a discussion of each party's ability to terminate the merger agreement.

     Operations of Pfizer and Warner-Lambert Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct our business in the usual, regular and ordinary course in all material respects substantially in the same manner as previously conducted and to use our reasonable efforts to preserve intact our present lines of business and relationships with third parties. Each of us has agreed to some specific restrictions that prohibit us and our respective subsidiaries from:

     - entering into any new material lines of business or incurring or committing to any capital expenditures or obligations or liabilities in connection with such capital expenditures beyond specified amounts;

     - in the case of Warner-Lambert, entering into any licensing agreements other than those agreed upon between the parties;

                                                       CHAPTER ONE -- THE MERGER


     - with certain exceptions, in the case of Warner-Lambert, entering into certain agreements, involving Warner-Lambert's consumer health care and pharmaceutical businesses, for the sale of inventory or for furnishing services by Warner-Lambert which exceed specified amounts or would involve commitments of more than one year;


     - declaring or paying dividends in excess of specified limits or making other distributions in respect of our capital stock;

     - making changes in our share capital, including, among other things, stock splits, combinations, or reclassifications;

     - repurchasing or redeeming our capital stock (except for repurchases of Pfizer common stock pursuant to a previously announced repurchase program, provided this would not prevent or impede the merger from qualifying as a pooling-of-interests for accounting purposes or a tax-free reorganization for tax purposes);

     - issuing, delivering or selling any shares of our capital stock or other equity interests, other than in connection with our benefit plans or in connection with the exercise of options or other stock awards or stock option agreements;

     - amending our certificate of incorporation (other than the amendment to increase the size of Pfizer's board of directors), by-laws or other governing documents;


     - making acquisitions of, or investments in, other entities beyond specified amounts;


     - disposing of assets, other than inventory in the ordinary course of business, beyond specified amounts;

     - incurring debt, other than pursuant to arrangements in existence on February 6, 2000 or in the ordinary course consistent with past practice. However, Warner-Lambert is allowed to incur indebtedness to finance or refinance amounts due to AHP in connection with the termination of the Agreement and Plan of Merger, dated November 3, 1999, among AHP, Wolverine Sub Corp. and Warner-Lambert;

     - making loans, advances, capital contributions or investments in any other person other than in the ordinary course and consistent with past practice beyond certain specified amounts or pursuant to a legal obligation existing on February 6, 2000;


     - taking actions that would prevent or impede the merger from qualifying as a pooling-of-interests for accounting purposes or as a tax-free reorganization for tax purposes;


     - increasing the compensation of directors, executive officers or employees or increasing employee benefits other than in the ordinary course and consistent with past practice;

     - changing our accounting methods or fiscal year;

     - making any material tax election other than in the ordinary course consistent with past practice; and

     - entering into any agreement or arrangement that would limit or restrict us or the combined company after completion of the merger from competing in any line of business or geographic area if that resulting restriction would have a material adverse effect on the combined company after the merger.

     Reasonable Best Efforts Covenant. We have agreed to cooperate with each other and to use our reasonable best efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. This cooperation may include selling, holding separate or disposing of assets in response to the requirements imposed by antitrust authorities. Neither of us will be required for any reason to sell, hold separate or otherwise

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                                                       CHAPTER ONE -- THE MERGER

dispose of assets, or to conduct our business in a specified manner, if such action is not conditioned on our merger closing or would reasonably be expected to have a material adverse effect on the combined company.

     Employee Matters. In the merger agreement, we have agreed that, following the merger, Pfizer will:


     - comply with the terms of all Warner-Lambert benefit plans and related funding arrangements in accordance with their terms, including the Warner-Lambert Executive Severance Plan and Enhanced Severance Plan. Except as provided in the previous sentence, for at least one year following the completion of the merger, Pfizer will provide compensation and employee benefits under benefit plans to Warner-Lambert employees that are substantially comparable in the aggregate to the compensation and benefits provided under the existing Warner-Lambert plans;


     - with certain exceptions, grant to Warner-Lambert employees in the U.S. who continue employment with Pfizer after the merger full credit for eligibility, benefit accrual and determination of their level of benefits for their Warner-Lambert service under the Pfizer benefit plans in which they participate after the merger, to the extent Warner-Lambert recognized their service for these purposes before the merger; and


     - comply with the terms and conditions of any collective bargaining agreements covering any Warner-Lambert employees.


     Payment of Dividends Pending the Merger. We have agreed to coordinate declaring dividends and the related record dates and payment dates so that Pfizer and Warner-Lambert shareholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

OTHER COVENANTS AND AGREEMENTS

     Meeting of Shareholders. The merger agreement contains a covenant that we will each convene a meeting of our shareholders to consider and vote upon the merger and related transactions as soon as reasonably practicable.

     Insurance and Indemnification. Pfizer is obligated, for six years after the merger, to maintain in effect Warner-Lambert's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger.

     Pfizer is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of Warner-Lambert or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees of Warner-Lambert or any of its subsidiaries or taken at the request of Warner-Lambert or any of its subsidiaries at any time on or prior to the effective time of the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. Pfizer will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

     Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement. Pfizer, however, will pay the expenses incurred in connection with the filing with the SEC of this joint proxy statement/prospectus and the related registration statement and the costs associated with the printing and mailing of this joint proxy statement/prospectus.

     Accountants' Letters. We have each agreed to use our reasonable best efforts to deliver to each other copies of two comfort letters from our independent public accountants, one dated approximately as of the date the registration statement containing this joint proxy statement/prospectus is declared effective by

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                                                       CHAPTER ONE -- THE MERGER

the SEC and one dated as of the closing date of the merger, in form reasonably satisfactory to the other party and customary in scope for comfort letters delivered by independent accountants.


     Pfizer has also agreed to use its reasonable best efforts to deliver to Warner-Lambert a copy of a letter from its independent public accountants, dated approximately the date the registration statement containing this joint proxy statement/prospectus is declared effective by the SEC and as of the closing date of the merger, stating that accounting for the merger as a pooling-of-interests is appropriate if the merger is closed and consummated as contemplated by the merger agreement.



     Warner-Lambert has also agreed to use its reasonable best efforts to deliver to Pfizer and Pfizer's independent public accountants a copy of a letter from its independent public accountants, dated approximately the date the registration statement containing this joint proxy statement/prospectus is declared effective by the SEC and as of the closing date of the merger, stating that they concur with Warner-Lambert's conclusion that, as of the date of such letters, no conditions exist which would preclude Warner-Lambert's ability to be a party to a business combination to be accounted for as a pooling-of-interests.


     Other Covenants. The merger agreement contains covenants relating to the cooperation between Pfizer and Warner-Lambert in the preparation of this joint proxy statement/ prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by each of us to the other. The representations and warranties relate to:

     - corporate existence, qualification to conduct business and corporate standing and power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

     - absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

     - filings with the SEC;

     - financial statements;

     - information supplied for use in this joint proxy statement/prospectus;

     - board of directors approval;

     - votes required for approval;

     - litigation;

     - compliance with laws;

     - absence of certain changes or events;

     - environmental matters;

     - intellectual property matters;

     - payment of fees to finders or brokers in connection with the merger agreement;

     - opinions of financial advisors;

     - accounting matters;

     - tax matters;

     - employee benefit and labor matters; and

     - restrictive contracts.

     In addition, the parties also represent to one another that their shareholder rights plans are not applicable to the merger and the merger agreement.

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                                                       CHAPTER ONE -- THE MERGER

     The merger agreement also contains certain representations and warranties of Pfizer and its wholly-owned merger subsidiary, including organization, corporate authorization, non-contravention and no prior business activities.

     The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

CONDITIONS

     Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

     - the adoption and approval of the merger agreement and the merger by the Warner-Lambert shareholders, and the approval of the share issuance by the Pfizer shareholders;

     - the absence of any law, order or injunction prohibiting completion of the merger or which would have a material adverse effect on the combined company;

     - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - the approval of the merger by the European Commission;

     - the approval for listing by the NYSE of the Pfizer stock to be issued in the merger, subject to official notice of issuance;

     - the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger -- other than consents or approvals of antitrust authorities (which are specifically discussed above) -- unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole;

     - the SEC having declared effective the Pfizer registration statement, of which this joint proxy statement/prospectus forms a part;

     - Pfizer's receipt of letters from the independent public accountants of Warner-Lambert, one dated approximately as of the date this joint proxy statement/prospectus is declared effective by the SEC and one dated as of the closing date, confirming that they concur with Warner-Lambert's management that no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination accounted for as a pooling-of-interests; and


     - Warner-Lambert's receipt of letters from the independent public accountants of Pfizer, one dated approximately as of the date this joint proxy statement/ prospectus is declared effective by the SEC and one dated as of the closing date, stating that accounting for the merger as a pooling-of-interests is appropriate, if the merger is closed and consummated as contemplated by the merger agreement.


     In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

     - the representations and warranties of the other company contained in the merger agreement being true and correct in all material respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date;

     - the other party having performed or complied in all material respects with its obligations and covenants contained in the merger agreement;

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                                                       CHAPTER ONE -- THE MERGER

     - the receipt of an opinion of each company's counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code and that each of Pfizer, Warner-Lambert and a wholly-owned subsidiary of Pfizer will be a party to the reorganization; and

     - no event having occurred which would trigger a distribution under the other company's shareholder rights plan.

     Additionally, Pfizer's obligation to effect the merger and the other transactions contemplated by the merger agreement is conditioned upon no event or circumstance having occurred relating to any governmental review or inquiry concerning Neurontin(R) or business practices relating thereto which is likely to have a material adverse effect on Warner-Lambert or its prospects.

TERMINATION OF MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

     - by our mutual written consent;

     - by either one of us:


        -- if the merger has not been completed by December 31, 2000, except that a party may not terminate the merger agreement if the cause of the merger not being completed by that date is that party's failure to fulfill its obligations under the merger agreement, and provided that, if all conditions to closing, other than those relating to antitrust or other governmental approvals of the merger, have been satisfied, this date is automatically extended to March 31, 2001;


        -- if a governmental authority or a court order permanently prohibits the completion of the merger or a governmental authority fails to grant any necessary approval of the merger, the absence of which would have a material adverse effect on the combined company, except that a party may not terminate the merger agreement if the cause of the prohibition or failure to obtain approval is that party's fault;

        -- if either Pfizer's shareholders fail to approve the issuance of shares of stock in connection with the merger, or Warner-Lambert's shareholders fail to adopt and approve the merger agreement and the merger; or

        -- if this joint proxy statement/prospectus, which reflects pooling-of-interests accounting, is not mailed to shareholders on or before September 30, 2000, except that a party may not terminate the merger agreement for this reason if that party has not used its reasonable best efforts to cause the joint proxy statement/prospectus to be mailed by the above date.

     - by Pfizer:

        -- if Warner-Lambert's board of directors either fails to recommend the merger to its shareholders, changes its recommendation, or fails to call the Warner-Lambert special meeting to vote on the merger;

        -- if Pfizer's board of directors authorizes Pfizer to enter into a written agreement concerning a transaction that Pfizer's board of directors has determined is a superior proposal, except that Pfizer cannot terminate the merger agreement for this reason until the completion of five business days after Pfizer provides Warner-Lambert with notice of the existence and terms of the superior proposal, including the identity of the person making the superior proposal, and a statement as to whether Pfizer intends to enter into a definitive agreement for a business combination. After delivering such notice,

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                                                       CHAPTER ONE -- THE MERGER

           Pfizer will provide Warner-Lambert a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement to enable Pfizer to proceed with the merger on the adjusted terms; or

        -- if Warner-Lambert shall have breached any of its representations, warranties, covenants or obligations under the merger agreement and such breach:

             - would result in the failure of closing conditions to the merger being satisfied; and

             - is incapable of being cured or remains uncured for 30 days after
               Warner-Lambert receives notice of its breach.

     - by Warner-Lambert:

        -- if Pfizer's board of directors either fails to recommend to its shareholders the share issuance proposal or the amendment to Pfizer's certificate of incorporation, changes its recommendation, or fails to call the Pfizer annual meeting to vote on the share issuance proposal or the amendment to Pfizer's certificate of incorporation;

        -- if Warner-Lambert's board of directors authorizes Warner-Lambert to enter into a written agreement concerning a transaction that Warner-Lambert's board of directors has determined is a superior proposal, except that Warner-Lambert cannot terminate the merger agreement for this reason until the completion of five business days after Warner-Lambert provides Pfizer with notice of the existence and terms of the superior proposal, including the identity of the person making the superior proposal and a statement as to whether Warner-Lambert intends to enter into a definitive agreement for a business combination. After delivering such notice, Warner-Lambert will provide Pfizer a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement to enable Warner-Lambert to proceed with the merger on the adjusted terms; or

        -- if Pfizer shall have breached any of its representations, warranties, covenants or obligations under the merger agreement and such breach:

             - would result in the failure of closing conditions to the merger being satisfied; and

             - is incapable of being cured or remains uncured for 30 days after
               Pfizer receives notice of its breach.

     Termination Fees Payable by Warner-Lambert. Warner-Lambert has agreed to pay Pfizer a termination fee of $500 million if a superior proposal is outstanding with respect to Warner-Lambert and the merger agreement is terminated under one of the following circumstances:


     (1) either Pfizer or Warner-Lambert terminates the merger agreement because Warner-Lambert's shareholders have failed to approve and adopt the merger agreement and the merger, unless:


          - at the time of the vote, a material adverse effect with respect to Pfizer has occurred;

          - at the time of the vote, the board of directors of Pfizer has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer;

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                                                       CHAPTER ONE -- THE MERGER

          - Pfizer's shareholders have failed to approve the share issuance at the Pfizer shareholders' meeting; or

          - at the time of termination, Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants.

     (2) Pfizer terminates the merger agreement because Warner-Lambert's board of directors has changed its recommendation of the merger agreement and the merger by reason of a superior proposal, unless:

          - at the time of the change of the recommendation, a material adverse effect with respect to Pfizer has occurred;

          - at the time of the change of the recommendation, the board of directors of Pfizer has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer; or

          - Pfizer's shareholders have failed to approve the share issuance at the Pfizer shareholders' meeting; or

          - at the time of termination, Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants.

     (3) Warner-Lambert terminates the merger agreement because Warner-Lambert's board of directors has authorized Warner-Lambert to enter into a written agreement for a superior proposal and the five business day period after Warner-Lambert provided notice to Pfizer of such proposal has expired, unless at the time of termination:

     - Pfizer is in breach of any of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition relating to Pfizer's representations, warranties or covenants.

     Repayment of Termination Fees by Pfizer. If Pfizer receives the $500 million termination fee from Warner-Lambert under the circumstances described above and within twelve months after the termination of the merger agreement enters into an agreement with a third party for a business combination, Pfizer must repay Warner-Lambert the termination fee, unless:

     (1) Warner-Lambert terminated the merger agreement because its board of directors authorized Warner-Lambert to enter into a written agreement for a superior proposal, and the five business day period after Warner-Lambert provided notice of such proposal to Pfizer has expired;

     (2) Pfizer terminated the merger agreement because the Warner-Lambert board of directors failed to recommend, or changed its recommendation of, the merger agreement and the merger following the making of a business combination proposal with respect to Warner-Lambert that was outstanding at the time of the failure to make the recommendation or the change in the recommendation;

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                                                       CHAPTER ONE -- THE MERGER

     (3) either Warner-Lambert or Pfizer terminated the merger agreement because Warner-Lambert's shareholders failed to approve the merger agreement and the merger, and at the time of the Warner-Lambert shareholder vote there was outstanding a business combination proposal with respect to Warner-Lambert; or

     (4) at the time of termination, Warner-Lambert was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger being satisfied relating to Warner-Lambert's representations, warranties or covenants.

     Termination Fees Payable by Pfizer. Pfizer has agreed to pay Warner-Lambert a termination fee of $1.8 billion if the merger agreement is terminated under one of the following circumstances:


     (1) Warner-Lambert terminates the merger agreement because the merger has not been consummated by December 31, 2000 due to Pfizer's failure to satisfy a closing condition concerning the accuracy of its representations and warranties, and the performance of its covenants and obligations;


     (2) either Warner-Lambert or Pfizer terminates the merger agreement because Pfizer's shareholders fail to approve the share issuance proposal, unless:


          - at the time of the shareholder vote, a material adverse effect with respect to Warner-Lambert has occurred;


          - at the time of the shareholder vote, the board of directors of Warner-Lambert has changed its recommendation of the merger agreement and the merger following the making of a business combination proposal for Warner-Lambert;

          - Warner-Lambert's shareholders have failed to approve the merger agreement and the merger at the Warner-Lambert special meeting; or

          - at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants.


     (3) Warner-Lambert terminates the merger agreement because Pfizer's board of directors has changed its recommendation of the share issuance proposal or the amendment to Pfizer's certificate of incorporation by reason of a superior proposal, unless:


          - at the time of the change of recommendation, a material adverse effect with respect to Warner-Lambert has occurred;

          - at the time of the change of recommendation, the board of directors of Warner-Lambert has changed its recommendation of the merger agreement and the merger following the making of a business combination proposal for Warner-Lambert;

          - Warner-Lambert's shareholders have failed to approve the merger agreement and the merger at the Warner-Lambert special meeting; or

          - at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for

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                                                       CHAPTER ONE -- THE MERGER

            failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants.


     (4) Warner-Lambert terminates the merger agreement because Pfizer was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger relating to Pfizer's representations, warranties or covenants being satisfied;



     (5) Pfizer terminates the merger agreement because Pfizer's board of directors has authorized Pfizer to enter into a written agreement for a superior proposal, and the five business day period after Pfizer provided notice to Warner-Lambert of such proposal has expired;



     (6) the merger agreement is terminated because the merger cannot be accounted for as a pooling-of-interests, for reasons other than failure by Pfizer or Warner-Lambert to use its reasonable best efforts not to take any action that would prevent the merger from being accounted for as such; or


     (7) the merger agreement is terminated under any of the circumstances described above under "Termination of Merger Agreement -- Right to Terminate" other than:

          - under the circumstances set out in paragraphs 1, 2 or 3 of "Termination Fees Payable by Warner-Lambert";


          - if Pfizer terminates the merger agreement because the merger has not been completed by December 31, 2000 and at the time of the termination Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement or a governmental review or inquiry has occurred concerning certain products or businesses of Warner-Lambert that is likely to have a material adverse effect on Warner-Lambert or its prospects; and


          - if Pfizer terminates the merger agreement because Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would result in the failure of a closing condition to the merger being satisfied and is incapable of being cured or remains uncured for 30 days after Warner-Lambert receives notice of its breach.

     Repayment of Termination Fees by Warner-Lambert. If Warner-Lambert receives the $1.8 billion termination fee from Pfizer under the circumstances described above and within twelve months after the termination of the merger agreement enters into an agreement with a third party for a business combination, Warner-Lambert must repay Pfizer the termination fee, unless:

     (1) Pfizer terminated the merger agreement because its board of directors authorized Pfizer to enter into a written agreement for a superior proposal, and the five business day period after Pfizer provided notice to Warner-Lambert has expired;


     (2) Warner-Lambert terminated the merger agreement because the Pfizer board of directors failed to recommend, or changed its recommendation of, the share issuance proposal or the amendment to Pfizer's certificate of incorporation following the making of a business combination proposal with respect to Pfizer that was outstanding at the time of the failure to make the recommendation or the change in the recommendation;


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                                                       CHAPTER ONE -- THE MERGER

     (3) either Pfizer or Warner-Lambert terminated the merger agreement because Pfizer's shareholders failed to approve the share issuance, and at the time of the Pfizer shareholder vote there was outstanding a business combination proposal with respect to Pfizer; or

     (4) at the time of termination Pfizer was in breach of its representations, warranties, covenants or obligations under the merger agreement, and such breach resulted in the failure of a closing condition to the merger relating to Pfizer's representations, warranties or covenants being satisfied.

ARRANGEMENTS WITH RESPECT TO LIPITOR(R)

     In addition to the termination fees described above, in the event of the termination of the merger agreement under certain circumstances, the parties have made special arrangements with respect to their co-promotion and co-marketing of Warner-Lambert's cholesterol-lowering drug Lipitor(R).

     If termination of the merger agreement takes place as follows and at the time of such termination Pfizer shall not be in breach of any of its representations, warranties, covenants or obligations under the merger agreement which would otherwise permit Warner-Lambert to terminate the merger agreement for failure by Pfizer to satisfy a closing condition:

     - under the circumstances set out in paragraphs 1, 2 or 3 of "Termination Fees payable by Warner-Lambert";


     - if Pfizer terminates the merger agreement because the merger has not been consummated by December 31, 2000 due to Warner-Lambert's failure to satisfy a closing condition concerning the accuracy of its representations and warranties and the performance of its covenants and obligations or due to the closing condition concerning the absence of any event or circumstance relating to any governmental review or inquiry concerning certain products or business practices of Warner-Lambert not being satisfied; or



     - if Pfizer terminates the merger agreement because Warner-Lambert shall have breached any of its representations, warranties, covenants or obligations under the merger agreement and such breach would result in the failure of closing conditions to the merger being satisfied and is incapable of being cured or remains uncured for 30 days after Warner-Lambert receives notice of its breach;


then Warner-Lambert will be required to amend the agreements between Pfizer and Warner-Lambert with respect to their Lipitor(R) marketing arrangements in order to eliminate Warner-Lambert's right to terminate those agreements in the year 2002, or following a change of control. In those circumstances, Warner-Lambert will also enter into a letter agreement with Pfizer relating to the co-development and co-promotion of a Lipitor(R)/ Norvasc(R) combination drug.


If the merger agreement is terminated under any of the circumstances described in:



     - items (1) through (3) above under the heading "-- Termination of Merger Agreement -- Termination Fees Payable by Pfizer", or



     - items (4) and (5) above under the heading "-- Termination of Merger Agreement -- Termination Fees Payable by Pfizer" unless at the time of termination, Warner-Lambert is in breach of its representations, warranties, covenants or obligations under the merger agreement and such breach would otherwise permit Pfizer to terminate the merger agreement for failure by Warner-Lambert to satisfy a closing condition relating to Warner-Lambert's representations, warranties or covenants, then Warner-Lambert will not be obligated to amend the Lipitor(R) agreements or enter into a

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                                                       CHAPTER ONE -- THE MERGER


letter agreement relating to the co-development, co-promotion and co-marketing of a Lipitor(R)/ Norvasc(R) combination drug.



If the merger agreement is terminated under any of the circumstances described in items (6) or (7) above under the heading "-- Termination of Merger
Agreement -- Termination Fees Payable by Pfizer", then Pfizer will have the option to cause the Lipitor(R) amendments and a letter agreement relating to the co-development, co-promotion and co-marketing of a Lipitor(R)/ Norvasc(R) combination drug to become effective by payment to Warner-Lambert of $1.333 billion.


AMENDMENTS, EXTENSIONS AND WAIVERS


     The merger agreement may be amended by the parties at any time before or after the shareholder meetings, except that any amendment after a shareholders meeting, which requires approval by shareholders, shall not be made without such approval. All amendments to the merger agreement must be in a writing signed by each party.


     At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

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                                                       CHAPTER ONE -- THE MERGER

                  BOARD OF DIRECTORS AND MANAGEMENT OF PFIZER
                              FOLLOWING THE MERGER

DIRECTORS

     Pfizer's board of directors currently has 15 members and Pfizer's certificate of incorporation now states that the number of directors can be increased to a maximum of 18 members. Under the merger agreement, Pfizer will use its best efforts to amend its certificate of incorporation to increase the number of individuals serving on its board of directors to not less than 10 and no more than 24.


     - If Pfizer's shareholders approve the amendment to the certificate of incorporation, which would permit the size of Pfizer's board of directors to be increased, immediately following the completion of the merger, Pfizer's board of directors will be enlarged to consist of up to 23 members, up to 8 of whom will be individuals who currently serve as outside directors on the Warner-Lambert board of directors and 15 of whom will be individuals currently serving on Pfizer's board of directors.



     - If Pfizer's shareholders do not approve the amendment to the certificate of incorporation, which would permit the size of Pfizer's board of directors to be increased, Pfizer's board of directors will be enlarged to consist of 18 members, 15 of whom will be those individuals currently serving on Pfizer's board of directors and three of whom will be selected by Pfizer from among those individuals currently serving as outside directors on Warner-Lambert's board of directors. However, as further vacancies occur on Pfizer's board of directors, Pfizer will use its best efforts to appoint individuals who are currently outside directors on Warner-Lambert's board of directors to fill the next three vacancies on Pfizer's board of directors. In addition, as the first committee chair becomes available on Pfizer's board of directors after the completion of the merger, the Pfizer board of directors will appoint an individual who currently serves on the Warner-Lambert board of directors to such position.



     THE PFIZER BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT OF THE PFIZER CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE PFIZER BOARD OF DIRECTORS.


COMMITTEES OF THE BOARD OF DIRECTORS

     The table below provides membership information for each of the committees of the combined company's board of directors following the merger.

                                                            EXECUTIVE      CORPORATE
                                 EXECUTIVE      AUDIT      COMPENSATION    GOVERNANCE
NAME**                           COMMITTEE    COMMITTEE     COMMITTEE      COMMITTEE
------                           ---------    ---------    ------------    ----------
Dr. Brown......................                                                X
Mr. Burns......................      X                          X*
Mr. Cornwell...................                   X
Mr. Harvey.....................                   X*
Ms. Horner.....................      X                                         X*
Dr. Ikenberry..................      X                                         X
Mr. Kamen......................                                                X
Mr. Labrecque..................                                 X

                                                       CHAPTER ONE -- THE MERGER


                                                            EXECUTIVE      CORPORATE
                                 EXECUTIVE      AUDIT      COMPENSATION    GOVERNANCE
NAME**                           COMMITTEE    COMMITTEE     COMMITTEE      COMMITTEE
------                           ---------    ---------    ------------    ----------
Dr. Mead.......................                                 X
Mr. Raines.....................                                 X
Dr. Simmons....................                   X
Mr. Steere.....................      X*
Dr. Valles.....................                   X


-------------------------

*  Chair
** Representation on the committees of the combined company's board of directors by individuals who currently serve as directors of Warner-Lambert has not yet been determined.


     The compensation of Pfizer's non-employee directors is discussed in full detail in "Chapter Five -- Other Pfizer Annual Meeting Proposals -- Fees and Benefit Plans for Non-Employee Directors."

                            ------------------------

OFFICERS

     In a letter dated, February 6, 2000, from William C. Steere, Jr., the Chairman and Chief Executive Officer of Pfizer, to Lodewijk J.R. de Vink, the Chairman, President and Chief Executive Officer of Warner-Lambert, Pfizer agreed that three senior management positions in the combined company will be filled by certain current Warner-Lambert officers who will also serve on Pfizer's Corporate Management Committee. The senior management team of Pfizer following the merger will include the following individuals:

CHIEF EXECUTIVE OFFICER AND CHAIRMAN

William C. Steere, Jr.                  Chief Executive Officer;
                                        Chairman of the Board of Directors;
                                        Chairman of the Corporate Management
                                        Committee

     Mr. Steere will continue to serve as Chairman of the Board and Chief Executive Officer and following completion of the merger and may only be removed by a vote of a majority of the entire board of directors.

OTHER SENIOR MANAGEMENT


                                                 POSITION IN PFIZER UPON
                  NAME                           COMPLETION OF THE MERGER                  PRE-MERGER POSITION
                  ----                           ------------------------                  -------------------
Henry A. McKinnell......................  President and Chief Operating Officer;  President and Chief Operating Officer
                                          President -- Pfizer Pharmaceuticals     of Pfizer; President -- Pfizer
                                          Group; Member of the Corporate          Pharmaceuticals Group; Member of the
                                          Management Committee                    Pfizer Corporate Management Committee
John F. Niblack.........................  Vice Chairman; Member of the Corporate  Vice Chairman of Pfizer; Member of the
                                          Management Committee                    Pfizer Corporate Management Committee

                                                       CHAPTER ONE -- THE MERGER


                                                 POSITION IN PFIZER UPON
                  NAME                           COMPLETION OF THE MERGER                  PRE-MERGER POSITION
                  ----                           ------------------------                  -------------------
C. L. Clemente..........................  Executive Vice President, Corporate     Executive Vice President, Corporate
                                          Affairs; Secretary and Corporate        Affairs of Pfizer; Secretary and
                                          Counsel; Member of the Corporate        Corporate Counsel of Pfizer; Member of
                                          Management Committee                    the Pfizer Corporate Management
                                                                                  Committee
Peter B. Corr...........................  Senior Vice President; to assume a      Vice President of Warner-Lambert;
                                          senior management position within the   President, Warner-Lambert/Parke-Davis,
                                          research operations; Member of the      Pharmaceutical Research and
                                          Corporate Management Committee          Development
Karen L. Katen..........................  Senior Vice President; Executive Vice   Senior Vice President of Pfizer;
                                          President -- Pfizer Pharmaceuticals     Executive Vice President -- Pfizer
                                          Group and President -- U.S.             Pharmaceuticals Group and
                                          Pharmaceuticals; Member of the          President -- U.S. Pharmaceuticals;
                                          Corporate Management Committee          Member of the Pfizer Corporate
                                                                                  Management Committee
Paul S. Miller..........................  Executive Vice President; General       Executive Vice President of Pfizer;
                                          Counsel; Member of the Corporate        General Counsel of Pfizer; Member of
                                          Management Committee                    the Pfizer Corporate Management
                                                                                  Committee
George M. Milne, Jr. ...................  Senior Vice President; to assume a      Senior Vice President of Pfizer;
                                          senior management position within the   President, Central Research; Member of
                                          research operations; Member of the      the Pfizer Corporate Management
                                          Corporate Management Committee          Committee
S. Morgan Morton........................  Senior Vice President and President of  Senior Vice President of
                                          the Warner-Lambert Consumer Division;   Warner-Lambert; President, Consumer
                                          Member of the Corporate Management      Healthcare Sector
                                          Committee
William J. Robison......................  Executive Vice President -- Employee    Executive Vice President -- Employee
                                          Resources; Member of the Corporate      Resources of Pfizer; Member of the
                                          Management Committee                    Pfizer Corporate Management Committee
David L. Shedlarz.......................  Executive Vice President and Chief      Executive Vice President and Chief
                                          Financial Officer; Member of the        Financial Officer of Pfizer; Member of
                                          Corporate Management Committee          the Pfizer Corporate Management
                                                                                  Committee


                            ------------------------

EXECUTIVE COMPENSATION


     The executive compensation committee of the Pfizer board of directors will determine the form and amount of compensation of the Warner-Lambert officers who become Pfizer's officers. The current officers of Pfizer will continue to receive such compensation as described in Chapter Five.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                                  CHAPTER TWO

                            SELECTED FINANCIAL DATA

     The following tables include financial results actually achieved by Pfizer and Warner-Lambert ("historical" amounts) as well as results assuming that the companies had been combined for the periods shown (the "pro forma combined" amounts) under the pooling-of-interests method of accounting.

     The historical information is derived from:


     - the audited financial statements of Pfizer as of and for each of the years ended December 31, 1995 through 1999; and


     - the audited statements of income of Warner-Lambert for the years ended December 31, 1996 through 1999, audited balance sheets as of December 31, 1999, 1998 and 1997 and unaudited financial statements as of and for all other periods presented, all of which were restated to reflect the consummation of the acquisition of Agouron Pharmaceuticals, Inc. in May 1999, which was accounted for under the pooling-of-interests method of accounting.

     The pro forma information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere herein, which combine the historical consolidated financial statements of Pfizer and Warner-Lambert and give effect to the merger as if it had been consummated on December 31, 1999 for the balance sheet and on January 1, 1997 for the income statements.


     You should not assume that Pfizer and Warner-Lambert would have achieved the combined pro forma results if they had actually been combined during the periods shown. The selected financial data included in this section should be read in conjunction with the historical consolidated financial statements of Pfizer and Warner-Lambert and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, included in this joint proxy statement/prospectus.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                    CONSOLIDATED SELECTED FINANCIAL DATA OF
                   PFIZER INC. AND SUBSIDIARIES -- HISTORICAL


                                                          AS OF AND FOR THE
                                                       YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------
                                            1999       1998      1997      1996      1995
                                           -------    ------    ------    ------    ------
                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales................................  $14,133     12,677     10,739       9,864     8,684
Alliance revenue.........................    2,071        867        316          --        --
                                           -------     ------     ------      ------    ------
Total revenues...........................   16,204     13,544     11,055       9,864     8,684
Research and development.................    2,776      2,279      1,805       1,567     1,340
Other costs and expenses.................    8,980      8,671      6,383       5,769     5,327
                                           -------     ------     ------      ------    ------
Income from continuing operations before
  taxes and minority interests...........    4,448      2,594      2,867       2,528     2,017
Provision for taxes on income............    1,244        642        775         758       609
Minority interests.......................        5          2         10           6         7
                                           -------     ------     ------      ------    ------
Income from continuing operations........    3,199      1,950      2,082       1,764     1,401
Discontinued operations -- net of tax....      (20)     1,401        131         165       172
                                           -------     ------     ------      ------    ------
Net income...............................  $ 3,179      3,351      2,213       1,929     1,573
                                           =======     ======     ======      ======    ======
Depreciation.............................  $   473        420        363         309       277
Property, plant and equipment
  additions..............................    1,561      1,198        878         690       635
Cash dividends...........................    1,148        976        881         771       659
Working capital..........................    2,006      2,739      2,448       1,914     1,787
Property, plant and equipment -- net.....    5,343      4,415      3,793       3,456     3,113
Total assets.............................   20,574     18,302     14,991      14,251    12,339
Long-term debt...........................      525        527        725         681       828
Shareholders' equity.....................    8,887      8,810      7,933       6,954     5,506
Per common share data(1):
  Basic:
     Income from continuing operations...  $  0.85       0.51       0.55        0.47      0.38
     Discontinued operations -- net of
       tax...............................    (0.01)      0.37       0.04        0.05      0.05
                                           -------      ------     ------     ------    ------
     Net income..........................  $  0.84       0.88       0.59        0.52      0.43
                                           =======     ======      ======     ======    ======
  Diluted:
     Income from continuing operations...  $  0.82       0.49       0.53        0.46      0.37
     Discontinued operations -- net of
       tax...............................       --       0.36       0.04        0.04      0.05
                                           -------      ------    ------      ------    ------
     Net income..........................  $  0.82       0.85       0.57        0.50      0.42
                                           =======      ======    ======      ======    ======
Cash dividends per share(1)..............  $  0.30 2/3   0.25 1/3   0.22 2/3    0.20      0.17 1/3
Weighted average shares used to
  calculate(1):
  Basic earnings per share amounts.......    3,775      3,789      3,771       3,743     3,687
  Diluted earnings per share amounts.....    3,884      3,945      3,909       3,864     3,777
Employees(thousands)(2)..................       51         46         41          39        37


-------------------------

(1) Share and per share data reflect the 3-for-1 stock split which occurred in June 1999.

(2) Not derived from audited information.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                    CONSOLIDATED SELECTED FINANCIAL DATA OF

                    WARNER-LAMBERT COMPANY -- HISTORICAL(1)


                                                                 AS OF AND FOR THE
                                                              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                       1999      1998    1997    1996    1995
                                                      -------   ------   -----   -----   -----
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...........................................  $12,929   10,744   8,408   7,231   7,040
Research and development............................    1,259    1,026     731     599     514
Other costs and expenses............................    9,229    7,927   6,488   5,494   5,392
                                                      -------   ------   -----   -----   -----
Income before taxes and minority interests..........    2,441    1,791   1,189   1,138   1,134
Provision for taxes on income.......................      708      518     327     322     280
Minority interests..................................       --       --      --      69     130
                                                      -------   ------   -----   -----   -----
Net income..........................................  $ 1,733    1,273     862     747     724
                                                      =======   ======   =====   =====   =====
Depreciation........................................  $   300      248     225     202     189
Property, plant and equipment additions.............      932      753     513     395     389
Cash dividends paid.................................      672      525     413     374     351
Working capital.....................................    2,001    1,005     885     760     352
Property, plant and equipment -- net................    3,342    2,822   2,455   2,177   2,006
Total assets........................................   11,442    9,520   8,352   7,339   6,216
Long-term debt......................................    1,250    1,267   1,836   1,721     635
Shareholders' equity................................    5,098    3,880   3,051   2,709   2,332
Per common share data(2):
  Basic.............................................  $  2.03     1.50    1.03    0.89    0.88
  Diluted...........................................     1.96     1.45    0.99    0.88    0.87
Cash dividends paid per share(2)....................     0.80     0.64    0.50 2/3  0.46  0.43 1/3
Weighted average shares used to calculate(2):
  Basic earnings per share amounts..................      855      848     841     835     825
  Diluted earnings per share amounts................      885      879     868     850     834
Employees (thousands)(3)............................       44       42      41      39      37

-------------------------

(1) Warner-Lambert's financial statements have been restated for the acquisition of Agouron Pharmaceuticals, Inc. in May 1999, which was accounted for as a pooling-of-interests. All restated amounts in 1995 and the balance sheet amounts in 1996 have been derived from unaudited financial statements.

(2) Share and per share data reflect the 3-for-1 stock split which occurred in May 1998.

(3) Not derived from audited information.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

       UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF PFIZER AND
                                 WARNER-LAMBERT

                                                                AS OF AND FOR THE
                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1999           1998          1997
                                                      ---------      --------      --------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenues......................................   $27,601        23,414        19,125
Income from continuing operations...................     4,959         3,221         2,880
Per common share data:
  Income from continuing operations:
     Basic..........................................      0.81          0.53          0.47
     Diluted........................................      0.79          0.51          0.46
  Cash dividends(1).................................      0.30 2/3      0.25 1/3      0.22 2/3
Total assets........................................    31,379
Long-term debt......................................     3,575

-------------------------

(1) Amounts reflect Pfizer's historical dividend rate per common share.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                         COMPARATIVE PER SHARE DATA OF
                           PFIZER AND WARNER-LAMBERT


                                                                     AS OF AND FOR THE
                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1999      1998      1997
                                                                 ------     -----     -----
UNAUDITED PRO FORMA COMBINED
Per common share data:
  Income from continuing operations:
     Basic..................................................     $ 0.81      0.53      0.47
     Diluted................................................       0.79      0.51      0.46
  Cash dividends(1).........................................       0.30 2/3  0.25 1/3  0.22 2/3
  Shareholders' equity......................................       1.98
Ratio of earnings to fixed charges(5).......................      14.7x     13.1x     10.9x

PFIZER HISTORICAL
Per common share data(2):
  Income from continuing operations:
     Basic..................................................     $ 0.85      0.51      0.55
     Diluted................................................       0.82      0.49      0.53
  Cash dividends............................................       0.30 2/3  0.25 1/3  0.22 2/3
  Shareholders' equity......................................       2.36      2.33      2.10
Ratio of earnings to fixed charges(5).......................      16.3x     14.8x     15.9x

WARNER-LAMBERT HISTORICAL
Per common share data(3):
  Basic.....................................................     $ 2.03      1.50      1.03
  Diluted...................................................       1.96      1.45      0.99
  Cash dividends............................................       0.80      0.64      0.50 2/3
  Shareholders' equity......................................       5.91      4.57      3.61
Ratio of earnings to fixed charges(5).......................      12.3x     11.2x      6.7x

WARNER-LAMBERT UNAUDITED PRO FORMA EQUIVALENTS
Per common share data(4):
  Income from continuing operations:
     Basic..................................................     $ 2.23      1.46      1.29
     Diluted................................................       2.17      1.40      1.27
  Cash dividends............................................       0.84 1/3  0.69 2/3  0.62 1/3
  Shareholders' equity......................................       5.45


-------------------------


(1) Amounts represent Pfizer's historical dividend rate per common share. The dividend policy of the combined company after the merger will be determined by its board of directors following the merger.


(2) Amounts reflect Pfizer's 3-for-1 stock split in June 1999.

(3) Amounts reflect Warner-Lambert's 3-for-1 stock split in May 1998.

(4) Amounts are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by the exchange ratio for voting common shares in the merger (2.75 shares of Pfizer voting common stock for each share of Warner-Lambert voting common stock).

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA


(5) Amounts are calculated by dividing adjusted earnings by total fixed charges. Adjusted earnings represent income from continuing operations before provision for taxes on income and minority interests, less fixed charges excluding capitalized interest. Fixed charges are the sum of interest on indebtedness, capitalized interest, amortization of debt expense and the interest factor in rent expense.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA


                           PFIZER AND WARNER-LAMBERT


                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Pfizer and the historical consolidated balance sheet of Warner-Lambert, giving effect to the merger as if it had been consummated on December 31, 1999. The Unaudited Pro Forma Condensed Combined Statements of Income combine the historical consolidated statements of income of Pfizer and Warner-Lambert, giving effect to the merger as if it had occurred on January 1, 1997. The merger is being accounted for as a pooling-of-interests.

     This information should be read in conjunction with the:

     - Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;


     - Separate historical financial statements of Pfizer as of and for each of the years in the three-year period ended December 31, 1999, which are contained in Pfizer's Current Report on Form 8-K dated February 22, 2000; and



     - Separate historical financial statements of Warner-Lambert as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, which are contained in Warner-Lambert's Current Report on Form 8-K dated February 22, 2000.


     The pro forma data is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger been consummated on the dates indicated or of future operations of the combined company.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                                                            PRO FORMA
                                                                 WARNER-   ADJUSTMENTS    PRO FORMA
                                                       PFIZER    LAMBERT   (SEE NOTE 4)   COMBINED
                                                       -------   -------   ------------   ---------
                                                                      (IN MILLIONS)
ASSETS
Current Assets
Cash and cash equivalents............................  $   739    1,634                     2,373
Short-term investments...............................    3,703      310                     4,013
Accounts receivable, less allowance for doubtful
  accounts...........................................    3,864    1,981         (477)(a)    5,368
Short-term loans.....................................      273       --                       273
Inventories..........................................    1,654      979          (45)(a)    2,588
Prepaid expenses and taxes...........................      958      786                     1,744
                                                       -------   ------       ------       ------
          Total current assets.......................   11,191    5,690         (522)      16,359
Long-term loans and investments......................    1,721      478                     2,199
Property, plant and equipment, less accumulated
  depreciation.......................................    5,343    3,342                     8,685
Goodwill, less accumulated amortization..............      763    1,107                     1,870
Other assets, deferred taxes and deferred charges....    1,556      825         (115)(a)    2,266
                                                       -------   ------       ------       ------
          Total assets...............................  $20,574   11,442         (637)      31,379
                                                       =======   ======       ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings, including current portion of
  long-term debt.....................................  $ 5,001      297                     5,298
Accounts payable.....................................      951    1,882                     2,833
Dividends payable....................................      349       --                       349
Income taxes payable.................................      869      284          (25)(a)    1,128
Accrued compensation and related items...............      669      236                       905
Other current liabilities............................    1,346      990         (547)(a)    1,789
                                                       -------   ------       ------       ------
          Total current liabilities..................    9,185    3,689         (572)      12,302
Long-term debt.......................................      525    1,250        1,800(b)     3,575
Postretirement benefit obligation other than pension
  plans..............................................      346      159                       505
Deferred taxes on income.............................      301      172                       473
Other noncurrent liabilities.........................    1,330    1,074                     2,404
                                                       -------   ------       ------       ------
          Total liabilities..........................   11,687    6,344        1,228       19,259
                                                       -------   ------       ------       ------
Shareholders' Equity
Preferred stock......................................       --       --                        --
Common stock.........................................      213      962         (843)(c)      332
Additional paid-in capital...........................    5,416      897         (371)(c)    5,942
Retained earnings....................................   13,396    5,098       (1,865)(a,b)  16,629
Accumulated other comprehensive expense..............     (399)    (645)                   (1,044)
Employee benefit trusts..............................   (2,888)      --                    (2,888)
Treasury stock, at cost..............................   (6,851)  (1,214)       1,214(c)    (6,851)
                                                       -------   ------       ------       ------
          Total shareholders' equity.................    8,887    5,098       (1,865)      12,120
                                                       -------   ------       ------       ------
          Total liabilities and shareholders'
            equity...................................  $20,574   11,442         (637)      31,379
                                                       =======   ======       ======       ======

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                           PRO FORMA
                                                                          ADJUSTMENTS    PRO FORMA
                                             PFIZER      WARNER-LAMBERT   (SEE NOTE 4)   COMBINED
                                             -------     --------------   ------------   ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..................................  $14,133         12,929            (126)(a)   26,936
Alliance revenue...........................    2,071             --          (1,406)(a)      665
                                             -------         ------          ------       ------
Total revenues.............................   16,204         12,929          (1,532)      27,601
Costs and expenses:
  Cost of sales............................    2,528          3,042            (105)(a)    5,465
  Selling, informational and administrative
     expenses..............................    6,351          5,959          (1,481)(a)   10,829
  Research and development expenses........    2,776          1,259                        4,035
  Other deductions -- net..................      101            228              16(a)       345
                                             -------         ------          ------       ------
Income from continuing operations before
  provision for taxes and minority
  interests................................    4,448          2,441              38        6,927
Provision for taxes on income..............    1,244            708              11(a)     1,963
Minority interests.........................        5             --                            5
                                             -------         ------          ------       ------
Income from continuing operations..........  $ 3,199          1,733              27        4,959
                                             =======         ======          ======       ======
Income from continuing operations per
  common share -- basic....................  $  0.85           2.03                         0.81
                                             =======         ======                       ======
Income from continuing operations per
  common share -- diluted..................  $  0.82           1.96                         0.79
                                             =======         ======                       ======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic....................................    3,775            855           1,496        6,126
                                             =======         ======          ======       ======
  Diluted..................................    3,884            885           1,548        6,317
                                             =======         ======          ======       ======
Cash dividends per common share............  $  0.30 2/3       0.80
                                             =======         ======


See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                           PRO FORMA
                                                                          ADJUSTMENTS    PRO FORMA
                                             PFIZER      WARNER-LAMBERT   (SEE NOTE 4)   COMBINED
                                            --------     --------------   ------------   ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................  $ 12,677         10,744            (76)(a)    23,345
Alliance revenue..........................       867             --           (798)(a)        69
                                            --------         ------          -----        ------
Total revenues............................    13,544         10,744           (874)       23,414
Costs and expenses:
  Cost of sales...........................     2,094          2,860            (47)(a)     4,907
  Selling, informational and
     administrative expenses..............     5,568          4,852           (842)(a)     9,578
  Research and development expenses.......     2,279          1,026                        3,305
  Other deductions -- net.................     1,009            215             18(a)      1,242
                                            --------         ------          -----        ------
Income from continuing operations before
  provision for taxes and minority
  interests...............................     2,594          1,791             (3)        4,382
Provision for taxes on income.............       642            518             (1)(a)     1,159
Minority interests........................         2             --                            2
                                            --------         ------          -----        ------
Income from continuing operations.........  $  1,950          1,273             (2)        3,221
                                            ========         ======          =====        ======
Income from continuing operations per
  common share -- basic...................  $   0.51           1.50                         0.53
                                            ========         ======                       ======
Income from continuing operations per
  common share -- diluted.................  $   0.49           1.45                         0.51
                                            ========         ======                       ======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic...................................     3,789            848          1,483         6,120
                                            ========         ======          =====        ======
  Diluted.................................     3,945            879          1,538         6,362
                                            ========         ======          =====        ======
Cash dividends per common share...........  $   0.25 1/3       0.64
                                            ========         ======

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                           PRO FORMA
                                                                          ADJUSTMENTS    PRO FORMA
                                             PFIZER      WARNER-LAMBERT   (SEE NOTE 4)   COMBINED
                                             -------     --------------   ------------   ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..................................  $10,739         8,408             (22)(a)    19,125
Alliance revenue...........................      316            --            (316)(a)        --
                                             -------         -----           -----        ------
Total revenues.............................   11,055         8,408            (338)       19,125
Costs and expenses:
  Cost of sales............................    1,776         2,503             (19)(a)     4,260
  Selling, informational and administrative
     expenses..............................    4,401         3,726            (351)(a)     7,776
  Research and development expenses........    1,805           731                         2,536
  Other deductions -- net..................      206           259             120(a)        585
                                             -------         -----           -----        ------
Income from continuing operations before
  provision for taxes and minority
  interests................................    2,867         1,189             (88)        3,968
Provision for taxes on income..............      775           327             (24)(a)     1,078
Minority interests.........................       10            --                            10
                                             -------         -----           -----        ------
Income from continuing operations..........  $ 2,082           862             (64)        2,880
                                             =======         =====           =====        ======
Income from continuing operations per
  common share -- basic....................  $  0.55          1.03                          0.47
                                             =======         =====                        ======
Income from continuing operations per
  common share -- diluted..................  $  0.53          0.99                          0.46
                                             =======         =====                        ======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic....................................    3,771           841           1,472         6,084
                                             =======         =====           =====        ======
  Diluted..................................    3,909           868           1,520         6,297
                                             =======         =====           =====        ======
Cash dividends per common share............  $  0.22 2/3      0.50 2/3
                                             =======         =====


See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION


     The merger agreement provides that each outstanding share of Warner-Lambert common stock will be exchanged for 2.75 shares of Pfizer common stock in a tax-free transaction. The merger is expected to be completed by mid-year 2000. It is intended to be accounted for under the pooling-of-interests method and, accordingly, financial statements of the combined company will include Pfizer's historical consolidated financial statements restated to include the historical consolidated financial statements of Warner-Lambert. The merger is subject to customary closing conditions, including regulatory approvals, as well as approval by Pfizer and Warner-Lambert shareholders of certain merger-related proposals.


     Certain reclassifications have been made to the historical financial statements of Warner-Lambert to conform with Pfizer's presentation.

2. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

     Upon consummation of the merger, Pfizer and Warner-Lambert will review their accounting policies and financial statement classifications. As a result of that review, it may become necessary to restate the combined entity's financial statements to conform to those accounting policies and classifications that are determined to be more appropriate.

3. INTERCOMPANY TRANSACTIONS

     Transactions between Pfizer and Warner-Lambert are primarily limited to the Lipitor(R) marketing agreements. Upon consummation of the merger, transactions that occured in connection with this arrangement would be considered intercompany transactions. All significant balances and transactions related to this arrangement have been eliminated from the unaudited pro forma condensed combined financial statements.

4. PRO FORMA ADJUSTMENTS

     Adjustments included in the column under the heading "Pro Forma Adjustments" represent the following:

          (a) Elimination of all balances and transactions between Pfizer and Warner-Lambert which, upon consummation of the merger, would be considered intercompany balances and transactions. The majority of these transactions occurred under the Lipitor(R) marketing agreements. The entries include:


          - The elimination of receivable and payable balances;



          - The elimination of profit in inventory;



          - The elimination of intangible assets and related amortization that resulted from milestone payments; and



          - The elimination of sales, alliance revenue and the corresponding co-promotion expenses.


          (b) Adjustment to reflect the February 7, 2000 payment by Warner-Lambert of $1.8 billion to AHP in connection with the termination by AHP of the AHP merger agreement with Warner-Lambert pursuant to the terms of such agreement. The payment by Warner-Lambert was funded primarily by commercial paper, which has been classified as long-term debt due to the intent and ability of Warner-Lambert to refinance on a long-term basis. This classification is not necessarily indicative of how this borrowing may be treated upon consummation of the merger.

          (c) Adjustments to common stock, additional paid-in capital and treasury stock to reflect the retirement of Warner-

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA


     Lambert treasury shares and the issuance of Pfizer common stock to effect the merger. This amount has been calculated by multiplying the number of shares of Warner-Lambert common stock outstanding at December 31, 1999 (approximately 862 million shares) by the exchange ratio of 2.75. The number of shares to be issued at completion of the merger will be based on the actual number of shares of Warner-Lambert common stock outstanding at that time.



     The pro forma condensed combined financial statements do not present a combined dividend per share amount. Pfizer's current quarterly dividend is $0.09 ($0.36 per share annualized) and is subject to future approval and declaration by Pfizer's board of directors. Warner-Lambert's current quarterly dividend is $0.24 ($0.96 per share annualized) and is subject to future approval and declaration by Warner-Lambert's board of directors. The dividend policy of the combined company after the merger will be determined by its board of directors following the merger.



     Restructuring charges are expected to be recorded subsequent to the merger to reflect the costs associated with combining the operations of the two companies. Such charges, which are estimated to range between $1.5 and $2.0 billion, may include amounts with respect to the elimination of excess facilities, termination of employees and consolidation of facilities and information systems. These costs have not been reflected in these unaudited pro forma condensed combined financial statements.


     Total transaction costs and merger-related costs to be incurred by Pfizer and Warner-Lambert in connection with the merger are estimated to be approximately $200 million. Of this amount, Pfizer has incurred approximately $27 million through December 31, 1999 and has deferred this amount in its historical balance sheet. The unaudited pro forma combined balance sheet reflects only the costs incurred to date. These transaction costs relate to legal, printing, accounting, financial advisory services and other expenses and will be expensed in total upon consummation of the merger.


     The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined basic and diluted weighted average shares of Pfizer and Warner-Lambert. The historical basic and diluted weighted average shares for Warner-Lambert were converted at the exchange ratio of 2.75 shares of Pfizer common stock for each Warner-Lambert common stock equivalent.



     The pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $1.6 billion by 2002. These savings are expected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of redundant facilities and the leveraging of the combined annual external purchases of over $10 billion. Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.


5. FORWARD-LOOKING STATEMENTS


     The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Pfizer nor Warner-Lambert undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled "Forward-Looking Statements."

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

                        UNAUDITED FINANCIAL PROJECTIONS

     In connection with the review of the merger, Pfizer and Warner-Lambert management prepared financial projections for their respective organizations on a stand-alone, pre-merger basis. These projections were exchanged by Pfizer and Warner-Lambert and were presented to, and considered by, the members of each company's board of directors in its recommendation of the Pfizer/Warner-Lambert transaction.


     The financial projections are "forward-looking statements" and Pfizer's and/or Warner-Lambert's actual results may differ materially from those set forth in the projections. See "Forward-Looking Statements" for a discussion of the risks you should consider in reviewing the projections set forth in this joint proxy statement/prospectus.


PFIZER



     The material portions of the financial projections prepared by management of Pfizer follow:


                                                                                    CUMULATIVE
                                                                                      AVERAGE
                                                    1999A   2000E   2001E   2002E   GROWTH RATE
                                                    -----   -----   -----   -----   -----------
                                                        (DOLLARS IN BILLIONS,
                                                       EXCEPT PER SHARE DATA)
Total Revenues....................................  $16.2   18.6    21.6    25.0       16%
Net Income........................................   3.4     4.0     4.9     5.8       20%
Earnings per share (EPS)..........................  0.87    1.04    1.25    1.50       20%
  EPS Growth Rate.................................           20%     20%     20%
  Revenue Growth Rate.............................           15%     16%     16%



     Note: Net Income and Earnings per share for 1999A exclude the impact of a charge to write off certain Trovan(R) inventories of $205 million, after tax, or $0.05 per share.



     Net Income and Earnings per share for 2000E-2002E exclude the impact of costs associated with or the impact of benefits anticipated from the merger.



     Pfizer's financial projections reflect increased sales of its major in-line pharmaceutical products (Norvasc(R), Zoloft(R), Zithromax(R), Viagra(R)) and alliance products (Lipitor(R), Celebrex(R)), as well as the expected introduction of new products. Expenditures for selling, marketing and research and development are expected to increase at a slower rate than revenues as the company leverages past investments in these areas. As a result, earnings are projected to grow at a faster rate than revenues.

                                          CHAPTER TWO -- SELECTED FINANCIAL DATA

WARNER-LAMBERT



     The material portions of the financial projections prepared by management of Warner-Lambert follow:


                                                                                    CUMULATIVE
                                                                                      AVERAGE
                                                    1999A   2000E   2001E   2002E   GROWTH RATE
                                                    -----   -----   -----   -----   -----------
                                                        (DOLLARS IN BILLIONS,
                                                       EXCEPT PER SHARE DATA)
Total Sales.......................................  $12.9   14.8    16.2    18.0       12%
Net Income........................................   1.7     2.2     2.6     3.0       20%
Earnings per share (EPS)..........................  1.96    2.45    2.90    3.36       20%
  EPS Growth Rate.................................           25%     18%     16%
  Sales Growth Rate...............................           15%     10%     11%



     Note: Net Income and Earnings per share for 2000E exclude the impact of the payment by Warner-Lambert of $1.8 billion to AHP in connection with the termination by AHP of the AHP merger agreement with Warner-Lambert pursuant to the terms of such agreement.



     Net Income and Earnings per share for 2000E-2002E exclude the impact of costs associated with or the impact of benefits anticipated from the merger.


     In arriving at the above financial projections, Warner-Lambert has assumed that its Pharmaceutical Sector will continue to be the primary growth driver for Warner-Lambert based on the growth of products such as Lipitor(R) and Accupril(R) and the launch of new products. In addition, the projections reflect Warner-Lambert's expectation that it will achieve gross margin improvements, modest infrastructure growth and tax rate improvements during this period.
           ---------------------------------------------------------


     These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of Pfizer, Warner-Lambert or their respective affiliates or Pfizer's or Warner-Lambert's independent auditors assume any responsibility for the accuracy of this information. In addition, because the realization of the underlying assumptions upon which these estimates are based are to a large extent beyond Pfizer's or Warner-Lambert's control, there can be no assurances that these estimates will be realized. Actual results may be higher or lower than those estimated. Pfizer and Warner-Lambert do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, Pfizer and Warner-Lambert do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, Pfizer and Warner-Lambert do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Pfizer's auditors nor Warner-Lambert's auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent public accountants' reports incorporated by reference in this document relate to the historical financial statements of Pfizer and Warner-Lambert. These reports do not extend to these unaudited financial projections and should not be read to do so.

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

                                 CHAPTER THREE

                   INFORMATION ABOUT THE MEETINGS AND VOTING


     Pfizer's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Pfizer common stock for use at the annual meeting of Pfizer's shareholders. The Warner-Lambert board of directors is also using this document to solicit proxies from the holders of Warner-Lambert common stock for use at the Warner-Lambert special meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Pfizer shareholders on or about March 15, 2000 and to Warner-Lambert shareholders on or about March 27, 2000.


MATTERS RELATING TO THE MEETINGS


                                   PFIZER MEETING                         WARNER-LAMBERT MEETING
  Time and Place:      April 27, 2000 at 10:00 a.m. at the        May 12, 2000 at 3:00 p.m. at the Hotel
                       Grand Hyatt Hotel, Empire State            du Pont, 11th and Market Streets,
                       Ballroom, 42nd Street and Lexington        Wilmington, Delaware.
                       Avenue, New York, New York.
  Admission to         An admission ticket, which is required     An admission ticket, which is required
  Meeting:             for entry into the annual meeting, is      for entry into the special meeting, can
                       attached to your proxy card. If you        be obtained by marking the appropriate
                       plan to attend the annual meeting,         box provided on the proxy card. Upon
                       please vote your proxy but keep the        receipt of your request, an admission
                       admission ticket and bring it to the       ticket will be sent to you. If you do
                       annual meeting.                            not wish to send in your proxy, you may
                                                                  enclose your own request in the
                       If your shares are held in the name of     envelope provided to you, and an
                       a bank, broker or other holder of          admission ticket will be sent to you.
                       record and you plan to attend the
                       meeting, you can obtain an admission       If your shares are held in the name of
                       ticket in advance by providing proof of    a bank, broker or other holder of
                       ownership, such as a bank or brokerage     record and you plan to attend the
                       account statement, to Pfizer Inc., c/o     meeting, you can obtain an admission
                       First Chicago Trust Company, a division    ticket in advance by providing proof of
                       of EquiServe, P.O. Box 8923, Edison,       ownership, such as a bank or brokerage
                       New Jersey 08818-8923, or by calling       account statement, to Warner-Lambert
                       the number set forth in Pfizer's Notice    Company, c/o First Chicago Trust
                       of Annual Meeting. This number should      Company, a division of EquiServe, P.O.
                       be called ONLY to obtain an admission      Box 8923, Edison, New Jersey
                       ticket or to request special               08818-8923, or by calling 1-877-
                       accommodations for the Pfizer annual       269-1615.
                       meeting.
                       IF YOU DO NOT HAVE AN ADMISSION TICKET     IF YOU DO NOT HAVE AN ADMISSION TICKET
                       ON THE DAY OF THE MEETING, YOU MUST        ON THE DAY OF THE MEETING, YOU MUST
                       SHOW PROOF OF OWNERSHIP OF PFIZER          SHOW PROOF OF OWNERSHIP OF
                       COMMON STOCK AT THE DOOR.                  WARNER-LAMBERT COMMON STOCK AT THE
                                                                  DOOR.


                                      III-1

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

[NOTE: THIS PAGE IS FOR PFIZER BOOKLET ONLY]


                                   PFIZER MEETING                         WARNER-LAMBERT MEETING
Purpose of Meeting is  1. To authorize the issuance of Pfizer     1. To approve and adopt the merger
  to Vote on the          common stock in the merger as              agreement and the merger as
  Following Items:        described in "Chapter One -- The           described in "Chapter One -- The
                          Merger;"                                   Merger;" and
                       2. To amend the Pfizer certificate of      2. To transact such other business as
                          incorporation to increase the              may properly come before the
                          maximum number of Pfizer directors         meeting, and any adjournment or
                          from 18 to 24 as described in              postponement.
                          "Chapter One -- The Merger;"

                       3. To elect five members to the Pfizer
                          board of directors for three year
                          terms as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;"
                       4. To approve KPMG LLP as our
                          independent auditor for the 2000
                          fiscal year as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;"
                       5. To consider a shareholder proposal
                          as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;" and
                       6. To transact such other business as
                          may properly come before the meeting
                          and any adjournment or postponement.
  Record Date:         The record date for shares entitled to     The record date for shares entitled to
                       vote is February 29, 2000.                 vote is March 20, 2000.
Outstanding            As of February 29, 2000, the record        As of February 29, 2000, the record
  Shares Held:         date for the Pfizer meeting, there were    date for the Pfizer meeting, there were
                       approximately 3,849,002,705 shares of      approximately 867,281,738 shares of
                       Pfizer common stock outstanding.           Warner-Lambert common stock
                                                                  outstanding.


                                      III-2

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

[NOTE: THIS PAGE IS FOR WARNER-LAMBERT BOOKLET ONLY]


                                   PFIZER MEETING                         WARNER-LAMBERT MEETING

  Purpose of Meeting   1. To authorize the issuance of Pfizer     1. To approve and adopt the merger
     is to Vote on        common stock in the merger as              agreement and the merger as
     the Following        described in "Chapter One -- The           described in "Chapter One -- The
     Items:               Merger;"                                   Merger;" and
                       2. To amend the Pfizer certificate of      2. To transact such other business as
                          incorporation to increase the              may properly come before the
                          maximum number of Pfizer directors         meeting, and any adjournment or
                          from 18 to 24 as described in              postponement.
                          "Chapter One -- The Merger;"

                       3. To elect five members to the Pfizer
                          board of directors for three year
                          terms as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;"
                       4. To approve KPMG LLP as our
                          independent auditor for the 2000
                          fiscal year as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;"
                       5. To consider a shareholder proposal
                          as described in "Chapter
                          Five -- Other Pfizer Annual Meeting
                          Proposals;" and
                       6. To transact such other business as
                          may properly come before the meeting
                          and any adjournment or postponement.
  Record Date:         The record date for shares entitled to     The record date for shares entitled to
                       vote is February 29, 2000.                 vote is March 20, 2000.
Outstanding            As of February 29, 2000, the record        As of March 20, 2000, the record date
  Shares Held:         date for the Pfizer meeting, there were    for the Warner-Lambert meeting, there
                       approximately 3,849,002,705 shares of      were approximately           shares of
                       Pfizer common stock outstanding.           Warner-Lambert common stock
                                                                  outstanding.


                                     III-2A

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

[NOTE: THIS PAGE IS FOR PFIZER BOOKLET ONLY]


                                   PFIZER MEETING                         WARNER-LAMBERT MEETING
Shares Entitled        Shares entitled to vote are the Pfizer     Shares entitled to vote are the
  to Vote:             common stock held at the close of          Warner-Lambert common stock held at the
                       business on the record date, February      close of business on the record date,
                       29, 2000.                                  March 20, 2000.
                       Each share of Pfizer common stock that     Each share of Warner-Lambert common
                       you own entitles you to one vote.          stock that you own entitles you to one
                       Shares held by Pfizer in its treasury      vote. Shares held by Warner-Lambert in
                       are not voted.                             its treasury are not voted.
Quorum                 A quorum of shareholders is necessary      A quorum of shareholders is necessary
Requirement:           to hold a valid meeting.                   to hold a valid meeting.
                       The presence in person or by proxy at      The presence in person or by proxy at
                       the meeting of holders of a majority of    the meeting of holders of a majority of
                       the outstanding shares of Pfizer common    the outstanding shares of
                       stock entitled to vote at the meeting      Warner-Lambert common stock entitled to
                       is a quorum. Abstentions and broker        vote at the meeting is a quorum.
                       non-votes count as present for             Abstentions and broker "non-votes"
                       establishing a quorum. Shares held by      count as present for establishing a
                       Pfizer in its treasury do not count        quorum. Shares held by Warner-Lambert
                       toward a quorum.                           in its treasury do not count toward a
                                                                  quorum.
                       A broker non-vote occurs on an item        A broker non-vote occurs on an item
                       when a broker is not permitted to vote     when a broker is not permitted to vote
                       on that item without instruction from      on that item without instruction from
                       the beneficial owner of the shares and     the beneficial owner of the shares and
                       no instruction is given.                   no instruction is given.
Shares Beneficially    As of February 29, 2000, 20,108,776        As of February 29, 2000, 10,921,537
Owned by Pfizer and    shares of Pfizer common stock,             shares of Warner-Lambert common stock,
Warner-Lambert         including exercisable options. These       including exercisable options. These
Directors and          shares represent in total less than 1%     shares represent in total approximately
Executive Officers:    of the outstanding shares of Pfizer        1.3% of the outstanding shares of
                       common stock.                              Warner-Lambert common stock.


VOTE NECESSARY TO APPROVE PFIZER AND WARNER-LAMBERT PROPOSALS


               COMPANY                                        VOTE NECESSARY
               -------                                        --------------
Pfizer:                                  1. Approval of the proposal to authorize the issuance of
                                         Pfizer common stock for completion of the merger
                                            requires the affirmative vote of at least a majority
                                            of the votes cast by the holders of Pfizer common
                                            stock, provided that the total votes cast represent a
                                            majority of shares entitled to vote. Abstentions and
                                            broker non-votes are not counted as votes "for" or
                                            "against" the proposal and are not counted in
                                            determining the number of votes cast on the proposal.


                                      III-3

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

[NOTE: THIS PAGE IS FOR WARNER-LAMBERT BOOKLET ONLY]


                                   PFIZER MEETING                         WARNER-LAMBERT MEETING
Shares Entitled        Shares entitled to vote are the Pfizer     Shares entitled to vote are the
  to Vote:             common stock held at the close of          Warner-Lambert common stock held at the
                       business on the record date, February      close of business on the record date,
                       29, 2000.                                  March 20, 2000.
                       Each share of Pfizer common stock that     Each share of Warner-Lambert common
                       you own entitles you to one vote.          stock that you own entitles you to one
                       Shares held by Pfizer in its treasury      vote. Shares held by Warner-Lambert in
                       are not voted.                             its treasury are not voted.
Quorum                 A quorum of shareholders is necessary      A quorum of shareholders is necessary
Requirement:           to hold a valid meeting.                   to hold a valid meeting.
                       The presence in person or by proxy at      The presence in person or by proxy at
                       the meeting of holders of a majority of    the meeting of holders of a majority of
                       the outstanding shares of Pfizer common    the outstanding shares of
                       stock entitled to vote at the meeting      Warner-Lambert common stock entitled to
                       is a quorum. Abstentions and broker        vote at the meeting is a quorum.
                       non-votes count as present for             Abstentions and broker "non-votes"
                       establishing a quorum. Shares held by      count as present for establishing a
                       Pfizer in its treasury do not count        quorum. Shares held by Warner-Lambert
                       toward a quorum.                           in its treasury do not count toward a
                                                                  quorum.
                       A broker non-vote occurs on an item        A broker non-vote occurs on an item
                       when a broker is not permitted to vote     when a broker is not permitted to vote
                       on that item without instruction from      on that item without instruction from
                       the beneficial owner of the shares and     the beneficial owner of the shares and
                       no instruction is given.                   no instruction is given.
Shares Beneficially    As of February 29, 2000, 20,108,776        As of March 20, 2000,           shares
Owned by Pfizer and    shares of Pfizer common stock,             of Warner-Lambert common stock,
Warner-Lambert         including exercisable options. These       including exercisable options. These
Directors and          shares represent in total less than 1%     shares represent in total approximately
Executive Officers:    of the outstanding shares of Pfizer             % of the outstanding shares of
                       common stock.                              Warner-Lambert common stock.


VOTE NECESSARY TO APPROVE PFIZER AND WARNER-LAMBERT PROPOSALS


               COMPANY                                        VOTE NECESSARY
               -------                                        --------------
Pfizer:                                  1. Approval of the proposal to authorize the issuance of
                                         Pfizer common stock for completion of the merger
                                            requires the affirmative vote of at least a majority
                                            of the votes cast by the holders of Pfizer common
                                            stock, provided that the total votes cast represent a
                                            majority of shares entitled to vote. Abstentions and
                                            broker non-votes are not counted as votes "for" or
                                            "against" the proposal and are not counted in
                                            determining the number of votes cast on the proposal.


                                     III-3A

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING


               COMPANY                                        VOTE NECESSARY
               -------                                        --------------
                                         2. Approval of the amendment of the certificate of
                                         incorporation to increase the size of Pfizer's board of
                                            directors requires the affirmative vote of the
                                            holders of at least 80% of the outstanding shares of
                                            Pfizer common stock. Abstentions have the same effect
                                            as a vote against the proposal.
                                         3. A plurality of the votes cast is required for the
                                         election of directors. This means that the director
                                            nominee with the most votes for a particular slot is
                                            elected for that slot.
                                         4. The affirmative vote of at least a majority of votes
                                         cast is required to approve the appointment of KPMG LLP
                                            as Pfizer's independent auditors for the 2000 fiscal
                                            year. Abstentions are not counted as votes "for" or
                                            "against" the proposal, but are counted in
                                            determining the number of shares present or
                                            represented on the proposal.
                                         5. The affirmative vote of at least a majority of votes
                                         cast is required to approve the shareholder proposal.
                                            Abstentions and broker non-votes are not counted as
                                            votes "for" or "against" the proposals, but are
                                            counted in determining the number of shares present
                                            or represented on the proposal.

Warner-Lambert:                          1. Approval and adoption of the merger agreement and the
                                            merger requires the affirmative vote of at least a
                                            majority of the outstanding shares of Warner-Lambert
                                            common stock. Abstentions and broker non-votes have
                                            the same effect as a vote against the proposal.


-------------------------


* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal for the amendment of the certificate of incorporation, the election of directors and on the proposal to approve the appointment of KPMG LLP as Pfizer's independent auditors even if it does not receive voting instructions from you. Your broker may not vote your shares on the proposal concerning the issuance of Pfizer stock in the merger, the proposal for Warner-Lambert shareholders to approve and adopt the merger agreement and the merger, or on the Pfizer shareholder proposal absent instructions from you. Without your voting instructions on those items, a broker non-vote will occur.


PROXIES

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

                                      III-4

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

HOW TO VOTE BY PROXY


                                       PFIZER                                 WARNER-LAMBERT
By Mail:               If you choose to vote by mail, simply      To vote by mail, simply mark your
                       mark your proxy, date and sign it, and     proxy, date and sign it, and return it
                       return it to First Chicago in the          to First Chicago in the postage-paid
                       postage-paid envelope provided. If the     envelope provided. If the envelope is
                       envelope is missing, please address        missing, please address your completed
                       your completed proxy card to Pfizer        proxy card to Warner- Lambert Company
                       Inc. c/o First Chicago Trust Company, a    c/o First Chicago Trust Company, a
                       division of EquiServe, P.O. Box 8923,      division of EquiServe, P.O. Box 8923,
                       Edison, New Jersey 08818-8923.             Edison, New Jersey 08818-8923.
By Telephone*:         You can vote your shares by telephone      Warner-Lambert shareholders may not
                       by calling the toll-free telephone         vote by telephone.
                       number (at no cost to you) on your
                       proxy card. Telephone voting is
                       available 24 hours a day.
                       Easy-to-follow voice prompts allow you
                       to vote your shares and confirm that
                       your instructions have been properly
                       recorded. Our telephone voting
                       procedures are designed to authenticate
                       shareholders by using individual
                       control numbers. IF YOU VOTE BY
                       TELEPHONE YOU DO NOT NEED TO RETURN
                       YOUR PROXY CARD. IF YOU ARE LOCATED
                       OUTSIDE THE U.S. AND CANADA, SEE YOUR
                       PROXY CARD FOR ADDITIONAL INSTRUCTIONS.
  By Internet*:        You can also choose to vote on the         Warner-Lambert shareholders may not
                       Internet. The web site for Internet        vote by Internet.
                       voting is on your proxy card. Internet
                       voting is available 24 hours a day, AND
                       WILL BE ACCESSIBLE UNTIL 10:00 A.M. ON
                       APRIL 25, 2000. As with telephone
                       voting, you will be given the
                       opportunity to confirm that your
                       instructions have been properly
                       recorded. IF YOU VOTE ON THE INTERNET,
                       YOU DO NOT NEED TO RETURN YOUR PROXY
                       CARD.


-------------------------

* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.

                                      III-5

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

PROXIES FOR PARTICIPANTS IN PFIZER INC. SAVINGS AND INVESTMENT PLAN OR PFIZER INC. SHAREHOLDER INVESTMENT PROGRAM

     You will receive only one proxy card for all the shares you hold:

     - In your own name;

     - In the Pfizer Inc. Shareholder Investment Program;

     - In the Pfizer Inc. Savings and Investment Plan (the "Plan"), if you are a Pfizer employee.

     Please note that the merging of shares from different accounts is done by matching Social Security numbers. You will receive a separate proxy card for shares you own jointly only if the Social Security number on the joint account differs from the Social Security number on your individual account.

     If you are a Pfizer employee who has received stock options, you are entitled to give voting instructions on the shares underlying your options to the trustee of the Pfizer Inc. Employee Benefit Trust. Those shares will also be consolidated into your proxy card, and your voting instructions will be given to the trustee of the Trust.

     If you do not vote your shares or specify voting instructions on your proxy card, the Plan administrator or the trustee will vote your shares in the same proportion as the shares for which voting instructions have been received. TO ALLOW SUFFICIENT TIME FOR VOTING BY THE TRUSTEE OF THE TRUST AND THE ADMINISTRATOR OF THE PLAN, YOUR VOTING INSTRUCTIONS MUST BE RECEIVED BY APRIL 24, 2000.

     If you hold Pfizer shares through any other Pfizer plans, you will receive voting instructions from that plan's administrator.

PROXIES FOR PARTICIPANTS IN WARNER-LAMBERT SAVINGS AND STOCK PLANS


     If you own Warner-Lambert shares as a participant in the Warner-Lambert Savings and Stock Plan or the Warner-Lambert Savings and Stock Plan for colleagues in Puerto Rico, you will receive a proxy card covering those shares. If you also own additional shares of Warner-Lambert common stock outside of those shares, you will receive two separate proxy cards: one covering the shares credited to your plan account, and another relating to those shares of common stock that you own of record. Proxies promptly voted will serve as voting instructions to T. Rowe Price, the trustee for the plans. Under the terms of the plans, if you do not submit a proxy for the shares held in custody for you under the plan, those shares will be voted by the trustee in accordance with the recommendation of Warner-Lambert's management.


                                      III-6

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

     If you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:


                  PFIZER                                   WARNER-LAMBERT
                  ------                                   --------------
- "FOR" the share issuance proposal          - "FOR" approval and adoption of the merger
                                               agreement and the merger
- "FOR" the amendment of the certificate of  - "FOR" any proposal by Warner-Lambert's
  incorporation                                board of directors to adjourn the Warner-
                                               Lambert meeting
- "FOR" the election of five members to the  - In its discretion as to any other
  Pfizer board of directors                  business as may properly come before the
                                               Warner-Lambert meeting
- "FOR" approval of KPMG LLP as independent
  auditors
- "AGAINST" the shareholder proposal
- "FOR" any proposal by Pfizer's board of
  directors to adjourn the Pfizer meeting
- In its discretion as to any other
  business as may properly come before the
  Pfizer meeting


                      ------------------------------------

     Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

     - timely delivery of a valid, later-dated proxy, including, in the case of Pfizer shareholders, a proxy given by telephone or Internet;

     - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

     - voting by ballot at either the Pfizer annual meeting or Warner-Lambert special meeting.

     Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.


     People with Disabilities. We can provide reasonable assistance (including audio enhancement) to help you participate in the meeting if you tell us about your disability and your plan to attend. For the Pfizer annual meeting, the Empire State Ballroom at the Grand Hyatt Hotel is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation will also be available upon request. Please call Pfizer in advance at the number set forth in Pfizer's Notice of Annual Meeting if you require either of these services or other special accommodations. (This number should be called ONLY if you require any of these special services.) Please call Warner-Lambert in advance at 1-877-269-1615 or write the Secretary of Warner-Lambert at the address listed in Warner-Lambert's Notice of Special Meeting if you require either of these services or other special accommodations.



     Proxy Solicitation.  We will each pay our own costs of soliciting proxies.



     In addition to this mailing, proxies may be solicited by directors, officers or employees of Pfizer and Warner-Lambert in person or by telephone or electronic transmission. Pfizer has hired Morrow & Co. to assist in the distribution and solicitation of proxies. Pfizer will pay Morrow & Co. a fee of $25,000, plus reasonable expenses, for these services. Warner-Lambert


                                      III-7

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING

has hired Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Warner-Lambert will pay Georgeson Shareholder Communications Inc. a fee of $25,000, plus reasonable expenses, for these services.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail, or in the case of a Pfizer shareholder by telephone or the Internet. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Warner-Lambert common stock to former Warner-Lambert shareholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

MULTIPLE COPIES OF PFIZER ANNUAL REPORT TO SHAREHOLDERS


     The SEC adopted a new rule that allows companies to send a single annual report to two or more investors sharing the same address, subject to certain conditions. This new "householding" rule will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive. The SEC is also proposing an amendment to the new rule to include householding of proxy statements as well. Unless we receive contrary instructions, if you have the same last name as any other investor who shares the same address, next year your household will receive only one copy of Pfizer's annual report. If the proposed amendment to the rule is adopted, you also will receive only one copy of each proxy statement, although you will receive a separate proxy card for each investor in the household.



     If you wish to continue receiving separate annual reports and proxy statements for each household account, you may call Pfizer Shareholder Services at 1-800-733-9393 to have your account removed from the householding service. The withdrawal will be effective 30 days after receipt.



     If we do not receive instructions to remove your account from this service, your account will continue to be "householded" until we notify you otherwise.



     If you own shares of Pfizer common stock through a bank, broker or other nominee and receive more than one Pfizer annual report, contact the holder of record to eliminate duplicate mailings.


ELECTRONIC ACCESS TO PFIZER PROXY MATERIALS AND ANNUAL REPORT


     The notice of Pfizer's annual meeting and proxy statement and the annual report are available on Pfizer's Internet site at www.pfizer.com. Shareholders can elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.


     If you are a Pfizer shareholder of record, you can choose this option and save Pfizer the cost of producing and mailing these documents. Simply check the appropriate box on your proxy card or follow the instructions provided if you

                                      III-8

                      CHAPTER THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING


vote on the Internet or by telephone. You can also choose between paper documents and electronic access by calling the Pfizer Shareholder Services toll free number 1-800-733-9393, or signing up on the Internet through www.econsent.com/pfe.


     If your shares of Pfizer common stock are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports on the Internet.

     If you are a Pfizer shareholder of record and choose to view future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address to access those documents.

     Pfizer shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address they must access to view Pfizer's proxy statement and annual report.

PFIZER SHAREHOLDER ACCOUNT MAINTENANCE

     Pfizer's transfer agent is First Chicago Trust Company, a division of EquiServe. All communications concerning accounts of Pfizer shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Pfizer Shareholder Services toll-free number, 1-800-733-9393, or contacting First Chicago's web site at www.equiserve.com. For other information about Pfizer, shareholders can visit Pfizer's web site at www.pfizer.com.

     In addition, Pfizer shareholders can access their account through First Chicago's Internet web site. Pfizer shareholders can view their current balance, access their account history, sell or request a certificate for shares held in the Pfizer Shareholder Investment Program and obtain current and historical stock prices. To access your account on the Internet, visit gateway.equiserve.com and type in your issue number, account number and password. These can be found on your account statement or dividend check stub.

                                      III-9

                                       CHAPTER FOUR -- CERTAIN LEGAL INFORMATION

                                  CHAPTER FOUR

                           CERTAIN LEGAL INFORMATION

                      COMPARISON OF PFIZER/WARNER-LAMBERT
                               SHAREHOLDER RIGHTS

     The rights of Warner-Lambert shareholders under the Delaware General Corporation Law, the Warner-Lambert certificate of incorporation and the Warner-Lambert by-laws prior to the completion of the merger are substantially the same as the rights that they will have as Pfizer shareholders following the completion of the merger under the Delaware General Corporation Law, the Pfizer certificate of incorporation and the Pfizer by-laws. The following is a summary of the material differences between the current rights of Warner-Lambert shareholders and the rights those shareholders will have as Pfizer shareholders following the merger.


     Copies of the Warner-Lambert certificate of incorporation, the Warner-Lambert by-laws, the Pfizer certificate of incorporation and the Pfizer by-laws are incorporated by reference and will be sent to holders of shares of Warner-Lambert common stock upon request. See "Where You Can Find More Information." The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects, and is qualified by reference to the Delaware General Corporation Law, the Warner-Lambert certificate of incorporation, the Warner-Lambert by-laws, the Pfizer certificate of incorporation and the Pfizer by-laws.


SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF WARNER-LAMBERT SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS PFIZER SHAREHOLDERS FOLLOWING THE MERGER

                          WARNER-LAMBERT SHAREHOLDER RIGHTS              PFIZER SHAREHOLDER RIGHTS
Corporate Governance:  Upon completion of the merger, the         Upon completion of the merger, the
                       rights of Warner-Lambert shareholders      rights of Pfizer shareholders will be
                       who become Pfizer shareholders in the      governed by the Delaware General
                       merger will be governed by the Delaware    Corporation Law, Pfizer's certificate
                       General Corporation Law, Pfizer's          of incorporation and Pfizer's by- laws.
                       certificate of incorporation and           The certificate of incorporation and
                       Pfizer's by-laws. The certificate of       by-laws of Pfizer after the merger will
                       incorporation and by-laws of Pfizer        be identical in all respects to those
                       after the merger will be identical in      of Pfizer prior to the merger after
                       all respects to those of Pfizer prior      giving effect to any amendment to
                       to the merger after giving effect to       increase the size of Pfizer's board of
                       any amendment to increase the size of      directors.
                       the Pfizer's board of directors.
Authorized             The authorized capital stock of            The authorized capital stock of Pfizer
Capital Stock:         Warner-Lambert consists of 1.2 billion     is set forth under "Description of
                       shares of common stock, par value $1.00    Pfizer Capital Stock -- Authorized
                       per share, and 5 million shares of         Capital Stock" below.
                       preferred stock, par value $1.00 per
                       share. No shares of preferred stock are
                       outstanding and the holders of
                       Warner-Lambert common stock do not have
                       any preemptive rights.

                                       CHAPTER FOUR -- CERTAIN LEGAL INFORMATION

                          WARNER-LAMBERT SHAREHOLDER RIGHTS              PFIZER SHAREHOLDER RIGHTS
Number of              Warner-Lambert's board of directors        Pfizer's board of directors currently
Directors:             currently consists of 10 directors.        consists of 15 directors.
                                                                  If Pfizer's shareholders approve the
                                                                  amendment of Pfizer's certificate of
                                                                  incorporation, the maximum permitted
                                                                  size of Pfizer's board of directors
                                                                  will be increased from 18 to 24.
Classification of      Warner-Lambert does not have a             Pfizer's board of directors is divided
Board of Directors:    classified board. Warner-Lambert's         into three classes, with each class
                       by-laws require that all directors be      serving a staggered three-year term.
                       elected at each annual meeting of
                       shareholders to serve until the next
                       annual meeting of shareholders.
Removal of             Warner-Lambert's by-laws provide that      Pfizer directors may be removed from
Directors:             directors may be removed from office,      office only for cause and only by the
                       with or without cause, by the              affirmative vote of at least 80% of all
                       affirmative vote of a majority of the      of the outstanding shares of capital
                       outstanding stock entitled to vote.        stock as are entitled to vote in the
                                                                  election of directors.
Shareholder            Warner-Lambert shareholders may act by     Pfizer shareholders may not act by
Action by              written consent in lieu of a meeting of    written consent in lieu of a meeting of
Written Consent:       shareholders.                              shareholders.
Call of Special        Warner-Lambert's by-laws provide that a    Pfizer's by-laws provide that a special
Meetings of            special meeting of shareholders may be     meeting of Pfizer's shareholders may be
Shareholders:          called for any purpose or purposes only    called by the Chairman of the Board and
                       by (i) the Chairman of the Board, (ii)     must be called by the Chairman or the
                       the President or (iii) a majority of       Secretary at the request in writing of
                       the entire board of directors.             a majority of the board of directors.
Amendment of           Warner-Lambert's by-laws may be amended    Pfizer's by-laws may be amended by a
Certificate of         by a vote of a majority of the             vote of a majority of the outstanding
Incorporation          outstanding shares of Warner- Lambert      shares of Pfizer common stock, or by a
and By-laws:           common stock, or by a majority of the      majority of the board of directors.
                       entire board of directors.
                       Warner-Lambert's certificate of            Pfizer's certificate of incorporation
                       incorporation generally may be amended     generally may be amended by the
                       by the affirmative vote of the holders     affirmative vote of the majority of the
                       of at least a majority of the voting       outstanding shares, however the
                       power of the outstanding stock.            affirmative vote of 80% of the
                                                                  outstanding shares is necessary to
                                                                  amend certain sections of Article
                                                                  Seventh and the entire Article Eighth.

                                       CHAPTER FOUR -- CERTAIN LEGAL INFORMATION

                          WARNER-LAMBERT SHAREHOLDER RIGHTS              PFIZER SHAREHOLDER RIGHTS
Shareholder            Warner-Lambert entered into a Rights       Pfizer entered into a Rights Agreement,
Rights Plan:           Agreement, dated as of March 25, 1997,     dated as of October 6, 1997, between
                       between Warner-Lambert and First           Pfizer and ChaseMellon Shareholders
                       Chicago Trust Company of New York, as      Services L.L.C., as Rights Agent, as
                       Rights Agent, as amended, pursuant to      amended, pursuant to which Pfizer has
                       which Warner-Lambert has issued rights,    issued rights, exercisable only upon
                       exercisable only upon the occurrence of    the occurrence of certain events, to
                       certain events, to purchase its Series     purchase its Series A Junior Preferred
                       A Junior Participating Preferred Stock.    Stock.

                      DESCRIPTION OF PFIZER CAPITAL STOCK


     The following summary of the terms of the capital stock of Pfizer before and after the merger is not meant to be complete and is qualified by reference to Pfizer's certificate of incorporation and Pfizer's by-laws. Copies of Pfizer's certificate of incorporation and Pfizer's by-laws are incorporated by reference and will be sent to shareholders of Pfizer and Warner-Lambert upon request. See "Where You Can Find More Information."


AUTHORIZED CAPITAL STOCK

     Under Pfizer's certificate of incorporation, Pfizer's authorized capital stock consists of 9 billion shares of Pfizer common stock, $.05 par value, and 12 million shares of preferred stock, without par value.

PFIZER COMMON STOCK


     Pfizer Common Stock Outstanding. The outstanding shares of Pfizer common stock are, and the shares of Pfizer common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.


     Voting Rights. Each holder of Pfizer common stock is entitled to one vote for each share of Pfizer common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

     Dividend Rights; Rights Upon Liquidation. The holders of Pfizer common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Pfizer's board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Pfizer preferred stock. In the event of liquidation, each share of Pfizer common stock is entitled to share pro rata in any distribution of Pfizer's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Pfizer preferred stock.

     Preemptive Rights. Holders of Pfizer common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

     Preferred Stock Purchase Rights. Each holder of Pfizer common stock is also the holder of one preferred stock purchase right for each share of common stock of Pfizer. Each right represents the right to purchase one thousandth of a share of Series A Junior Preferred Stock of Pfizer at a price of $275 and is exercisable upon the occurrence of certain specified events.

PFIZER PREFERRED STOCK

     Pfizer Preferred Stock Outstanding. As of the date of this joint proxy statement/ prospectus, no shares of Pfizer preferred stock were issued and outstanding.

     Blank Check Preferred Stock. Under Pfizer's certificate of incorporation, Pfizer's

                                       CHAPTER FOUR -- CERTAIN LEGAL INFORMATION

board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company, a division of EquiServe, is the transfer agent and registrar for the Pfizer common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF WARNER-LAMBERT COMMON STOCK

     It is a condition to the merger that the shares of Pfizer common stock issuable in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, Warner-Lambert common stock will cease to be listed on the New York Stock Exchange.

                                 LEGAL MATTERS

     The validity of the Pfizer common stock to be issued to Warner-Lambert shareholders in the merger will be passed upon by Cadwalader, Wickersham & Taft, counsel to Pfizer. It is a condition to the completion of the merger that each of Pfizer and Warner-Lambert receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                    EXPERTS


     The audited consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of December 31, 1999, 1998, and 1997, and for the years then ended, have been incorporated in this joint proxy statement/prospectus by reference to the Pfizer Inc. current report on Form 8-K filed February 22, 2000, in reliance on the report, dated February 14, 2000, of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and on the authority of said firm as experts in accounting and auditing.


     The audited financial statements of Warner-Lambert as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated into this joint proxy statement/prospectus by reference to the Form 8-K dated February 22, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


                                  CHAPTER FIVE


                     OTHER PFIZER ANNUAL MEETING PROPOSALS


     This Chapter Five relates specifically to Pfizer's other annual meeting proposals and related matters and not to matters relating to the proposed Pfizer/Warner-Lambert merger discussed elsewhere in this joint proxy statement/prospectus. References in this Chapter Five, including in the sections entitled "Our Corporate Governance Principles," "Audit Committee Report" and "Executive Compensation Committee Report," to "the Company," "our," "we", or similar references are references to Pfizer and not Warner-Lambert, and references to "the Board of Directors," "Board," "Directors" or certain "Committees" are references to Pfizer's Board of Directors or committees and not to Warner-Lambert's Board of Directors or its committees.



                              GOVERNANCE OF PFIZER


                      OUR CORPORATE GOVERNANCE PRINCIPLES

ROLE AND COMPOSITION OF THE BOARD OF DIRECTORS

     (1) The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company's business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     (2) The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and their potential to succeed him/her. He/she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

     (3) It is the policy of the Company that the Board consist of a majority of outside Directors and that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee, in consultation with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. Candidates are selected for their character, judgment, business experience and acumen. Scientific expertise, prior government service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board. The Corporate Governance Committee annually reviews the compensation of Directors. All Directors are expected to own stock in the Company in an amount that is appropriate for them.

     (4) It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Executive Compensation Committee and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the Chairman and CEO. The Audit Committee, Executive Compensation Committee and Corporate Governance Committee are made up of only outside Directors. The membership of these three committees is rotated from time to time.

     (5) In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full indoctrination process for new Board members that includes extensive materials, meetings with key management and visits to Company facilities.


     (6) It is the policy of the Company that the chairs of the Audit, Executive Compensation and Corporate Governance committees of the Board each act as the chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

the authority of his or her committee. Experience has indicated that this practice, which has been in place on an informal basis, provides for leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead Director.

     (7) The Executive Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals. The Executive Compensation Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

     (8) It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

     (9) The Chairman and CEO is responsible for establishing effective communications with the Company's stakeholder groups, i.e., shareholders, customers, Company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that any such meetings be with management present.

FUNCTIONING OF THE BOARD

     (1) The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chairman and CEO for review and/or decision. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

     (2) Decisions made by the Corporate Management Committee, which is the Company's senior management committee, are reported to the Board at each meeting with the understanding that such decisions are subject to change by the Board.

     (3) Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the Directors to prepare for discussion of the items at the meeting.

     (4) At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company's operations. In addition, Board members have free access to all other members of management and employees of the Company.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

     (5) Executive sessions or meetings of outside Directors without management present are held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, and the compensation of the Chairman and CEO and other senior managers. Additional executive sessions or meetings of outside Directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

FUNCTIONING OF COMMITTEES

     (1) The Audit, Executive Compensation and Corporate Governance committees consist of only outside Directors.

     (2) The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     (3) The responsibilities of each of the committees are determined by the Board from time to time.

PERIODIC REVIEW

     These principles are reviewed by the Board from time to time.


PFIZER'S BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP



     The business, property and affairs of Pfizer are managed under the direction of Pfizer's Board of Directors. Members of the Board are kept informed of Pfizer's business through discussions with the Chairman and Chief Executive Officer and other officers of Pfizer, by reviewing materials provided to them, by visiting the offices and plants and by participating in meetings of the Board and its committees.



     During 1999, the Board of Directors of Pfizer met 15 times and had four ongoing committees. Those committees consisted of an Audit Committee, a Corporate Governance Committee, an Executive Compensation Committee, and an Executive Committee. All of Pfizer's Directors attended 75 percent or more of the regularly scheduled and special meetings of the Board and Board committees on which they served in 1999.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


     The table below provides membership and meeting information for each of the Board committees of Pfizer.



                                                                        EXECUTIVE
NAME                                  AUDIT    CORPORATE GOVERNANCE    COMPENSATION    EXECUTIVE
----                                  -----    --------------------    ------------    ---------
Dr. Brown...........................                    X
Mr. Burns...........................                                        X*             X
Mr. Cornwell........................    X
Mr. Harvey..........................    X*
Ms. Horner..........................                    X*                                 X
Dr. Ikenberry.......................                    X                                  X
Mr. Kamen...........................                    X
Mr. Labrecque.......................                                        X
Dr. Mead............................                                        X
Mr. Raines(1).......................    X
Dr. Simmons.........................    X
Mr. Steere..........................                                                       X*
Dr. Valles..........................    X
                                        --              --                  --             --
     1999 MEETINGS..................    6               5                   6              0


-------------------------

 *  Chair


(1) Member of Pfizer's Audit Committee through March 2000, after which time he will become a member of Pfizer's Executive Compensation Committee.



PFIZER'S AUDIT COMMITTEE



     The Audit Committee meets at least six times a year and is responsible for recommending the annual appointment of the public accounting firm to be Pfizer's outside auditors, subject to approval by the Board and the shareholders. The
Committee:


     - reviews with the outside auditors the scope of the audit, the auditors' fees and related matters;

     - receives copies of the annual comments from the outside auditors on accounting procedures and systems of control;


     - reviews with the outside auditors any questions, comments or suggestions they may have relating to Pfizer's internal controls, accounting practices or procedures or those of Pfizer's subsidiaries;



     - reviews with management and the outside auditors Pfizer's annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the SEC. This review includes the items required by SAS 61 as in effect at that time in the case of the quarterly statements;


     - receives from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discusses it with the outside auditors;


     - reviews the programs of Pfizer's Internal Audit Department, including procedures for assuring implementation of recom-

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

       mendations made by the outside auditors, receives summaries of all audit reports issued by the Internal Audit Department and reviews the significant matters contained in these reports;


     - reviews periodically the adequacy of the systems of internal controls and accounting practices of Pfizer and its subsidiaries regarding accounting trends and developments;



     - reviews compliance with laws, regulations, and internal procedures, and contingent liabilities and risks that may be material to Pfizer; and



     - prepares a report each year concerning compliance with its charter for inclusion in Pfizer's annual Proxy Statement.



     The Pfizer Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached as Annex F to this joint proxy statement/prospectus.


AUDIT COMMITTEE REPORT


     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.



     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).



     In addition, the Committee has discussed with the independent auditors, the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).



     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.



     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors.



THE AUDIT COMMITTEE:


Mr. Harvey (Chair)


Mr. Cornwell


Mr. Raines


Dr. Simmons


Dr. Valles



PFIZER'S CORPORATE GOVERNANCE COMMITTEE


     The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function and needs of the Board. This responsibility includes:

     - considering and recommending candidates to fill new positions on the Board;

     - reviewing candidates recommended by shareholders;

     - conducting inquiries into the backgrounds and qualifications of possible candidates; and

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

     - recommending the Director nominees for approval by the Board and the shareholders.

     The Committee's additional functions are:

     - to consider questions of possible conflicts of interest of Board members and of our senior executives;

     - to monitor and recommend the functions of the various committees of the Board;

     - to recommend members of the committees;

     - to advise on changes in Board compensation;

     - to make recommendations on the structure of Board meetings; and

     - to recommend matters for consideration by the Board.

     The Committee also:


     - considers and reviews Pfizer's Corporate Governance Principles;



     - reviews, periodically, Pfizer's Shareholder Rights Plan;


     - establishes Director retirement policies;

     - reviews the functions of the senior officers and makes recommendations on changes;

     - reviews the job performance of officers and other senior executives with the Chairman and CEO;

     - reviews the outside activities of senior executives; and

     - reviews with the Chairman and CEO the succession plans relating to officer positions.


PFIZER'S EXECUTIVE COMPENSATION COMMITTEE


     The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for our elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and CEO and other elected officers. In addition, the Committee:

     - determines and certifies the shares awarded under the Performance-Contingent Share Award Program;

     - grants options and awards under the Stock and Incentive Plan;

     - advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;


     - monitors compliance by officers with Pfizer's program of required stock ownership; and


     - publishes an annual Executive Compensation Committee Report for the shareholders.


PFIZER'S EXECUTIVE COMMITTEE


     The Executive Committee performs the duties and exercises the powers delegated to it by the Board.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


COMPENSATION OF PFIZER'S NON-EMPLOYEE DIRECTORS


                         CASH RETAINER AND MEETING FEES

                                         ANNUAL
                                         BOARD/        BOARD AND
                                        COMMITTEE      BUSINESS        COMMITTEE
DIRECTOR                                RETAINER     MEETING FEES*    MEETING FEES     TOTAL
--------                                ---------    -------------    ------------    -------
Dr. Brown.............................   $30,000        $39,000          $7,500       $76,500
Mr. Burns.............................    32,000         37,500           9,000        78,500
Mr. Cornwell..........................    30,000         37,500           9,000        76,500
Mr. Harvey............................    32,000         40,500           9,000        81,500
Ms. Horner............................    32,000         40,500           7,500        80,000
Dr. Ikenberry.........................    30,000         39,000           7,500        76,500
Mr. Kamen.............................    30,000         34,500           7,500        72,000
Mr. Labrecque.........................    30,000         31,500           7,500        69,000
Dr. Mead..............................    30,000         36,000           9,000        75,000
Mr. Raines............................    30,000         24,000           6,000        60,000
Dr. Simmons...........................    30,000         31,500           9,000        70,500
Dr. Valles............................    30,000         36,000           9,000        75,000

-------------------------


* Includes fees relating to a trip by the Board to visit Pfizer's offices and plants in several European countries



FEES AND BENEFIT PLANS FOR PFIZER'S NON-EMPLOYEE DIRECTORS


     Annual Cash Retainer Fees. Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one Board committee or more (other than the Executive Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board committee receives an additional $2,000 per year, per committee.


     Meeting Fees. Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, committee meeting, the annual meeting of shareholders, each day of a visit to a plant or office of Pfizer or its subsidiaries, and for attending any other business meeting to which the Director is invited as a representative of Pfizer.



     Unit Awards. On the day of the 1999 Annual Meeting of Shareholders, all of the Pfizer non-employee Directors who continued as Directors were awarded 3,600 units (adjusted for our June 1999 3-for-1 stock split) under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the "Unit Award Plan").



     Under the Unit Award Plan, non-employee Directors may defer all or a part of their annual cash retainers and meeting fees until they cease to be Directors. At the Director's election, the fees held in the Director's account may be credited either with interest at the rate of return of the Intermediate Bond Fund of the Pfizer Inc. Savings and Investment Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of Pfizer's common stock on the last business day before the date that the fee would be paid. The units in a Director's account are increased by the

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

value of any distributions on the common stock. When a Director ceases to be a Director, the amount held in the Director's account is paid in cash. The amount paid is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.


     Also under the Unit Award Plan, non-employee Directors are granted an initial award of 3,600 units (adjusted for our June 1999 3-for-1 stock split) when they become a Director. Afterwards, each non-employee Director is granted an annual award of 3,600 units ("Annual Unit Award") on the day of Pfizer's annual meeting, provided the Director continues to serve as a Director following the meeting. The awards under the Unit Award Plan are made in addition to the Directors' annual cash retainers and meeting attendance fees. Such units are not payable until the recipients cease to be Directors.



     Retainer Unit Awards. On the day of Pfizer's 1999 Annual Meeting of Shareholders, all non-employee Directors who continued as Directors were also awarded 549 units (adjusted for our June 1999 3-for-1 stock split) under the Pfizer Inc. Annual Retainer Unit Award Plan. Under this Plan, Directors receive the equivalent of their annual retainer fee in similarly restricted units. These awards are in addition to the Annual Unit Awards, the Directors' annual cash retainers and meeting attendance fees, and are made annually on the day of Pfizer's annual meeting. The number of units awarded to the non-employee Directors is based upon the five-day average of the closing trading price of Pfizer's common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit).



     Trusts. In certain circumstances, Pfizer is obligated to fund trusts established to secure Pfizer's obligations to make payments to Pfizer's Directors under the above benefit plans, programs or agreements in advance of the time payment is due.


RELATED TRANSACTIONS


     From time to time in 1999, Pfizer has asked Dr. Brown to provide consulting services in connection with our business. He received a total of $10,000 for those services. Pfizer anticipates that Dr. Brown will continue to provide similar services to us in the future as he and Pfizer may agree from time to time.



     Pfizer has business arrangements with organizations with which certain of its Directors are affiliated. However, none of these arrangements is material to either Pfizer or any of those organizations.



     Pfizer incurred expenses for the personal use of Company transportation of $4,809 by Dr. Brown, and $6,133 by Mr. Raines.


INDEMNIFICATION


     Pfizer indemnifies its Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under Pfizer's by-laws, and Pfizer has also signed agreements with each of those individuals contractually obligating Pfizer to provide this indemnification to them.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


            SECURITIES OWNERSHIP OF PFIZER'S OFFICERS AND DIRECTORS



     The table below shows the number of shares of Pfizer common stock beneficially owned as of February 29, 2000 by each of Pfizer's Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of Pfizer's Directors and executive officers as a group. Together these individuals beneficially own less than one percent (1%) of Pfizer common stock. The table also includes information about stock options, stock units and contingent stock awards credited to the accounts of each Director and executive officer under various compensation and benefit plans.



     There are currently no known beneficial owners of five percent (5%) or more of Pfizer common stock.



                                                            NUMBER OF SHARES OR UNITS
                                                 -----------------------------------------------
                                                                       OPTIONS          STOCK-
                                                  COMMON             EXERCISABLE      EQUIVALENT
BENEFICIAL OWNERS                                  STOCK            WITHIN 60 DAYS      UNITS
-----------------                                ---------          --------------    ----------
Michael S. Brown...............................      1,200                   --          17,942(2)
M. Anthony Burns...............................     20,400                   --          24,092(2)
C. L. Clemente.................................    648,949(1)(4)(5)     666,556         100,145(3)
W. Don Cornwell................................        600                   --          21,391(2)
George B. Harvey...............................     19,299                   --          52,780(2)
Constance J. Horner............................     18,741                   --          24,092(2)
Stanley O. Ikenberry...........................     39,806(4)                --         114,601(2)
Harry P. Kamen.................................      2,520                   --          27,686(2)
Thomas L. Labrecque............................     20,400                   --          24,092(2)
Henry A. McKinnell.............................    636,405(1)(5)      1,288,812          42,120(3)
Dana G. Mead...................................      9,000                   --          16,620(2)
Paul S. Miller.................................    613,255(1)(4)        579,756          31,719(3)
John P. Niblack................................    680,557(1)(4)        783,756          28,703(3)
Franklin D. Raines.............................      1,500                   --          10,011(2)
Ruth J. Simmons................................        879                   --          18,173(2)
William C. Steere, Jr. ........................  2,104,336(1)         2,585,352         161,405(3)
Jean-Paul Valles...............................    789,180(4)                --          65,286(2)
Directors and all Executive Officers as a
  group........................................  9,343,033            9,728,765       1,064,482


-------------------------


(1) This number includes shares credited under the Savings and Investment Plan, or deferred under the Performance-Contingent Share Award Program. The Plan and the Program are further described in this proxy statement/prospectus under the heading "Employee Benefit and Long-Term Compensation Plans."



(2) These units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director's unit account is measured by the price of the common stock. The Plans are further described in this proxy statement/prospectus under the heading "Fees and Benefit Plans for Pfizer's Non-Employee Directors."

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


(3) These units are held under the Supplemental Savings Plan. The value of these units is measured by the price of the common stock. This Plan is further described in this Chapter under the sub-heading "Savings and Investment Plan."


(4) These shares do not include the following number of shares held in the names of family members as to which beneficial ownership is disclaimed: Mr. Clemente -- 26,136 shares; Dr. Ikenberry -- 18,000 shares; Mr.
    Miller -- 45,000 shares; Dr. Niblack -- 17,508 shares and Dr.
    Valles -- 142,320 shares.


(5) This includes the following number of shares held in a grantor retained annuity trust: Mr. Clemente -- 30,000 shares and Dr. McKinnell -- 77,614 shares.



                        ITEM 3 -- ELECTION OF DIRECTORS



     Pfizer's Board of Directors is divided into three classes, with each class currently consisting of five Directors whose terms expire at successive annual meetings. Five Directors will be elected at the annual meeting to serve for a three-year term expiring at Pfizer's annual meeting in the year 2003.


     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. If you are voting by telephone or Internet, you will be told how to withhold your vote from some or all such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.


     Pfizer's Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2003 at the annual meeting:


     M. Anthony Burns; George B. Harvey; Stanley O. Ikenberry; Harry P. Kamen and John F. Niblack.


     THE BOARD OF DIRECTORS OF PFIZER RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.



     Pfizer expects each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.


     The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the annual meeting are set forth on the following pages.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


NAME AND AGE AS OF THE                 POSITION, PRINCIPAL OCCUPATION,
APRIL 27, 2000, MEETING             BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------------             -------------------------------------
             NOMINEES FOR DIRECTORS OF PFIZER WHOSE TERMS EXPIRE IN 2003

M. Anthony Burns, 57     Chairman of the Board since 1985, Chief Executive Officer
                         since 1983, and former President from 1979 to June 1999 of
[M. Anthony Burns        Ryder System, Inc., a provider of transportation and
Photo]                   logistics services. Director of The Chase Manhattan Bank,
                         The Chase Manhattan Corporation and J. C. Penney Company,
                         Inc. Trustee of the University of Miami. Member of the
                         Business Council, Co-Chairman of the Business Roundtable and
                         a member of the Business Roundtable's Policy Committee. Our
                         Director since 1988. Chair of our Executive Compensation
                         Committee and Member of our Executive Committee.

George B. Harvey, 69     Former Chairman, President and Chief Executive Officer from
                         1983 through 1996, and Director from 1980 through 1996, of
[George B. Harvey        Pitney Bowes Inc., a provider of mailing and office systems
Photo]                   and management and financial services. Director of
                         McGraw-Hill, Inc., Merrill Lynch & Co., Inc., and
                         Massachusetts Mutual Life Insurance Company. Our Director
                         since 1994. Chair of our Audit Committee.

Stanley O. Ikenberry,    President since 1996 of the American Council on Education,
65                       an independent nonprofit association dedicated to ensuring high-quality education at colleges and universities
[Stanley O. Ikenberry    throughout the United States. President, from 1979 through
Photo]                   July 1995, of the University of Illinois. Director of
                         Utilicorp United Inc. Member of the Board of Trustees of the
                         Carnegie Foundation for the Advancement of Teaching. Member
                         of the Board of Overseers of Teachers' Insurance & Annuity
                         Association -- College Retirement Equities Fund (TIAA-CREF).
                         Director of the National Museum of Natural History,
                         Smithsonian Institution. Our Director since 1982. Member of our Corporate Governance and Executive committees.

Harry P. Kamen, 66       Former Chairman of the Board and Chief Executive Officer
                         from 1993 through June 1998, and President from 1995 through
[Harry P. Kamen Photo]   November 1997, of Metropolitan Life Insurance Company, a
                         multi-service insurance provider. Director of Bethlehem
                         Steel Corporation, Metropolitan Life Insurance Company,
                         Nvest L.P. and Banco Santander (Spain). Member of the Board
                         of Governors of the National Association of Securities
                         Dealers, Inc. Our Director since 1996. Member of our
                         Corporate Governance Committee.

John F. Niblack, 61      Vice Chairman since May 1999. Executive Vice President from
                         1993 to May 1999. Responsible for our Central Research,
[John F. Niblack Photo]  Licensing and Development, Corporate Quality Assurance and
                         Medical Affairs Divisions. Dr. Niblack was elected our Vice
                         President -- Central Research in 1990. Our Director since
                         June 1997.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


NAME AND AGE AS OF THE                 POSITION, PRINCIPAL OCCUPATION,
APRIL 27, 2000, MEETING             BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------------             -------------------------------------
                   DIRECTORS OF PFIZER WHOSE TERMS EXPIRE IN 2002

Michael S. Brown, 59     Distinguished Chair in Biomedical Sciences from 1989 and
                         Regental Professor from 1985 at the University of Texas
[Michael S. Brown        Southwestern Medical Center at Dallas. Co-recipient of the
Photo]                   Nobel Prize in Physiology or Medicine in 1985 and the
                         National Medal of Science in 1988. Member of the National
                         Academy of Sciences. Director of Regeneron Pharmaceuticals,
                         Inc. Our Director since 1996. Member of our Corporate
                         Governance Committee.

Constance J. Horner, 58  Guest Scholar since 1993 at The Brookings Institution, an organization devoted to nonpartisan research, education and
[Constance J. Horner     publication in economics, government and foreign policy and
Photo]                   the social sciences. Commissioner of the U.S. Commission on
                         Civil Rights from 1993 to 1998. Served at the White House as
                         Assistant to the President and as Director of Presidential
                         Personnel from August 1991 to January 1993. Deputy
                         Secretary, U. S. Department of Health and Human Services
                         from 1989 to 1991. Director of the U.S. Office of Personnel
                         Management from 1985 to 1989. Director of Foster Wheeler
                         Corporation, Ingersoll-Rand Company and The Prudential
                         Insurance Company of America. Our Director since 1993. Chair of our Corporate Governance Committee and member of our
                         Executive Committee.

Thomas G. Labrecque, 61  Former President and Director of The Chase Manhattan
                         Corporation, a bank holding company, and The Chase Manhattan
[Thomas G. Labrecque     Bank, from April 1996 to June 1999. Chairman and Chief
Photo]                   Executive Officer of The Chase Manhattan Corporation and The
                         Chase Manhattan Bank, N.A., from 1990 through 1996. Director of Delphi Automotive Systems. Member of the Business
                         Council, the Council on Foreign Relations, the Council on
                         Competitiveness and the Trilateral Commission. Member and
                         Past President of The Bankers Roundtable and the
                         International Monetary Conference. Our Director since 1993.
                         Member of our Executive Compensation Committee.

Franklin D. Raines, 51   Chairman and Chief Executive Officer of Fannie Mae, a
                         company that provides a secondary market for residential
[Franklin D. Raines      mortgages through portfolio purchases, issuance of
Photo]                   mortgage-backed securities, and other services, since
                         January 1999. Director of the Office of Management and
                         Budget for the Clinton administration from 1996 to 1998.
                         Director of America Online Inc. and PepsiCo Inc. A former
                         Director of Pfizer from 1993 to 1996, Mr. Raines was
                         re-elected to our Board in October 1998. Member of our Audit
                         Committee through March 2000, after which time he will
                         become a member of our Executive Compensation Committee.

Jean-Paul Valles, 63     Chairman of Minerals Technologies Inc. ("MTI"), a resource and technology-based company that develops, produces and
[Jean-Paul Valls Photo]  markets specialty mineral, mineral-based and synthetic mineral products, since 1989. Chief Executive Officer of MTI since 1992. Formerly our Vice Chairman from March to October
                         1992, and served in a number of our executive positions,
                         including Executive Vice President from 1991 to 1992.
                         Director of the National Association of Manufacturers. Our
                         Director since 1980. Member of our Audit Committee.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


NAME AND AGE AS OF THE                 POSITION, PRINCIPAL OCCUPATION,
APRIL 27, 2000, MEETING             BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------------             -------------------------------------
                   DIRECTORS OF PFIZER WHOSE TERMS EXPIRE IN 2001

W. Don Cornwell, 52      Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting
[W. Don Cornwell Photo]  company. Director of CVS Corporation. Also, a Director of
                         Hershey Trust Company, Milton Hershey School and the
                         Telecommunications Development Fund. Trustee of Big
                         Brothers/Sisters of New York. Our Director since February
                         1997. Member of our Audit Committee.

Henry A. McKinnell, 57   President and Chief Operating Officer since May 1999, and
                         President -- Pfizer Pharmaceuticals Group since January,
[Henry A. McKinnell      1997. Executive Vice President from 1992 to 1999.
Photo]                   Responsible for our Animal Health Group since February 2000, our Consumer Health Care and Corporate Strategic Planning
                         and Policy Groups since 1995, and for our former Medical
                         Technology Group from 1992 to 1995. Our Chief Financial
                         Officer from 1990 through 1996. Director of Aviall, Inc.,
                         Dun & Bradstreet Corp., and John Wiley & Sons, Inc. Also a
                         Director of the Pharmaceutical Research and Manufacturers of
                         America (PhRMA), the Healthcare Leadership Council, the
                         Committee for Economic Development and the National
                         Association of Manufacturers. Member of the Board of
                         Trustees of the New York Public Library, the New York City
                         Police Foundation and the Trilateral Commission. Our
                         Director since June 1997.

Dana G. Mead, 64         Chairman of Tenneco Automotive Inc. and Pactiv Corporation,
                         global manufacturing companies with operations in automotive
[Dana G. Mead Photo]     parts and packaging. Former Chairman and Chief Executive
                         Officer from 1994 to November 1999 of Tenneco Inc. Chief
                         Operating Officer, President and member of the Board of
                         Tenneco from 1992 to November 1999. Director of Zurich
                         Insurance Group, Zurich Allied, the Logistics Management
                         Institute and the Packaging Corporation of America. Outgoing
                         Chairman of the Business Roundtable, former Chairman of the
                         National Association of Manufacturers and a member of the
                         Business Council. Our Director since January 1998. Member of our Executive Compensation Committee.

Ruth J. Simmons, 54      President since 1995 of Smith College, a private liberal
                         arts college for women located in Northampton,
[Ruth J. Simmons Photo]  Massachusetts. Vice Provost of Princeton University from
                         1992 to 1995. Provost of Spelman College from 1990 to 1991.
                         Director of Metropolitan Life Insurance Company, Texas
                         Instruments Inc. and The Goldman Sachs Group, Inc. Trustee
                         of the Carnegie Corporation of New York. Member of The
                         Conference Board. Fellow of the American Academy of Arts and
                         Sciences and Member of the Council on Foreign Relations. Our
                         Director since January 1997. Member of our Audit Committee.

William C. Steere, Jr.,  Chairman of our Board since 1992. Our Chief Executive
63                       Officer since February 1991. Our President from 1991 to
                         1992. One of our Senior Vice Presidents from 1989 to 1991.
[William C. Steere       Director of Dow Jones Inc., Texaco Inc., Minerals
Photo]                   Technologies Inc. and Metropolitan Life Insurance Company.
                         Also a Director of the New York University Medical Center
                         and the New York Botanical Garden. Member of the board of
                         overseers of Memorial Sloan-Kettering Cancer Center. Member of the Business Roundtable and of the Business Roundtable's
                         Policy Committee and Chair of its Corporate Governance Task
                         Force. Our Director since 1987. Chair of our Executive
                         Committee.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


NAME AND AGE AS OF THE                 POSITION, PRINCIPAL OCCUPATION,
APRIL 27, 2000, MEETING             BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------------             -------------------------------------
              NAMED EXECUTIVE OFFICERS OF PFIZER WHO ARE NOT DIRECTORS
Paul S. Miller, 61       Our Executive Vice President since May 1999. General Counsel since 1992. Senior Vice President from 1992 to May 1999. Mr.
                         Miller joined us in 1971 and, after serving in a number of positions of increasing responsibility, was elected our Vice
                         President; General Counsel in 1986.

C.L. Clemente, 62        Our Executive Vice President -- Corporate Affairs since May
                         1999. Secretary and Corporate Counsel since 1992. Senior
                         Vice President from 1992 to May 1999. Mr. Clemente joined us in 1964 and, after serving in a number of positions of
                         increasing responsibility, was our Vice President; General
                         Counsel and Secretary from 1986 to 1992.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


                         ITEM 4 -- APPROVAL OF AUDITORS



     The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as Pfizer's independent auditors for 2000, subject to the approval of Pfizer's shareholders.


     Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.


     Total audit fees incurred by Pfizer for all independent auditors for 1999 were approximately $4,692,000, of which approximately $4,569,000 was attributable to KPMG LLP.



     THE BOARD OF DIRECTORS OF PFIZER RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG LLP AS PFIZER'S INDEPENDENT AUDITORS FOR THE YEAR 2000.



                   ITEM 5 -- SHAREHOLDER PROPOSAL RELATING TO

                            CHARITABLE CONTRIBUTIONS

     Oscar M. Schiff of 2200 S. Gessner Road, Apt. 712, Houston, Texas 77063, owner of 1,500 shares of Pfizer common stock, has indicated that he will introduce the following resolution at the annual meeting:

     "RESOLVED, the Shareholders request that the Board of Directors implement a permanent policy limiting charitable contributions and grants to all non-business related recipients, including, but not limited to, health, educational and community projects, cultural arts entities, etc., etc., to .001% ( 1/10 of 1%) of Pfizer's Annual Revenues."

PROPONENT'S STATEMENT IN SUPPORT OF THE RESOLUTION

     "In 1998, Pfizer created a "special charge" to cover a non-business payment of $300,000,000 to a charitable organization known as the "Pfizer Foundation." This contribution equaled 15c per share after taxes, or almost 6% of earnings per share for full year 1998, was 2.2% of total revenues for 1998, and was in addition to Pfizer's usual donations and grants for that year, which were not separately reported in its financial statements.

     In its publications, Pfizer states it "supports community organizations," "health care," "educational programs," and "contributes to numerous museums, cultural and performing arts groups." The imaginative phrase "venture philanthropy" is used to explain and justify its grants and donations. Pfizer has a "Philanthropy Grant Coordinator," much like a charitable foundation would have.

     In our free enterprise economic system, a corporation is a legal entity created to sell products that customers want, and to earn a return for its investor/owners, who continuously risk their money in Pfizer shares. Corporations create jobs, give ordinary people the opportunity to share in its profits and growth, and add to the country's economic growth. It is not really a kind of "citizen," with some special social obligation to "give back" to the general community what it has "taken"; its responsibility is to deal honestly and fairly with its customers, employees, and suppliers, and to fulfill its fiduciary duty to its shareholders.

     Pfizer incurred a provision for taxes on income from continuing operations of $642 million in 1998. Its shareholders pay taxes on dividends and capital gains. Much of these proceeds go to health programs, medical research, welfare, educational and community needs, and even the arts. Pfizer should not be transferring corporate funds to non-business related foundations, general public health or educational purposes, or cultural endeavors, etc. -- that's what we have governments, charitable and religious organizations, and private citizen giving for!

     Many of Pfizer's investors are themselves charitable or non-profit institutions, i.e., pension

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

funds, foundations, universities, health research institutes, health insurers, etc., who regard Pfizer as an investment, not as a charitable organization, or dispenser of grants from corporate funds for essentially non-business purposes.

     Bill Gates has donated $17 billion worth of Microsoft shares to his Foundation -- but with his own personal shares, not Microsoft Company's shares or assets.

     A Bank cannot transfer some of its depositors' checking, savings or CD accounts to various charities, or to a "Chase Manhattan or Bank America Foundation"; why is it acceptable for Pfizer to do so with its shareholders' assets?


     To quote Nobel Economist Milton Friedman: 'There is only one social responsibility of business -- to engage in activities designed to enhance profits, in open and free competition, without deception or fraud . . . only real people, not artificial "people" like corporations, can have social obligations!' Pfizer's public image will be maintained and enhanced by tending to its own business."



PFIZER'S BOARD OF DIRECTORS OPPOSES THIS RESOLUTION



     The Pfizer Board disagrees with the proponent's assertion that corporations have no responsibility to "give back" to the general community through charitable contributions. Pfizer believes that corporate support of deserving charitable causes is not only a worthy end in itself, but is also a means of furthering Pfizer's business interests. Many other major corporations share this belief. As a Pfizer shareholder, you know that the company is committed to increasing shareholder value. Pfizer's charitable contributions are fully in line with this commitment.



     In 1999, Pfizer's senior executive committee, the Corporate Management Committee proposed, and Pfizer's Board approved, this tax-deductible endowment of the Pfizer Foundation after a thorough review of the advantages to Pfizer and its shareholders. (Pfizer does not concur with the proponent's per share valuation of this endowment.) The Foundation was created in 1953 to benefit society and our continued support of the Foundation enhances Pfizer's reputation as a concerned corporate citizen. Its primary focus is on science education and expanded access to quality health care -- two issues of critical importance to a research-based pharmaceutical company like Pfizer's. The Foundation's health care donations tend to focus on such areas as heart disease, depression and diabetes, which are of particular importance to the company.



     Pfizer also makes contributions, including product donations, to worthy organizations that provide an identified benefit to society.



     Corporate philanthropy reflects well on Pfizer's business and Pfizer's image. Pfizer's philanthropy improves the communities where we do business, creating a healthier and stronger business climate. Pfizer's record of giving and good corporate citizenship has generated significant goodwill toward the company, adding to shareholder value by improving our standing with Pfizer's customers, as well as with regulatory and legislative authorities. Pfizer has supported and even joined in its philanthropic projects by a wide range of important constituencies, among them doctors, business partners and government officials at all levels, including cabinet members, members of Congress, governors and mayors.



     Pfizer's employees also appreciate the role of corporate contributions in strengthening the communities in which they live, and our reputation for social responsibility is an important factor in attracting and retaining the most qualified people to carry out Pfizer's business.



     In short, Pfizer has found that corporate giving is one of the many ways Pfizer builds shareholder value. Placing limits on Pfizer's ability to make these contributions would erode, not enhance, the value of Pfizer to its shareholders.



     THE BOARD OF DIRECTORS OF PFIZER RECOMMENDS A VOTE AGAINST THIS RESOLUTION.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


                        EXECUTIVE COMPENSATION OF PFIZER


                           SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                 ---------------------------------------   ------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                           -----------------------   ----------
                                                                           RESTRICTED   SECURITIES
                                                          OTHER ANNUAL       STOCK      UNDERLYING      LTIP         ALL OTHER
NAME AND                          SALARY     BONUS(1)    COMPENSATION(2)   AWARDS(3)    OPTIONS(4)   PAYOUTS(5)   COMPENSATION(6)
PRINCIPAL POSITION        YEAR      ($)         ($)            ($)            ($)          (#)          ($)             ($)
------------------        ----   ---------   ---------   ---------------   ----------   ----------   ----------   ---------------
Mr. Steere..............  1999   1,436,300   2,872,600       13,595                0     900,450     10,668,750       167,828
  Chairman/CEO            1998   1,379,700   2,759,400       86,801                0     900,000     13,012,500       157,000
                          1997   1,316,500   2,545,300       17,968                0     900,000      8,837,500       144,688
Dr. McKinnell...........  1999     869,800   1,093,000       26,998        2,003,125     405,450      4,864,950        76,796
  President/COO           1998     835,700   1,050,100       29,536                0     390,000      5,569,350        72,304
                          1997     787,000     971,900       37,300                0     390,000      3,535,000        63,584
Dr. Niblack.............  1999     799,700     895,700       13,849        1,802,813     360,450      4,096,800        66,404
  Vice Chairman           1998     768,200     860,400        4,724                0     360,000      4,684,500        62,084
                          1997     712,600     783,900        4,845                0     360,000      2,969,400        54,324
Mr. Miller..............  1999     675,800     706,300       31,568           65,453     270,450      2,987,250        54,644
  Executive V.P./         1998     649,100     690,300       19,320           31,689     270,000      3,383,250        49,500
  General Counsel         1997     619,400     588,400       17,279                0     270,000      2,121,000        43,340
Mr. Clemente............  1999     625,800     654,000       23,693                0     225,450      2,457,150        49,720
  Executive V.P./         1998     601,100     617,200       17,364                0     225,000      2,914,800        42,972
  Corporate Affairs,      1997     573,600     473,200       20,373                0     210,000      1,908,900        38,508
  Secretary and
  Corporate Counsel


-------------------------

(1) The amounts shown in this column constitute the Annual Incentive Awards made to each officer based on the Board's evaluation of each officer's performance. These awards are discussed in further detail in the Executive Compensation Committee Report.


(2) The amounts shown in this column represent tax payments made by Pfizer on behalf of each officer relating to his use of company transportation and personal financial counseling. The total for Mr. Steere for 1998 also includes the aggregate incremental cost to the company -- $59,684 -- of providing perquisites and other personal benefits to him. Of this amount, $53,984 represents the incremental cost of his personal use of Pfizer's automobiles and aircraft. Mr. Steere is required by Pfizer to travel only on its aircraft for security reasons.



(3) The amounts shown in this column represent the dollar value of Pfizer's common stock on the date of grant of the restricted stock. All grants of restricted stock are made under Pfizer's Stock and Incentive Plan.



    On August 26, 1999, Dr. McKinnell received a grant of 50,000 shares of common stock. On that same date, Dr. Niblack received a grant of 45,000 shares of common stock. Dr. McKinnell's restricted stock grant vests on August 26, 2004, and Dr. Niblack's vests on August 26, 2002.


    On February 25, 1999, Mr. Miller received a grant of 500 shares of common stock (subsequently adjusted to 1,500 shares for our June 1999 3-for-1 stock split). These shares vest on February 25, 2002. On August 27, 1998, Mr. Miller received a grant of 300 shares of common stock (subsequently adjusted to 900 shares for our June 1999 3-for-1 stock split). These shares vest on August 27, 2001.

    Dividends are paid during the restricted period on all restricted shares.

    As of December 31, 1999, the aggregate number of shares of restricted stock held by the officers, and the dollar value of such shares was: Dr. McKinnell, 50,000 shares ($1,621,875); Mr. Miller, 2,400 shares ($77,850);
    and Dr. Niblack, 45,000 shares, ($1,459,688). The dollar values are based on the closing price of our common stock on December 31, 1999.

(4) Adjusted for our June 1999 3-for-1 stock split.


(5) The 1999 payout represents the dollar market value of shares of Pfizer's common stock on February 15, 2000 (the payment date) earned under the company's Performance-Contingent Share Award Program using the closing sales price of our common stock ($35.5625) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Mr. Steere, 300,000 shares; Dr. McKinnell, 136,800 shares; Dr. Niblack, 115,200 shares; Mr. Miller, 84,000 shares; Mr. Clemente, 69,600 shares; and all executive officers and directors as a group, 1,288,200 shares.



(6) The amounts shown in this column represent company matching funds under Pfizer's Savings and Investment Plan (a tax-qualified retirement savings plan) and related supplemental plan, which are discussed under the heading "Employee Benefit and Long-Term Compensation Plans."

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

              TOTAL OPTIONS EXERCISED IN 1999 AND YEAR-END VALUES


     This table gives information for options exercised by each of the Named Executive Officers of Pfizer in 1999 (adjusted for Pfizer's June 1999 3-for-1 stock split) and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($32.4065) of the high and the low trading price of our common stock on December 31, 1999.


                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                       SHARES                      OPTIONS HELD AT 12/31/99         OPTIONS AT 12/31/99
                                     ACQUIRED ON      VALUE       ---------------------------   ---------------------------
                                      EXERCISE       REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                                     (#)           ($)            (#)            (#)            ($)            ($)
----                                 -----------   ------------   -----------   -------------   -----------   -------------
Mr. Steere.........................    627,048      20,687,845     2,405,352      2,700,450     72,115,870     34,999,020
Dr. McKinnell......................    524,496      18,309,231     1,207,812      1,167,450     36,613,253     14,582,925
Dr. Niblack........................    308,244      10,643,026       711,756      1,044,450     20,732,253     12,832,974
Mr. Miller.........................    217,548       7,795,287       525,756        834,450     15,287,961     11,277,462
Mr. Clemente.......................    319,268      11,266,345       621,556        633,450     18,684,162      8,846,975

                             OPTION GRANTS IN 1999


     This table shows all options to purchase Pfizer's common stock granted to each of Pfizer's Named Executive Officers in 1999 (adjusted for our June 1999 3-for-1 stock split) and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by Pfizer's shareholders as of December 31, 1999, using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in Pfizer's stock price.


                                              INDIVIDUAL GRANTS
                              --------------------------------------------------
                                           PERCENT OF
                              NUMBER OF      TOTAL
                              SECURITIES    OPTIONS                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                              UNDERLYING   GRANTED TO                                   ANNUAL RATES OF STOCK PRICE
                               OPTIONS     EMPLOYEES    EXERCISE OR                   APPRECIATION FOR OPTION TERM($)
                               GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   --------------------------------------
NAME                            (#)(1)        YEAR       ($/SH)(2)       DATE      0%          5%               10%
----                          ----------   ----------   -----------   ----------   ---   ---------------  ---------------
Mr. Steere..................   900,450        1.31%        42.07       4/21/09      0         23,823,743       60,374,043
Dr. McKinnell...............   405,450        0.59%        42.07       4/21/09      0         10,727,233       27,184,914
Dr. Niblack.................   360,450        0.52%        42.07       4/21/09      0          9,536,641       24,167,720
Mr. Miller..................   270,450        0.39%        42.07       4/21/09      0          7,155,457       18,133,333
Mr. Clemente................   225,450        0.33%        42.07       4/21/09      0          5,964,865       15,116,140
Potential Gain for all shareholders at Assumed Appreciation Rates...............    0    101,763,791,724  257,889,428,318

-------------------------

(1) Option grants for Named Executive Officers who received grants in 1999 consisted of a one-time grant of 150 stock options (subsequently adjusted to 450 stock options for our June 1999 3-for-1 stock split) to all employees, which are exercisable beginning on April 22, 2002, and Key-Employee Grants that are exercisable one-fifth on each anniversary date beginning on April 22, 2000.


(2) The exercise price for all stock option grants is the fair market value of Pfizer's common stock on the date of the grant.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

LONG-TERM INCENTIVE PLAN AWARDS
IN 1999


     This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan called the Performance-Contingent Share Award Program. Under this plan, they were awarded the right to earn shares of our common stock ("Performance-Contingent Shares"). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula which measures Pfizer's performance over a five-year period using certain performance goals that were determined by Pfizer's Executive Compensation Committee and approved by the Board. The formula is comprised of two performance criteria, total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, over the performance period relative to the industry Peer Group. If Pfizer's minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent the Company's performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned. These awards are also discussed in the Executive Compensation Committee Report.


                                                                          ESTIMATED FUTURE PAYOUTS UNDER
                                            PERFORMANCE PERIOD (OR         NON-STOCK PRICE-BASED PLANS
                                NUMBER OF     OTHER PERIOD UNTIL     ----------------------------------------
NAME                            SHARES(1)   MATURATION OR PAYMENT)   THRESHOLD(2)(#)   TARGET(#)   MAXIMUM(#)
----                            ---------   ----------------------   ---------------   ---------   ----------
Mr. Steere....................    *           1/1/00 - 12/31/04          30,000         180,000     300,000
Dr. McKinnell.................    *           1/1/00 - 12/31/04          18,000         108,000     180,000
Dr. Niblack...................    *           1/1/00 - 12/31/04          12,600          75,600     126,000
Mr. Miller....................    *           1/1/00 - 12/31/04           9,000          54,000      90,000
Mr. Clemente..................    *           1/1/00 - 12/31/04           7,500          45,000      75,000

-------------------------


(1) The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon Pfizer's future performance compared to the future performance of the Peer Group.



(2) If Pfizer's minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent Pfizer's performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.


EXECUTIVE COMPENSATION COMMITTEE
REPORT

     Please see the glossary at the end of this report for definitions of the incentive and long-term compensation awards referred to in this discussion.

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAM

     The Executive Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other executive officers named in the Compensation Table (the "Named Executive Officers"). The Committee consists entirely of independent Directors who are not officers or employees of the Company.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

     The Company's executive compensation program is designed to:

     - retain executive officers by paying them competitively, motivate them to contribute to the Company's success, and reward them for their performance;

     - link a substantial part of each executive officer's compensation to the performance of both the Company and the individual executive officer; and

     - encourage significant ownership of Company common stock by executive officers.

     As discussed below, the program consists of, and is intended to balance, three elements:

     - Salaries. Salaries are based on the Committee's evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company's Peer Group to executive officers holding equivalent positions. This Peer Group consists of the eleven health care companies referred to in the Performance Graph that follows this report;

     - Executive Annual Incentive Awards. Executive Annual Incentive Awards are based on an evaluation of both individual and Company performance against quantitative and qualitative measures; and

     - Long-Term Incentive Compensation. Long-term incentive awards, which consist of stock options and Performance-Contingent Share Awards, are designed to ensure that incentive compensation is linked to the long-term performance of the Company and its common stock.

     In addition, the Named Executive Officers and other members of senior management are expected to own a minimum amount of common stock under the Company's stock ownership program. The program is intended to further tie the interests of management to the interests of shareholders.

EVALUATION OF EXECUTIVE PERFORMANCE

     The Committee does not rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company's other executive officers. Instead, the Committee considers:

     - management's overall accomplishments;

     - the accomplishments of the individual executives;

     - the Company's financial performance; and

     - other criteria discussed below.

     In 1999, management continued to effectively implement its long-term strategies, which included:

     - improving operating margins;

     - continuing the implementation of reengineering projects and restructuring programs;

     - maintaining the flow of new product candidates in the Company's research pipeline; and

     - augmenting the Company's research and marketing abilities with key external collaborations and acquisitions.

     The Committee believes that the success of these strategies is evidenced by:

     - the Company's strong financial performance in 1999;

     - the Company's operating margins;

     - the breadth of the Company's current product portfolio which resulted in considerable sales growth in 1999;

     - the acceptance of the Company's products in the current marketplace; and

     - the number of promising product candidates under development by the Company.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

     The Committee also considers management's responses to the changes occurring within the global marketplace for health care products and services. The unprecedented discovery by the pharmaceutical industry of innovative medicines that effectively treat chronic as well as acute health problems has focused attention on the issues of access and adequate third-party coverage for prescription drugs, particularly for low-income individuals and the elderly. It is the Committee's opinion that management continues to effectively develop and implement strategies within the marketplace and at the local and federal levels of government to address these issues, enabling the Company to remain a leader in the health care industry. In addition, Mr. Steere and his senior management team are undertaking significant actions to communicate the Company's position on health care issues to its shareholders, the public and the government. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company's continuing success.

TOTAL COMPENSATION

     To establish target total compensation levels for Company executives, the Committee considers competitive market total compensation. The total compensation package for each executive is then broken down into the three basic components indicated above, and discussed in more detail below. In recent years, the Committee directed a shift in the mix of the Company's executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company's executive compensation, and the Committee intends to maintain this emphasis in 2000. Based on available public data and the analysis of its outside compensation advisors, the total compensation of Mr. Steere and the other Named Executive Officers generally fell in the upper quartile of total compensation paid by the Peer Group to their executives holding equivalent positions, and the Committee believes that position was consistent with the outstanding performance of the Company compared to the Peer Group.

SALARIES

     In setting the 1999 salaries of the Chairman and CEO and the other executive officers, the Committee:

     - evaluated each officer's individual job performance;

     - assessed the Company's performance; and

     - considered salaries paid by the Peer Group to executive officers holding equivalent positions.


     Chairman and CEO. Mr. Steere's salary in 1999 totaled $1,436,300. For 2000, it has been set at $1,616,000 which represents a 12.5% increase from his 1999 salary.


     Other Named Executive Officers. The 1999 salaries of the other Named Executive Officers are shown in the "Salary" column of the Summary Compensation Table.

EXECUTIVE ANNUAL INCENTIVE AWARDS

     In 1997, the Board of Directors adopted and the shareholders approved the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this plan a maximum award of 0.3% of Adjusted Net Income, as defined in the plan, was established for each employee participating in the plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum.


     For 1999, an Annual Incentive Award of $2,872,600 for Mr. Steere was approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 1999 paid to each of the Named Executive Officers are shown in the "Bonus" column of the Summary Compensation Table.

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

LONG-TERM INCENTIVE COMPENSATION

     In 1999, Mr. Steere and the other executive officers participated in the Company's long-term incentive compensation program. As discussed below, the program consisted of:

     - stock option grants made under the Company's Stock and Incentive Plan;
       and

     - awards made under the Company's Performance-Contingent Share Award
       Program.

(A) STOCK OPTIONS

     The Committee granted Key-Employee Stock Options to each executive officer in 1999 under the Company's Stock and Incentive Plan. In selecting the size of the Key-Employee Stock Option grants, the Committee reviewed:

     - competitive data relating to similar grants made by the Peer Group to executive officers holding comparable positions;

     - the individual stock ownership of the Company's executive officers; and

     - the interrelationship with the Performance-Contingent Share Awards established for the 2000-2004 performance period for such officers.

     Chairman and CEO. Based upon this data, Mr. Steere was awarded Key-Employee Stock Options for 300,000 shares of common stock, which were subsequently adjusted for the 3-for-1 stock split on June 30, 1999.


     Other Named Executive Officers. The other Named Executive Officers were awarded the number of Key-Employee Stock Options shown in the table headed "Option Grants in 1999." The Key-Employee Stock Options of the Named Executive Officers and all other executive officers will vest over a five-year period, with 20 percent of the options vesting each year.


     Key-Employee Stock Options granted to Mr. Steere and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, are targeted by the Committee to fall at the median range of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions.

     - This targeting assumes that the Company's performance also falls at the median of the Peer Group's performance.

     - If the Company's actual performance exceeds the median performance of the Peer Group, however, the total value of long-term incentive awards (which would include Performance-Contingent Share Awards discussed below) will be higher than the median awards made by the Peer Group.

     - Similarly, if the Company's performance falls below the median performance of the Peer Group, the total value of the long-term incentive awards would fall below the median awards of the Peer Group.

(B) PERFORMANCE-CONTINGENT SHARE AWARDS

     The Committee also established awards for Mr. Steere and other executive officers, including the Named Executive Officers, for the 2000-2004 performance period under the Company's Performance-Contingent Share Award Program (the "Program"). The potential size of each award, including the maximum number of shares of common stock that may be earned by each executive officer, was established by the Committee after examining long-term compensation awarded by the Peer Group to executive officers holding comparable positions. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the appli-

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

cable performance period relative to the performance of the Peer Group:

     - total shareholder return; and

     - earnings per share growth.

     The performance formula weighs each criterion equally. If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent that the Company's performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.


     Except for the Program awards established in 1993, which provided for shorter performance periods, the performance period for all awards made under the Program is five years. Based on the Company's performance during the 1995-1999 performance period, Mr. Steere and the other Named Executive Officers earned 705,600 Performance-Contingent Shares under the Program award formula described above.



     Chairman and CEO. The total number of such shares earned by Mr. Steere for the 1995-1999 Program was 300,000. The number of Performance-Contingent Shares that Mr. Steere may earn at the end of the five-year performance period (1/1/2000-12/31/2004) will range from 0 to 300,000.


     Other Named Executive Officers. The total number of shares earned by each of the Named Executive Officers for the 1995-1999 Program is shown in footnote 5 to the "LTIP Payouts" column of the Summary Compensation Table. The number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the five-year performance period (1/1/2000-12/31/2004) will range from 0 to 180,000, the number of such shares that Dr. Niblack may earn will range from 0 to 126,000, the number of shares that Mr. Miller may earn will range from 0 to 90,000 and the number of shares Mr. Clemente may earn will range from 0 to 75,000.


     The above information is included in the table headed "Long-Term Incentive Plan Awards in 1999."


(C)  RESTRICTED STOCK AWARDS

     In order to ensure a smooth transition in the leadership of the Company, the Board of Directors elected Dr. McKinnell to the position of President and Chief Operating Officer and Dr. Niblack to the position of Vice Chairman. In recognition of their new roles, the Committee granted restricted stock awards of 50,000 shares to Dr. McKinnell and 45,000 shares to Dr. Niblack. Additional details related to these awards are shown in the Summary Compensation Table and its accompanying footnotes.

TAX POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to the Company to $1 million for compensation paid (not including amounts which by agreement are required to be deferred) to the Company's five most highly compensated officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside Directors. The Committee meets this requirement. Another requirement is that compensation over $1 million must be based upon Company attainment of performance goals approved by the shareholders. The Executive Annual Incentive Plan meets this requirement. In addition, the Company's Stock and Incentive Plan is "performance-based," so awards under that plan are eligible for exceptions to the deduction limitation. The Committee expects that all incentive compensation of the Company's five most highly compensated officers will qualify as a tax deductible expense when paid.

STOCK OWNERSHIP PROGRAM

     Upon this Committee's recommendation, the Board adopted a stock ownership program in August 1993. The program defines "stock ownership" as stock owned by the executive officer directly or through the Company's

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

Savings and Investment Plan or awarded pursuant to the Performance-Contingent Share Award Program and subsequently deferred. Under the guidelines of the program established by the Committee, which were increased in 1997, employee directors (currently Mr. Steere, Dr. McKinnell and Dr. Niblack) own Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other members of the Corporate Management Committee, who own Company common stock equal in value to at least four times their annual salaries. All other executive officers are expected to own Company stock with a value equivalent to three times their annual salaries, and all other participants in the Performance-Contingent Share Award Program are expected to own an amount equal in value to their annual salary. The Committee has determined that, as of the end of 1999, all officers and Performance-Contingent Share Award Program participants met the guidelines established by the Committee.

GLOSSARY

     Executive Annual Incentive Awards. These awards are annual cash payments which may be awarded by the Committee pursuant to the Executive Annual Incentive Award Plan which sets a maximum award of 0.3% of Adjusted Net Income, as defined in the plan, to each executive officer on the basis of both Company performance and individual performance over the prior year. Qualitative and quantitative performance indicators used to serve as the basis for an assessment of the performance of the executive officers are established by the Committee (and approved by the Board in the case of the CEO) at the beginning of the performance period.

     Key-Employee Stock Options. Stock options granted under the Company's Stock and Incentive Plan to a select group of management employees in the U.S. and overseas who are considered to have a substantial impact on the Company's operations.


     Performance-Contingent Shares. These are shares of Pfizer Inc. common stock that may be awarded by the Committee to the Named Executive Officers and certain other employees of the Company under the Performance-Contingent Share Award Program. For shares to be issued to any such officer or employee, however, certain preestablished Company performance criteria must be met over a preestablished performance period. This program is described in further detail under the caption "Performance-Contingent Share Award Program."



     Stock and Incentive Plan. This refers to the Pfizer Inc. Stock and Incentive Plan which is described in further detail under the caption "Stock and Incentive Plan."


THE EXECUTIVE COMPENSATION COMMITTEE

Mr. Burns (Chair)
Mr. Labrecque
Dr. Mead

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


                            PFIZER PERFORMANCE GRAPH



     This graph compares Pfizer's total shareholder returns (assuming reinvestment of dividends), the Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500"), and an industry peer index compiled by Pfizer that consists of several companies (the "Peer Group").(1) The graph assumes $100 invested at the per share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1994, in Pfizer and each of the other indices.


                                                         PFIZER                    PEER GROUP                 S&P 500 INDEX
                                                         ------                    ----------                 -------------
1994                                                     100.00                      100.00                      100.00
1995                                                     166.70                      157.30                      137.60
1996                                                     223.30                      196.20                      169.20
1997                                                     406.20                      292.80                      225.60
1998                                                     686.30                      423.90                      290.10
1999                                                     538.70                      389.00                      351.10

-------------------------
(1) The following companies comprise the Peer Group: Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Pharmacia & Upjohn Inc., Schering-Plough Corp., and Warner-Lambert Company. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).


          EMPLOYEE BENEFIT AND LONG-TERM COMPENSATION PLANS OF PFIZER


RETIREMENT ANNUITY PLAN


     The Retirement Annuity Plan (the "Retirement Plan") is a funded, tax-qualified, noncontributory defined benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee's years of service and final average earnings with Pfizer and/or its "Associate Companies" and are payable after retirement in the form of an annuity or a lump sum. Earnings covered by the Retirement Plan are base pay, bonus, and long-term incentive compensation, excluding gains on stock option exercises. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

law. For 2000, the annual limitation is $170,000.


     Benefits under Pfizer's Retirement Plan are calculated as an annuity equal to the greater of:


     - 1.4 percent of the participant's final average earnings for the five highest calendar years multiplied by years of service, or

     - 1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.


     Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by Pfizer and are paid into a trust fund from which the benefits of participants will be paid.



     The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $135,000, payable at age 65. Pfizer also has an unfunded supplemental plan that provides out of Pfizer's general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, Pfizer is obligated to fund trusts established to secure obligations to make payments under the supplemental plan.


PENSION PLAN TABLE

     The following table shows, for the final compensation and years of service indicated, the annual pension benefit, payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

     - payments will be made in the form of a 50 percent joint and survivor annuity (and both the Plan member and spouse are age 65);

     - during the period of employment the employee received annual compensation increases of six percent; and

     - the employee retired as of December 31, 1999.


                               YEARS OF SERVICE
------------------------------------------------------------------------------
REMUNERATION       15           20           25           30           35
------------   ----------   ----------   ----------   ----------   -----------
$   100,000    $   17,338   $   23,117   $   28,896   $   34,675   $    40,454
    500,000       100,397      133,862      167,328      200,793       234,259
  1,000,000       204,220      272,294      340,367      408,441       476,514
  2,000,000       411,868      549,157      686,446      823,736       961,025
  3,000,000       619,515      826,020    1,032,525    1,239,031     1,445,536
  4,000,000       827,163    1,102,884    1,378,605    1,654,326     1,930,046
  5,000,000     1,034,810    1,379,747    1,724,684    2,069,621     2,414,557
  7,000,000     1,450,105    1,933,474    2,416,842    2,900,211     3,383,579
  9,500,000     1,969,224    2,625,632    3,282,040    3,938,448     4,594,856
 12,500,000     2,592,167    3,456,222    4,320,278    5,184,333     6,048,389
 15,500,000     3,215,109    4,286,812    5,358,515    6,430,218     7,501,921
 18,000,000     3,734,228    4,978,970    6,223,713    7,468,456     8,713,198


                            ------------------------

     As of December 31, 1999, Mr. Steere had 35 years (Plan maximum); Dr. McKinnell had 29 years; Dr. Niblack had 32 years; Mr. Miller had 29 years; and Mr. Clemente had 35 years (Plan maximum) under the Retirement Plan and the supplemental plan. Compensation

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 1999 "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table.

PERFORMANCE-CONTINGENT SHARE AWARD
PROGRAM


     Under the Performance-Contingent Share Award Program, participating employees may be granted an opportunity by Pfizer's Executive Compensation Committee to earn shares of common stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria:


     - total shareholder return (including reinvestment of dividends); and

     - growth in diluted earnings per share (as reported),


measured point-to-point over the applicable performance period relative to the performance of the Peer Group. Pfizer's 200 most highly compensated employees are eligible to participate. Except for awards made in 1993, all awards granted under the Program are based upon a five-year performance period. Awards earned by the Named Executive Officers under this Program for the performance period ended December 31, 1999 are shown in the "LTIP Payouts" column of the Summary Compensation Table. Receipt of shares awarded under this Program may be deferred.


EXECUTIVE ANNUAL INCENTIVE PLAN


     The Named Executive Officers, as well as the other members of Pfizer's Corporate Management Committee participate in the Executive Annual Incentive Plan. The purpose of the Plan is to ensure the tax deductibility of the bonus for Pfizer. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Plan defines "Adjusted Net Income" to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of Pfizer. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Deferred bonuses may be invested in either a Pfizer unit fund or an interest-bearing fund.


SAVINGS AND INVESTMENT PLAN


     Under the Savings and Investment Plan (the "Savings Plan"), a tax-qualified retirement savings plan, participating employees may contribute up to 15 percent of regular earnings into their Savings Plan accounts. A participating employee may elect to make after-tax contributions, before-tax contributions, or both after-tax and before-tax contributions. In addition, under the Savings Plan, Pfizer contributes an amount equal to one dollar for each dollar contributed by participating employees up to the first two percent of their regular earnings and fifty cents for each additional dollar contributed by employees on the next four percent of their regular earnings. Pfizer's matching contributions are invested solely in our common stock.



     The Savings Plan currently limits the additions that can be made to a participating employee's account to $30,000 per year. The term "additions" includes Pfizer's matching contributions, before-tax contributions made by Pfizer at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.



     Of those additions, the current maximum before-tax contribution is limited to $10,500 per year. In addition, no more than $170,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. Pfizer has a supplemental plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $170,000 limitation on earnings, would have been allocated to a participating employee's account as employee before-tax contributions, our matching contributions and

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS

the amount actually allocated under the Savings Plan.


     Employees affected by these limitations who make deferrals of income under this supplemental plan receive credit for such deferrals towards their retirement benefit under our retirement plans. In certain circumstances, Pfizer is obligated to fund trusts established to secure obligations to make payments under the supplemental plan.



     Amounts deferred, if any, under the Savings Plan and the related supplemental plan by the Named Executive Officers are included in the "Salary" and "Bonus" columns of the Summary Compensation Table. Pfizer's matching contributions allocated to the Named Executive Officers under the Savings Plan and the related Supplemental plan are shown in the "All Other Compensation" column of the Summary Compensation Table.


STOCK AND INCENTIVE PLAN


     Under the Stock and Incentive Plan, Pfizer's employees may be granted stock options, stock appreciation rights, stock awards (including restricted stock awards and performance-based stock awards), or performance unit awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria. Where an employee is also an officer, the performance criteria are determined by the Executive Compensation Committee. Pfizer's non-employee Directors are not eligible to participate in this Plan.


SEVERANCE AGREEMENTS


     Pfizer has entered into severance agreements with its executive officers, including each of the Named Executive Officers. The agreements continue through September 30 of each year, and provide that they are to be automatically extended in one-year increments unless Pfizer gives prior notice of termination.



     These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of Pfizer. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer's base amount, as defined in the agreements or (ii) the sum of the executive officer's
(a) base salary in effect at the time of termination and (b) the higher of the
(x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.



     In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Program. The executive officer would also receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and Pfizer's unfunded Supplemental Retirement Plan with the following additional features:


     - the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;

     - the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer's age;

     - such benefit would be further determined without any reduction on account of its receipt prior to age 65; and

                           CHAPTER FIVE -- OTHER PFIZER ANNUAL MEETING PROPOSALS


     - such benefit would be offset by any amounts otherwise payable under Pfizer's Retirement Annuity Plan and unfunded Supplemental Retirement Plan.


     The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

     If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:


     - any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of Pfizer's voting securities;



     - a majority of Pfizer's Directors are replaced during a two-year period;
       or


     - shareholders approve certain mergers, or a liquidation or sale of our assets.


     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, Pfizer will "gross up" the executive officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.



     In certain circumstances, Pfizer is obligated to fund trusts established to secure its obligations to make payments under the severance agreements in advance of the time payment is due.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires Pfizer's Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on Pfizer's records and other information, Pfizer believes that in 1999 Pfizer's Directors and executive officers met all applicable SEC filing requirements, except that the following individuals inadvertently filed late Form 4s relating to the transactions described below:


     - In February 1997, Alan G. Levin, our Treasurer, tendered shares of Pfizer stock in payment of withholding taxes on a stock award. The award was properly reported at that time, and the stock tender has been reported on an amended Form 4 for February 1997;


     - In January 1998, George M. Milne, Jr., a Senior Vice President, gifted shares of Pfizer stock. The gift has been reported on an amended Form 4 for January 1998. In addition, his acquisition of units in a deferred compensation account from March through December of 1998 was reported on a Form 5 that Dr. Milne filed for 1999; and


     - In April 1997, John F. Niblack, our Vice Chairman and a Director, gifted shares of Pfizer stock. He reported this gift on an amended Form 4 for December 1997.

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

                                  CHAPTER SIX

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

FUTURE SHAREHOLDER PROPOSALS

PFIZER


     Under the rules of the SEC, if a shareholder wants Pfizer to include a proposal in its proxy statement and form of proxy for presentation at Pfizer's 2001 annual meeting of shareholders, the proposal must be received by Pfizer, attention: Mr. C. L. Clemente, Secretary, at 235 East 42nd Street, New York, New York 10017-5755 by November 15, 2000.



     Under Pfizer's by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of Pfizer at the address noted above. Pfizer must receive the notice of your intention to introduce a nomination or proposed item of business at our 2001 annual meeting no later than 60 days in advance of the 2001 annual meeting if it is being held within 30 days preceding the anniversary date (April 27, 2000) of this year's meeting, or 90 days in advance of such meeting if it is being held on or after the anniversary date of this year's meeting.


     For any other annual or special meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.


     Pfizer's annual meeting of shareholders is generally held on the fourth Thursday of April. Assuming that our 2001 annual meeting is held on schedule, Pfizer must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 25, 2001. If Pfizer does not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.


     The nomination must contain the following information about the nominee:

     - name;

     - age;

     - business and residence addresses;

     - principal occupation or employment;

     - the number of shares of common stock held by the nominee;

     - the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a Director; and

     - a signed consent of the nominee to serve as a Director of Pfizer, if elected.

     Notice of a proposed item of business must include:

     - a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

     - the shareholder's name and address;

     - the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

     - any material interest of the shareholder in such business.

     The Pfizer Board of Directors is not aware of any matters that are expected to come before the annual meeting other than those referred to in this joint proxy statement/prospectus. If any other matter should come before the annual meeting, the persons named in the accompa-

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

nying proxy intend to vote the proxies in accordance with their best judgment.

     The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

WARNER-LAMBERT

     If a Warner-Lambert shareholder intends to present a proposal at the Warner-Lambert 2000 annual meeting and seeks to have the proposal included in Warner-Lambert's proxy statement relating to that meeting, pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended, the proposal must have been received by Warner-Lambert no later than the close of business on November 9, 1999. However, if the date of the annual meeting is not held within 30 days of April 27, 2000, then the deadline for such notice becomes a reasonable time before Warner-Lambert begins to print and mail its proxy material for the annual meeting. If a Warner-Lambert shareholder wishes to present a matter at the Warner-Lambert 2000 annual meeting that is outside of the processes of Rule 14a-8, Warner-Lambert's by-laws state that, subject to certain exceptions, notice must have been given to Warner-Lambert by December 29, 1999. Such notice must meet certain other requirements set forth in the Warner-Lambert by-laws. After that date, the proposal will be considered untimely and Warner-Lambert's proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to the Secretary of Warner-Lambert.


     In addition, SEC rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for a shareholder meeting.


                      WHERE YOU CAN FIND MORE INFORMATION


     Pfizer and Warner-Lambert file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.


     Pfizer has filed a registration statement on Form S-4 to register with the SEC the Pfizer common stock to be issued to Warner-Lambert shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pfizer in addition to being a proxy statement of Pfizer and Warner-Lambert for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS


    PFIZER SEC FILINGS (FILE NO. 001-03619)                           PERIOD
    ---------------------------------------                           ------
Annual Report on Form 10-K.....................   Fiscal Year ended December 31, 1998
Quarterly Reports on Form l0-Q.................   Quarters ended April 4, 1999, July 4, 1999 and
                                                  October 3, 1999.
Current Reports on Form 8-K....................   Filed on July 21, 1999, November 8, 1999,
                                                  November 12, 1999, November 16, 1999, December
                                                  1, 1999, December 8, 1999, December 14, 1999,
                                                  December 15, 1999, January 18, 2000, February
                                                  18, 2000 and February 22, 2000.
The Registration Statement on Form 8-A.........   Filed on October 6, 1997
WARNER-LAMBERT SEC FILINGS (FILE NO. 001-03608)                       PERIOD
-----------------------------------------------                       ------
Annual Report on Form 10-K/A...................   Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q.................   Quarters ended March 31, 1999, June 30, 1999
                                                  and September 30, 1999.
Current Reports on Form 8-K....................   Filed on January 28, 1999, May 18, 1999,
                                                  November 8, 1999, November 9, 1999, November
                                                  12, 1999, November 16, 1999, November 22, 1999,
                                                  November 30, 1999, December 2, 1999, December
                                                  20, 1999, January 19, 2000, February 18, 2000
                                                  and February 22, 2000.


                            ------------------------

     We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings. This would include documents such as Pfizer's and Warner-Lambert's Annual Reports on Form 10-K for the fiscal year ended December 31, 1999, which will be filed with the SEC after the date of this joint proxy statement/prospectus and before the date of the meetings.

     Pfizer has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Pfizer, and all information about Warner-Lambert has been supplied by Warner-Lambert.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

or by telephone from the appropriate party at the following address:

          Pfizer Inc.
          245 East 42nd Street
          New York, New York 10017

          Attention: Corporate Secretary

          (212) 573-2323

          Warner-Lambert Company
          201 Tabor Road
          Morris Plains, New Jersey 07950
          Attention: Corporate Secretary
          (973) 385-2000


     If you are a Pfizer shareholder and would like to request documents from Pfizer, please do so by April 20, 2000 to receive them before the Pfizer annual meeting. If you are a Warner-Lambert shareholder and would like to request documents from Warner-Lambert, please do so by May 5, 2000 to receive them before the Warner-Lambert special meeting.



     You can also get more information by visiting Pfizer's web site at www.pfizer.com and Warner-Lambert's web site at www.warnerlambert.com. Web site materials are not part of this joint proxy statement/prospectus.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO PFIZER'S AND WARNER-LAMBERT'S SHAREHOLDERS IN CONNECTION WITH THE MERGER, AS THE CASE MAY BE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MARCH 10, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PFIZER COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 6, 2000

                                     AMONG

                                  PFIZER INC.,

                         SEMINOLE ACQUISITION SUB CORP.

                                      AND

                             WARNER-LAMBERT COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                  ARTICLE I
                     THE MERGER; CERTAIN RELATED MATTERS
1.1    The Merger.......................................................   A-1
1.2    Closing..........................................................   A-1
1.3    Effective Time...................................................   A-2
1.4    Effects of the Merger............................................   A-2
1.5    Certificate of Incorporation.....................................   A-2
1.6    Bylaws...........................................................   A-2
1.7    Officers and Directors of Surviving Corporation and Pfizer.......   A-3
1.8    Effect on Capital Stock..........................................   A-3
1.9    Warner-Lambert Stock Options and Other Equity-Based Awards.......   A-3
1.10   Certain Adjustments..............................................   A-5
1.11   Associated Rights................................................   A-5

                                  ARTICLE II
                           EXCHANGE OF CERTIFICATES
2.1    Exchange Fund....................................................   A-5
2.2    Exchange Procedures..............................................   A-6
2.3    Distributions with Respect to Unexchanged Shares.................   A-6
2.4    No Further Ownership Rights in Warner-Lambert Common Stock.......   A-7
2.5    No Fractional Shares of Pfizer Common Stock......................   A-7
2.6    Termination of Exchange Fund.....................................   A-7
2.7    No Liability.....................................................   A-8
2.8    Investment of the Exchange Fund..................................   A-8
2.9    Lost Certificates................................................   A-8
2.10   Withholding Rights...............................................   A-8
2.11   Further Assurances...............................................   A-8
2.12   Stock Transfer Books.............................................   A-8
2.13   Affiliates.......................................................   A-9

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Pfizer.........................   A-9
3.2    Representations and Warranties of Warner-Lambert.................  A-17
3.3    Representations and Warranties of Pfizer and Merger Sub..........  A-25

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

                                                                          PAGE
                                                                          ----
                                  ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1    Covenants of Pfizer..............................................  A-26
4.2    Covenants of Warner-Lambert......................................  A-29
4.3    Governmental Filings.............................................  A-32
4.4    Control of Other Party's Business................................  A-32

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS
5.1    Preparation of Proxy Statement; Stockholders Meetings............  A-33
5.2    Pfizer Board of Directors; Executive Officers; Headquarters;
       Warner-Lambert Name..............................................  A-36
5.3    Access to Information/Employees..................................  A-36
5.4    Reasonable Best Efforts..........................................  A-37
5.5    Acquisition Proposals............................................  A-39
5.6    Employee Benefits Matters........................................  A-40
5.7    Fees and Expenses................................................  A-41
5.8    Directors' and Officers' Indemnification and Insurance...........  A-42
5.9    Public Announcements.............................................  A-42
5.10   Accountant's Letters.............................................  A-42
5.11   Listing of Shares of Pfizer Common Stock.........................  A-43
5.12   Dividends........................................................  A-43
5.13   Affiliates.......................................................  A-43
5.14   Section 16 Matters...............................................  A-44
5.15   Lipitor(R) Arrangements..........................................  A-44

                                  ARTICLE VI
                             CONDITIONS PRECEDENT
6.1    Conditions to Each Party's Obligation to Effect the Merger.......  A-46
6.2    Additional Conditions to Obligations of Pfizer and Merger Sub....  A-47
6.3    Additional Conditions to Obligations of Warner-Lambert...........  A-48

                                 ARTICLE VII
                          TERMINATION AND AMENDMENT
7.1    Termination......................................................  A-49
7.2    Effect of Termination............................................  A-50
7.3    Amendment........................................................  A-52
7.4    Extension; Waiver................................................  A-52

                          CHAPTER SIX -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

                                                                          PAGE
                                                                          ----
                                 ARTICLE VIII
                              GENERAL PROVISIONS
8.1    Non-Survival of Representations, Warranties and Agreements.......  A-53
8.2    Notices..........................................................  A-53
8.3    Interpretation...................................................  A-54
8.4    Counterparts.....................................................  A-54
8.5    Entire Agreement; No Third Party Beneficiaries...................  A-54
8.6    Governing Law....................................................  A-54
8.7    Severability.....................................................  A-54
8.8    Assignment.......................................................  A-55
8.9    Submission to Jurisdiction; Waivers..............................  A-55
8.10   Enforcement......................................................  A-55
8.11   Definitions......................................................  A-55

     AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2000 (this "Agreement"), among PFIZER INC., a Delaware corporation ("Pfizer"), SEMINOLE ACQUISITION SUB CORP., a Delaware corporation and a direct wholly-owned subsidiary of Pfizer ("Merger Sub"), and WARNER-LAMBERT COMPANY, a Delaware corporation ("Warner-Lambert").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Warner-Lambert and Pfizer deem it advisable and in the best interests of each corporation and its respective stockholders that Warner-Lambert and Pfizer engage in a business combination in order to advance the long-term strategic business interests of Warner-Lambert and Pfizer;

     WHEREAS, the combination of Warner-Lambert and Pfizer shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Warner-Lambert and Pfizer have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $1.00 per share, of Warner-Lambert ("Warner-Lambert Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly by Pfizer or directly or indirectly by Warner-Lambert, will be converted into the right to receive shares of common stock, par value $0.05 per share, of Pfizer ("Pfizer Common Stock") as set forth in Section 1.8;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CERTAIN RELATED MATTERS

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Warner-Lambert at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Warner-Lambert shall continue as the surviving corporation (the "Surviving Corporation").

     1.2  CLOSING.  Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver

(subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Pfizer and Warner-Lambert shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Warner-Lambert and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Warner-Lambert and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 CERTIFICATE OF INCORPORATION. (a) The certificate of incorporation of Warner-Lambert, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     (b) Pfizer will use its reasonable best efforts to amend the certificate of incorporation of Pfizer effective as of the Effective Time, as set forth in
Exhibit 1.5(b) hereto, to increase the number of directors on the Pfizer Board of Directors to not less than ten nor more than twenty-four (the "Board Amendment"). If the Board Amendment is approved by Pfizer's Stockholders at the Pfizer Stockholders Meeting, Pfizer shall use its reasonable best efforts to appoint to the Pfizer Board of Directors effective as of the Effective Time eight individuals currently serving on the Warner-Lambert Board of Directors, each such individual to be appointed to the class of the Pfizer Board of Directors determined by Pfizer after taking into account the advice and recommendation of the Transition Planning Team referred to in the letter mentioned in Section 1.7 herein. In the event that the Board Amendment is not approved by Pfizer's stockholders at the Pfizer Stockholder Meeting, then Pfizer will take all action to expand its Board of Directors to 18 members effective as of the Effective Time and appoint three current Warner-Lambert directors to the Pfizer Board of Directors and use its reasonable best efforts to appoint three additional current Warner-Lambert directors to the Pfizer Board of Directors as each new vacancy on the Pfizer Board of Directors occurs following the Effective Time.

     1.6 BYLAWS. (a) The bylaws of Warner-Lambert, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The bylaws of Pfizer shall be amended effective as of the Effective Time to the effect provided in Exhibit 1.6(b). The amendment to the bylaws of Pfizer is referred to in this Agreement as the "Pfizer Bylaw Amendment."

     1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION AND PFIZER. Upon consummation of the Merger, the officers and directors of Pfizer shall be as provided in the letter to the Chairman and the Chief Executive Officer of Warner-Lambert, dated February 6, 2000, from the Chairman and Chief Executive Officer of Pfizer.

     1.8 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Warner-Lambert Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Warner-Lambert Common Stock owned by Pfizer or Merger Sub or held by Warner-Lambert, all of which shall be canceled as provided in Section 1.8(c)), together with the associated Warner-Lambert Rights, shall be converted into 2.75 validly issued, fully paid and non-assessable shares of Pfizer Common Stock (the "Exchange Ratio") and the associated Pfizer Rights (together with any cash in lieu of fractional shares of Pfizer Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Warner-Lambert Common Stock (together with the associated Warner-Lambert Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Warner-Lambert Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Warner-Lambert Common Stock, except as provided herein or by law.

     (c) Each share of Warner-Lambert Common Stock issued and owned by Pfizer or Merger Sub or held by Warner-Lambert at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Pfizer or other consideration shall be delivered in exchange therefor.

     (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     1.9 WARNER-LAMBERT STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS. (a) Each Warner-Lambert Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Warner-Lambert Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Warner-Lambert Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Warner-Lambert Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Warner-Lambert Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Pfizer Common Stock determined by multiplying the number of shares of Warner-Lambert Common Stock subject to such Warner-Lambert Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Pfizer Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price

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specified in such Warner-Lambert Stock Option divided by the Exchange Ratio;
provided, however, that in the case of any Warner-Lambert Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, Warner-Lambert will take all actions necessary such that all Warner-Lambert Stock Options outstanding prior to the Effective Time under the Warner-Lambert Stock Option Plans are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each Warner-Lambert Stock Option from receiving any cash payments in respect of such Option in connection with the Merger.

     (b) Pursuant to the Warner-Lambert Stock Option Plans, restricted shares of Warner-Lambert Common Stock granted pursuant thereto which are outstanding immediately prior to the Effective Time shall become fully vested and free of restrictions as of the Effective Time in accordance with the terms thereof. Each such award shall be converted, as of the Effective Time, into a number of shares of Pfizer Common Stock equal to the product of (1) the number of shares subject to the award and (2) the Exchange Ratio; and the number of shares of Pfizer Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. On or prior to the Effective Time, Warner-Lambert will take all actions necessary such that awards of restricted shares are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such awards in connection with the Merger.

     (c) All Warner-Lambert stock credits (including any fractions thereof) in each stock account which is governed by the terms of Warner-Lambert's 1996 Stock Plan ("Warner-Lambert Stock Credits") shall, as of the Effective Time, be converted into a number of Pfizer stock credits equal to the product of (1) the number of Warner-Lambert Stock Credits in such stock account immediately prior to the Effective Time and (2) the Exchange Ratio, and shall otherwise remain subject to the terms and conditions applicable to such Warner-Lambert Stock Credits. On or prior to the Effective Time, Warner-Lambert shall take all actions necessary to ensure that such Warner-Lambert Stock Credits are converted in accordance with the immediately preceding sentence, including, but not limited to, precluding each holder from receiving any cash payments in respect of such stock account in connection with the Merger.

     (d) Prior to the Effective Time and pursuant to the authority reserved by Warner-Lambert under the Warner-Lambert Stock Option Plans, Warner-Lambert will take all actions necessary to preclude the holder of any stock appreciation right or limited stock appreciation right granted separately or in tandem with the awards described in Section 1.9(a) or (b) hereof from receiving any cash payments in respect of such awards in connection with the Merger.

     (e) As soon as practicable after the Effective Time, Pfizer shall deliver to the holders of Warner-Lambert Stock Options appropriate notices setting forth such holders' rights pursuant to the Warner-Lambert Stock Option Plans (including that, in connection with the Merger and pursuant to the terms of the Warner-Lambert Stock Option Plans, the Warner-Lambert Stock Options of such holders have become fully vested and exercisable) and the agreements evidencing the grants of such Warner-Lambert Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required

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by this Section 1.9 after giving effect to the Merger and the terms of the
Warner-Lambert Stock Option Plans). To the extent permitted by law, Pfizer shall comply with the terms of the Warner-Lambert Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Warner-Lambert Stock Option Plans, to have the Warner-Lambert Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Pfizer after the Effective Time.

     (f) Pfizer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pfizer Common Stock for delivery upon exercise of Warner-Lambert Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this
Section 1.9. Promptly after the Effective Time, Pfizer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Pfizer Common Stock subject to such options or restricted shares or stock accounts and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, restricted shares or stock accounts remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Pfizer shall administer the Warner-Lambert Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

     1.10 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Pfizer Common Stock or Warner-Lambert Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Warner-Lambert Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     1.11 ASSOCIATED RIGHTS. References in Article I and Article II of this Agreement to Warner-Lambert Common Stock shall include, unless the context requires otherwise, the associated Warner-Lambert Rights and references in
Article I and Article II of this Agreement to Pfizer Common Stock shall include, unless the context requires otherwise, the associated Pfizer Rights.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 EXCHANGE FUND. Prior to the Effective Time, Pfizer shall appoint a commercial bank or trust company reasonably acceptable to Warner-Lambert having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Pfizer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Warner-Lambert Common Stock, certificates representing the Pfizer Common Stock issuable pursuant to Section 1.8 in exchange for

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outstanding shares of Warner-Lambert Common Stock. Pfizer agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Pfizer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Pfizer may reasonably specify (such letter to be reasonably acceptable to Warner-Lambert prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Pfizer Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Warner-Lambert Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Pfizer Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Warner-Lambert Common Stock which is not registered in the transfer records of Warner-Lambert, one or more shares of Pfizer Common Stock evidencing, in the aggregate, the proper number of shares of Pfizer Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Pfizer Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3, may be issued with respect to such Warner-Lambert Common Stock to such a transferee if the Certificate representing such shares of Warner-Lambert Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Pfizer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pfizer Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Pfizer Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Pfizer Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Pfizer Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Pfizer Common Stock, and
(b) at the appropriate payment date, the

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

amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Pfizer Common Stock.

     2.4 NO FURTHER OWNERSHIP RIGHTS IN WARNER-LAMBERT COMMON STOCK. All shares of Pfizer Common Stock issued and cash paid upon conversion of shares of Warner-Lambert Common Stock in accordance with the terms of Article I and this
Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Warner-Lambert Common Stock.

     2.5 NO FRACTIONAL SHARES OF PFIZER COMMON STOCK. (a) No certificates or scrip or shares of Pfizer Common Stock representing fractional shares of Pfizer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pfizer or a holder of shares of Pfizer Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of Warner-Lambert Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pfizer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Pfizer Common Stock multiplied by (ii) the closing price for a share of Pfizer Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs.

     (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Pfizer, and Pfizer shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Pfizer or otherwise on the instruction of Pfizer, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Pfizer for the Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Pfizer Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Pfizer Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Warner-Lambert Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

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     2.7  NO LIABILITY.  None of Pfizer, Merger Sub, Warner-Lambert, the
Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Pfizer on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to Warner-Lambert stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Pfizer.

     2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby, any cash in lieu of fractional shares of Pfizer Common Stock, and unpaid dividends and distributions on shares of Pfizer Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Pfizer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Warner-Lambert Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Pfizer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Warner-Lambert Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Pfizer, as the case may be.

     2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Warner-Lambert or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Warner-Lambert or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12 STOCK TRANSFER BOOKS. The stock transfer books of Warner-Lambert shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Warner-Lambert Common Stock thereafter on the records of Warner-Lambert. On or after the Effective Time, any Certificates presented to the Exchange Agent or Pfizer for any reason shall be converted into the Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Pfizer Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

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     2.13  AFFILIATES.  Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Pfizer Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Warner-Lambert in accordance with Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to Pfizer.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF PFIZER. Except as set forth in the Pfizer disclosure schedule delivered by Pfizer to Warner-Lambert prior to the execution of this Agreement (the "Pfizer Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Pfizer represents and warrants to Warner-Lambert as follows:

     (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of Pfizer and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer. The copies of the certificate of incorporation and bylaws of Pfizer which were previously furnished or made available to Warner-Lambert are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Exhibit 21 to Pfizer's Annual Report on Form 10K for the year ended December 31, 1998 includes all the Subsidiaries of Pfizer which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by Pfizer, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Pfizer SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Pfizer nor any of its

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        Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Pfizer and its Subsidiaries taken as a whole.

     (b) Capital Structure.

             (i) As of December 31, 1999, the authorized capital stock of Pfizer consisted of (A) 9,000,000,000 shares of Pfizer Common Stock of which 3,846,907,771 shares were outstanding and 413,166,530 shares were held in the treasury of Pfizer and (B) 12,000,000 shares of Preferred Stock, no par value, of which 3,000,000 shares have been designated Series A Junior Preferred Stock and reserved for issuance upon exercise of the rights (the "Pfizer Rights") distributed to the holders of Pfizer Common Stock pursuant to the Rights Agreement, dated as of October 6, 1997 between Pfizer and ChaseMellon Shareholder Services, L.L.C. (the "Pfizer Rights Agreement"). Since December 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Pfizer or any other securities of Pfizer other than issuances of shares pursuant to options or rights outstanding as of December 31, 1999 under the Benefit Plans (as defined in Section 8.11(b)) of Pfizer. All issued and outstanding shares of the capital stock of Pfizer are, and when shares of Pfizer Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 31, 1999 no options, warrants or other rights to acquire capital stock from Pfizer other than (x) the Pfizer Rights and (y) options, restricted stock and other rights to acquire capital stock from Pfizer representing in the aggregate the right to purchase approximately 273,104,687 shares of Pfizer Common Stock (collectively, the "Pfizer Stock Options") under Pfizer's Stock and Incentive Plan, Pfizer's Performance-Contingent Share Award Program, Pfizer's Annual Retainer Unit Award Plan (for non-employee Directors), Pfizer's Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and Pfizer's Restricted Stock Plan for Non-Employee Directors (collectively, the "Pfizer Stock Option Plans"). Section 3.1(b) of the Pfizer Disclosure Schedule sets forth a complete and correct list, as of December 31, 1999, of the number of shares of Pfizer Common Stock subject to Pfizer Stock Options or other rights to purchase or receive Pfizer Common Stock granted under the Pfizer Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Pfizer have been issued or granted since December 31, 1999 to the date of this Agreement.

             (ii) No bonds, debentures, notes or other indebtedness of Pfizer having the right to vote on any matters on which holders of capital stock of Pfizer may vote ("Pfizer Voting Debt") are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pfizer or any of its Subsidiaries is a party or by which any of them is bound obligating Pfizer or any of its

                                      A-10
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        Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Pfizer or any of its Subsidiaries or obligating Pfizer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Pfizer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Pfizer or any of its Subsidiaries.

     (c) Authority; No Conflicts.

             (i) Pfizer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of the issuance of the shares of Pfizer Common Stock to be issued in the Merger (the "Share Issuance") and the Board Amendment (collectively, the "Pfizer Stockholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pfizer, subject to obtaining the Pfizer Stockholder Approval. This Agreement has been duly executed and delivered by Pfizer and constitutes a valid and binding agreement of Pfizer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by Pfizer does not or will not, as the case may be, and the consummation by Pfizer of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Pfizer or any material Subsidiary of Pfizer, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11(g)) on Pfizer, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pfizer or any Subsidiary of Pfizer or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect

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        to Pfizer or any Subsidiary of Pfizer in connection with the execution and delivery of this Agreement by Pfizer or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

     (d) Reports and Financial Statements.

             (i) Pfizer has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Pfizer SEC Reports"). No Subsidiary of Pfizer is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Pfizer SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Pfizer SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Pfizer and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Pfizer SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Pfizer SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Pfizer SEC Reports filed prior to the date hereof, since December 31, 1998, Pfizer and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Pfizer and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer.

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     (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Pfizer for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
        (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Warner-Lambert stockholders or Pfizer stockholders or at the time of the Warner-Lambert Stockholders Meeting or the Pfizer Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Pfizer with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus based on information supplied by Warner-Lambert for inclusion or incorporation by reference therein.

     (f) Board Approval. The Board of Directors of Pfizer, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Pfizer Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Pfizer and its stockholders, (ii) approved this Agreement, the Merger, the Board Amendment, the Pfizer Bylaw Amendment and the Share Issuance and (iii) recommended that the stockholders of Pfizer approve the Share Issuance and adopt the Board Amendment and directed that the Share Issuance and the Board Amendment be submitted for consideration by Pfizer's stockholders at the Pfizer Stockholders Meeting. The Pfizer Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Pfizer, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

     (g) Vote Required. The affirmative vote of at least a majority of the votes cast by the holders of Pfizer Common Stock, provided that the total votes cast represents a majority of the outstanding shares of Pfizer Common Stock, is the only vote necessary to approve the Share Issuance. The affirmative vote of the holders of at least 80% of the outstanding shares of Pfizer Common Stock is necessary to approve the Board Amendment.

     (h) Litigation; Compliance with Laws.

             (i) Except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Pfizer, threatened, against or affecting Pfizer or any Subsidiary of Pfizer which, in the aggregate, would

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        reasonably be expected to have a Material Adverse Effect on Pfizer, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Pfizer or any Subsidiary of Pfizer which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer.

             (ii) Except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer, Pfizer and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Pfizer and its Subsidiaries, taken as a whole (the "Pfizer Permits"). Pfizer and its Subsidiaries are in compliance with the terms of the Pfizer Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer. Except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement, neither Pfizer nor any of its Subsidiaries is in violation of, and Pfizer and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer.

     (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since September 30, 1999, (i) Pfizer and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by Pfizer or any of its Subsidiaries during the period from September 30,1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement, since December 31, 1998, there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of Pfizer) which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Pfizer.

     (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer and except as disclosed in the Pfizer SEC Reports filed prior to the date of this Agreement
(i) the operations of Pfizer and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of Pfizer, threatened, Actions under or pursuant to Environmental Laws against Pfizer or its Subsidiaries or involving any real property currently or, to the knowledge of Pfizer, formerly owned, operated or leased by Pfizer or its Subsidiaries, (iii) Pfizer and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Pfizer, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Pfizer, formerly owned, operated or leased by Pfizer or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities,
(iv) all real property owned and, to the knowledge of Pfizer, all real property operated or leased by Pfizer or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment and

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(v) there is not now, nor, to the knowledge of Pfizer, has there been in the past, on, in or under any real property owned, leased or operated by Pfizer or any of its predecessors (A) any underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (B) any friable asbestos-containing materials or (C) any polychlorinated biphenyls.

     As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901, et seq., the Clean Water Act, 33 U.S.C. sections 1251, et seq., the Clean Air Act, 33 U.S.C. sections 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136, et seq., Occupational Safety and Health Act 29 U.S.C. sections 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

     (k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pfizer and except as disclosed in the Pfizer SEC Reports filed prior to the date of the Agreement:
(i) Pfizer and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted;
(ii) the use of any Intellectual Property by Pfizer and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Pfizer or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Pfizer, no Person is challenging, infringing on or otherwise violating any right of Pfizer or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Pfizer or its Subsidiaries; and (iv) neither Pfizer nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Pfizer and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Pfizer or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names,
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certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Pfizer, except Lazard Freres & Co. LLC and Merrill Lynch & Co., each of whose fees and expenses will be paid by Pfizer in accordance with Pfizer's agreements with such firms, copies of which have been provided to Warner-Lambert.

     (m) Opinions of Pfizer Financial Advisors. Pfizer has received the opinions of Lazard Freres & Co. LLC and Merrill Lynch & Co., each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Pfizer, from a financial point of view, copies of which opinions will be promptly delivered to Warner-Lambert.

     (n) Accounting Matters. To the knowledge of Pfizer, neither Pfizer nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to Pfizer, that would prevent Pfizer from accounting for the Merger as a "pooling-of-interests" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     (o) Taxes. Each of Pfizer and its Subsidiaries has accurately filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to accurately file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Pfizer. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (p) Certain Contracts. As of the date hereof, except as set forth in the Pfizer SEC Reports filed prior to the date of this Agreement, neither Pfizer nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or
(ii) any non-competition agreements

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

or any other agreements or arrangements that limit or otherwise restrict Pfizer or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of Pfizer, limit or restrict Pfizer or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (q) Pfizer Stockholder Rights Plan. The Board of Directors of Pfizer has amended the Pfizer Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Pfizer has delivered to Warner-Lambert a true and correct copy of the Pfizer Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

     (r) Employee Benefit Plans. Except as disclosed in the Pfizer SEC Reports, there are no Benefit Plans maintained by Pfizer covering only Pfizer executive officers. Each Benefit Plan maintained by Pfizer has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Pfizer. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Pfizer that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Pfizer employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Pfizer.

     (s) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Pfizer, Pfizer is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance ("COBRA"), labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

     3.2 REPRESENTATIONS AND WARRANTIES OF WARNER-LAMBERT. Except as set forth in the Warner-Lambert Disclosure Schedule delivered by Warner-Lambert to Pfizer prior to the execution of this Agreement (the "Warner-Lambert Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Warner-Lambert represents and warrants to Pfizer as follows:

     (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of Warner-Lambert and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. The copies of the certificate of incorporation and bylaws of Warner-Lambert which were previously furnished or made available to Pfizer are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Exhibit 21 to Warner-Lambert's Annual Report on Form 10K
             for the year ended December 31, 1998 includes all the Subsidiaries of Warner-Lambert which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by Warner-Lambert, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Warner-Lambert SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither Warner-Lambert nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Warner-Lambert and its Subsidiaries taken as a whole.

     (b) Capital Structure.

             (i) As of December 31, 1999, the authorized capital stock of Warner-Lambert consisted of (A) 1,200,000,000 shares of Warner-Lambert Common Stock, of which 862,047,037 shares were outstanding and 99,934,571 shares were held in the treasury of Warner-Lambert and (B) 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding and 400,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Warner-Lambert Rights") distributed to the holders of Warner-Lambert Common Stock pursuant to the Rights Agreement dated as of March 25, 1997, between Warner-Lambert and First Chicago Trust Company of New York (the "Warner-Lambert Rights Agreement"). Since December 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Warner-Lambert or any other securities of Warner-Lambert other than issuances of shares (and accompanying Warner-Lambert Rights) pursuant to options or rights outstanding as of December 31, 1999 under the Benefit Plans of Warner-Lambert. All issued and outstanding shares of the capital stock of Warner-Lambert are duly authorized, validly issued, fully paid and non-assessable, and no class of capital

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        stock is entitled to preemptive rights. There were outstanding as of
        December 31, 1999 no options, warrants or other rights to acquire capital stock from Warner-Lambert other than (x) the Warner-Lambert Rights and (y) options and other rights to acquire capital stock of Warner-Lambert representing in the aggregate the right to purchase 71,520,520 shares of Warner-Lambert Common Stock (collectively, the "Warner-Lambert Stock Options") under the 1989 Stock Plan, the 1992 Stock Plan, the 1996 Stock Plan and the Restricted Stock Plan for Directors (collectively, the "Warner-Lambert Stock Option Plans"). Except in connection with pre-employment grants of Warner-Lambert Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 5,000 shares of Warner-Lambert Common Stock, Section 3.2(b) of the Warner-Lambert Disclosure Schedule sets forth a complete and correct list, as of December 31, 1999, of the number of shares of Warner-Lambert Common Stock subject to Warner-Lambert Stock Options or other rights to purchase or receive Warner-Lambert Common Stock granted under the Warner-Lambert Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except in connection with pre-employment grants of Warner-Lambert Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 10,000 shares of Warner-Lambert Common Stock, and except as set forth on Schedule 3.2(b)(i) of the Warner-Lambert Disclosure Schedule, no options or warrants or other rights to acquire capital stock from Warner-Lambert have been issued or granted since December 31, 1999 to the date of this Agreement.

             (ii) No bonds, debentures, notes or other indebtedness of Warner-Lambert having the right to vote on any matters on which stockholders may vote ("Warner-Lambert Voting Debt") are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Warner-Lambert or any of its Subsidiaries is a party or by which any of them is bound obligating Warner-Lambert or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Warner-Lambert or any of its Subsidiaries or obligating Warner-Lambert or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Warner-Lambert or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Warner-Lambert or any of its Subsidiaries.

     (c) Authority; No Conflicts.

             (i) Warner-Lambert has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Warner-Lambert Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Warner-Lambert, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Warner-Lambert Vote. This Agreement has been duly executed and

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        delivered by Warner-Lambert and constitutes a valid and binding agreement of Warner-Lambert, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by Warner-Lambert does not or will not, as the case may be, and the consummation by Warner-Lambert of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to:
        (A) any provision of the certificate of incorporation or bylaws of Warner-Lambert or any material Subsidiary of Warner-Lambert or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Warner-Lambert or any Subsidiary of Warner-Lambert or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Warner-Lambert or any Subsidiary of Warner-Lambert in connection with the execution and delivery of this Agreement by Warner-Lambert or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

     (d) Reports and Financial Statements.

             (i) Warner-Lambert has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Warner-Lambert SEC Reports"). No Subsidiary of Warner-Lambert is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Warner-Lambert SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Warner-Lambert SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Warner-Lambert and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim

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        financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Warner-Lambert SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Warner-Lambert SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date hereof, since December 31, 1998, Warner-Lambert and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Warner-Lambert and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

     (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Warner-Lambert for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Warner-Lambert stockholders or Pfizer stockholders or at the time of the Warner-Lambert Stockholders Meeting or the Pfizer Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Warner-Lambert with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Pfizer or Merger Sub for inclusion or incorporation by reference therein.

     (f) Board Approval. The Board of Directors of Warner-Lambert, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Warner-Lambert Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Warner-Lambert and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of Warner-Lambert adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Warner-Lambert's stockholders at the Warner-Lambert Stockholders Meeting. The Warner-Lambert Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Warner-Lambert, except for

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Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

     (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Warner-Lambert Common Stock to adopt this Agreement and approve the Merger (the "Required Warner-Lambert Vote") is the only vote of the holders of any class or series of Warner-Lambert capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     (h) Litigation; Compliance with Laws.

             (i) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of Warner-Lambert, threatened, against or affecting Warner-Lambert or any Subsidiary of Warner-Lambert which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Warner-Lambert, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Warner-Lambert or any Subsidiary of Warner-Lambert which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

             (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, Warner-Lambert and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Warner-Lambert and its Subsidiaries, taken as a whole (the "Warner-Lambert Permits"). Warner-Lambert and its Subsidiaries are in compliance with the terms of the Warner-Lambert Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, neither Warner-Lambert nor its Subsidiaries is in violation of, and Warner-Lambert and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

     (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, except as permitted by Section 4.2, since September 30, 1999,
(i) Warner-Lambert and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by Warner-Lambert or any of its Subsidiaries during the period from September 30, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, since December 31, 1998, there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of Warner-Lambert) which, in the aggregate,

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have had, or would reasonably be expected to have, a Material Adverse Effect on
Warner-Lambert.

     (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert and except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, (i) the operations of Warner-Lambert and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of Warner-Lambert, threatened, Actions under or pursuant to Environmental Laws against Warner-Lambert or its Subsidiaries or involving any real property currently or, to the knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert or its Subsidiaries, (iii) Warner-Lambert and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Warner-Lambert, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and, to the knowledge of Warner-Lambert, all real property operated or leased by Warner-Lambert or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of Warner-Lambert, has there been in the past, on, in or under any real property owned, leased or operated by Warner-Lambert or any of its predecessors (A) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials,
(B) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

     (k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert and except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, (i) Warner-Lambert and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Warner-Lambert and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Warner-Lambert or any Subsidiary acquired the right to use any Intellectual Property;
(iii) to the knowledge of Warner-Lambert, no Person is challenging, infringing on or otherwise violating any right of Warner-Lambert or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Warner-Lambert or its Subsidiaries; and (iv) neither Warner-Lambert nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Warner-Lambert and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Warner-Lambert or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Warner-Lambert except Bear, Stearns & Co. Inc. and Goldman Sachs & Co., whose fees and expenses will be paid

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by Warner-Lambert in accordance with Warner-Lambert's agreements with such firm, copies of which have been provided to Pfizer.

     (m) Opinions of Warner-Lambert Financial Advisor. Warner-Lambert has received the opinions of Bear, Stearns & Co. Inc. and Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Warner-Lambert Common Stock, copies of which opinions will promptly be provided to Pfizer.

     (n) Accounting Matters. To the knowledge of Warner-Lambert, neither Warner-Lambert nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to Warner-Lambert, that would prevent Pfizer from accounting for the Merger as a "pooling-of-interests" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     (o) Taxes. Each of Warner-Lambert and its Subsidiaries has accurately filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to accurately file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

     (p) Certain Contracts. As of the date hereof, except as set forth in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, neither Warner-Lambert nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict Warner-Lambert or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of Warner-Lambert, limit or restrict Pfizer or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (q) Warner-Lambert Stockholder Rights Plan. The Board of Directors of Warner-Lambert has amended the Warner-Lambert Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Warner-Lambert has delivered to Pfizer a true and correct copy of the Warner-Lambert Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

     (r) Employee Benefit Plans. Except as disclosed in the Warner-Lambert SEC Reports, there are no Benefit Plans maintained by Warner-Lambert covering only Warner-Lambert executive officers. Each Benefit Plan maintained by Warner-Lambert has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Warner-Lambert that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Warner-Lambert Employee (US), Warner-Lambert Employee (Non-US) or Warner-Lambert Employee (Collective Bargaining Units) which, in the aggregate, have

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had, or would reasonably be expected to have, a Material Adverse Effect on
Warner-Lambert. Warner-Lambert's Board of Directors has not declared an "other circumstance" to have occurred within the meaning of Section 4.2(y) of Warner-Lambert's Enhanced Severance Plan.

     (s) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, Warner-Lambert is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

     3.3 REPRESENTATIONS AND WARRANTIES OF PFIZER AND MERGER SUB. Pfizer and Merger Sub represent and warrant to Warner-Lambert as follows:

     (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Pfizer.

     (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

     (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

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                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF PFIZER. During the period from the date of this Agreement and continuing until the Effective Time, Pfizer agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Pfizer Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Warner-Lambert shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

             (i) Pfizer and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Pfizer or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section
        4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than in connection with acquisitions permitted by
        Section 4.1(e), Pfizer shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 2000, are not in excess of the amounts set forth in Section 4.1(a) of the Pfizer Disclosure Schedule.

     (b) Dividends; Changes in Share Capital. Pfizer shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.09 per share of Pfizer Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of Pfizer, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Pfizer which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Pfizer of Pfizer Common Stock (and the associated Pfizer Rights) in the ordinary course of business consistent with past practice in connection with the Pfizer Benefit Plans and, subject to the restrictions contained in
Section 4.1(h) herein, except for the redemption or exchange of Pfizer Rights in accordance with the Pfizer

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Rights Agreement or repurchases of shares of Pfizer Common Stock up to $1.9 billion pursuant to its previously announced repurchase program.

     (c) Issuance of Securities. Pfizer shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Pfizer Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Pfizer Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Pfizer Common Stock (and the associated Pfizer Rights) upon the exercise of Pfizer Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Pfizer Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Pfizer Stock Options or other stock based awards to acquire shares of Pfizer Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.1(c) of the Pfizer Disclosure Schedule, (iii) issuances by a wholly owned Subsidiary of Pfizer of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Pfizer, (iv) pursuant to acquisitions set forth on the Pfizer Disclosure Schedule or the financings therefor or (v) issuances in accordance with the Pfizer Rights Agreement.

     (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Pfizer and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. Other than (i) acquisitions disclosed on the Pfizer Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of Pfizer the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in
Section 4.1(e) of the Pfizer Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, Pfizer shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Pfizer and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Pfizer or (y) the creation of new Subsidiaries of Pfizer organized to conduct or continue activities otherwise permitted by this Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Pfizer, (ii) dispositions referred to in Pfizer SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Pfizer Disclosure Schedule, Pfizer shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of,

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or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Pfizer but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.1(f) of the Pfizer Disclosure Schedule.

     (g) Investments; Indebtedness. Pfizer shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Pfizer or a Subsidiary of Pfizer to or in Pfizer or any Subsidiary of Pfizer, (y) pursuant to any contract or other legal obligation of Pfizer or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.1(g) of the Pfizer Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h) Pooling; Tax-Free Qualification. Pfizer shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
Section 368 of the Code.

     (i) Compensation. Other than as contemplated by Section 5.6 or by Section 4.1(c) or 4.1(i) of the Pfizer Disclosure Schedule, Pfizer shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Pfizer Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Pfizer Benefit Plan and, in the case of any of the foregoing, except in the ordinary course of business consistent with past practice or as required by an existing agreement.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in Pfizer SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Pfizer shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Pfizer's independent public accountants. Pfizer shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k) Certain Agreements. Pfizer shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Pfizer or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Pfizer or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in

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the aggregate, would reasonably be expected to have a Material Adverse Effect on
Pfizer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l) No Related Actions. Pfizer will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     4.2 COVENANTS OF WARNER-LAMBERT. During the period from the date of this Agreement and continuing until the Effective Time, Warner-Lambert agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Warner-Lambert Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Pfizer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

             (i) Warner-Lambert and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Warner-Lambert or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than in connection with acquisitions permitted by
        Section 4.2(e), Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, (A) enter into any licensing agreement, except for those licensing agreements set forth on Section 4.2(a)(ii) of the Warner-Lambert Disclosure Schedule and any such licensing agreements related to the Schick, Tetra, Capsugel or Adams divisions of Warner-Lambert; (B) enter into any new material line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith, or (D) with respect to the pharmaceutical and consumer healthcare businesses (except Schick, Tetra, and Capsugel), enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services by Warner-Lambert or any of its Subsidiaries which contract, agreement or other arrangement involves expenditures in excess of $10 million or which may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless such contract, agreement or arrangement can be terminated by Warner-Lambert or its Subsidiary, as the case may be, by giving less than 60 days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "Permitted Capital Expenditure" is a capital expenditure which (i) is set forth on a Capital Expenditure Schedule to be delivered by Warner-Lambert to Pfizer on or prior to February 28, 2000 to the extent it is approved by Pfizer (which approval will not be unreasonably withheld by Pfizer) or
        (ii) is (A) less than $10 million in the case of any single expenditure or related series of

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        expenditures and (B) $100 million in the aggregate for all capital expenditures incurred pursuant to this clause (ii) and not clause (i). Warner-Lambert will deliver to Pfizer on a quarterly basis a schedule of actual capital expenditures made.

     (b) Dividends; Changes in Share Capital. Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.24 per share of Warner-Lambert Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of Warner-Lambert, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Warner-Lambert which remains a wholly owned Subsidiary after consummation of such transaction, or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Warner-Lambert of Warner-Lambert Common Stock (and the associated Warner-Lambert Rights) in the ordinary course of business consistent with past practice in connection with the Warner-Lambert Benefit Plans and except for the redemption or exchange of Warner-Lambert Rights in accordance with the Warner-Lambert Rights Agreement.

     (c) Issuance of Securities. Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Warner-Lambert Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Warner-Lambert Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Warner-Lambert Common Stock (and the associated Warner-Lambert Rights) upon the exercise of Warner-Lambert Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Warner-Lambert Stock Options or other stock based awards granted pursuant to clause (iii) below, (ii) issuances by a wholly owned Subsidiary of Warner-Lambert of capital stock to such Subsidiary's parent or another wholly owned subsidiary of Warner-Lambert,
(iii) the granting of Warner-Lambert Stock Options or other stock based awards to acquire shares of Warner-Lambert Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.2(c) of the Warner-Lambert Disclosure Schedule, (iv) pursuant to acquisitions set forth on the Warner-Lambert Disclosure Schedule or the financings therefor or (v) issuances in accordance with the Warner-Lambert Rights Agreement.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Warner-Lambert shall not amend or propose to so amend its respective certificates of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. Other than (i) acquisitions disclosed on the Warner-Lambert Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of Warner-Lambert and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $25

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million for any individual acquisition, or $100 million in the aggregate for all such acquisitions, and none of which acquisitions referred to in this clause
(ii) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Warner-Lambert or (y) the creation of new Subsidiaries of Warner-Lambert organized to conduct or continue activities otherwise permitted by this Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Warner-Lambert, (ii) dispositions referred to in Warner-Lambert SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Warner-Lambert Disclosure Schedule, Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Warner-Lambert but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds $25 million for any individual disposition, or $100 million in the aggregate for all such dispositions.

     (g) Investments; Indebtedness. Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e) and except for any indebtedness incurred by Warner-Lambert or its Subsidiaries to finance or refinance amounts due pursuant to Article VII of the Agreement and Plan of Merger, dated as of November 3, 1999, among American Home Products Corporation, Wolverine Sub Corp. and Warner-Lambert (the "AHP Merger Agreement"), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Warner-Lambert or a Subsidiary of Warner-Lambert to or in Warner-Lambert or any Subsidiary of Warner-Lambert, (y) pursuant to any contract or other legal obligation of Warner-Lambert or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $250 million in the aggregate (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or
(ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h) Pooling; Tax-Free Qualification. Warner-Lambert shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that

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

would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code.

     (i) Compensation. Other than as contemplated by Section 5.6 or by Sections 4.2(c) or 4.2(i) of the Warner-Lambert Disclosure Schedule, Warner-Lambert shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Warner-Lambert Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Warner-Lambert Benefit Plan and, in the case of any of the foregoing, except in the ordinary course of business consistent with past practice or as required by an existing agreement.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in Warner-Lambert SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Warner-Lambert shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Warner-Lambert's independent public accountants. Warner-Lambert shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k) Certain Agreements. Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Warner-Lambert or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Pfizer or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l) No Related Actions. Warner-Lambert will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

     4.3 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Warner-Lambert and Pfizer shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

     4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Warner-Lambert, directly or indirectly, the right to control or direct Pfizer's operations prior to the Effective Time. Nothing contained in this Agreement shall give Pfizer, directly or indirectly, the right to control or direct Warner-Lambert's operations prior to the Effective Time. Prior to the Effective Time, each of Warner-Lambert and Pfizer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

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                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS. (a) As promptly as reasonably practicable following the date hereof, Pfizer and Warner-Lambert shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Pfizer shall prepare and file a registration statement on Form S-4 with respect to the issuance of Pfizer Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Pfizer's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Pfizer and Warner-Lambert shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Pfizer and Warner-Lambert shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Pfizer will provide Warner-Lambert with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide Warner-Lambert with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Pfizer, in connection with a Change in the Pfizer Recommendation, and Warner-Lambert, in connection with a Change in the Warner-Lambert Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Pfizer Recommendation or a Change in the Warner-Lambert Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Pfizer or Warner-Lambert (as the case may be) for making such Change in the Pfizer Recommendation or Change in the Warner-Lambert Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. Pfizer will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Pfizer stockholders, and Warner-Lambert will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Warner-Lambert's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Pfizer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities
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

laws in connection with the Share Issuance and Warner-Lambert shall furnish all information concerning Warner-Lambert and the holders of Warner-Lambert Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Pfizer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Pfizer or Warner-Lambert, or any of their respective affiliates, officers or directors, should be discovered by Pfizer or Warner-Lambert which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Pfizer and Warner-Lambert.

     (b) Warner-Lambert shall duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that Warner-Lambert shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Warner-Lambert Stockholders Meeting") for the purpose of obtaining the Required Warner-Lambert Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required Warner-Lambert Vote; and the Board of Directors of Warner-Lambert shall recommend adoption of this Agreement by the stockholders of Warner-Lambert to the effect as set forth in Section 3.2(f) (the "Warner-Lambert Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Pfizer such recommendation or take any action or make any statement in connection with the Warner-Lambert Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Warner-Lambert Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Warner-Lambert Recommendation) of factual information regarding the business, financial condition or results of operations of Pfizer or Warner-Lambert or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of Warner-Lambert does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Pfizer its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of Warner-Lambert may make a Change in the Warner-Lambert Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the Warner-Lambert Stockholders Meeting if (i) the Board of Directors of Warner-Lambert determines in good faith that a Material Adverse Effect has occurred with respect to Pfizer and (ii) the Board of Directors of Warner-Lambert determines in good faith that, by reason of its determination in clause (i) the failure to effect such Change in the Warner-Lambert Recommendation would create a substantial probability of violating the fiduciary duties of the Warner-

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Lambert Board of Directors under applicable law. Notwithstanding any Change in the Warner-Lambert Recommendation, this Agreement shall be submitted to the stockholders of Warner-Lambert at the Warner-Lambert Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of Warner-Lambert at the Warner-Lambert Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

     (c) Pfizer shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that Pfizer shall have used reasonable best efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Pfizer Stockholders Meeting") for the purpose of obtaining the Pfizer Stockholder Approval and shall take all lawful action to solicit the approval of the Share Issuance and adoption of the Board Amendment and the Board of Directors of Pfizer shall recommend approval of the Share Issuance and adoption of the Board Amendment by the stockholders of Pfizer to the effect as set forth in Section 3.1(f) (the "Pfizer Recommendation"), and shall not Change in any manner adverse to Warner-Lambert such recommendation or take any action or make any statement in connection with the Pfizer Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Pfizer Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Pfizer Recommendation) of factual information regarding the business, financial condition or operations of Pfizer or Warner-Lambert or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of Pfizer does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Warner-Lambert its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided, further, that the Board of Directors of Pfizer may make a Change in the Pfizer Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the Pfizer Stockholders Meeting if (i) the Board of Directors of Pfizer determines in good faith that a Material Adverse Effect has occurred with respect to Warner-Lambert and (ii) the Board of Directors of Pfizer determines in good faith that, by reason of its determination in clause (i) the failure to effect such Change in the Pfizer Recommendation would create a substantial probability of violating the fiduciary duties of the Pfizer Board of Directors under applicable law. Notwithstanding any Change in the Pfizer Recommendation, a proposal to approve the Share Issuance and the Board Amendment shall be submitted to the stockholders of Pfizer at the Pfizer Stockholders Meeting for the purpose of obtaining the Pfizer Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of Pfizer at the Pfizer Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

     (d) For purposes of this Agreement, a Change in the Warner-Lambert Recommendation shall be deemed to include, without limitation, a recommendation by the Warner-Lambert Board of Directors of a third party Acquisition Proposal with respect to Warner-Lambert and a Change in the Pfizer Recommendation shall be deemed to include, without limitation, a recommendation by the Pfizer Board of Directors of a third party Acquisition Proposal with respect to Pfizer.

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     5.2  PFIZER BOARD OF DIRECTORS; EXECUTIVE OFFICERS; HEADQUARTERS;
WARNER-LAMBERT NAME. (a) At or prior to the Effective Time, Pfizer will use its reasonable best efforts to (i) reconstitute the board of directors of Pfizer in accordance with Section 1.5(b), Section 1.6(b) and Section 1.7, and (ii) reconstitute the committees of Board of Directors of Pfizer in accordance with the letter referenced in Section 1.7. The headquarters of Pfizer will remain in New York, New York and Pfizer will maintain such other offices as provided in the letter referenced in Section 1.7.

     (b) Following the Effective Time, Pfizer shall preserve and perpetuate the names "Warner-Lambert" and "Parke-Davis" as a divisional name and a trade name, respectively, in accordance with the letter referenced in Section 1.7.

     5.3 ACCESS TO INFORMATION/EMPLOYEES. (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Any such information obtained pursuant to this Section 5.3 ("Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party's behalf or who obtain such information from such party. Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives, or (B) is or becomes available to a party (other than the disclosing party) or its Representatives that is not known by the non-disclosing party to have any obligation not to disclose such information. Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively "Representatives") who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal duress, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such

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information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.3. Each party shall be responsible for the breach of the terms of this Section 5.3 by its Representative. Any investigation by Pfizer or Warner-Lambert shall not affect the representation and warranties of Warner-Lambert and Pfizer, as the case may be.

     (b) After the date hereof Pfizer and Warner-Lambert shall establish a mechanism reasonably acceptable to both parties by which Pfizer will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with Warner-Lambert employees regarding employee related matters after the Effective Time.

     5.4  REASONABLE BEST EFFORTS.

     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of Pfizer and its Subsidiaries or Warner-Lambert and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Pfizer, Warner-Lambert or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and its Subsidiaries (including the

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Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (b) Each of Pfizer and Warner-Lambert shall, in connection with the efforts referenced in Section 5.4(a) obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Pfizer and Warner-Lambert shall cooperate in all respects with each other and use its respective reasonable best efforts, including without limitation, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Pfizer, Warner-Lambert or their respective Subsidiaries or the conducting of their business in a specified manner, in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII; provided that the foregoing is subject in all respects to the last sentence of Section 5.4(a).

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Pfizer and Warner-Lambert shall use its reasonable best

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efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     5.5 ACQUISITION PROPOSALS. Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), each of Pfizer and Warner-Lambert agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of such party, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of Pfizer and Warner-Lambert further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of Pfizer and Warner-Lambert or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Pfizer or Warner-Lambert Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) its Stockholders Meeting shall not have occurred, (ii)
(x) in the case of clause (B) above such change is permitted by clause (y) of the second proviso of the first sentence of Section 5.1(b) or Section 5.1(c), as the case may be, or it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in Section 5.3 and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals o r offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the

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material terms and conditions of any inquiries, proposals or offers. Each of
Pfizer and Warner-Lambert agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of Pfizer and Warner-Lambert agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of Pfizer and Warner-Lambert agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall (x) permit Pfizer or Warner-Lambert to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of Pfizer or Warner-Lambert under this Agreement.

     5.6  EMPLOYEE BENEFITS MATTERS.  (a) Warner-Lambert Employees
(US). Following the Effective Time, Pfizer shall comply with the terms of, or cause the Surviving Corporation to comply with the terms of, all Warner-Lambert Benefit Plans and related funding arrangements in accordance with their respective terms. Nothing herein shall require Pfizer to continue any particular Benefit Plan or prevent the amendment or termination thereof; provided, however, that Pfizer shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable law. Subject to the first two sentences of this Section 5.6(a), from and after the Effective Time until the first anniversary of the Effective Time, Pfizer shall provide compensation and employee benefits under Benefit Plans (as defined in Section 8.11) to the employees and former employees of Warner-Lambert and its Subsidiaries who are employed in the United States (including Puerto Rico) and employees designated by Warner-Lambert as "foreign service colleagues" (the "Warner-Lambert Employees (US)") that are substantially comparable in the aggregate to those provided to such persons pursuant to the Warner-Lambert Benefit Plans in effect immediately prior to the date hereof. The term "Warner-Lambert Employees (US)" shall not include Warner-Lambert Employees (Non-US) or Warner-Lambert Employees (Collective Bargaining Units). With respect to any Benefit Plans in which any Warner-Lambert Employees (US) first become eligible to participate, on or after the Effective Time, Pfizer shall: (A) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Warner-Lambert Employees
(US) under any Pfizer plans in which such employees may be eligible to participate after the Effective Time, except to the extent that such pre-existing conditions exclusions or waiting periods apply to changes made by the employee under the terms of the Pfizer plans on the same basis as would apply to a Pfizer employee making a similar change; (B) provide each Warner-Lambert Employee (US) with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Pfizer plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Warner-Lambert Employees (US) with Warner-Lambert and its Subsidiaries for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual) in any Pfizer plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable Pfizer plan; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits under multiple plans or would result in benefit accruals under multiple defined benefit pension plans with respect to the same period of service without offset for benefits accrued under a

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predecessor defined benefit pension plan. Warner-Lambert's board of directors will not declare an "other circumstance" to have occurred within the meaning of
Section 4.2(y) of Warner-Lambert's Enhanced Severance Plan. During the period from the date of this Agreement and continuing until the Effective Time, Warner-Lambert agrees as to itself and its Subsidiaries that neither Warner-Lambert nor any of its Subsidiaries shall take or cause to be taken any action that would constitute an "Activation Event" (as defined in Section 4.2 of Warner-Lambert's Enhanced Severance Plan), other than in the ordinary course of business.

     (b) Warner-Lambert Employees (Non-US). From and after the Effective Time until the first anniversary of the Effective Time, Pfizer shall provide compensation and employee benefits to the employees and former employees of Warner-Lambert and its Subsidiaries who are employed outside the United States (other than any such employee who is a Warner-Lambert Employee (US)) ("Warner-Lambert Employees (Non-US)") that are substantially comparable, in the aggregate, to those provided to such persons immediately prior to the date hereof, subject to: such modifications as are necessary to comply with applicable laws of the foreign countries and their political subdivisions; and applicable labor agreements. Nothing herein shall serve to extend any benefits under any plans maintained for the benefit of Warner-Lambert Employees (US) to any person who is not a Warner-Lambert Employee (US). The term Warner-Lambert Employees (Non-US) shall not include Warner-Lambert Employees (US) or Warner-Lambert Employees (Collective Bargaining Units).

     (c) Warner-Lambert Employees (Collective Bargaining Units). The terms and conditions of employment of Warner-Lambert employees and former employees who are covered by the Agreement between Parke-Davis Warner-Lambert Company and the International Union of Operating Engineers, Local 547-A, B, C, E, H -- AFL-CIO, dated April 1, 1998 or the Agreement between Warner-Lambert Company and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO and its Local Union No. 2-670, dated May 1, 1999 or any other collective bargaining agreements between Warner-Lambert or its Subsidiaries and any other collective bargaining unit ("Warner-Lambert Employees (Collective Bargaining Units)"), are contained, and shall be as explicitly set forth, in such agreements. The term Warner-Lambert Employees (Collective Bargaining Units) shall not include Warner-Lambert Employees (US) or Warner-Lambert Employees (Non-US).

     5.7 FEES AND EXPENSES. Subject to Section 5.15 and Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on Warner-Lambert or its Subsidiaries and
(b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be paid by Pfizer. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/ Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

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     5.8  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.  The Surviving
Corporation shall, and Pfizer shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Warner-Lambert and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Warner-Lambert pursuant to Warner-Lambert's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Warner-Lambert and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of Warner-Lambert and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. The obligations of the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee
(it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

     5.9 PUBLIC ANNOUNCEMENTS. Pfizer and Warner-Lambert shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Pfizer nor Warner-Lambert shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.10 ACCOUNTANT'S LETTERS. (a) Pfizer shall use reasonable best efforts to cause to be delivered to Warner-Lambert two letters from Pfizer's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Pfizer and Warner-Lambert, in form reasonably satisfactory to Warner-Lambert and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Pfizer shall use reasonable best efforts to cause to be delivered to Warner-Lambert a copy of a letter from Pfizer's independent accountants, dated approximately the

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date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     (b) Warner-Lambert shall use reasonable best efforts to cause to be delivered to Pfizer two letters from Warner-Lambert's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Warner-Lambert and Pfizer, in form reasonably satisfactory to Pfizer and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Warner-Lambert shall use reasonable best efforts to cause to be delivered to Pfizer a copy of a letter from Warner-Lambert's independent public accountants, addressed to Warner-Lambert, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they concur with Warner-Lambert's conclusion that, as of the date of their report, no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling-of-interests.

     (c) Following execution of this Agreement, each of Pfizer and Warner-Lambert shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

     5.11 LISTING OF SHARES OF PFIZER COMMON STOCK. Pfizer shall use its reasonable best efforts to cause the shares of Pfizer Common Stock to be issued in the Merger and the shares of Pfizer Common Stock to be reserved for issuance upon exercise of the Warner-Lambert Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.12 DIVIDENDS. After the date of this Agreement, each of Pfizer and Warner-Lambert shall coordinate with the other the payment of dividends with respect to the Pfizer Common Stock and Warner-Lambert Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Pfizer Common Stock and Warner-Lambert Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Pfizer Common Stock and/or Warner-Lambert Common Stock or any shares of Pfizer Common Stock that any such holder receives in exchange for such shares of Warner-Lambert Common Stock in the Merger.

     5.13 AFFILIATES. (a) Not less than 45 days prior to the Effective Time, Warner-Lambert shall deliver to Pfizer a letter identifying all persons who, in the judgment of Warner-Lambert, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Warner-Lambert, "affiliates" of Warner-Lambert for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Warner-Lambert shall use reasonable best efforts to cause each person identified on such list to deliver to Pfizer not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
Exhibit 5.13 hereto (an "Affiliate Agreement" ). Not less than 45 days prior to the Effective Time, Pfizer shall deliver to Warner-Lambert a letter identifying all persons who, in the judgment

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of Pfizer, may be deemed "affiliates" of Pfizer for purposes of qualifying the
Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Pfizer shall use reasonable best efforts to cause each person identified on such list to deliver to Warner-Lambert not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs 1(B) and 2 of
Exhibit 5.13 hereto.

     (a) Pfizer shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     5.14 SECTION 16 MATTERS. Prior to the Effective Time, Pfizer and Warner-Lambert shall take all such steps as may be required to cause any dispositions of Warner-Lambert Common Stock (including derivative securities with respect to Warner-Lambert Common Stock) or acquisitions of Pfizer Common Stock (including derivative securities with respect to Pfizer Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to Warner-Lambert, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     5.15 LIPITOR(R) ARRANGEMENTS. (a) In the event that this Agreement is terminated under circumstances which constitute a Warner-Lambert Termination Event (as defined in this Section 5.15), then, upon termination of this Agreement, Pfizer and Warner-Lambert shall, and shall cause their respective affiliates to, promptly enter into (i) the Third Amendment to the Collaboration Agreement in the form of Exhibit 5.15(a) hereto, (ii) the Third Amendment to the International Co-Promotion Agreement in the form of Exhibit 5.15(b) hereto, and
(iii) the Letter Agreement relating to the Norvasc(R)/Lipitor(R) combination product in the form of Exhibit 5.15(c) hereto (collectively, the "Lipitor(R) Agreements").

     (b) In the event that (i) this Agreement is terminated under circumstances which constitute a Pfizer Termination Event (as defined in this Section 5.15), or (ii) the Merger is consummated, then in each case, Pfizer and Warner-Lambert (and their respective affiliates) shall not enter into the Lipitor(R) Agreements.

     (c) In the event that this Agreement is terminated under circumstances which constitute a Neutral Termination Event (as defined in this Section 5.15), then Pfizer shall have the right for ten Business Days following the date of termination of this Agreement (the "Election Period") to notify Warner-Lambert in writing (an "Election Notice") that Pfizer will enter into the Lipitor(R) Agreements in accordance with the following provisions. Promptly following receipt of such Election Notice by Warner-Lambert, Pfizer and Warner-Lambert shall, and shall cause their respective affiliates to, enter into the Lipitor(R) Agreements and, concurrently with the execution and delivery of such Lipitor Agreements by the parties thereto, Pfizer shall pay Warner-Lambert a cash amount equal to $1.333 billion, such payment to be made by wire transfer of immediately available funds. If Warner-Lambert does not receive an Election Notice from Pfizer during the Election

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Period, then Pfizer's right to enter into the Lipitor(R) Agreements pursuant to this Section 5.15 shall terminate and be of no further force and effect.

     (d) From the date hereof until the earlier of (i) the Effective Time, (ii) termination of this Agreement in circumstances which constitute a Pfizer Termination Event or (iii) expiration of the Election Period without Warner-Lambert receiving an Election Notice from Pfizer following termination of this Agreement in circumstances which constitute a Neutral Termination Event, Warner-Lambert agrees not to, and agrees that its affiliates will not (i) exercise any rights under Section 14.02(a) and Section 14.02(b) of the Collaboration Agreement to terminate such agreement or (ii) exercise any rights under Section 14.02(a) and Section 14.02(b) of the International Co-Promotion Agreement to terminate such agreement.

     (e) A "Warner-Lambert Termination Event" shall mean (i) a termination of this Agreement pursuant to Section 7.1(b) herein if, at the time of termination, the closing conditions set forth in any of Section 6.2(a), Section 6.2(b) or
Section 6.2(e) herein are not satisfied but all other conditions set forth in
Article VI shall be satisfied at such time, (ii) a termination of this Agreement pursuant to Section 7.1(d) herein (provided that the basis for termination is the failure of Warner-Lambert's stockholders to adopt this Agreement and approve the Merger at a vote duly taken) or, following a Change in the Warner-Lambert Recommendation by reason of a Superior Proposal with respect to Warner-Lambert, a termination of this Agreement pursuant to Section 7.1(e), unless, in either case, (A) at the time of the event giving rise to the right of termination, a Material Adverse Effect with respect to Pfizer or a Change in the Pfizer Recommendation following the making of a proposal for a Business Combination with respect to Pfizer has occurred, or (B) Pfizer's stockholders have failed to approve the Share Issuance at a vote duly taken, (iii) a termination by Pfizer of this Agreement pursuant to Section 7.1(g) herein, and (iv) a termination by Warner-Lambert pursuant to Section 7.1(i) herein; provided that no Warner-Lambert Termination Event shall be deemed to have occurred pursuant to any of the preceding clauses if, at the time of termination, Pfizer shall be in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which breach would entitle Warner-Lambert to terminate this Agreement pursuant to Section 7.1(g).

     (f) A "Pfizer Termination Event" shall mean (i) a termination of this Agreement pursuant to Section 7.1(b) herein if, at the time of termination, the closing conditions set forth in any of Section 6.3(a) or Section 6.3(b) herein are not satisfied but all other conditions set forth in Article VI shall be satisfied at such time, (ii) a termination of this Agreement pursuant to Section 7.1(d) herein (provided that the basis for termination is the failure of Pfizer's stockholders to approve the Share Issuance at a vote duly taken) or, following a Change in the Pfizer Recommendation by reason of a Superior Proposal with respect to Pfizer, a termination of this Agreement pursuant to Section 7.1(f), unless, in either case, (A) at the time of the event giving rise to the right of termination, a Material Adverse Effect with respect to Warner-Lambert or a Change in the Warner-Lambert Recommendation following the making of a proposal for a Business Combination with respect to Warner-Lambert has occurred, or (B) Warner-Lambert's stockholders have failed to adopt this Agreement and approve the Merger at a vote duly taken, (iii) a termination by Warner-Lambert of this Agreement pursuant to Section 7.1(g) herein, and (iv) a termination by Pfizer pursuant to Section 7.1(j) herein; provided that no Pfizer Termination Event shall be deemed to have occurred pursuant to any of the preceding clauses if, at the time of termination, Warner-Lambert shall be in breach of any of its

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representations, warranties, covenants, obligations or agreements contained in this Agreement which breach would entitle Pfizer to terminate this Agreement pursuant to Section 7.1(g).

     (g) A "Neutral Termination Event" shall mean termination of this Agreement pursuant to Section 7.1 herein which is neither a Warner-Lambert Termination Event nor a Pfizer Termination Event. Notwithstanding anything herein to the contrary, a termination of this Agreement shall be a Neutral Termination Event if the Merger cannot be accounted for as a pooling-of-interests and there shall not have been any breach of either Section 4.1(h) or Section 4.2(h) herein.

     (h) "Collaboration Agreement" shall mean the Collaboration Agreement, effective as of June 28, 1996, between Warner-Lambert and Pfizer, as amended from time to time.

     (i) "International Co-Promotion Agreement" shall mean the International Co-Promotion Agreement, effective as of June 28, 1996, between Warner-Lambert and Pfizer, as amended from time to time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Warner-Lambert, Pfizer and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. (i) Warner-Lambert shall have obtained the Required Warner-Lambert Vote in connection with the adoption of this Agreement by the stockholders of Warner-Lambert and (ii) Pfizer shall have obtained the stockholder approval of the Share Issuance by the stockholders of Pfizer.

     (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or
(ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

     (c) HSR Act; EC Merger Regulation. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation.

     (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act and EC Merger Regulation (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Pfizer, Warner-Lambert or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pfizer and

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its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in Section 6.1(c) hereof, shall be a condition of closing under this
Section 6.1(d).

     (e) NYSE Listing. The shares of Pfizer Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (g) Pooling. Warner-Lambert shall have received and delivered to Pfizer and Pfizer's independent public accountants, two letters from its independent public accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they concur with Warner-Lambert's conclusions that, as of the date of such letters, no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling-of-interests. Pfizer shall have received and delivered to Warner-Lambert, two letters from its independent public accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PFIZER AND MERGER SUB. The obligations of Pfizer and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Pfizer, on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Warner-Lambert set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Warner-Lambert set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Pfizer shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

     (b) Performance of Obligations of Warner-Lambert. Warner-Lambert shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Pfizer shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

     (c) Tax Opinion. Pfizer shall have received from Cadwalader, Wickersham & Taft, counsel to Pfizer, on or before the date the Form S-4 shall become effective and,

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subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Pfizer shall be entitled to rely upon information, representations and assumptions provided by Pfizer and Warner-Lambert substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Pfizer deems reasonably necessary).

     (d) Warner-Lambert Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in the Warner-Lambert Rights Agreement) shall have occurred pursuant to the Warner-Lambert Rights Agreement.

     (e) Governmental Inquiry. No event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on Warner-Lambert or its prospects.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WARNER-LAMBERT. The obligations of Warner-Lambert to effect the Merger are subject to the satisfaction of, or waiver by Warner-Lambert, on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Pfizer set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Pfizer set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Pfizer to such effect.

     (b) Performance of Obligations of Pfizer. Pfizer shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Pfizer to such effect.

     (c) Tax Opinion. Warner-Lambert shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Warner-Lambert, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to Warner-Lambert shall be entitled to rely upon information, representations and assumptions provided by Pfizer and Warner-Lambert substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Warner-Lambert deems reasonably necessary).

     (d) Pfizer Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in the Pfizer Rights Agreement) shall have occurred pursuant to the Pfizer Rights Agreement.

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                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Warner-Lambert or Pfizer:

     (a) By mutual written consent of Pfizer and Warner-Lambert;

     (b) By either Warner-Lambert or Pfizer, if the Effective Time shall not have occurred on or before December 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and provided further that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) or 6.1(d) shall not have been fulfilled but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled then the Termination Date shall be automatically extended to March 31, 2001;

     (c) By either Warner-Lambert or Pfizer, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

     (d) By either Warner-Lambert or Pfizer, if the approvals of the stockholders of either Pfizer or Warner-Lambert contemplated by this Agreement (other than the Board Amendment) shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

     (e) By Pfizer, if Warner-Lambert shall have failed to make the Warner-Lambert Recommendation or effected a Change in the Warner-Lambert Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Warner-Lambert Stockholders Meeting in accordance with Section 5.1(b);

     (f) By Warner-Lambert, if Pfizer shall have failed to make the Pfizer Recommendation or effected a Change in the Pfizer Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached

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its obligations under this Agreement by reason of a failure to call the Pfizer
Stockholders Meeting in accordance with Section 5.1(c);

     (g) By either Pfizer or Warner-Lambert, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by Warner-Lambert) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Pfizer), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

     (h) [Intentionally omitted]

     (i) By Warner-Lambert, if the Board of Directors of Warner-Lambert authorizes Warner-Lambert to enter into a written agreement concerning a transaction that the Board of Directors of Warner-Lambert has determined is a Superior Proposal; provided, that Warner-Lambert shall not terminate this Agreement pursuant to this Section 7.1(i) and enter into a definitive agreement for a Business Combination until the expiration of five (5) Business Days following Pfizer's receipt of written notice advising Pfizer that Warner-Lambert has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating whether Warner-Lambert intends to enter into a definitive agreement for a Business Combination. After providing such notice, Warner-Lambert shall provide a reasonable opportunity to Pfizer during such period to make such adjustments in the terms and conditions of this Agreement as would enable Warner-Lambert to proceed with the Merger on such adjusted terms;

     (j) By Pfizer, if the Board of Directors of Pfizer authorizes Pfizer to enter into a written agreement concerning a transaction that the Board of Directors of Pfizer has determined is a Superior Proposal; provided, that Pfizer shall not terminate this Agreement pursuant to this Section 7.1(j) and enter into a definitive agreement for a Business Combination until the expiration of five (5) Business Days following Warner-Lambert's receipt of written notice advising Warner-Lambert that Pfizer has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating whether Pfizer intends to enter into a definitive agreement for a Business Combination. After providing such notice, Pfizer shall provide a reasonable opportunity to Warner-Lambert during such period to make such adjustments in the terms and conditions of this Agreement as would enable Pfizer to proceed with the Merger on such adjusted terms; or

     (k) By either Pfizer or Warner-Lambert, if the Joint Proxy Statement/Prospectus (reflecting pooling of interests accounting treatment) had not been mailed to stockholders of Warner-Lambert and Pfizer on or prior to September 30, 2000, provided that this right of termination is not available to any party which has not used its reasonable best efforts to cause such Joint Proxy Statement/Prospectus to be so mailed.

     7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Warner-Lambert or Pfizer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Pfizer or Warner-

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Lambert or their respective officers or directors except with respect to Section
3.1(l), Section 3.2(l), Section 5.3, Section 5.7, Section 5.15, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Pfizer nor Warner-Lambert shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

     (b) In the event that this Agreement is terminated pursuant to Section 7.1 herein under circumstances which constitute either a Pfizer Termination Event or a Neutral Termination Event, then Pfizer shall pay to Warner-Lambert not later than three Business Days after the date of such termination an amount in cash equal to $1.8 billion (the "Pfizer Termination Fee"). In the event this Agreement is terminated pursuant to Section 7.1 herein (a) under circumstances which constitute a Warner-Lambert Termination Event under clauses (ii) or (iv) of the definition thereof (including the proviso to Section 5.15(e)) and (b) at the time of the event giving rise to the right of termination there shall be pending a Superior Proposal with respect to Warner-Lambert, then Warner-Lambert shall pay to Pfizer not later than three Business Days after the date of such termination an amount in cash equal to $500 million (the "Warner-Lambert Termination Fee").

     (c) If Warner-Lambert receives the Pfizer Termination Fee pursuant to
Section 7.2(b) and within twelve months following termination of this Agreement Warner-Lambert enters into a definitive agreement with a third party with respect to a Business Combination, then Warner-Lambert shall repay to Pfizer, without any interest thereon, not later than three Business Days after the date of entering into such definitive agreement, the Pfizer Termination Fee, provided that Warner-Lambert shall not be obligated to repay to Pfizer the Pfizer Termination Fee if (A) Pfizer terminates this Agreement pursuant to Section 7.1(j) herein, (B) (I) Warner-Lambert terminates this Agreement pursuant to
Section 7.1(f) herein and (II) Pfizer's Board of Directors shall have, prior to termination, effected a Change in the Pfizer Recommendation following the making of a proposal for a Business Combination with respect to Pfizer that continued to be pending at the time of the event giving rise to the right of termination,
(C) (I) either Warner-Lambert or Pfizer terminates this Agreement pursuant to
Section 7.1(d) herein (provided the basis for such termination is the failure of Pfizer's stockholders to approve the Share Issuance) and (II) a proposal for a Business Combination with respect to Pfizer had been made prior to such vote and continued to be outstanding at the time of the event giving rise to the right of termination, or (D) at the time of termination of this Agreement, Pfizer had breached its representations, warranties, covenants or obligations under this Agreement which breach entitles Warner-Lambert to terminate this Agreement pursuant to Section 7.1(g). If Pfizer receives the Warner-Lambert Termination Fee pursuant to Section 7.2(b) and within twelve months following termination of this Agreement Pfizer enters into a definitive agreement with a third party with respect to a Business Combination, then Pfizer shall repay to Warner-Lambert, without any interest thereon, not later than three Business Days after the date of entering into such definitive agreement, the Warner-Lambert Termination Fee, provided that Pfizer shall not be obligated to repay to Warner-Lambert the Warner-Lambert Termination Fee if (A) Warner-Lambert terminates this Agreement pursuant to Section 7.1(i) herein, (B) (I) Pfizer terminates this Agreement pursuant to Section 7.1(e) herein and (II) Warner-Lambert's Board of Directors shall have, prior to termination, effected a Change in the Warner-Lambert Recommendation following the making of a proposal for a Business Combination with respect to Warner-Lambert that continued to be pending at the time of the event giving rise to the right of termination,

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

(C) (I) either Warner-Lambert or Pfizer terminates this Agreement pursuant to
Section 7.1(d) herein (provided the basis for such termination is the failure of Warner-Lambert's stockholders adopt this Agreement and approve the Merger) and
(II) a proposal for a Business Combination with respect to Warner-Lambert had been made prior to such vote and continued to be outstanding at the time of the event giving rise to the right of termination, or (D) at the time of termination of this Agreement, Warner-Lambert had breached its representations, warranties, covenants or obligations under this Agreement which breach entitles Pfizer to terminate this Agreement pursuant to Section 7.1(g).

     (d) For the purposes of this Section 7.2, "Business Combination" means with respect to Warner-Lambert or Pfizer, as the case may be, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person).

     (e) All payments under this Section 7.2 and Section 5.15 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Warner-Lambert and Pfizer, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this

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Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Pfizer or Merger Sub, to:
         Pfizer Inc.
         235 East 42nd Street
         New York, New York 10017
         Fax: (212)
         Attention:  Paul S. Miller, Esq.

         with a copy to:

         Cadwalader, Wickersham & Taft
         100 Maiden Lane
         New York, New York 10038
         Fax: (212) 504-6666
         Attention:  Dennis J. Block, Esq.
                     Louis J. Bevilacqua, Esq.

     (b) if to Warner-Lambert to:

         Warner-Lambert Company
         201 Tabor Road
         Morris Plains, New Jersey 07950
         Fax: (973) 631-7704
         Attention:  Gregory L. Johnson, Esq.

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York, New York 10022

         Fax: (212) 735-2000
         Attention:  Peter A. Atkins, Esq.
                     Lou R. Kling, Esq.
                     Eileen T. Nugent, Esq.

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York 10019
                     Fax: (212) 403-2000
                     Attention:  Richard D. Katcher, Esq.
                                 Steven A. Cohen, Esq.

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement, the letter referenced in Section 1.7, the letters between the General Counsels of the parties dated the date hereof and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). For purposes of clarity, nothing in Section 5.6 is intended to confer upon any Warner-Lambert Employee (US), Warner-Lambert Employee (Non-US) or Warner-Lambert Employee (Collective Bargaining Units), any benefits under any benefits plan, programs, policies or other arrangements, including, but not limited to, the right to employment or continued employment with Pfizer for any period by reason of this Agreement.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate

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in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Pfizer without the consent of Warner-Lambert, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Pfizer and Warner-Lambert irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Pfizer and Warner-Lambert hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Pfizer and Warner-Lambert hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11  DEFINITIONS.  As used in this Agreement:

     (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Warner-Lambert Disclosure Schedule or the Pfizer Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

     (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

     (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

     (e) "Confidentiality Agreement" means the Mutual Confidentiality Agreement, dated January 26, 2000, between Pfizer and Warner-Lambert.

     (f) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

     (g) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on Pfizer or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Pfizer and its Subsidiaries without including its ownership of Warner-Lambert and its Subsidiaries after the Merger.

     (h) "the other party" means, with respect to Warner-Lambert, Pfizer and means, with respect to Pfizer, Warner-Lambert.

     (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (k) "Superior Proposal" means with respect to Pfizer or Warner-Lambert, as the case may be, a written proposal made by a Person other than either such party which is for (I)(i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of such party in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; provided that clause (II)(i) of this definition shall not apply with respect to a proposal for Pfizer.

     IN WITNESS WHEREOF, Pfizer, Merger Sub and Warner-Lambert have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PFIZER INC.

                                          By: /s/ WILLIAM C. STEERE, JR.
                                             -----------------------------------
                                              Name: William C. Steere, Jr.
                                              Title:  Chairman and Chief
                                                      Executive Officer

                                          SEMINOLE ACQUISITION SUB CORP.

                                          By: /s/   DAVID L. SHEDLARZ
                                             -----------------------------------
                                              Name: David L. Shedlarz
                                              Title:  President

                                          WARNER-LAMBERT COMPANY

                                          By: /s/ LODEWIJK J.R. DE VINK
                                             -----------------------------------
                                              Name: Lodewijk J.R. de Vink
                                              Title:  Chairman, President and
                                              Chief
                                                      Executive Officer

                                                                         ANNEX B

                    [LETTERHEAD OF LAZARD FRERES & CO. LLC]

                                                                February 6, 2000

The Board of Directors
Pfizer Inc.
235 East 42nd Street
New York, NY 10017

Dear Members of the Board:

     We understand that Pfizer Inc. ("Pfizer") and Warner-Lambert Company (the "Subject Company") propose to enter into an Agreement dated as of February 6, 2000 (the "Agreement"), pursuant to which Pfizer will acquire the Subject Company in a transaction (the "Merger") in which (i) each issued and outstanding share of the Subject Company's common stock will be converted into the right to receive 2.75 shares of Pfizer's common stock (the "Exchange Ratio") and (ii) each outstanding option to purchase shares of the Subject Company's common stock will be converted into an option, whose economic terms reflect the Exchange Ratio, to purchase shares of Pfizer's common stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

     Pursuant to our engagement letter dated as of November 4, 1999, you have requested our opinion as to the fairness to Pfizer, from a financial point of view, of the Exchange Ratio. In connection with this opinion, we have:

     (i) Reviewed the financial terms and conditions of the Agreement (and the agreements attached as Exhibits 5.15(a)-(c) thereto);

     (ii) Analyzed certain historical publicly available business and financial information relating to Pfizer and the Subject Company;

     (iii) Reviewed various financial forecasts and other data provided to us by Pfizer and the Subject Company relating to their respective businesses;

     (iv) Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Pfizer to be realized by the combined entities in connection with the Merger;

     (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Pfizer and the Subject Company.

     (vi) Reviewed the financial terms of certain significant business combinations involving companies in lines of businesses we believe to be generally comparable to those of Pfizer and the Subject Company;

     (vii) Reviewed the historical trading prices and trading volumes of Pfizer's and the Subject Company's common stock; and

     (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Pfizer or the Subject Company, or concerning the solvency of or issues relating to solvency concerning either of the foregoing entities. With respect to financial forecasts, including the synergistic savings and benefits projected to be realized following the Merger, and the timing thereof, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Pfizer and the Subject Company as to the future financial performance of Pfizer and of the Subject Company, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by Pfizer, that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Pfizer or the Subject Company and that the synergistic savings and benefits of the Merger projected by the management of Pfizer will be substantially realized both in scope and timing. In addition we have assumed that (i) the Merger will be accounted for as a tax-free pooling of interests transaction and that the number of outstanding shares of common stock of the Subject Company on a fully diluted basis will not be materially different than as represented in the Agreement, (ii) that the Subject Company will pay a termination fee of $1.8 billion to American Home Products Corporation, Inc. ("AHP") pursuant to the terms of a merger agreement by and between the Subject Company and AHP and (iii) that the other representations and warranties of the Subject Company and Pfizer contained in the Agreement are true and complete.

     Lazard Freres & Co. LLC is acting as an investment banker to Pfizer in connection with the Merger and will receive a fee for our services, a substantial portion of which is payable upon the closing of the Merger. We have in the past provided investment banking services to Pfizer for which we have received customary fees. In addition, in the ordinary course of our business, we may actively trade shares of Pfizer's, the Subject Company's and AHP's common stock and other securities of Pfizer, the Subject Company and AHP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our engagement and the opinion expressed herein are solely for the benefit of Pfizer's board of directors. Our opinion does not address the merits of the underlying decision by Pfizer to engage in the Merger and does not constitute a recommendation to any shareholder of Pfizer as to how such shareholder should vote on the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to Pfizer from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By:      /s/ STEVEN J. GOLUB
                                             -----------------------------------
                                              Steven J. Golub
                                              Managing Director

                                                                         ANNEX C

       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

February 6, 2000

Board of Directors
Pfizer Inc.
235 East 42nd Street
New York, New York 10017

Members of the Board of Directors:


     Pfizer Inc. ("Pfizer") and Warner-Lambert Company ("Warner-Lambert") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Seminole Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Pfizer, will be merged with and into Warner-Lambert (the "Merger") and each outstanding share of the common stock, par value $1.00 per share, of Warner-Lambert (the "Warner-Lambert Common Stock") will be converted into the right to receive 2.750 shares (the "Exchange Ratio") of common stock, par value $0.05 per share, of Pfizer (the "Pfizer Common Stock").


     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Pfizer.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to Warner-Lambert and Pfizer that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of Warner-Lambert and Pfizer, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Cost Savings") furnished to us by Warner-Lambert and Pfizer;

     (3) Conducted discussions with members of senior management and representatives of Warner-Lambert and Pfizer concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Cost Savings;

     (4) Reviewed the market prices and valuation multiples for the Warner-Lambert Common Stock and the Pfizer Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of Warner-Lambert and Pfizer and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of Warner-Lambert and Pfizer and their respective financial and legal advisors;

     (8)  Reviewed the potential pro forma impact of the Merger;

     (9)  Reviewed a draft of the Agreement, dated February 3, 2000; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Warner-Lambert or Pfizer or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Warner-Lambert or Pfizer. With respect to the financial forecast information and the Expected Cost Savings furnished to or discussed with us by Warner-Lambert or Pfizer, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective management's of Warner-Lambert or Pfizer, as to the expected future financial performance of Warner-Lambert or Pfizer, as the case may be, and the Expected Cost Savings. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to Pfizer in connection with the Merger and will receive a fee from Pfizer for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Pfizer has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to Pfizer and Warner-Lambert and may continue to do so and have received, and may receive, compensation for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Warner-Lambert Common Stock and other securities of Warner-Lambert, as well as the Pfizer Common Stock and other securities of Pfizer, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the board of directors of Pfizer in its evaluation of the Merger and may not be used for any other purpose. Our opinion does not address the merits of the underlying decision by Pfizer in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Pfizer Common Stock will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Pfizer.

                                  Very truly yours,

                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                                                         ANNEX D

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

February 6, 2000

The Board of Directors
Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950

Gentlemen:

We understand that Warner-Lambert Company ("W-L") and Pfizer Inc. ("Pfizer") propose to enter into an Agreement and Plan of Merger dated February 6, 2000 (the "Agreement") pursuant to which a newly-formed wholly-owned subsidiary of Pfizer will be merged with and into W-L (the "Merger"). We further understand that at the effective time of the Merger, (i) each issued and outstanding share of common stock, par value $1.00 per share, of W-L (together with the associated right to purchase preferred stock, "W-L Common Stock") will be converted into
2.75 shares (the "Exchange Ratio") of common stock, par value $0.05 per share, of Pfizer ("Pfizer Common Stock") and (ii) each outstanding option to purchase shares of W-L Common Stock will be converted into a similar option to purchase shares of Pfizer Common Stock, adjusted to reflect the Exchange Ratio pursuant to the terms of the Agreement. You have provided us with a copy of the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of W-L.

In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed the Agreement;

     - reviewed each of W-L's and Pfizer's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 through 1998, and their respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 and preliminary financial statements for the period ended December 31, 1999;

     - reviewed certain operating and financial information provided to us by the senior managements of W-L and Pfizer relating to W-L's and Pfizer's respective businesses and prospects, including financial projections of W-L for the fiscal years ending December 31, 1999 through 2002 (the "W-L Projections") and Pfizer for the fiscal years ending December 31, 1999 though 2002 (the "Pfizer Projections") (the W-L Projections and the Pfizer Projections collectively referred to herein as the "Projections") and certain other forward-looking information;

     - reviewed certain estimates of cost savings and other combination benefits (collectively, the "Projected Benefits") expected to result from the Merger, jointly prepared and provided to us by the senior managements of W-L and Pfizer;

     - met with certain members of the senior managements of W-L and Pfizer and Pfizer's advisors to discuss (i) the current landscape and competitive dynamics related to the markets in which W-L and Pfizer operate, (ii) each Company's operations, historical financial statements, prospects and financial condition, (iii) each company's views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger, (iv) the W-L Projections, the Pfizer Projections and the Projected Benefits and (v) certain other assumptions and judgments underlying certain estimates which we deemed relevant to our analysis;

     - reviewed the historical prices, valuation parameters and trading volumes of the common shares of W-L and Pfizer;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to W-L and Pfizer or otherwise relevant to our analysis, as appropriate;

     - reviewed the terms, to the extent publicly available, of recent merger and acquisition transactions of companies which we deemed generally comparable to the Merger or otherwise relevant to our analysis;

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Projections and the Projected Benefits, provided to us by W-L and Pfizer. With respect to the Projections and the Projected Benefits, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of W-L and Pfizer as to the expected future performance of W-L and Pfizer, respectively. We have not assumed any responsibility for the independent verification of any such information or of the Projections and Projected Benefits provided to us, and we have further relied upon the assurances of the senior managements of W-L and Pfizer that they are unaware of any facts that would make the information, Projections and Projected Benefits provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of W-L and Pfizer, nor have we been furnished with any such appraisals. We have assumed that the Merger will (i) qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) be accounted for as a pooling-of interests in accordance with U.S. generally accepted accounting principles and (iii) be consummated without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on W-L or Pfizer. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

We do not express any opinion as to the price or range of prices at which the shares of common stock of W-L and Pfizer may trade subsequent to the announcement of the Merger or as to the price of range of prices at which the shares of common stock of Pfizer may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to W-L in connection with the Merger and will receive a fee for such services. Bear Stearns has been previously engaged by W-L to provide certain investment banking and financial advisory services in connection with actual and prospective merger, acquisition and divestiture transactions as well as certain capital raising transactions, for which we received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of W-L and/or Pfizer for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of W-L and does not constitute a recommendation to the Board of Directors of W-L or any holders of W-L Common Stock as to how to vote in connection with the Merger. This opinion does not address W-L's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of W-L Common Stock in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of W-L.

                                          Very truly yours,


                                          BEAR, STEARNS & CO. INC.


                                          By: /s/     ALAN SCHWARTZ
                                             -----------------------------------
                                              Executive Vice President

                                                                         ANNEX E


                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]


February 6, 2000

Board of Directors
Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Warner-Lambert Company (the "Company") of the exchange ratio of 2.75 shares of Common Stock, par value $0.05 per share (the "Pfizer Common Stock"), of Pfizer Inc. ("Pfizer") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of February 6, 2000, among Pfizer, Seminole Acquisition Sub Corp., a direct wholly-owned subsidiary of Pfizer, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as co-managing underwriter of its public offering of $250 million aggregate principal amount of 5.75% Notes due 2003 and its public offering of $250 million aggregate principal amount of 6.00% Notes due 2008 in January 1998, having acted as financial advisor in its acquisition of Agouron Pharmaceuticals, Inc. announced in January 1999 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Pfizer for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to Pfizer and its subsidiaries in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Pfizer for the five years ended December 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Pfizer; certain other communications from the Company and Pfizer to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Pfizer prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Pfizer to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company and Pfizer regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the report price and trading activity for the Shares and the Pfizer Common Stock, compared certain financial and stock market information for the Company and Pfizer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and Pfizer, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Pfizer. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Pfizer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,


GOLDMAN, SACHS & CO.

                                                                         ANNEX F



                                  PFIZER INC.


                                    CHARTER


                                AUDIT COMMITTEE



STATUS



The Audit Committee is a committee of the Board of Directors



MEMBERSHIP



The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall in the judgment of the Board of Directors have accounting or financial management expertise.



RESPONSIBILITIES



     1. Review with members of the public accounting firm selected as outside auditors for the Company, the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Committee may deem appropriate and receive copies of the annual comments from the outside auditors on accounting procedures and systems of control; and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries.



     2. Review, at least annually, the then current and future programs of the Company's Internal Audit Department, including the procedure for assuring implementation of accepted recommendations made by the auditors; receive summaries of all audit reports issued by the Internal Audit Department; and review the significant matters contained in such reports.



     3. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.



     4. Recommend annually the public accounting firm to be outside auditors for the Company, for approval by the Board of Directors and set their compensation.



     5. Review with management and the public accounting firm selected as outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10K or 10Q with the Securities and Exchange Commission. Such review to include the items required by SAS 61 as in effect at that time in the case of the annual statements and SAS 71 as in effect at that time in the case of the quarterly statements.



     6. Receive from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the outside auditors.

     7. Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the Committee on such matters, as well as major legislative and regulatory developments which could materially impact the Company's contingent liabilities and risks.



MEETINGS



The Committee shall meet six times each year and at such other times as it deems necessary to fulfill its responsibilities.



REPORT



The Committee shall prepare a report each year concerning its compliance with this charter for inclusion in the Company's proxy statement relating to the election of directors.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification Under Pfizer's Certificate of Incorporation and By-laws and Delaware Law. Article Seventh of Pfizer's certificate of incorporation provides for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article V of the by-laws of Pfizer provides that Pfizer shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of Pfizer or any subsidiary or constituent corporation or served any other enterprise at the request of Pfizer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. The General Corporation Law of the State of Delaware provides for the indemnification of directors and officers under certain conditions.

     Pfizer D&O Insurance. The directors and officers of Pfizer are insured under a policy of directors' and officers' liability insurance.

     Merger Agreement Provisions Relating To Warner-Lambert and Pfizer Directors and Officers. The merger agreement provides that for six years after the closing, Warner-Lambert and Pfizer will maintain the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws of Warner-Lambert and Pfizer and will continue to honor any directors, officers or employees indemnification agreements of Warner-Lambert and Pfizer and their respective subsidiaries. Warner-Lambert and Pfizer shall also maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert and Pfizer, respectively (except that Pfizer may substitute policies which are, in the aggregate, no less advantageous to the insureds in any material respect) with respect to claims arising from facts or events which occurred on or before the completion of the merger. In addition, Warner-Lambert and Pfizer shall indemnify the directors and officers of Warner-Lambert and Pfizer, respectively, to the fullest extent to which Warner-Lambert and Pfizer are permitted to indemnify such officers and directors under their respective certificate of incorporations and by-laws and applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits


EXHIBIT                          DESCRIPTION
-------                          -----------
     2.1 Agreement and Plan of Merger dated as of February 6, 2000 among Warner-Lambert Company, Pfizer Inc. and Seminole
         Acquisition Sub Corp., which is attached hereto as Annex A.
     3.1 Amended and Restated Certificate of Incorporation of Pfizer
         (incorporated herein by reference to Exhibit 3.1(i) in the
         Registrant's Form 10-Q filing for the period ended April 4,
         1999).


                                     S4-II-1

EXHIBIT                          DESCRIPTION
-------                          -----------
     3.2 Amended and Restated By-laws of Pfizer (incorporated herein by reference to Exhibit 3(ii) in the Registrant's Form 10-Q filing for the period ended June 24, 1999).
     4.1 Rights Agreement, dated as of October 6, 1997, between
         Pfizer and ChaseMellon Shareholder Services, L.L.C., as
         Rights Agent, as amended (incorporated by reference to
         Exhibit 4(i) in the Registrant's Form 10-K filing for the
         period ended December 31, 1998).
     5   Opinion of Cadwalader, Wickersham & Taft regarding the
         validity of the securities being registered.
     8.1 Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the merger.
     8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
         regarding material federal income tax consequences relating to the merger.
    12   Pfizer Inc. Ratio of Earnings to Fixed Charges.*
    21   Subsidiaries of the Registrant (incorporated by reference to
         Exhibit 21 in the Registrant's Annual Report on Form 10-K
         filed on March 26, 1999 for the fiscal year ended December
         31, 1998).
    23.1 Consent of KPMG LLP.*
    23.2 Consent of PricewaterhouseCoopers LLP.*
    23.3 Consent of Cadwalader, Wickersham & Taft (included in the opinions filed as Exhibit 5 and Exhibit 8.1 to this
         Registration Statement).
    23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in the opinion filed as Exhibit 8.2 to this
         Registration Statement).
    23.5 Consent of Lazard Freres & Co. LLC.*
    23.6 Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated*
    23.7 Consent of Bear, Stearns & Co. Inc.
    23.8 Consent of Goldman, Sachs & Co.
    24   Power of Attorney (Included on signature page S4-II-5 of
         this Registration Statement filed on November 15, 1999).
    99.1 Form of Pfizer Proxy Card.
    99.2 Form of Warner-Lambert Proxy Card.


------------------------


* Previously filed as an exhibit to Amendment No. 1 to this registration statement.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                     S4-II-2

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     S4-II-3

          (7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     S4-II-4

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 9, 2000.


                                          PFIZER INC.
                                          (Registrant)

                                          By: /s/   MARGARET M. FORAN
                                             -----------------------------------
                                              Margaret M. Foran
                                              Vice President -- Corporate
                                              Governance
                                              and Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on March 9, 2000.


                  SIGNATURE                                       TITLE
                  ---------                                       -----

*                                              Chief Executive Officer and Chairman of the
---------------------------------------------    Board (Principal Executive Officer)
William C. Steere, Jr.

*                                              Executive Vice President and Chief Financial
---------------------------------------------    Officer (Principal Financial Officer)
David L. Shedlarz

*                                              Vice President -- Controller (Principal
---------------------------------------------    Accounting Officer)
Loretta V. Cangialosi

*                                              Director
---------------------------------------------
Michael S. Brown

*                                              Director
---------------------------------------------
M. Anthony Burns

*                                              Director
---------------------------------------------
W. Don Cornwell

*                                              Director
---------------------------------------------
George B. Harvey

*                                              Director
---------------------------------------------
Constance J. Horner

*                                              Director
---------------------------------------------
Stanley O. Ikenberry

                                     S4-II-5

                  SIGNATURE                                       TITLE
                  ---------                                       -----
*                                              Director
---------------------------------------------
Harry P. Kamen

*                                              Director
---------------------------------------------
Thomas G. Labrecque

*                                              President, Chief Operating Officer and
---------------------------------------------    Director
Henry A. McKinnell

*                                              Director
---------------------------------------------
Dana G. Mead

*                                              Vice Chairman and Director
---------------------------------------------
John F. Niblack

*                                              Director
---------------------------------------------
Franklin D. Raines

*                                              Director
---------------------------------------------
Ruth J. Simmons

*                                              Director
---------------------------------------------
Jean-Paul Valles

---------------------------------------------

           * /s/ MARGARET M. FORAN
---------------------------------------------
              Margaret M. Foran
             (Attorney-in-Fact)


                                     S4-II-6

                               INDEX TO EXHIBITS


EXHIBIT                          DESCRIPTION
-------                          -----------
     2.1 Agreement and Plan of Merger dated as of February 6, 2000 among Warner-Lambert Company, Pfizer Inc. and Seminole
         Acquisition Sub Corp., which is attached hereto as Annex A.
     3.1 Amended and Restated Certificate of Incorporation of Pfizer
         (incorporated herein by reference to Exhibit 3.1(i) in the
         Registrant's Form 10-Q filing for the period ended April 4,
         1999).
     3.2 Amended and Restated By-laws of Pfizer (incorporated herein by reference to Exhibit 3(ii) in the Registrant's Form 10-Q filing for the period ended June 24, 1999).
     4.1 Rights Agreement, dated as of October 6, 1997, between
         Pfizer and ChaseMellon Shareholder Services, L.L.C., as
         Rights Agent, as amended (incorporated by reference to
         Exhibit 4(i) in the Registrant's Form 10-K filing for the
         period ended December 31, 1998).
     5   Opinion of Cadwalader, Wickersham & Taft regarding the
         validity of the securities being registered.
     8.1 Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the merger.
     8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
         regarding material federal income tax consequences relating to the merger.
    12   Pfizer Inc. Ratio of Earnings to Fixed Charges.*
    21   Subsidiaries of the Registrant (incorporated by reference to
         Exhibit 21 in the Registrant's Annual Report on Form 10-K
         filed on March 26, 1999 for the fiscal year ended December
         31, 1998).
    23.1 Consent of KPMG LLP.*
    23.2 Consent of PricewaterhouseCoopers LLP.*
    23.3 Consent of Cadwalader, Wickersham & Taft (included in the opinions filed as Exhibit 5 and Exhibit 8.1 to this
         Registration Statement).
    23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in the opinion filed as Exhibit 8.2 to this
         Registration Statement).
    23.5 Consent of Lazard Freres & Co. LLC.*
    23.6 Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated*
    23.7 Consent of Bear, Stearns & Co. Inc.
    23.8 Consent of Goldman, Sachs & Co.
    24   Power of Attorney (Included on signature page S4-II-5 of
         this Registration Statement filed on November 15, 1999).
    99.1 Form of Pfizer Proxy Card.
    99.2 Form of Warner-Lambert Proxy Card.


------------------------


* Previously filed as an exhibit to Amendment No. 1 to this registration statement.